As filed with the Securities and Exchange Commission on February 1, 2022
Registration No. 333-260843

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4/A
(Amendment No. 2)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IDEANOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7380	20-1778374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1441 Broadway, Suite 5116
New York, NY 10018
212-206-1216
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred P. Poor
Chief Executive Officer
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Telephone: (212) 206-1216
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William N. Haddad, Esq. Venable LLP 1270 Avenue of the Americas, 24th Floor New York, NY 10020 (212) 503-9812	Jason A. Rocha, Esq. White & Case LLP 609 Main Street, Suite 2900 Houston, TX 77002 (713) 496-9700
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transaction described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	323,957,861	N/A	$205,647	$19.07(4)

(1)
Represents a good faith estimate of the number of shares of common stock, par value $0.001 per share, of Ideanomics, Inc., issuable to holders of common stock, $0.01 par value per share, of VIA Motors International, Inc., a Delaware corporation, which we refer to as VIA, in the proposed merger of Longboard Merger Corp., a Delaware corporation and wholly-owned subsidiary of Ideanomics, Inc., with and into VIA, which we refer to as the merger. The number of shares of common stock of Ideanomics Inc. which we refer to as Ideanomics common stock, to be registered is estimated solely for the purposes of calculating the registration fee and is based on the sum of: (a) an estimated 192,571,000 shares of Ideanomics common stock to be issued at the closing of the merger and (b) and estimated 131,386,861 shares of Ideanomics common stock that may be issued pursuant to the earnout provisions of the merger agreement described herein. The range of shares that may be issued based on the merger agreement may differ from the foregoing estimates. While the estimated shares to be issued at the closing of the merger will not change, other than due to closing adjustments, the estimated shares to be issued pursuant to the earnout provisions of the merger agreement will be subject to the VWAP (as defined in the merger agreement) at the time of the earnout payment, which will be approximately 5 years from the closing date. If the full earnout payment is made and calculated using the closing price on January 28, 2022 of $0.9129, then the number of shares to be issued pursuant to the earnout payment would be 197,173,842. The actual value of the consideration and number of shares to be issued may differ from the foregoing, since the actual value and number of shares to be issued as consideration for the earnout will not be determined until after the closing date.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. VIA is a private company, no market exists for its securities and VIA had an accumulated capital deficit as of September 30, 2021, the date of the latest consolidated balance sheet for VIA in the proxy statement/prospectus included in this registration statement. Therefore, the proposed maximum aggregate offering price of $205,647 is calculated by multiplying one-third of the aggregate par value of the VIA securities expected to be exchanged in the proposed merger, which is $0.00333333333 by the number of the VIA securities expected to be exchanged in the proposed merger, which is estimated to be 61,694,000.

(3)
Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Ideanomics may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and Ideanomics is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 1, 2022
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear stockholders of Ideanomics, Inc.:
The board of directors of Ideanomics, Inc., which we refer to as the Ideanomics Board, and the board of directors of VIA Motors International, Inc., which we refer to as the VIA Board, have approved an acquisition of VIA Motors International, Inc. (“VIA”) by Ideanomics, Inc. (“we,” “us,” “our,” the “Company,” “Ideanomics,” or “IDEX”). Ideanomics, VIA, Longboard Merger Corp. (the “Merger Sub”), and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of VIA, entered into an Agreement and Plan of Merger, dated as of August 30, 2021 (the “merger agreement”), pursuant to which Merger Sub will merge with and into VIA (the “merger”), with VIA continuing as a direct wholly owned subsidiary of Ideanomics. Solely in the post-merger context, we will refer to Ideanomics as the “post-merger company.” Our subsidiaries that conduct operations in the People’s Republic of China are referred to as “PRC subsidiaries.”
Ideanomics is a Nevada corporation and its common stock is traded on Nasdaq Capital Market under the symbol “IDEX.” Ideanomics is a holding company that conducts a substantial majority of its operations through twenty-five (25) of its operating subsidiaries established in various jurisdictions including the United States, People’s Republic of China, Hong Kong, Malaysia, and England and Wales, and nine (9) subsidiaries with no operations acting solely as holding companies. Currently, there are fifteen (15) operating subsidiaries of Ideanomics in the United States and five (5) PRC subsidiaries. None of the current operating subsidiaries of Ideanomics are domiciled in Hong Kong. In addition, twenty (20) of the subsidiaries of the Company are referred to as dormant subsidiaries that ceased their operations, remain not liquidated solely for the purpose of compliance with administrative formalities, and are expected to be liquidated within 6 months of the consummation of the merger.
The post-merger company will substantially retain its corporate structure and will continue as a Nevada corporation. It will also preserve the same role as the holding company. The post-merger company and its organizational structure will be comprised of a total of fifty-eight (58) subsidiaries (including its British Virgin Islands, the Cayman Islands, and Hong Kong subsidiaries with no operations acting solely as holding companies), seventeen (17) of which will be U.S. operating subsidiaries (US Hybrid Corporation, Solectrac Inc., Frequency Networks, Inc., Justly Holdings Inc., Justly Markets, LLC, Wireless Advanced Vehicle Electrification, LLC, VIA Motors, Inc., Via Engineering, LLC, Timios Holdings Corp., Timios, Inc., Timios Appraisal Management, Inc., Timios Title, a California Corporation, Timios Agency of Alabama, Inc., Timios Agency of Nevada, Inc., Timios Agency of Utah, Inc., The MDI Keeper’s Fund L.P, and Medici Motor Works Inc), five (5) of which will be PRC subsidiaries (Ideanomics (Beijing) New Energy Co., Ltd., Ideanomics Shengtong (Shandong) New Energy Technology Co., Ltd., Ideanomics (Zhejiang) New Energy Technology Co., Ltd., Ideanomics (Shanghai) New Energy Technology Co., Ltd., Qingdao Chengyang Medici Zhixing New Energy Automobile Co., Ltd.), and two (2) of which will be Hong Kong subsidiaries (Mobile Energy Operations Group Limited and M.Y. Products Global Limited) with no operations acting solely as holding companies, provided that none of the Hong Kong subsidiaries are expected to be operating subsidiaries. Twenty (20) of the post-merger company’s subsidiaries will remain dormant with thirteen (13) of such dormant subsidiaries incorporated in the People’s Republic of China.
Ideanomics historically raised capital through equity and debt instruments. While Ideanomics’ operating subsidiaries generate revenues, Ideanomics has historically assisted its subsidiaries in funding their operating losses, working capital, and capital expenditures. This funding has been done through intercompany loans. During the period covered by this proxy statement/prospectus, no transfers, dividends, or distributions were made by any of our subsidiaries to Ideanomics other than limited transfers during the year 2019. As of the date of this proxy statement/prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors, which is not expected to change with regard to the post-merger company.
Ideanomics does not have and is not expected to have a variable interest entity (“VIE”) structure in place with respect to its China operations. VIE structures generally consist of a U.S.-listed company with contractual arrangements, through one or more wholly-owned special purpose vehicles, with a Chinese company that ultimately provides the U.S.-listed company with contractual rights to exercise control over and obtain economic benefits from the Chinese company. The VIE structure enables foreign investors to obtain investment exposure similar to that of an equity owner in a Chinese company in situations in which the Chinese government has restricted or prohibited the ownership of such company by foreign investors. Consequently, the recent statements and regulatory actions by China’s government related to the use of variable interest entities cannot impact Ideanomics’ and the post-merger company’s ability to conduct its business, accept foreign investments, or continue to list on a U.S. exchange or foreign exchanges, because Ideanomics currently does not have, and the post-merger company will not have a VIE structure in place with respect to its China operations. Nevertheless, our corporate structure (i) encompassing PRC subsidiaries and (ii) not involving a VIE structure for our operating subsidiaries involves unique risks to investors and such risks could result in a material change in our operations and operations and/or the value of the post-merger company’s common stock, which could significantly decline in value or become worthless. The detailed discussion of the risks facing the post-merger company and the transaction are discussed in greater detail in “Risks Associated with Acquiring and Operating a Business Outside of the United States and in China” on page 51, including but not limited to “The Chinese government may exert substantial interventions and influence at any time over the manner in which our post-merger company must conduct its business activities in the PRC, which could result in a material adverse change in its operations, significantly limit or completely hinder Ideanomics’ or the post-merger company’s ability to offer or continue to offer securities to investors, and cause the value of Ideanomics’ or the post-merger company’s shares of common stock to significantly decline or be worthless.”
The detailed illustration of the structure of the post-merger company and the names of the respective subsidiaries of the post-merger company are presented in the section entitled “Post-Merger Company’s Corporate Structure” on page 14.
Although the post-merger company’s operations will remain predominantly in the United States and the merger will not provide further expansion to our operations in the People’s Republic of China, the post-merger company will remain subject to legal and operational risks associated with its foreign operations in general and specifically the risks associated with Ideanomics’ and the post-merger company's operations in China (and Hong Kong, if the current subsidiaries with no operations acting solely as holding companies in Hong Kong become operational subsidiaries). If the Chinse regulatory authorities disallow the operations of our PRC subsidiaries or the existence of our Hong Kong holding subsidiary at any time in the future, it will likely result in a material change in Ideanomics’ or the post-merger company’s operations and/or the value of the post-merger company’s common stock or could significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. Recent statements and regulatory actions by the Chinese government, such as those related to data security, enhancing supervision over overseas listings by PRC companies, adopting new measures to extend the scope of cybersecurity reviews, expanding the efforts in anti-monopoly enforcement and extending China’s authority into Hong Kong, have impacted or may impact Ideanomics’ and the post-merger company’s ability to conduct its business, accept foreign investments, or maintain its listing on the U.S. exchange or list on foreign exchanges. Recent statements by the Chinese government further indicate an intent to exert more oversight and control over offerings that are conducted overseas and/or that involve data processing activities and foreign investment, which could hinder Ideanomics’ business operations in China and thus cause the value of Ideanomics’ securities to significantly decline or be worthless. See the section titled “Risks Associated with Acquiring and Operating a Business Outside of the United States and in China” beginning on page 51 including the risk factors “Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect our operations in China” and “The Chinese government may intervene or influence the operations of Ideanomics’ business or the business of the combined company in the territory of PRC at any time, which could result in a material change in our operations and/or the value of our securities.”
The post-merger company is not a Chinese or Hong Kong operating company, the post-merger company will maintain its corporate existence as a Nevada corporation with its common stock traded on Nasdaq under the symbol “IDEX.” For the avoidance of doubt, the shares of common stock to be issued to existing stockholders of VIA in exchange for VIA common stock in the merger will be shares of common stock of the post-merger company.
The total aggregate consideration payable in connection with the merger is equal to $630,000,000, consisting of an upfront payment at the closing of the transaction of $450,000,000 and an earnout payment of up to $180,000,000 if VIA meets certain sales targets before December 31, 2026 (such payments together, the “Merger Consideration”). The Merger Consideration is subject to purchase price adjustments described in the enclosed proxy statement/prospectus and is payable in shares of common stock of Ideanomics. The consideration to be received per share of VIA common stock in the merger will be equal to the Merger Consideration (as adjusted) divided by the aggregate number of shares of VIA common stock outstanding immediately prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as Ideanomics and VIA agree and specify in the certificate of merger (referred to herein as the “effective time”), after giving effect to the conversion of certain VIA options, warrants and restricted stock units, or RSUs, as described herein, as well as the conversion of all outstanding VIA convertible debt instruments (the “Per Share Merger Consideration”). At the effective time, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of a share of Ideanomics common stock equal to the Per Share Merger Consideration. The number of shares of Ideanomics common stock issued per share of VIA common stock at closing will be determined by dividing (i) the portion of the Per Share Merger Consideration payable at closing by (ii) $2.3368, which we refer to as the Signing VWAP (the volume weighted average price for a share of Ideanomics common stock for the thirty (30)-day period, which we refer to as VWAP, ending 3 days prior to the signing of the merger agreement). The number of shares of Ideanomics common stock issued per share of VIA common stock with respect to the earnout will determined by dividing (i) the portion of the Per Share Merger Consideration payable pursuant to the earnout by (ii) the VWAP at the time of the earnout payment.
The range of shares that may be issued based on the merger agreement may differ from the illustrated range of shares table below. While the estimated shares to be issued at the closing of the merger will not change, other than due to closing adjustments, the estimated shares to be issued pursuant to the earnout provisions of the merger agreement will be subject to the VWAP (as defined in the merger agreement) at the time of the earnout payment, which will be approximately 5 years from the closing date. If the full earnout payment is made, and calculated using the closing price on January 28, 2022 of $0.9129, then the number of shares to be issued pursuant to the earnout payment would be 197,173,842. The actual value of the consideration and number of shares to be issued may differ from the foregoing, since the actual value and number of shares to be issued as consideration for the earnout will not be determined until after the closing date. The estimated number of shares to be issued at the closing of the merger will not change from 192,571,000, other than due to customary closing adjustments discussed in the merger agreement, and will not be affected by movements in the Ideanomics stock price. The shares issued pursuant to the earnout payment will be dependent upon the VWAP earnout at the time of the earnout payment. The below table depicts the following related to the earnout.
ILLUSTRATIVE RANGE OF SHARES
Maximum Size of Earnout	Illustrative Stock Price	Number of Shares in Earnout Payment
$180,000,000	$0.8216(1)	219,084,713
$180,000,000	$0.9129(2)	197,173,842
$180,000,000	$1.0042(3)	179,247,162

(1)
Represents 10% discount to closing price per share of Ideanomics’ common stock on January 28, 2022.

(2)
Represents closing price per share of Ideanomics’ common stock on January 28, 2022.

(3)
Represents 10% increase to closing price per share of Ideanomics’ common stock on January 28, 2022.

Each VIA in-the-money stock option that is vested and outstanding as of immediately prior to the effective time will be converted into the right to receive a number of shares of Ideanomics common stock based on the Signing VWAP. Each VIA warrant with a warrant exercise price that is less than the Per Share Merger Consideration payable at closing, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such warrant (when exercised on a cashless basis). Each VIA outstanding out-of-money option and warrant, whether or not then vested or exercisable, shall be cancelled and extinguished at the effective time. Each VIA restricted stock unit that will not vest as a result of the merger shall be assumed by Ideanomics with the number of restricted stock units adjusted to reflect the merger, as further described in this proxy statement/prospectus.
Ideanomics estimates that it may issue up to approximately 160,604,245 shares of its common stock to VIA stockholders at the closing of the merger pursuant to the merger agreement (which does not include any payment of the earnout), which we estimate would result in Ideanomics stockholders owning approximately    % of the combined company and former VIA stockholders owning approximately    % of the combined company at closing. If the earnout is paid in full, Ideanomics estimates that it may issue up to approximately 197,173,842 additional shares of its common stock (assuming a closing price as of January 28, 2022 per share of $0.9129). Upon completion of the merger and the payment of the entire Merger Consideration (including the earnout), we estimate that current Ideanomics stockholders will own approximately    % of the combined company and former VIA stockholders will own approximately    % of the combined company. Please note that the actual number of shares of Ideanomics common stock issued at closing will depend on certain purchase price adjustments described in the enclosed proxy statement/prospectus, and the actual number of shares of Ideanomics common stock issued pursuant to the earnout will depend on whether VIA meets certain sales targets prior to December 31, 2026 and the actual VWAP of the Ideanomics common stock at the time of any payment of the earnout.
At the special meeting of Ideanomics stockholders to be held on         , which we refer to as the Ideanomics special meeting, Ideanomics stockholders of record as of on         , the record date, will be asked to vote on the following:
(i)
a proposal to approve the issuance of shares of Ideanomics common stock to VIA stockholders, which is a condition to completion of the merger, which we refer to as the Ideanomics stock issuance proposal;

(ii)
a proposal to approve an amendment to the Articles of Incorporation of Ideanomics to increase the number of authorized shares of common stock from 1,500,000,000 to 1,700,000,000, which we refer to as the Ideanomics authorized shares proposal; and

(iii)
a proposal to approve the adjournments of the Ideanomics special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals, which we refer to as the Ideanomics adjournment proposal.

In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees, and directors, the special meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the special meeting online by visiting          , where you will be able to listen to the meeting live, submit questions, and vote. We encourage you to vote your shares prior to the special meeting.
After careful consideration, the Ideanomics Board has unanimously determined that the Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger, agreement, the merger and the other transactions contemplated by the merger agreement.
As further described in this proxy statement/prospectus, certain of the VIA stockholders who in the aggregate own approximately 65% of the outstanding shares of VIA common stock, including the directors and officers of VIA and their respective affiliates, who we refer to as the supporting stockholders, are parties to voting and support agreements whereby such stockholders have agreed to execute written consents or vote their shares in favor of the approval of, among other things, the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we refer to as the contemplated transactions. After the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective and pursuant to the voting of and support agreement, the supporting stockholders will execute written consents approving the merger agreement, the merger, and the contemplated transactions. The approval of the merger agreement, the merger, and the other transactions contemplated by the merger agreement by VIA stockholders requires the affirmative written consent of the holders of at least a majority of all issued and outstanding shares of VIA common stock. Since the supporting shareholders own shares of VIA common stock sufficient to approve these matters, we are not seeking the consent or approval of the other holders of VIA common stock. We cannot complete the merger unless the Ideanomics stockholders approve the stock issuance proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Ideanomics special meeting virtually, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Ideanomics special meeting. Please note that a failure to vote your shares may result in a failure to establish a quorum for the Ideanomics special meeting.
The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.
The obligations of Ideanomics and VIA to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Ideanomics, VIA, and the merger is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus carefully, including the section titled “Risk Factors” beginning on page 23.
We look forward to the successful merger of Ideanomics and VIA.
Sincerely,

Alfred P. Poor
Chief Executive Officer
Ideanomics, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated                 , 2022 and is first being mailed to the stockholders of Ideanomics on or about      , 2022.
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Telephone: (212) 206-1216

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                 , 2022
Dear Ideanomics stockholders:
We are pleased to invite you to attend the virtual special meeting of the Ideanomics stockholders, which will be held via live webcast on the Internet on      , 2022, at                 , local time, which we refer to as the Ideanomics special meeting. In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees, and directors, the Ideanomics special meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the special meeting online by visiting                 , where you will be able to listen to the meeting live, submit questions, and vote. We encourage you to vote your shares prior to the special meeting. The special meeting is being held for the following purposes:
•
To vote on a proposal to approve the issuance of shares of common stock, $0.001 par value per share, of Ideanomics, which we refer to as the Ideanomics common stock, to VIA stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated August 30, 2021, which we refer to as the merger agreement, among Ideanomics, Longboard Merger Corp., VIA, and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of VIA, which we refer to as the merger. The merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice. We refer to this proposal as the Ideanomics stock issuance proposal.

•
To vote on a proposal to approve an amendment to the Articles of Incorporation of Ideanomics to increase the number of authorized shares of common stock from 1,500,000,000 to 1,700,000,000. We refer to this proposal as the Ideanomics authorized shares proposal.

•
To vote on a proposal to approve the adjournments of the Ideanomics special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals. We refer to this proposal as the Ideanomics adjournment proposal.

In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees, and directors, the Ideanomics special meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the special meeting online by visiting                 , where you will be able to listen to the meeting live, submit questions, and vote. We encourage you to vote your shares prior to the special meeting.
Ideanomics will transact no other business at the special meeting. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Ideanomics special meeting.
The Ideanomics Board has unanimously determined that the Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger, agreement, the merger and the other transactions contemplated by the merger agreement.
The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.
Holders of record of shares of Ideanomics common stock and Series A preferred stock, $0.001 par value per share, of Ideanomics, which we refer to as the Ideanomics Series A Preferred Stock, at the close of business on                 , 2022, which we refer to as the Ideanomics record date, are entitled to notice of, and may vote at, the Ideanomics special meeting and any adjournment of the special meeting. A list of Ideanomics stockholders entitled to vote at the Ideanomics special meeting will be available for inspection at Ideanomics’ principal executive offices, located at 1441 Broadway, Suite 5116, New York, NY 10018, at least 10 days prior to the date of the Ideanomics special meeting and continuing through the date thereof for any purpose germane to the Ideanomics special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time (i.e., usual business hours). The list will also be available at the Ideanomics special meeting for inspection by any Ideanomics stockholder present at the Ideanomics special meeting.
Approval of the Ideanomics stock issuance proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (provided that a quorum exists). Approval of the Ideanomics authorized shares proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class. Approval of the Ideanomics adjournment proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (whether or not a quorum is present).
Your vote is important. Whether or not you expect to attend the Ideanomics special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Ideanomics special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.
Attendance at the special meeting is generally limited to our shareholders and their authorized representatives. To enter the meeting, please use your 16-digit control number, which is available on your proxy card or voting instruction form. If you do not have your 16-digit control number please contact your bank, brokerage firm or follow the instructions on how to participate at                 . On the day of the special meeting, if you encounter any difficulties accessing the live webcast or during the special meeting, please call the technical support number that will be posted on the log-in page for our virtual special meeting for assistance.
If you have any questions or need assistance voting your shares, please call Ideanomics’ proxy solicitor, Morrow Sodali LLC, which we refer to as Morrow, toll-free at (800) 662-5200.
BY ORDER OF THE BOARD OF DIRECTORS

ADDITIONAL INFORMATION
This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Ideanomics, as well as a proxy statement of Ideanomics for its special meeting. You may obtain this information without charge through the Securities and Exchange Commission, which we refer to as the SEC, website (www.sec.gov) or upon your written or oral request by contacting Ideanomics, Inc., Attention: Corporate Secretary, 1441 Broadway, Suite 5116, New York, NY 10018, or by calling (212) 206-1216.
In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, call Morrow, the proxy solicitor for Ideanomics, toll-free at (800) 662-5200. You will not be charged for any of these documents that you request.
To ensure timely delivery of these documents, any request should be made no later than            , 2022 to receive them before the Ideanomics virtual special meeting.
For additional details about where you can find information about Ideanomics, see the section titled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4, which we refer to as the Form S-4, filed with the SEC by Ideanomics, constitutes a prospectus of Ideanomics under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock of Ideanomics, $0.001 par value per share, which we refer to as the Ideanomics common stock, proposed to be issued to VIA stockholders pursuant to the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also includes a notice of meeting with respect to the special meeting of Ideanomics stockholders, at which Ideanomics stockholders will be asked to vote upon the issuance of shares of Ideanomics common stock to VIA stockholders in connection with the merger, which we refer to as the Ideanomics stock issuance proposal.
Ideanomics has supplied all information contained in this proxy statement/prospectus relating to Ideanomics and Longboard Merger Corp. VIA has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to VIA. Ideanomics and VIA have both contributed information relating to the proposed transactions.
Before casting your vote, you should carefully review all the information contained or incorporated by reference into this proxy statement/prospectus. Neither Ideanomics nor VIA has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. Neither Ideanomics nor VIA takes any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated                 , 2022. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Ideanomics stockholders or VIA stockholders nor the issuance by Ideanomics of common stock in connection with the merger will create any implication to the contrary.
In deciding how to vote with respect to any of the proposals discussed herein, you must make your own independent examination of the merits and risks of the proposal. You should not construe anything included in this proxy statement/prospectus as investment, legal, business or tax advice, and should consult with your own advisors if you have questions concerning any of the matters described herein.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in Ideanomics’ registration statement or its exhibits. For further information pertaining to Ideanomics and the shares of Ideanomics common stock to be issued in connection with the merger, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated into this document by reference as to the contents of any contract or other document referred to in this document or in other documents that are incorporated by reference into this document are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire Form S-4. You may obtain copies of the Form S-4, including documents incorporated by reference into the Form S-4 (and any amendments to those documents), by following the instructions under the section titled “Where You Can Find More Information.”
All references in this proxy statement/prospectus to “VIA” refer to VIA Motors International, Inc., a Delaware corporation. Unless otherwise indicated or the context otherwise requires, references in this report to “we,” “us,” “our,” “our Company,” the “Company,” “IDEX” or “Ideanomics,” are to the business of Ideanomics, Inc. (formerly known as “Seven Star Cloud Group, Inc.,” “SSC” and “Wecast Network, Inc.”) a Nevada corporation, and its consolidated subsidiaries and variable interest entities. Ideanomics and the Ideanomics Affiliates do business under the “Ideanomics” brand. All references to “Merger Sub” refer to Longboard Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Ideanomics. All references to “PRC subsidiaries” mean the subsidiaries of Ideanomics that conduct operations in the

People’s Republic of China. Unless otherwise indicated or as the context requires, all references to “merger” refer to Merger Sub merging with and into VIA, with VIA continuing as a direct wholly owned subsidiary of Ideanomics, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 30, 2021, among Ideanomics, VIA, Merger Sub, and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of VIA, a copy of which is included as Annex A to this proxy statement/prospectus.

TRADEMARKS AND SERVICE MARKS
Ideanomics and VIA own or have rights to various trademarks, logos, service marks, and trade names that each uses in connection with the operation of their respective businesses. Ideanomics and VIA each also own or have the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this proxy statement/prospectus are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names, and copyrights included or referred to in this proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are brief answers to certain questions that Ideanomics stockholders and VIA stockholders may have regarding the merger, the merger agreement, the issuance of shares of Ideanomics common stock in connection with the merger, the Ideanomics special meeting, the action by written consent of the VIA stockholders, which we refer to as the VIA written consent, and other matters to be considered at the Ideanomics special meeting. Ideanomics and VIA urge you to read carefully the remainder of this proxy statement/prospectus and additional important information contained in the annexes and exhibits to, and the documents incorporated by reference into, this proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. See the section titled “Where You Can Find More Information” beginning on page 157 in this proxy statement/prospectus.
Q:
What is the proposed transaction?

A:
On August 30, 2021, Ideanomics, VIA, Merger Sub, and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of VIA, entered into the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the effective time, Merger Sub will be merged with and into VIA, and the separate existence of Merger Sub will cease and VIA will be the surviving corporation. By virtue of the merger and without any action on the part of any party, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of VIA.
The total aggregate consideration payable to VIA stockholders in connection with the merger is equal to $630,000,000, consisting of an upfront payment at the closing of the transaction of $450,000,000 and an earnout payment of up to $180,000,000 payable before December 31, 2026, subject to fulfillment of certain conditions (such payments together, the “Merger Consideration”). The Merger Consideration is subject to certain purchase price adjustments described in the section titled “The Merger Agreement — Closing and Post-Closing Adjustment to Merger Consideration” beginning on page 71. The consideration to be received per share of VIA common stock in the merger will be equal to the Merger Consideration (as adjusted) divided by the aggregate number of shares of VIA common stock outstanding immediately prior to the effective time of the merger, which we refer to as the effective time, after giving effect to the conversion of certain VIA options, warrants, and RSUs, as described herein, as well as the conversion of all outstanding VIA convertible debt instruments (the “Per Share Merger Consideration”).
At the effective time, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of shares of Ideanomics common stock equal to the Per Share Merger Consideration.
In connection with the signing of the merger agreement, on August 30, 2021, VIA issued a Secured Convertible Note Agreement (“Note”) to Ideanomics in the aggregate principal amount of $42.5 million with an interest rate of 4% per annum. The Note is secured by a lien on all of the assets of VIA. The Note will be a deduction to the Merger Consideration at the closing, or, alternatively, will be convertible into common stock of VIA.
For detailed information, see the section titled “The Merger Agreement.”
Q:
Why am I receiving this proxy statement/prospectus?

A:
In order to complete the merger, among other things, Ideanomics stockholders must vote to approve the issuance of shares of Ideanomics common stock to VIA stockholders in connection with the merger, which we refer to as the Ideanomics stock issuance proposal.

Ideanomics is holding a special meeting of stockholders, in order to obtain the stockholder approval necessary to approve the Ideanomics stock issuance proposal. Ideanomics stockholders will also be asked to approve the Ideanomics authorized shares proposal, and the adjournments of the Ideanomics special meeting if necessary and appropriate to solicit additional proxies if there are not sufficient votes at the time of the Ideanomics special meeting, or any adjournment or postponement thereof, to approve the Ideanomics stock issuance proposal and the Ideanomics authorized shares proposal, which we refer to as the Ideanomics adjournment proposal. It is important that Ideanomics stockholders vote their Ideanomics common stock on each of these matters, regardless of the number of shares owned.
Your vote is important. We encourage you to vote as soon as possible.
Q:
Who is soliciting my proxy?

A:
Proxies in the form enclosed with this proxy statement/prospectus are being solicited from the Ideanomics stockholders by the board of directors of Ideanomics which we refer to as the Ideanomics Board.

Q:
When and where will the Ideanomics special meeting be held?

A:
The Ideanomics special meeting will be held virtually, on                 , 2022, at                 , Eastern time. In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees, and directors, the Ideanomics special meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the special meeting online by visiting                 , where you will be able to listen to the meeting live, submit questions, and vote. Attendance at the special meeting is generally limited to our stockholders and their authorized representatives. Any stockholder may listen to the special meeting via live webcast at                 . The webcast will begin on                 , Eastern time. To enter the meeting, please use your 16-digit control number, which is available on your proxy card or voting instruction form. If you do not have your 16-digit control number please contact your bank, brokerage firm or follow the instructions on how to participate at                 . On the day of the special meeting, if you encounter any difficulties accessing the live webcast of the special meeting or during the special meeting, please call the technical support number that will be posted on the log-in page for our virtual special meeting for assistance.

Q:
What will VIA stockholders receive in the merger?

A:
At the effective time, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of a share of Ideanomics common stock equal to the Per Share Merger Consideration. The number of shares of Ideanomics common stock issued per share of VIA common stock at closing will be determined by dividing (i) the portion of the Per Share Merger Consideration payable at closing by (ii) $2.3368
(the volume weighted average price for a share of Ideanomics common stock for the thirty (30)-day period, which we refer to as VWAP, ending 3 days prior to the signing of the merger agreement, which we refer to as the Signing VWAP). The number of shares of Ideanomics common stock issued per share of VIA common stock with respect to the earnout will determined by dividing (i) the portion of the Per Share Merger Consideration payable pursuant to the earnout by (ii) the VWAP at the time of the earnout payment.

Each VIA in-the-money stock option that is vested and outstanding as of immediately prior to the effective time will be cancelled immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock based on the Signing VWAP. Each VIA warrant with a warrant exercise price that is less than the Per Share Merger Consideration payable at closing, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such warrant (when exercised on a cashless basis). Each VIA outstanding out-of-money option and warrant, whether or not then vested or exercisable, shall be cancelled and extinguished at the effective time. Each VIA restricted stock unit that will not vest as a result of the merger shall be assumed by Ideanomics with the number of restricted stock units adjusted to reflect the merger.
Ideanomics stockholders will continue to own their existing shares of Ideanomics common stock. Ideanomics common stock is currently listed on Nasdaq Capital Market, which we refer to as Nasdaq, under the symbol “IDEX.”

For detailed information, see the section titled “The Merger Agreement.”
Q:
How does the stock issuance in the merger affect the ownership of Ideanomics after completion of the merger?

A:
Ideanomics estimates that it may issue up to approximately 160,604,245 shares of its common stock to VIA stockholders at the closing of the merger pursuant to the merger agreement (which does not include any payment of the earnout), which we estimate would result in Ideanomics stockholders owning approximately    % of the combined company and former VIA stockholders owning approximately    % of the combined company at closing. If the earnout is paid in full, Ideanomics estimates that it may issue up to approximately 77,028,415 additional shares of its common stock (assuming a price per share equal to the Signing VWAP). Upon completion of the merger and the payment of the entire Merger Consideration (including the earnout), we estimate that current Ideanomics stockholders will own approximately    % of the combined company and former VIA stockholders will own approximately    % of the combined company. Please note that the actual number of shares of Ideanomics common stock issued at closing will depend on certain purchase price adjustments described in this proxy statement/prospectus, and the actual number of shares of Ideanomics common stock issued pursuant to the earnout will depend on whether VIA meets certain sales targets prior to December 31, 2026 and the actual VWAP of the Ideanomics common stock at the time of any payment of the earnout.

Q:
How do I vote?

A:
If you are a stockholder of record of Ideanomics as of the record date for the Ideanomics special meeting, you may vote online by attending the virtual Ideanomics special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy to vote your shares by:

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accessing the Internet website specified on your proxy card;

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calling the toll-free number specified on your proxy card; or

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signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of Ideanomics common stock in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Ideanomics special meeting.
IMPORTANT:   All stockholders are cordially invited to attend the virtual special meeting. To assure your representation at the special meeting, you are urged to vote your shares by proxy in accordance with the instructions included on the proxy card. Any stockholder attending the virtual special meeting may vote even if he or she submitted a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.
Attendance at the special meeting is generally limited to our stockholders and their authorized representatives. Any stockholder may listen to the special meeting via live webcast at                 . The webcast will begin on                 , Eastern time. To enter the meeting, please use your 16-digit control number, which is available on your proxy card or voting instruction form. If you do not have your 16-digit control number please contact your bank, brokerage firm or follow the instructions on how to participate at                 . On the day of the special meeting, if you encounter any difficulties accessing the live webcast of the special meeting or during the special meeting, please call the technical support number that will be posted on the log-in page for our virtual special meeting for assistance.
If you do attend, you may vote by ballot at the special meeting, thereby canceling any proxy previously given. However, attendance at the special meeting will not revoke a proxy unless you actually vote at the virtual special meeting.

Q:
What are the voting deadlines?

A:
If you are an Ideanomics stockholder, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on                 , 2022. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of Ideanomics common stock and Ideanomics Series A Preferred Stock as of the close of business on the record date for the Ideanomics special meeting may vote virtually at the Ideanomics special meeting. For detailed information, see the section titled “The Ideanomics Special Meeting.”

Q:
What vote is required to approve each proposal at the Ideanomics special meeting?

A:
Ideanomics Stock Issuance Proposal.   Approval of the Ideanomics stock issuance proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (provided that a quorum exists). For the Ideanomics stock issuance proposal, abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore, will have no effect on the outcome of the proposal. Shares of Ideanomics common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Ideanomics stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ideanomics common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Ideanomics special meeting and will be voted “FOR” that proposal.

Ideanomics Authorized Shares Proposal.    Approval of the Ideanomics authorized shares proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class. For the Ideanomics authorized shares proposal, abstentions will have the same effect as votes against the proposal. Brokers generally have discretionary authority to vote on the amendment to our Articles of Incorporation to increase the number of authorized shares of Ideanomics common stock, thus, broker non-votes are not expected to result from the vote on this proposal. Shares of Ideanomics common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Ideanomics stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ideanomics common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Ideanomics special meeting and will be voted “FOR” that proposal.
Ideanomics Adjournment Proposal.   Approval of the Ideanomics adjournment proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (whether or not a quorum is present). For the Ideanomics adjournment proposal, abstentions will not be treated as votes cast for or against the proposal, and therefore, will have no effect on the outcome of the proposal. Brokers generally have discretionary authority to vote on the Ideanomics adjournment proposal, thus, broker non-votes are not expected to result from the vote on this proposal. Shares of Ideanomics common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Ideanomics stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ideanomics common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Ideanomics special meeting and will be voted “FOR” that proposal.
Q:
Are you soliciting the consent or approval of VIA stockholders?

A:
No. On August 30, 2021, simultaneously with the execution and delivery of the merger agreement, certain of the stockholders of VIA, who in the aggregate own approximately 65% of the outstanding shares of VIA common stock, including the directors and officers of VIA and their respective affiliates, entered into a voting and support agreement, with VIA and Ideanomics, pursuant to which such stockholders agreed to, among other things, execute written consents or vote their respective shares of VIA common stock for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.
After the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective and pursuant to the voting of and support agreement, the supporting stockholders will execute written consents approving the merger agreement, the merger, and the contemplated transactions. The approval of the merger agreement, the merger, and the other transactions contemplated by the merger agreement by VIA stockholders require the affirmative written consent of the holders of at least a majority of all issued and outstanding shares of VIA common stock. Since the supporting shareholders own shares of VIA common stock sufficient to approve these matters, we are not seeking the consent or approval of the other holders of VIA common stock. In accordance with Delaware law, the non-consenting VIA stockholders will receive notice of the action by less than unanimous consent approving the merger agreement, the merger and the contemplated transactions and a notice of the availability of appraisal rights under Delaware law (as well as a copy of this proxy statement/prospectus).
Q:
Are there any lock-up agreements with existing VIA stockholders?

A:
Yes. In connection with the signing of the merger agreement, certain of the holders of equity or equity derivatives of VIA will be subject to a lock-up, restricting such holders’ ability to sell their shares of Ideanomics common stock received pursuant to the merger agreement. Each RSU-holder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Ideanomics common stock issued to such RSU-holder in exchange for the RSUs he, she or it holds. Each of the restricted executives (subject to certain restrictive covenants) shall not sell, assign, transfer or otherwise dispose of, or enter into any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Adjusted RSUs (as defined below) or the Ideanomics common stock issued upon settlement or vesting of such Adjusted RSUs (as defined below). The restrictions described above are referred to as the “Employee and Management Lock-up.” The shares subject to the Employee and Management Lock-up shall be released as follows: (i) on the first anniversary of the closing date of the merger twenty-five percent (25%) of shares shall be released from Employee and Management Lock-up; (ii) on the second anniversary of the closing date of the merger, twenty-five percent (25%) of the shares issued shall be released from Employee and Management Lock-up; (iii) on the third anniversary of the closing date of the merger, twenty-five percent (25%) of the shares shall be released from Employee and Management Lock-up; and (iv ) on the fourth anniversary of the closing date of the merger the remaining twenty-five percent (25%) of the shares shall be released from the Employee and Management Lock-up. Notwithstanding the foregoing, fifty percent (50%) of the stock consideration issued in exchange for the RSUs or in-the-money options to each RSU-holder or option-holder, respectively, that is (i) not an employee of VIA as of the date hereof or (ii) currently serving as a director of VIA (except for those directors that are currently employees or officers of VIA), shall be exempt from such restrictions. Each restricted executive may sell such number of shares of Adjusted RSU common stock required to satisfy tax withholding requirements upon the vesting.

Except as set forth in the relevant voting and lock-up agreements to be entered into at Closing, each major VIA stockholder shall not be permitted to sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the stock consideration issued to such major stockholder at the effective time (excluding the Stock Consideration which is subject to the Employee and Management Lock-up) (such restriction, the “Major Stockholder Lock-up”) until the date that is six (6) months after the closing date of the merger.
Following the release of the stock consideration from the Major Stockholder Lock-up, the resales of such stock consideration by the major stockholders in the public market are subject to the following restrictions:

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the stockholder shall not sell, on any single day (other than in connection with an underwritten public offering) a number of shares that in the aggregate exceeds 15% of the average daily volume on all trading markets on which the Ideanomics common stock is quoted or listed, during the month immediately preceding the date of such sale; and

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the stockholder shall not sell more than fifty million ($50,000,000) stock consideration per quarter.

For detailed information, see the section titled “The Merger Agreement.”
Q:
How does the Ideanomics Board recommend that Ideanomics stockholders vote?

A:
Ideanomics    Board has unanimously determined that entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.

Q:
How many votes do I have?

A:
Ideanomics.   You are entitled to one vote for each share of Ideanomics common stock that you owned as of the Ideanomics record date. The Ideanomics Series A Preferred Stock is held of record by 1 stockholder of record, with the holder thereof being entitled to ten (10) votes for each share of Ideanomics common stock that is issuable upon conversion of a share of Ideanomics Series A Preferred Stock (each share of Ideanomics Series A Preferred Stock is convertible into 0.1333333 shares of common stock), which results in a total of 9,333,330 votes attributable to the outstanding shares Ideanomics Series A Preferred Stock. As of the close of business on                 , 2022, there were                 outstanding shares of Ideanomics common stock and 7,000,000 outstanding shares of Ideanomics Series A Preferred Stock. As of that date,    % of the outstanding shares of Ideanomics common stock were beneficially owned by the directors and executive officers of Ideanomics, representing    % of the total Ideanomics voting power.

Q:
What are the effects of abstentions and broker non-votes?

A:
Ideanomics.   An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are considered present and entitled to vote at the Ideanomics special meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the majority of the voting power (the Ideanomics authorized shares proposal). If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.” The Ideanomics authorized shares proposal and the Ideanomics adjournment proposal involve matters that we believe will be considered routine under the relevant securities exchange rules and will not be subject to broker non-vote. Any proposal that is considered to be routine under the relevant securities exchange rules, will also not be subject to broker non-vote. The “routine” treatment of these proposals does not affect the seriousness with which we treat these proposals. All other proposals involve matters that we believe will be considered non-routine and brokers and other intermediaries will not have the discretion to vote on them without voting instructions. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

Q:
What constitutes a quorum for the Ideanomics special meeting?

A:
Ideanomics.   The presence at the virtual special meeting or by proxy of the holders of the Ideanomics common stock and the Ideanomics Series A Preferred Stock entitled to cast at least thirty-three and one-third percent (33 1/3%) of all the votes entitled to be cast at the meeting is necessary to constitute a quorum. All shares of Ideanomics common stock and Ideanomics Series A Preferred Stock represented at the Ideanomics special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Ideanomics special meeting.
Q:
What is the difference between a stockholder of record and a “street name” holder?

A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company, or other nominee, then the broker, bank, trust company, or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:
If I am a beneficial owner of shares held in street name, how do I vote?

A:
If you are not a stockholder of record but instead hold your shares in a stock brokerage account, or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. If you are an Ideanomics stockholder but not a stockholder of record and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the Ideanomics stock issuance proposal, authorized share proposal, or any adjournment proposal, which will have no effect on the vote on this proposal, assuming a quorum is present.

Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Ideanomics or by voting virtually at the Ideanomics special meeting. Further, brokers who hold shares of Ideanomics common stock on behalf of their customers may not give a proxy to Ideanomics to vote those shares without specific instructions from their customers.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you are an Ideanomics stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ideanomics common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Ideanomics special meeting and will be voted “FOR” that proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the Ideanomics special meeting, as applicable. You can do this in one of four ways:

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you can send a signed notice of revocation;

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you can grant a new, valid proxy bearing a later date;

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you can vote again by telephone or the Internet at a later time; or

•
if you are a holder of record, you can attend the special meeting and vote virtually, which will automatically cancel any proxy previously given, or you may revoke your proxy virtually, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must provide your notice of revocation or your new proxy to the Secretary of Ideanomics, as applicable, prior to your shares being voted. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Q:
What should I do if I receive more than one set of voting materials?

A:
Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card.
Q:
Is there a list of stockholders entitled to vote at the Ideanomics special meeting?

A:
The names of stockholders of record entitled to vote at the Ideanomics special meeting will be available at the Ideanomics special meeting and for 10 days prior to the Ideanomics special meeting for any purpose germane to the special meeting, between the hours of 9:00 a.m. and 4:30 p.m. (i.e., usual business hours) at Ideanomics’ principal executive offices located at 1441 Broadway, Suite 5116, New York, NY 10018, or by contacting Ideanomics’ corporate secretary.

Q:
What happens if I am an Ideanomics stockholder who sells my shares of Ideanomics common stock before the Ideanomics special meeting?

A:
The record date for the Ideanomics special meeting is earlier than the Ideanomics special meeting. If you transfer your shares of Ideanomics common stock after the Ideanomics record date but before the Ideanomics special meeting, you will retain your right to vote at the Ideanomics special meeting.

Q:
Do any of the Ideanomics directors or officers have interests in the transaction that may differ from or be in addition to the interests of Ideanomics stockholders?

A:
No. Ideanomics’ directors and executive officers do not have interests in the transaction that are different from, or in addition to, the interests of Ideanomics’ stockholders generally.

Q:
Do any of the VIA directors or officers have interests in the transaction that may differ from or be in addition to my interests as a VIA stockholder?

A:
Yes. VIA’s directors and executive officers may have interests in the transaction that may be different from, or in addition to, the interests of VIA stockholders generally. The VIA Board was aware of and considered these interests, among other matters, in deciding to approve the terms of the merger agreement and the transaction. For a further discussion of these interests, see the section titled “The Merger — Interests of VIA’s Directors and Executive Officers in the Merger” beginning on page 106 of this proxy statement/prospectus.

Q:
What will happen to outstanding VIA options, warrants, and restricted stock units at the time of the merger?

A:
Each VIA in-the-money stock option that is vested and outstanding as of immediately prior to the effective time and vested restricted stock will be cancelled immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock based on the Signing VWAP. The number of shares of Ideanomics Common Stock received shall be net of applicable withholding taxes for holders of in-the-money stock options and employee-holders of vested RSUs. Each VIA warrant with a warrant exercise price that is less than the Per Share Merger Consideration payable at closing, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such warrant (when exercised on a cashless basis). Each VIA outstanding out-of-money option and warrant, whether or not then vested or exercisable, shall be cancelled and extinguished at the effective time. Each VIA restricted stock unit that will not vest as a result of the merger shall be assumed by Ideanomics with the number of restricted stock units adjusted to reflect the merger. For a detailed description, see the section titled “The Merger Agreement — Treatment of VIA Equity Awards and Warrants” beginning on page 78 of this proxy statement/prospectus.

Q:
How will the rights of VIA stockholders change after the merger?

A:
VIA stockholders will receive shares of Ideanomics common stock in connection with the merger and will no longer be stockholders of VIA following the merger. Their rights as holders of Ideanomics common stock will be governed by Ideanomics’ amended articles of incorporation, as it may be further amended from time to time, which we refer to as the Ideanomics articles, and Ideanomics’ second amended and restated bylaws, as amended, as they may be further amended from time to time, which we refer to as the Ideanomics bylaws. For additional information on stockholder rights, see the section titled “Comparison of Rights of Ideanomics Stockholders and VIA Stockholders” beginning on page 144 of this proxy statement/prospectus.
The rights of Ideanomics stockholders will remain the same as prior to the merger.
Q:
What are certain U.S. federal income tax consequences of the merger to U.S. holders (as defined under the section titled “Certain U.S. Federal Income Tax Consequences”) of VIA common stock?

A:
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code. In general and subject to the qualifications and limitations set forth in the section titled “Certain U.S. Federal Income Tax Consequences,” if the merger qualifies for such intended tax treatment, U.S. holders of VIA common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holders’ shares of VIA common stock for shares of Ideanomics common stock in the merger.

You should read the section titled “Certain U.S. Federal Income Tax Consequences” beginning on page 110 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.
Q:
What is the loan arrangement between Ideanomics and VIA?

A:
In connection with the signing of the merger agreement, on August 30, 2021, VIA issued the Note to Ideanomics in the aggregate principal amount of $42.5 million with an interest rate of 4% per annum. The Note is secured by a lien on all of the assets of VIA. The Note will be a deduction to the Merger Consideration at the closing, or, alternatively, will be convertible into common stock of VIA. Prepayment of the Note is allowable only with the written consent of Ideanomics, except upon the earlier of the termination of the merger agreement and the closing date of the merger.

In addition, on June 7, 2021, following the execution of the Letter of Intent referenced herein, Ideanomics funded $7.5 million to VIA pursuant to a Simple Agreement for Future Equity (the “SAFE”), which amount will be deducted from the Merger Consideration.
Q:
Are there any risks that I should consider in deciding how to vote?

A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Ideanomics contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed for any reason, VIA stockholders will not receive the Merger Consideration payable or issuable under the merger agreement. Instead, Ideanomics and VIA will remain independent companies. All principal and accrued but unpaid interest under the Note will be due and payable in full in immediately available funds upon the earlier of the closing date or the date one year after the date the merger agreement is terminated pursuant to Section 9.1 of the Note, which is secured by a lien on all of the assets of VIA and will be a deduction to the Merger Consideration at the closing, or, alternatively, will be convertible into common stock of VIA.

Q:
When do you expect the merger to be completed?

A:
VIA and Ideanomics intend to complete the merger as soon as reasonably practicable and currently anticipate the closing of the merger to occur in the first quarter of 2022, following the satisfaction of all the conditions to completion of the merger. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions and it is possible that factors outside the control of VIA and Ideanomics could result in the merger being completed at a later time or not at all. There can be no assurances as to when or if the merger will close. See the section titled “The Merger Agreement — Conditions to Completion of the Merger.”
Q:
What do I need to do now?

A:
You should carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Even if you plan to attend the Ideanomics special meeting virtually, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Ideanomics special meeting.

Q:
Are Ideanomics stockholders entitled to appraisal rights?

A:
Under Nevada law, the Ideanomics stockholders are not entitled to payment of fair value in connection with the Ideanomics stock issuance proposal.

Q:
Are VIA stockholders entitled to appraisal rights?

A:
Under Delaware law, the VIA stockholders are entitled to appraisal rights in connection with the merger in accordance with Section 262 of the General Corporation Law of Delaware, which we refer to as the DGCL. See the section titled “The Merger — Appraisal Rights” beginning on page 109 of this proxy statement/prospectus.

Q:
How can I contact Ideanomics’ transfer agent?

A:
You may contact Ideanomics’ transfer agent by writing Transfer Online, Inc., 512 SE Salmon Portland, OR 97214, by telephoning (503) 227-2950.

Q:
Who should I contact if I have any questions about the proxy materials or about voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should, if you are an Ideanomics stockholder, contact Ideanomics’ proxy solicitor, Morrow, 509 Madison Avenue, Suite 1206, New York, NY 10022, individuals, banks and brokers, please call toll-free: (800) 662-5200.

Q:
Who is the exchange agent in the merger?

A:
Acquiom Clearinghouse LLC has been designated to act as paying and exchange agent in connection with the merger to receive, for the benefit of VIA stockholders, the Merger Consideration to which VIA stockholders will become entitled pursuant to the merger agreement.

Q:
Where can I find more information about Ideanomics and VIA?

A:
You can find more information about Ideanomics and VIA from the various sources described under the section titled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the related matters being considered at the applicable special meeting. Ideanomics and VIA urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes and exhibits attached to and the documents incorporated by reference into this proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section titled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus. Certain items in this summary include a page reference directing you to a more complete description of that item.
Parties to the Merger
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Telephone: (212) 206-1216
Ideanomics, Inc. (Nasdaq: IDEX) was incorporated in the State of Nevada on October 19, 2004. Through September 30, 2021, we have operated in one segment with two business units, Ideanomics Mobility and Ideanomics Capital. Together, they are driving electric vehicle adoption across multiple vehicle markets globally by offering integrated services with regard to vehicles, charging, energy, information and management services and financing. These pillars provide the foundation for Ideanomics planned offering of distinctive business solutions such as Charging as a Service and Vehicles as a Service.
Our Mobility unit includes a portfolio of several businesses focused on electric vehicle technologies and services including, but not limited to, high speed wireless charging, critical components manufacturing, speciality vehicles and buses and includes marquee customers such as public transit authorities, ports, cities, and commercial fleets. We believe that our diverse portfolio of businesses across the electric vehicle ecosystem will facilitate commercial adoption of electric vehicles.
Fintech also continues to be an important area for us as we look to invest in and develop businesses that can improve the financial services industry, particularly as it relates to digital securities. In addition to supporting our EV initiatives, Ideanomics Capital focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry.
From 2010 through 2017, our primary business activities were providing premium content video on demand services, with primary operations in the People’s Republic of China, through our subsidiaries and variable interest entities under the brand name You-on-Demand (“YOD”). We closed the YOD business during 2019.
Starting in early 2017, we transitioned our business model to become a next-generation financial technology (“fintech”) company. During 2018, we ceased operations in the petroleum products and electronic components trading businesses and disposed of these businesses during 2019. As we looked to deploy fintech solutions in late 2018 and into 2019, we found a unique opportunity in the Chinese Electric Vehicle industry to facilitate large -scale conversion of fleet vehicles from internal combustion engines to Chinese Electric Vehicle industry. This led us to establish our Mobile Energy Global (“MEG”) business unit, our first EV business that is now part of Ideanomics Mobility. We’ve subsequently grown our Mobility platform to include numerous technologies and services around the Chinese Electric Vehicle industry ecosystem.
This proxy statement/prospectus incorporates important business and financial information about Ideanomics from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus.

Longboard Merger Corp.
1441 Broadway, Suite 5116
New York, NY 10018
Telephone: (212) 206-1216
Longboard Merger Corp., a direct wholly owned subsidiary of Ideanomics, is a Delaware corporation incorporated on August 28, 2021, for the purpose of effecting the merger. Upon completion of the merger, Longboard Merger Corp., will be merged with and into VIA, with VIA continuing as a direct wholly owned subsidiary of Ideanomics, which we refer to as the surviving corporation.
Longboard Merger Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.
VIA Motors International, Inc.
165 S. Mountain Way Dr.
Orem, Utah 84057
Telephone: 801-764-9111
VIA Motors International, Inc. is a Delaware corporation that was incorporated in 2014. VIA was initially incorporated as VIA Motors, Inc. as a Delaware corporation in 2010. VIA is an electric commercial vehicle company focused on electric drive technology and delivering sustainable mobility solutions. VIA designs, manufactures and markets electric commercial vehicles, for use across a broad cross-section of the global fleet customer base. VIA’s initial operations were based on designing, producing, and marketing hybrid vehicles, of which about 200 vehicles were sold until 2016. VIA discontinued the hybrid vehicles product line due to its plans to focus exclusively on fully electric vehicles.
VIA is currently headquartered in Orem, Utah. VIA has employees in Utah, Michigan, Canada, Nevada, and Georgia.
Permission Required from the People’s Republic of China (the “PRC”) Authorities for this Offering
As a Nevada holding corporation the subsidiaries of which have operations in China, we are not currently required to obtain permission from any PRC authorities to operate and issue securities to non-PRC investors or foreign investors, nor are we required to obtain any approval from PRC authorities to operate our business and to offer the securities being registered to non-PRC investors or foreign investors as of the date of this proxy statement/prospectus.
As the date of this proxy statement/prospectus, we and our PRC subsidiaries have received all requisite permissions and approvals from competent PRC authorities, including the tax authority and the market supervisory authorities according to PRC laws and regulations and no other entity in China is required to approve our operations. No permissions have been denied by the aforesaid authorities in China.
Notwithstanding the above, there are some uncertainties under PRC law regarding potential consent, approval, and license requirements that could possibly be imposed by or inadvertently concluded by the PRC authorities, including by the Chinese Securities Regulatory Commission (“CSRC”) and the Cyberspace Administration of China (“CAC”), which could potentially be implicated by the operations of our PRC subsidiaries or the issuance or offer of our securities to non-PRC investors. Furthermore, if any potential consent, approval, and license requirements are implicated under future changes to applicable laws, regulations, or interpretations, Ideanomics, the post-merger company or our PRC subsidiaries might be required to obtain such potential consent, approval, or licenses from the PRC authorities in the future. Any failure to comply with such consent, approval, and license requirements, could result in sanctions by competent PRC regulatory authorities. In such circumstances, the PRC regulatory authorities may impose fines and penalties on our PRC subsidiaries, limit our operations in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as the trading. price of our shares of common stock, including the securities we are registering for sale. The PRC regulatory agencies also may take actions requiring Ideanomics or the post-merger company, or making it advisable for Ideanomics or the post-merger company, to halt this offering before settlement and delivery of the securities we are registering for sale. Consequently, if any investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, such investors do so at the risk that settlement and delivery may not occur. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our shares of common stock. Uncertainties concerning future actions by the Chinese government that could cause the value of the post-merger company’s shares of common stock to significantly decline or become worthless, which could result in substantial losses to investors. For more details, see the section titled “The approval of the CSRC, CAC or other Chinese regulatory agencies may be required in connection with this Offering under Chinese law in the future,” beginning on page 52.
Transfer of Cash to and from Our Post-Merger Company, Dividends, and other Distributions
Within the organization, all financing has been done by Ideanomics. Ideanomics has historically raised capital through equity and debt instruments. While Ideanomics’ operating subsidiaries generate revenues, Ideanomics has historically assisted its subsidiaries in funding their operating losses, working capital, and capital expenditures. This funding has historically been done through intercompany loans.
As of the date of this proxy statement/prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors.
As of the date of this proxy statement/prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective stockholders outside of China.
All transfers of assets between Ideanomics and its subsidiaries took the form of cash transfers during the period commencing January 1, 2019, to the date of this proxy statement/prospectus. The amounts of such cash transfers during the following years together with the direction of the cash transfers are illustrated in the table below.
Year	Aggregate Transfers from Ideanomics to Subsidiaries, $	Aggregate Transfers from Subsidiaries to Ideanomics, $
2019	919,065	175,000
2020	7,727,522	0
2021	73,014,090	0
Total	81,660,677	175,000
If any of our Chinese or Hong Kong subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. To date, there have not been any such dividends or other distributions from our Chinese or Hong Kong subsidiaries to our subsidiaries located outside of China.
The PRC government imposes controls on the convertibility of the Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from China’s State Administration of Foreign Exchange (SAFE) by completing certain procedural requirements, meaning that PRC subsidiaries can distribute dividends without SAFE’s prior approval. However, approval from or registration with appropriate PRC government authorities is required where RMB will be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we are required to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debts in any currency other than RMB owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than RMB. For more details, see the risk factor “Governmental control of currency conversion may limit Ideanomics and post-merger company’s ability to utilize their cash balance effectively and affect the results of operations of PRC subsidiaries” on page 59.

If any of our PRC subsidiaries incur debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to us. Current PRC regulations permit a PRC company to pay dividends to its holding company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, prior to distribution of dividends, the post-merger company’s subsidiaries in China are required to compensate past losses with after-tax profits each year, if any, and then set aside at least 10% of its after-tax profits each year, to fund a statutory reserve until such reserve reaches 50% of such subsidiary’s total registered capital.
Post-Merger Company’s Corporate Structure
Ideanomics is a holding company that conducts a substantial majority of its operations through twenty-five (25) of its operating subsidiaries established in various jurisdictions including the United States, People’s Republic of China, Hong Kong, Malaysia, and England and Wales and nine (9) subsidiaries with no operations acting solely as holding companies. Currently, there are fifteen (15) operating subsidiaries of Ideanomics in the United States and five (5) PRC subsidiaries. None of the current operating subsidiaries of Ideanomics are domiciled in Hong Kong. In addition, twenty (20) of the subsidiaries of the Company are referred to as dormant subsidiaries that ceased their operations, remain not liquidated solely for the purpose of compliance with administrative formalities, and are expected to be liquidated within 6 months of the consummation of the merger.
The post-merger company will substantially retain its corporate structure and will continue as a Nevada corporation. It will also preserve the same role as the holding company. The post-merger company and its organizational structure will be comprised of a total of fifty-eight (58) subsidiaries (including its British Virgin Islands, the Cayman Islands, and Hong Kong subsidiaries with no operations acting solely as holding companies), seventeen (17) of which will be U.S. operating subsidiaries (US Hybrid Corporation, Solectrac Inc., Frequency Networks, Inc., Justly Holdings Inc., Justly Markets, LLC, Wireless Advanced Vehicle Electrification, LLC, VIA Motors, Inc., Via Engineering, LLC, Timios Holdings Corp., Timios, Inc., Timios Appraisal Management, Inc., Timios Title, a California Corporation, Timios Agency of Alabama, Inc., Timios Agency of Nevada, Inc., Timios Agency of Utah, Inc., The MDI Keeper’s Fund L.P, and Medici Motor Works Inc), five (5) of which will be PRC subsidiaries (Ideanomics (Beijing) New Energy Co., Ltd., Ideanomics Shengtong (Shandong) New Energy Technology Co., Ltd., Ideanomics (Zhejiang) New Energy Technology Co., Ltd., Ideanomics (Shanghai) New Energy Technology Co., Ltd., Qingdao Chengyang Medici Zhixing New Energy Automobile Co., Ltd.), and two (2) of which (Mobile Energy Operations Group Limited and M.Y. Products Global Limited) will be Hong Kong subsidiaries with no operations acting solely as holding companies, provided that none of the Hong Kong subsidiaries are expected to be operating subsidiaries. Twenty (20) of the post-merger company’s subsidiaries will remain dormant with thirteen (13) of such dormant subsidiaries incorporated in the People’s Republic of China.
The post-merger company’s operations will remain predominantly located in the United States and the merger will not provide further expansion to our operations in the People’s Republic of China. We anticipate that a material portion of the post-merger company’s operations will be conducted through the PRC subsidiaries. Based on the previously available information on the operating revenue during the period from January 1, 2021, to September 30, 2021, approximately 26% of the operating revenue of the post-merger company is anticipated to be generated by its PRC subsidiaries. As previously disclosed, Ideanomics does not, and the post-merger company will not, have Hong Kong-based operating subsidiaries following the consummation of the merger because the entirety of the Hong Kong subsidiaries will preserve their roles as holding companies.
The following chart depicts our post-merger corporate structure, including the equity ownership interests of each entity, as of Febuary 1, 2022. The shares of common stock to be issued to existing stockholders of VIA in the merger will be shares of the post-merger company and the post-merger company’s operations will be conducted through our subsidiaries shown on the chart below.

We expect to complete the planned and currently pending liquidations of our dormant subsidiaries in the PRC between approximately six and eighteen months from the date of this proxy statement/prospectus. The planned and currently pending liquidations of such dormant subsidiaries in the PRC will not be completed prior to the shareholder vote or the closing of the merger.
Risk Factors Summary
Before voting at the Ideanomics special meeting, you should carefully consider all of the information contained in or as incorporated by reference into this proxy statement/prospectus, as well as the specific factors in the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.
Risk Factors Relating to the Merger
•
The merger may not be completed on the terms or timeline currently contemplated, or at all.

•
The market reaction to the merger, if consummated, is unpredictable.

•
Because the purchase price is subject to adjustments pursuant to the merger agreement, and the earnout is subject to conditions that may not be satisfied, you cannot be sure of the value of the consideration that you will receive in the merger until after the closing date of the merger and the expiration of the earnout period ending December 31, 2026.

•
Current Ideanomics stockholders will experience dilution in the post-merger company after the merger and current VIA stockholders will exercise significantly less influence over the policies of the combined company than they now have on policies of VIA.

•
Directors and executive officers of VIA have interests in the merger that may be different from, or in addition to, those of other VIA stockholders, which could have influenced their decisions to support or approve the merger.

•
The determination of the fair market value of VIA may have been inaccurate.

•
The opinion obtained by the Ideanomics Board from its financial advisor does not and will not reflect changes in circumstances after the date of such an opinion.

•
If the merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders will be required to recognize gain or loss for U.S. federal income tax purposes at the time of the exchange of their VIA common stock for the Merger Consideration in the merger.

•
Ideanomics and VIA, and the post-merger company may be targets of various lawsuits and litigations in connection with the merger or their respective businesses.

•
There can be no assurance of the post-merger synergy between the businesses of Ideanomics and VIA.

•
The post-merger company will require additional capital, and there is no assurance that any debt or equity financing will be available on acceptable terms, if at all.

•
Uncertainties associated with the merger may cause a loss of management personnel and other key employees.

•
The historical and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of Ideanomics’ results after the merger, and accordingly, you have limited financial information on which to evaluate the combined company.

Risks Related to VIA
•
VIA is an early-stage company with limited operating history, a history of losses and no binding orders, and expects to incur significant expenses and continuing losses for the foreseeable future.

•
Certain of VIA’s strategic, development and deployment arrangements could be terminated or may not materialize into long-term contract arrangements and may restrict or limit VIA from developing electric commercial vehicles with other strategic partners.

•
VIA’s growth is dependent upon the market for electric commercial vehicles.

•
VIA’s growth depends the supply chain and price of materials, in particular for lithium-ion battery cells.

•
In addition to the hardware component, VIA’s growth and development requires integration of software and technology systems, and there is no assurance that such integration will occur.

•
VIA’s strategy of selecting target customers, suppliers and partners may fail.

•
VIA will inevitably encounter market resistance and competition.

•
VIA management of its rapid growth and expansion of its operations is essential for continuing success of VIA and the post-merger company.

Risks Associated with Acquiring and Operating a Business Outside of the United States and in China
•
The Chinese government may exert substantial interventions and influence at any time over the manner in which the post-merger company must conduct its business activities in the PRC, which could result in a material adverse change in its operations, significantly limit or completely hinder Ideanomics’ or the post-merger company’s ability to offer or continue to offer securities to investors, and cause the value of Ideanomics’ or the post-merger company’s shares of common stock to significantly decline or be worthless.

•
Our PRC subsidiaries are subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

•
We might be subject to the National Security Law in the future, in light of the PRC government’s current and rapidly changing policies regarding businesses operations in the PRC and Hong Kong.

•
Although we concluded that with respect to current PRC law and regulatory enforcement practices in place as of the date of this prospectus, neither the post-merger company, nor its subsidiaries in China, is subject to these CSRC and CAC requirements currently, there are some uncertainties regarding potential consent, approval, and license requirements that could possibly be imposed by China’s CSRC and CAC, which could potentially be implicated by this offering.

•
PRC foreign exchange regulations and governmental control of currency conversion may limit our ability to utilize cash balances effectively and could potentially affect the value of our investment.

•
PRC regulations relating to dividends may restrict the ability of our PRC subsidiaries to make payments to us, which may have an adverse effect on our ability to conduct our business.

•
The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for Ideanomics or the post-merger company to pursue growth through acquisitions in China.

•
Although the audit report included in this prospectus by reference is prepared by auditors that are subject to inspections by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors that are subject to inspections by the PCAOB and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.

•
Uncertainties with respect to the PRC legal system could adversely affect our liquidity. Rules and regulations in China can change quickly with little advance notice, and the risk that the Chinese government may intervene or influence Ideanomics’ or the post-merger company’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-and Hong Kong-based issuers, which could result in a material change in our operations and/or value of our securities we are registering for sale. Moreover, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China- and Hong Kong-based issuers could significantly limit or completely hinder the post-merger company’s ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. For more detailed discussion of the risks discussed in this paragraph, see the sections titled “Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect our operations in China” beginning on page 58, “Foreign exchange regulations and governmental control of currency conversion may limit our ability to utilize cash balances effectively and affect the value of our investment” beginning on page 53 and “Uncertainties with respect to the PRC legal system could adversely affect our liquidity” beginning on page 58.

The Merger and the Merger Agreement
A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Ideanomics and VIA encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 70 of this proxy statement/prospectus.
Terms of the Merger; Merger Consideration (See page 71)
If the conditions to closing set forth in the merger agreement are satisfied or waived, Merger Sub will merge with and into VIA. VIA will survive the merger and will continue as a direct wholly owned subsidiary of Ideanomics.
In the merger, each share of VIA common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted at the effective time into the right to receive the Per Share Merger Consideration. Ideanomics stockholders will not receive any Merger Consideration and will continue to hold their existing shares of Ideanomics common stock.
Treatment of VIA Equity Awards and Warrants (See page 78)
Each VIA in-the-money stock option that is vested and outstanding as of immediately prior to the effective time will be cancelled immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock based on the Signing VWAP. Each VIA warrant with a warrant exercise price that is less than the Per Share Merger Consideration payable at closing, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such warrant (when exercised on a cashless basis). Each VIA outstanding out-of-money option and warrant, whether or not then vested or exercisable, shall be cancelled and extinguished at the effective time. Each VIA restricted stock unit that will not vest as a result of the merger shall be assumed by Ideanomics with the number of restricted stock units adjusted to reflect the merger.
U.S. Federal Income Tax Consequences of the Merger (See page 111)
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger qualifies for such intended tax treatment, U.S. holders of VIA common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holders’ shares of VIA common stock for shares of Ideanomics common stock in the merger.
The discussion of U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws.
For a more complete discussion of certain material U.S. federal income tax consequences of the merger, please carefully review the information set forth in the section titled “Certain U.S. Federal Income Tax Consequences.”
The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.
Ideanomics’ Reasons for the Merger; Recommendation of the Stock Issuance by the Ideanomics Board (See page 89)
The Ideanomics Board has unanimously determined that Ideanomics, entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the factors considered by the Ideanomics Board in reaching its decision to approve the merger agreement, see the section titled “The Merger — Ideanomics’ Reasons for the Merger; Recommendation of the Stock Issuance by the Ideanomics Board” beginning on page 89.
The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.
VIA’s Reasons for the Merger; Recommendation of the Merger by the VIA Board (See page 90)
After careful consideration, the VIA Board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, which we refer to as the contemplated transactions, are fair to, advisable and in the best interests of VIA and its stockholders, (ii) approved the merger agreement, the contemplated transactions and the execution, delivery and performance of the merger agreement and the other documents to be entered into by VIA in connection with the merger and (iii) adopted a resolution directing that the merger agreement and the contemplated transactions be submitted to the VIA stockholders for consideration and recommending that all of such VIA stockholders adopt the merger agreement and approve the merger and the other contemplated transactions.

For the factors considered by the VIA Board in reaching its decision to approve the merger agreement, see the section titled “The Merger — VIA’s Reasons for the Merger; Recommendation of the Merger by the VIA Board” beginning on page 90 of this proxy statement/prospectus.
Interests of VIA’s Directors and Executive Officers in the Merger (See page 106)
VIA stockholders should be aware that VIA’s directors and executive officers may have interests in the transaction that may be different from, or in addition to, the interests of VIA stockholders generally. The VIA Board was aware of and considered these interests, among other matters, in deciding to approve the terms of the merger agreement and the contemplated transactions. For a further discussion of these interests, please see the section titled “The Merger — Interests of VIA’s Directors and Executive Officers in the Transaction” beginning on page 106 of this proxy statement/prospectus.
VIA Voting and Support Agreement (See page 92)
On August 30, 2021, simultaneously with the execution and delivery of the merger agreement, certain of the stockholders of VIA, including the directors and officers of VIA and their respective affiliates, entered into a voting and support agreement, with VIA and Ideanomics, pursuant to which such stockholders agreed to, among other things, vote their respective shares of VIA capital stock (which are referred to herein as the “securities”) for the approval and adoption of the merger agreement. As of the public announcement of the merger, the persons and entities signing the voting and support agreement beneficially owned an aggregate of approximately sixty-five percent (65%) of the outstanding VIA securities.
Secured Convertible Promissory Note (See page 93)
In connection with the signing of the merger agreement, on August 30, 2021, VIA issued the Note to Ideanomics in the aggregate principal amount of $42.5 million with an interest rate of 4% per annum. The Note is secured by a lien on all of the assets of VIA. The Note will be a deduction to the Merger Consideration at the closing, or, alternatively, will be convertible into common stock of VIA. Prepayment of the Note is allowable only with the written consent of Ideanomics, except upon the earlier of the termination of the merger agreement and the closing date of the merger.
SAFE (See page 94)
On June 7, 2021, Ideanomics funded $7.5 million to VIA pursuant to the SAFE and the SAFE amount will be a deduction to the Merger Consideration at the closing.
Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC (See page 97)
Ideanomics retained Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to act as its financial advisor in connection with the merger. Ideanomics selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Ideanomics operates and its knowledge of Ideanomics’ business and affairs. At the meeting of the Ideanomics Board on August 29, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the $450,000,000 in shares of Ideanomics common stock, valued based on the 30-day volume-weighted average price at the time of entry into the merger agreement (the “Stock Consideration”), subject to adjustment in certain circumstances, Ideanomics’ $50,000,000 cash advance to VIA (the “Cash Advance” and, the Stock Consideration, as adjusted, together with the Earnout Consideration, the “Aggregate Consideration”) as of the signing of the Merger Agreement to be credited against the Stock Consideration, and up to $180,000,000 in additional shares of Ideanomics common stock valued based on the 30-day volume-weighted average price at the time of issuance (the “Earnout Consideration”), as contemplated by the merger agreement to be paid by Ideanomics pursuant to the merger agreement was fair from a financial point of view to Ideanomics. Morgan Stanley expressed no opinion as to the terms on which Ideanomics advanced the Cash Advance to VIA.

The full text of the written opinion of Morgan Stanley delivered to the Ideanomics Board, dated August 29, 2021, is attached as Annex B and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of Ideanomics are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Ideanomics Board and addressed only the fairness from a financial point of view to Ideanomics, as of the date of the opinion, of the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect or implications of the merger and does not constitute an opinion, advice or recommendation as to how the stockholders of Ideanomics should vote at the stockholders’ meeting to be held in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Ideanomics common stock would trade following the consummation of the merger or at any time. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For a further discussion of Morgan Stanley’s opinion, see the section titled “The Merger — Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC” beginning on page 97 of this proxy statement/prospectus and the full text of the written opinion of Morgan Stanley attached as Annex B to this proxy statement/prospectus.
The Merger Agreement (See page 70)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. You should read the merger agreement carefully, as it is the legal document that governs the merger.
Procedures for Exchanging VIA Capital Stock in the Merger (See page 72)
Ideanomics will cause the Administrator to send to each VIA stockholder a letter of transmittal and other documentation, and the exchange agent will promptly, following the Closing, pay to the applicable recipient after such submission, the Merger Consideration. For a further discussion of the procedures for exchanging VIA capital stock, see the section titled “The Merger Agreement — Procedures for Exchanging VIA Capital Stock in the Merger” beginning on page 72 of this proxy statement/prospectus.
Conditions to Completion of the Merger (See page 80)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others (i) the adoption of the merger agreement by VIA stockholders and the approval of the issuance of shares of Ideanomics common stock in connection with the merger by Ideanomics stockholders; (ii) the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act; (iii) the absence of any legal proceeding by a governmental authority that has the effect of enjoining or otherwise making illegal the consummation of the merger; (iv) the approval for listing of the shares of Ideanomics common stock that will be issuable pursuant to the merger agreement on Nasdaq and the effectiveness of this registration statement on Form S-4 registering the issuance of the Ideanomics common stock that will be issued in the merger; (v) subject to certain exceptions, the accuracy of the representations and warranties of the other party and performance by each party in all material respects of its obligations under the merger agreement; (vi) the absence of a material adverse effect on Ideanomics or VIA; and (vii) retention of certain key employees.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (See page 82)
The merger agreement may be terminated and the contemplated transactions abandoned at any time prior to the effective time:

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by the mutual written consent of Ideanomics and VIA;

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by Ideanomics, at any time prior to the closing, if (i) VIA is in breach, in any material respect, of the representations, warranties or covenants made by it in the merger agreement, (ii) such breach is not cured within twenty (20) business days after Ideanomics has given written notice of such breach to VIA (to the extent such breach is curable) and (iii) such breach, if not cured, would render Ideanomics and Merger Sub closing conditions incapable of being satisfied;

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by VIA, at any time prior to the closing, if (i) Ideanomics or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in the merger agreement, (ii) such breach is not cured within twenty (20) business days after VIA has given written notice of such breach to Ideanomics (to the extent such breach is curable) and (iii) such breach, if not cured, would render VIA’s closing conditions incapable of being satisfied;

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by either Ideanomics or VIA, upon written notice to the other party, if the merger is not consummated on or before March 31, 2022 (provided that this termination right is not available to any party whose failure to perform any of its obligations under the merger agreement has been the primary cause of, or directly resulted in, the failure of the merger to be consummated on or before the end date); or

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by either Ideanomics or VIA, upon written notice to the other party, if there is in effect a final order prohibiting the consummation of the merger (provided that this termination right is not available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement).

Regulatory Approvals Required for the Merger (See page 109)
As more fully described in this proxy statement/prospectus, the completion of the merger is subject to the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act.
Accounting Treatment (See page 115)
Ideanomics prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting, with Ideanomics treated as the acquiror. Please see the section titled “Accounting Treatment” on page 115 of this proxy statement/prospectus.
Listing of Ideanomics Common Stock (See page 109)
It is a condition to the completion of the merger that Ideanomics expend its reasonable best efforts to cause the Ideanomics common stock issuable in connection with the merger to be approved for listing (subject to notice of issuance) on Nasdaq and maintain the listing of the Ideanomics common stock issuable in connection with the merger on Nasdaq. Ideanomics common stock is traded on Nasdaq under the symbol “IDEX.”
Appraisal Rights (See page 109)
Under Nevada law, the Ideanomics stockholders are not entitled to payment of fair value in connection with the issuance of shares of Ideanomics common stock in the merger pursuant to the terms of the merger agreement.
Under Delaware law, the VIA stockholders are entitled to appraisal rights in connection with the merger in accordance with Section 262 of the DGCL. See the section titled “The Merger — Appraisal Rights” beginning on page 109 of this proxy statement/prospectus.
Rights of VIA Stockholders Will Change as a Result of the Merger (See page 144)
As a result of the merger, VIA stockholders will become holders of shares of Ideanomics common stock, and their rights will be governed by the Ideanomics amended articles of incorporation and the Ideanomics bylaws (instead of the VIA charter and the VIA bylaws) and the DGCL. Following the merger, former VIA stockholders will have different rights as holders of Ideanomics common stock than they had as VIA stockholders due to differences in the organizational documents of Ideanomics and VIA. For additional information on stockholder rights, see the section titled “Comparison of Rights of Ideanomics Stockholders and VIA Stockholders” beginning on page 144 of this proxy statement/prospectus.
The Ideanomics Special Meeting
The Ideanomics special meeting will be held at           , local time, on           , 2022. At the Ideanomics special meeting, Ideanomics stockholders will be asked to consider and vote upon the following proposals:
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the Ideanomics stock issuance proposal;

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the Ideanomics authorized shares proposal; and

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the Ideanomics adjournment proposal.

You may vote at the Ideanomics special meeting if you owned shares of Ideanomics common stock or Ideanomics Series A Preferred Stock at the close of business on           , 2022, the Ideanomics record date. Holders of Ideanomics common stock may cast one vote for each share of Ideanomics common stock that you owned as of the Ideanomics record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. On the Ideanomics record date, there were outstanding a total of           shares of Ideanomics common stock held by           holders of record entitled to vote at the Ideanomics special meeting and       shares of Ideanomics Series A Preferred Stock. The Ideanomics Series A Preferred Stock is held of record by 1 stockholder of record, with the holder thereof being entitled to ten (10) votes for each share of Ideanomics common stock that is issuable upon conversion of a share of Ideanomics Series A Preferred Stock (each share of Ideanomics Series A Preferred Stock is convertible into 0.1333333 shares of common stock), which results in a total of 9,333,330 votes attributable to the outstanding shares Ideanomics Series A Preferred Stock.
Approval of the Ideanomics stock issuance proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (provided that a quorum exists). Approval of the Ideanomics authorized shares proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class. Approval of the Ideanomics adjournment proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (whether or not a quorum is present).

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the issuance of shares of Ideanomics common stock in connection with the merger. In addition, you should read and consider the risks associated with each of the businesses of Ideanomics and VIA because these risks will also affect the combined company. For Ideanomics, these risks can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q, including Ideanomics’ Quarterly Report on Form 10-Q for the three months ended September 30, 2021, and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information,” beginning on page 157 of this proxy statement/prospectus.
The risks described below and in the documents incorporated by reference into this proxy statement/prospectus are certain material risks, although not the only risks, relating to the transaction and each of Ideanomics, VIA and the combined company. Such risks are not the only risks that Ideanomics or the combined company will face after the completion of the merger. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Ideanomics or the surviving company or the market price of Ideanomics common stock following the completion of the merger.
Risk Factors Relating to the Merger
The merger may not be completed on the terms or timeline currently contemplated, or at all.
The consummation of the merger is subject to numerous conditions, including the approval by Ideanomics stockholders of the Ideanomics stock issuance proposal and VIA stockholders of the merger agreement proposal, obtaining any third-party and regulatory consents and approvals and other customary closing conditions. See the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 80.
If the merger is not completed for any reason, including the failure to complete the merger by March 31, 2022 (or such later date to which such date may be extended in accordance with the terms of the merger agreement), the price of Ideanomics common stock may decline to the extent that the market price of Ideanomics common stock reflects or previously reflected positive market assumptions that the merger would be completed and the related benefits would be realized. In addition, Ideanomics and VIA have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the merger. These expenses must be paid regardless of whether the merger is consummated. There is no assurance that the merger will be consummated. See the section titled “The Merger Agreement” beginning on page 70 of this proxy statement/prospectus.
Because the purchase price is subject to adjustments pursuant to the merger agreement, and the earnout is subject to conditions that may not be satisfied, we cannot determine the actual number of shares that will be issued in the merger until after the closing date of the merger and the expiration of the earnout period ending December 31, 2026.
The value of the merger consideration and the resulting number of shares of Ideanomics common stock VIA stockholders will be entitled to receive in the merger is subject to adjustments under the merger agreement for cash, indebtedness, net working capital, transaction expenses and certain deductions for the escrows, each to be determined at closing and subject to certain post-closing adjustments. See “The Merger Agreement” beginning on page 70 of this proxy statement/prospectus.
In addition, VIA stockholders are entitled to Earnout Consideration subject to the satisfaction of the conditions thereto, in an amount up to $180,000,000 in additional shares of Ideanomics common stock valued based on the 30-day volume-weighted average price at the time of the earnout payment. There can be no assurance the conditions to the Earnout Consideration will be satisfied or that VIA stockholders will receive any consideration under the earnout provision of the merger agreement.
Failure to complete the merger could negatively affect the stock price of Ideanomics and the future business and financial results of Ideanomics and VIA.
If the merger is not completed, the ongoing businesses of VIA or Ideanomics may be adversely affected and Ideanomics and VIA will be subject to several risks, including the following:
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the incurrence of costs and expenses relating to the proposed merger, such as financing, legal, accounting, financial advisor, filing, printing and mailing fees and expenses, including the potential expense reimbursement obligations described above;

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the possibility of a change in the trading price of Ideanomics common stock to the extent current trading prices reflect a market assumption that the merger will be completed;

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the possibility that Ideanomics or VIA could suffer potential negative reactions from their respective employees, enterprise clients, patients, members, vendors or partners; and

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the possibility that Ideanomics or VIA could suffer adverse consequences associated with their respective management’s focus on the merger instead of on pursuing other opportunities that could have been beneficial to each company, in each case, without realizing any of the benefits contemplated by the merger.

In addition, if the merger is not completed, Ideanomics or VIA could be subject to litigation related to any failure to complete the merger or to perform their respective obligations under the merger agreement.
If the merger is not completed, Ideanomics and VIA cannot assure their stockholders that these risks will not materialize and will not materially affect the business and financial results of Ideanomics or VIA or Ideanomics’ stock price.
Ideanomics stockholders will not be entitled to appraisal rights in connection with the merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Nevada law, the Ideanomics stockholders are not entitled to payment of fair value in connection with the issuance of shares of Ideanomics common stock in the merger.
Current Ideanomics stockholders will have a reduced ownership and voting power in the combined company after the merger and current VIA stockholders will exercise significantly less influence over the policies of the combined company than they now have on policies of VIA.
Ideanomics expects to issue or reserve for issuance approximately 160,604,245 shares of Ideanomics common stock to VIA stockholders in connection with the merger (including shares of Ideanomics common stock to be issued in connection with outstanding VIA options). Based on the number of shares of Ideanomics common stock and VIA capital stock outstanding on                 , the record date for the Ideanomics special meeting, and assuming no further issuances of VIA capital stock or Ideanomics common stock, upon the completion of the merger, current Ideanomics stockholders and former VIA stockholders are expected to own approximately    % and    % of the total voting power of Ideanomics, respectively at closing (prior to the payment of any earnout). Ideanomics also expects to issue or reserve for issuance approximately 77,028,415 additional shares of Ideanomics common stock pursuant to the earnout (assuming a price per share of $2.3368, which is the Signing VWAP stock for the thirty (30)-day period ending on                 . Based on the number of shares of Ideanomics common stock and VIA capital stock outstanding on                 , the record date for the Ideanomics special meeting, and assuming no further issuances of VIA capital stock or Ideanomics common stock, upon the completion of the merger and full payment of the earnout, current Ideanomics stockholders and former VIA stockholders are expected to own approximately    % and    % of the total voting power of Ideanomics, respectively.

Please note that the actual number of shares of Ideanomics common stock issued at closing will depend on certain purchase price adjustments described in the enclosed proxy statement/prospectus, and the actual number of shares of Ideanomics common stock issued pursuant to the earnout will depend on whether VIA meets certain sales targets prior to December 31, 2026 and the actual VWAP of the Ideanomics common stock at the time of any payment of the earnout.
Ideanomics stockholders and VIA stockholders currently have the right to vote for their respective directors and on certain other matters affecting their company. If and when the merger occurs, each Ideanomics stockholder will remain a stockholder of Ideanomics with a percentage ownership of Ideanomics that will be smaller than the stockholder’s percentage of Ideanomics prior to the merger (without considering such stockholder’s current ownership of VIA capital stock, if any). Correspondingly, each VIA stockholder who receives shares of Ideanomics common stock will become a holder of Ideanomics common stock with a percentage ownership of Ideanomics that will be smaller than the stockholder’s percentage ownership of VIA (without considering such stockholder’s current ownership of Ideanomics common stock). As a result, Ideanomics stockholders will have less voting power in Ideanomics than they currently have, and former VIA stockholders will have less voting power in Ideanomics than they now have with respect to VIA. Each of Ideanomics and VIA’s pre-merger stockholders respectively, as a group, will be able to exercise less influence over the management and policies of the combined company following the consummation of the merger than immediately prior to the consummation of the merger.
The shares of Ideanomics common stock to be received by VIA stockholders upon completion of the merger will have different rights from VIA common stock.
Upon completion of the merger, VIA stockholders will no longer be stockholders of VIA, but will instead become stockholders of Ideanomics, and their rights as Ideanomics stockholders will be governed by the terms of the Ideanomics articles and the Ideanomics bylaws. The terms of the Ideanomics articles and Ideanomics bylaws are in some respects materially different from the terms of the VIA charter and the VIA bylaws, which currently govern the rights of VIA stockholders. See the section titled “Comparison of Rights of Ideanomics Stockholders and VIA Stockholders” beginning on page 144 of this proxy statement/prospectus for a discussion of the different rights associated with shares of Ideanomics common stock and shares of VIA common stock.
Following the merger, the market price of Ideanomics stock may be affected by factors different from those affecting the shares of Ideanomics stock or VIA stock currently, and VIA stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest.
The market price of Ideanomics common stock after the merger may be affected by factors different from those affecting the shares of Ideanomics common stock or VIA stock currently. Following the merger, holders of VIA stock will become holders of Ideanomics common stock. Ideanomics’ business and financial position differs from that of VIA in important respects. Accordingly, the results of operations of Ideanomics, including the surviving company, and the market price of Ideanomics common stock after the completion of the merger may be affected by factors different from those currently affecting the results of operations of each of Ideanomics and VIA or the shares of Ideanomics common stock or VIA stock on a standalone basis, and VIA stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest. For a discussion of the business of Ideanomics and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Directors and executive officers of VIA have interests in the merger that may be different from, or in addition to, those of other VIA stockholders, which could have influenced their decisions to support or approve the merger.
In considering whether to approve the proposals by the VIA written consent, VIA stockholders should recognize that directors and executive officers of VIA have interests in the merger that may differ from, or that are in addition to, their interests as stockholders of VIA. The VIA Board was aware of these interests at the time it approved the merger agreement. These interests may cause VIA’s directors and executive officers to view the merger differently than you may view it as a stockholder. See the section titled “The Merger — Interests of VIA’s Directors and Executive Officers in the Merger” beginning on page 106 of this proxy statement/prospectus.
There has been no public market for VIA capital stock and the lack of a public market makes it more difficult to determine the fair market value of VIA than if there were such a public market.
The outstanding VIA capital stock is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of VIA than if VIA capital stock were traded publicly. The value ascribed to VIA’s securities in other contexts may not be indicative of the price at which VIA capital stock may have traded if it were traded on a public market. Because the consideration to be paid to VIA stockholders was determined based on negotiations between the parties, it may not be indicative of the price at which VIA capital stock may have traded if it were traded on a public market, and it is possible that the value of the Ideanomics stock to be received by VIA stockholders will be less than the fair market value of VIA, or Ideanomics may pay more than the aggregate fair market value for VIA.
The opinion obtained by the Ideanomics Board from its financial advisor does not and will not reflect changes in circumstances after the date of such opinions.
The Ideanomics Board received a written opinion dated August 29, 2021 from Morgan Stanley, Ideanomics’ financial advisor, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement was fair from a financial point of view to Ideanomics. Changes in the operations or prospects of Ideanomics or VIA, general market and economic conditions and other factors that may be beyond the control of Ideanomics and VIA, and on which the above-described opinion was based, may alter the value of Ideanomics or VIA or the prices of shares of Ideanomics common stock or VIA capital stock by the time the merger is completed. Ideanomics has not obtained, and does not expect to request, an updated opinion from its financial advisor. The above-mentioned opinion does not speak to any date other than the date of the opinion. For a more complete description of the above-described opinion, see the section titled “The Merger — Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC.”
If the merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders will be required to recognize gain or loss for U.S. federal income tax purposes at the time of the exchange of their VIA common stock for the Merger Consideration in the merger.
The U.S. federal income tax consequences of the merger to U.S. holders will depend on whether the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.
As set forth in more detail in the section titled “Certain U.S. Federal Income Tax Consequences,” it is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Counsel to each of the parties has opined that the merger will qualify as a reorganization, subject to the representations, assumptions and exclusions in such tax opinion, and assuming that the statements and facts concerning the merger set forth in this proxy statement/prospectus, in the merger agreement, and in certain tax representation letters provided to counsel by VIA, Ideanomics and Merger Sub, are accurate.
However, there can be no assurance, that the Internal Revenue Service, which we refer to as the IRS, will not take a contrary position to the views expressed herein and the opinion of counsel or that a court will not agree with a contrary position of the IRS. If the merger fails to qualify as a reorganization or if any requirement for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, U.S. holders of VIA common stock would recognize gain or loss for U.S. federal income tax purposes on each share of VIA common stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the Merger Consideration received in exchange for such surrendered share upon completion of the merger and (2) the holder’s tax basis in the share of VIA common stock surrendered in the merger. Any gain or loss recognized would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of VIA common stock exceeds one year at the effective time of the merger. Under current law, long-term capital gain of non-corporate U.S. holders (including individuals) is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. For a more complete discussion of certain material U.S. federal income tax consequences of the merger, please carefully review the information set forth in the section titled “Certain U.S. Federal Income Tax Consequences.”
Due to the merger, the ability of Ideanomics to use VIA’s net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.
As of September 30, 2021, VIA had federal and state net operating loss carryforwards, which we refer to as NOLs, of approximately $213,652,000. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-ownership change NOLs to offset future taxable income. As of December 31, 2020, VIA has not completed a Section 382 limitation study. If the merger is completed, VIA’s existing NOLs may be subject to limitations and Ideanomics may not be able to fully use NOLs generated prior to 2021 to offset future taxable income. In addition, if Ideanomics undergoes any subsequent ownership change, its ability to utilize NOLs would be limited.
Ideanomics and VIA may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Ideanomics’ and VIA’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, which may adversely affect Ideanomics’ and VIA’s respective business, financial position and results of operations.
In the event the merger is not consummated, VIA’s existing capital resources may not be sufficient to repay the Note and to fund its operations and if the Note is converted into VIA’s common stock, the market for such shares of VIA’s common stock may never exist.
On August 30, 2021, and contemporaneously with the execution of the merger agreement, Ideanomics loaned VIA $42.5 million pursuant to the Note, a secured convertible promissory note with a principal amount of $42.5 million and simple interest on the outstanding principal at the rate of four percent (4%) per annum. Although the Note is secured by the first priority security interest in substantially all of VIA’s assets, in the event, the merger is not consummated, VIA’s existing capital resources may not be sufficient to repay the Note and to fund its operations, and the Note may never be repaid. Alternatively, any conversion of the Note without the merger being consummated may result in our ownership of VIA’s common stock. There can be no assurance that the market for VIA’s common stock will ever exist. Ideanomics will have no control over the price it will eventually receive as a result of the disposition of VIA’s common stock and may be unable to sell the aforementioned securities at favorable prices quickly or when desired.
Risk Factors Relating to Ideanomics Following the Merger
Investing in Ideanomics’ securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in Ideanomics’ most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus supplement.
Ideanomics’ business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

Ideanomics is currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause it to incur significant legal expenses and result in harm to our business.
From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.
We and certain of our former officers and directors are defendants in a class action captioned Rudani v. Ideanomics, Inc., et al., pending in the United States District Court for the Southern District of New York against us. The Amended Complaint alleges violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. Among other things, the Amended Complaint alleges purported misstatements made by us in 2017 and 2018. The Court has preliminarily approved the settlement and the settlement is pending final approval by the Court. We and certain of our current and former officers and directors are also defendants in a consolidated purported securities class action captioned In Re Ideanomics, Inc. Securities Litigation, pending in the United States District Court for the Southern District of New York, which alleges violations of Section 10(b) and 20(a) of the Exchange Act arising from certain purported misstatements by us beginning in March 2020 regarding its MEG division. The Company denies the allegations in the Amended Complaint and filed a motion to dismiss on May 6, 2021. The motion to dismiss remains pending before the Court. We cannot currently estimate the possible loss or range of losses, if any, that we may experience in connection with this litigation. We are also a nominal defendant, and certain of our former officers and directors are named as defendants, in a consolidated shareholder derivative action pending in the United States District Court for the Southern District of New York, captioned In re Ideanomics, Inc. Derivative Litigation which alleges violations of violations of Section 14(a) of the Exchange Act, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and corporate waste and seeks monetary damages and other relief on behalf of Ideanomics. On December 14, 2020, the United States District Court for the Southern District of New York (the “Court”) issued an order (the “Preliminary Approval Order”) providing for preliminary approval of the proposed settlement of the claims asserted nominally on behalf of the Company against the individual defendants named in the previously disclosed stockholder derivative action entitled In re Ideanomics, Inc. Derivative Litigation. We were also named as a nominal defendant, and certain of our former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the District of Nevada, captioned Zare v. Ideanomics, et al, alleging similar violations and allegations. We and certain of the defendants, including us, have reached a settlement in which we have agreed to certain corporate governance and internal procedure reforms and the settlement is not expected to have a material financial impact on us. The Court has preliminarily approved the settlement.
Merger-related Litigation and Demand Letters
Following the announcement of the Company’s agreement to acquire VIA, the Company has received four demand letters on behalf of purported stockholders of the Company and the Company and certain of its officers and directors have been named as defendants in two complaints filed, which have not yet been served, in the United States District Court for the Southern District of New York demanding the issuance of additional disclosures in connection with the merger and alleging that the Company’s Registration Statement on Form S-4 initially filed with the SEC on November 5, 2021, is false and misleading and omits material information regarding the Company’s acquisition of VIA. The Company believes that its disclosures comply fully with applicable law and that the demand letters and complaints are without merit. Nevertheless, in order to moot the purported deficiencies alleged in the demand letters and the complaints, avoid the risk of delaying the consummation of the merger, and minimize the costs, risks and uncertainties inherent in litigation, the Company, without admitting any liability or wrongdoing, has determined to voluntarily provide certain supplemental disclosures that are included herein. Nothing in the supplemental disclosures herein should be considered an admission of the legal necessity or materiality under applicable laws of any of the disclosures included. To the contrary, the Company vehemently denies all of the allegations in the demand letters and the complaints that any additional disclosures are required.
SEC Investigation
As previously reported by us, we are subject to an investigation by the SEC and we continue to respond to various information and requests from the SEC. We are fully cooperating with the SEC’s requests and cannot predict the outcome of this investigation.

Ideanomics expects to incur substantial expenses related to the merger.
Ideanomics expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of VIA with those of Ideanomics. While Ideanomics has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses could be greater or could be incurred over a longer period of time than Ideanomics currently expects.
The combined company will require additional capital, and there is no assurance that any debt or equity financing will be available on acceptable terms, if at all.
The design, production, sale and servicing of electric commercial vehicles is capital intensive. The combined company will require substantial additional capital to fund ongoing operations, continue research, development and design efforts and improve infrastructure. Ideanomics cannot be certain that additional funds will be available to it on favorable terms when required, or at all. If the combined company cannot acquire additional funds when it needs them, its business, prospects, financial condition and operating results could be materially adversely affected. If the combined company issues additional capital stock in the future in connection with financing activities, stockholders will experience dilution of their ownership interests and the per share value of the combined company’s common stock may decline.
Following the merger, Ideanomics and VIA may be unable to successfully integrate their businesses and realize the anticipated benefits of the merger.
The proposed transaction involves the merger of two companies which currently operate as independent companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Ideanomics and VIA in order to effectively realize synergies as a combined company, including opportunities to reduce combined costs, and reduce combined capital expenditures compared to both companies’ standalone plans. Potential difficulties the combined company may encounter in the integration process include the following:
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the inability to successfully combine the businesses of Ideanomics and VIA in a manner that permits the combined company to realize the growth, operations and cost synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger, including projected financial targets, not being realized in the time frames currently anticipated or previously disclosed or at all;

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the additional complexities of combining two companies with different histories, regulatory restrictions, operating structures and markets;

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the failure to retain key employees of either of the two companies;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

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performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
The COVID-19 pandemic and the impact of actions taken to mitigate the pandemic has adversely affected the businesses, financial condition and results of operations of each of Ideanomics and VIA, and may continue to adversely affect the businesses, financial condition and results of operations of Ideanomics and the surviving company following the completion of the transaction.
In December 2019, a novel strain of coronavirus, termed COVID-19, was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world,

including the United States. In March 2020 the World Health Organization characterized the outbreak as a “pandemic,” and the pandemic has been declared a National Emergency by the United States Government. The growth of the COVID-19 pandemic has created significant volatility and uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts our business, operations, financial results and financial condition will depend on numerous evolving factors that are uncertain and cannot be predicted, including: an economic downturn that could affect demand for electric vehicle supply equipment and related services; the duration and scope of the pandemic; government, business and individuals’ actions taken in response; the effect on our partners, customers and the demand for Ideanomics’ services and products; disruptions to the global supply chain; our ability to sell and provide our services and products, including as a result of travel restrictions and people working from home; disruptions to Ideanomics’ operations resulting from the illness of any of our employees; restrictions or disruptions to transportation, including reduced availability of ground or air transport; the ability of its customers to pay for its services and products; and any closures of its and its partners’, suppliers’ and customers’ facilities. In addition, the impact of COVID-19 on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity and energy prices, and interest rates.
The COVID-19 pandemic caused by the SARS-CoV-2 virus and international efforts to control its spread have significantly curtailed the movement of people, goods and services worldwide, including in the regions in which each of Ideanomics and VIA conduct its business operations. It is not possible to accurately predict the full impact of the COVID-19 pandemic on the business, financial condition and results of operations of Ideanomics, VIA or the surviving company due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties, including the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and other factors. A recession or market correction resulting from the spread of COVID-19 may negatively impact the business, financial condition and results of operations of Ideanomics, VIA or the surviving company. There can be no assurance that any efforts taken by Ideanomics, VIA or the surviving company to address the adverse impacts of the COVID-19 pandemic or actions taken to contain the COVID-19 pandemic or its impact will be effective or will not result in significant additional costs. If Ideanomics or VIA is unable to recover from a business disruption on a timely basis or otherwise mitigate the adverse effects of the COVID-19 pandemic, the businesses, financial condition and results of operations of Ideanomics, VIA and the surviving company following the completion of the transaction could be materially and adversely affected, and the transaction and efforts to integrate the businesses of the two companies may be delayed or become more costly or difficult.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees, and Ideanomics and the surviving company may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of Ideanomics and the surviving company.
Ideanomics and VIA are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. Ideanomics’ success after the completion of the merger will depend in part upon the ability of Ideanomics to attract, motivate and retain key management personnel and other key employees of VIA. Prior to completion of the merger, current and prospective employees of Ideanomics and VIA may experience uncertainty about their roles following the completion of the merger, which may have an adverse effect on the ability of each of Ideanomics and VIA to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that Ideanomics will be able to attract, motivate or retain management personnel and other key employees of VIA to the same extent that VIA have previously been able to attract or retain their respective employees. If management personnel or other key employees terminate their employment, Ideanomics’ and the surviving company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Ideanomics and VIA to hiring suitable replacements, all of which may cause Ideanomics’ and the surviving company’s businesses and operations following the completion of the merger to suffer.
The market price of Ideanomics common stock may decline as a result of the merger and the issuance of shares of Ideanomics common stock to VIA stockholders in the merger may have a negative impact on Ideanomics’ financial results, including earnings per share.
The market price of Ideanomics common stock may decline as a result of the merger, and holders of Ideanomics common stock (including holders of VIA common stock who receive Ideanomics common stock in the merger) could see a decrease in the value of their investment in Ideanomics common stock, if, among other things, Ideanomics and the surviving company are unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the merger are not realized, or if the merger and integration-related costs related to the merger are greater than expected. The market price of Ideanomics common stock may also decline if Ideanomics does not achieve the anticipated benefits of the merger as rapidly or to the extent expected by financial or industry analysts or if the effects of the merger on Ideanomics’ financial position, results of operations or cash flows are not otherwise consistent with the expectations of financial or industry analysts. The issuance of shares of Ideanomics common stock in the merger could on its own have the effect of depressing the market price for Ideanomics common stock. In addition, some VIA stockholders may decide not to continue to hold the shares of Ideanomics common stock they receive as a result of the merger, and any such sales of Ideanomics common stock could have the effect of depressing the market price for Ideanomics common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Ideanomics common stock, regardless of the actual operating performance of Ideanomics or the surviving company following the completion of the merger.
If the merger is completed, Ideanomics estimates that it may issue up to approximately 160,604,245 shares of its common stock to VIA stockholders at the closing of the merger pursuant to the merger agreement (which does not include any payment of the earnout), which represents approximately            % of the number of shares of Ideanomics common stock outstanding as of           , 2021. If the earnout is paid in full, Ideanomics estimates that it may issue up to approximately 77,028,415 additional shares of its common stock (assuming a price per share equal to the Signing VWAP. Please note that the actual number of shares of Ideanomics common stock issued at closing will depend on certain purchase price adjustments described in this proxy statement/prospectus, and the actual number of shares of Ideanomics common stock issued pursuant to the earnout will depend on whether VIA meets certain sales targets prior to December 31, 2026 and the actual VWAP of the Ideanomics common stock at the time of any payment of the earnout.
Following the issuance of shares of Ideanomics common stock in the merger, Ideanomics’ earnings per share may be lower than would have been reported by Ideanomics in the absence of the merger. There can be no assurance that any increase in Ideanomics’ earnings per share as compared to Ideanomics’ earnings per share prior to the merger, will occur, even in the long term. Any increase in Ideanomics’ earnings per share as a result of the merger requires, among other things, Ideanomics to successfully manage the operations of VIA and increase the consolidated earnings of Ideanomics after the merger, which is subject to significant risks and uncertainties, as described elsewhere in “Risk Factors.”
You may experience future dilution as a result of this or future equity offerings, and the issuance Ideanomics common stock pursuant to the merger may depress our stock price.
Shares of Ideanomics common stock issued pursuant to the merger agreement will have a dilutive impact on our existing stockholders. In order to raise additional capital, Ideanomics may in the future offer additional shares of its common stock or other securities convertible into or exchangeable for its common stock at prices that may not be the same as the price per share under the merger agreement. Ideanomics may sell shares of its common stock or other securities convertible or exchangeable into its common stock in any other offering at a price per share that is less than the price per share indicated in the merger agreement, and investors purchasing shares of Ideanomics common stock or other securities convertible or exchangeable into its common stock in the future could have rights superior to existing stockholders. The price per share at which Ideanomics sells additional shares of its common stock, or securities convertible or exchangeable into common stock in future transactions may be higher or lower than the price per share under the merger agreement. Additionally, such sales could cause the market price of Ideanomics common stock to decline. If Ideanomics obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to the rights of Ideanomics common stockholders, which could impair the value of Ideanomics common stock.
Ideanomics has never paid dividends on its capital stock and Ideanomics does not anticipate paying dividends in the foreseeable future.
The Ideanomics Board has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the

Ideanomics Board and will depend on Ideanomics’ financial condition, operating results, capital requirements, general business conditions and other factors that the board of directors may deem relevant. As a result, capital appreciation, if any, of Ideanomics common stock will be the sole source of gain for the foreseeable future.
Sales of a substantial number of shares of Ideanomics common stock in the public market could cause Ideanomics’ stock price to fall.
Sales of a substantial number of shares of Ideanomics common stock in the public market or the perception that these sales might occur could depress the market price of Ideanomics common stock and could impair Ideanomics’ ability to raise capital through the sale of additional equity securities. Ideanomics is unable to predict the effect that sales may have on the prevailing market price of Ideanomics’ common stock. In addition, the sale of substantial amounts of Ideanomics common stock could adversely impact its price. The sale or the availability for sale of a large number of shares of Ideanomics common stock in the public market could cause the price of our common stock to decline.
The combined company operates in a highly competitive market against a large number of both established competitors and new market entrants, and many market participants have substantially greater resources than the combined company.
Both the automobile industry generally, and the electric vehicle (“EV”) segment in particular, are highly competitive, and the combined company will be competing for sales with both internal combustion engine (“ICE”) vehicles and EVs. Many of the combined company’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than the combined company does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. The combined company expects competition for EVs to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service, and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect the combined company’s business, financial condition, operating results, and prospects.
The combined company’s EV products will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than that of the combined company’s. Such competition may ultimately impair the combined company’s business and revenue.
The combined company’s target market for EV products is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, its competitors are working on developing technologies that may be introduced in its target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of the combined company’s products or make its products uncompetitive or obsolete.
The combined company may not be able to compete successfully in the market as a result of rapid changes in EV technology and the entrance of new and existing, larger manufacturers into the EV space.
The combined company’s products will be designed for use with, and depend upon, existing vehicle technology. As new companies and larger, existing vehicle manufacturers enter the EV space, the combined company may lose any technological advantage it may have had in the marketplace and suffer a decline in its position in the market. As technologies change, the combined company plans to upgrade or adapt its products to continue to provide products with the latest technology. However, the combined company’s products may become obsolete or the combined company’s research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. As a result, the combined company’s potential inability to adapt and develop the necessary technology may harm the combined company’s competitive position.

The combined company intends to target potential customers that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions.
Many of the combined company’s potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, that may have internal solutions that are competitive to the combined company’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of the combined company’s time and resources. The combined company cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If the combined company’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on the combined company’s business. In addition, if the combined company is unable to sell its products to such potential customers on certain terms, its prospects and results of operations may be adversely affected.
If the market for EVs does not develop as the combined company expects or develops more slowly than it expects, the combined company’s business, prospects, financial condition and operating results will be adversely affected.
The combined company’s growth is highly dependent upon the adoption by consumers of EVs. The target demographics for the combined company’s EVs are highly competitive. If the market for EVs does not develop at the rate or in the manner or to the extent that the combined company expects, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuels, hybrid and EVs is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
The market for alternative fuel vehicles is rapidly evolving and as a result, the market for the combined company’s EVs could be affected by numerous factors, such as:
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perceptions about EV features, quality, safety, performance and cost;

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perceptions about the limited range over which EVs may be driven on a single battery charge;

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competition, including from other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy internal combustion engine vehicles;

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fuel prices, including volatility in the cost of fossil fuels;

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the timing of adoption and implementation of fully autonomous vehicles;

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government regulations and economic incentives;

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access to charging facilities and related infrastructure costs and standardization of EV charging systems;

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electric grid capacity and reliability; and

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macroeconomic factors.

The automotive industry and the combined company’s technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our EVs.
The combined company may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, including liquid hydrogen, or compressed natural gas, improvements in battery technologies utilized by its competitors or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways it does not currently anticipate. Any failure by the combined company to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.

Other Risks
The historical and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of Ideanomics’ results after the merger, and accordingly, you have limited financial information on which to evaluate the combined company.
Ideanomics and VIA will continue to operate as separate companies prior to the merger. Ideanomics and VIA have no prior history as a combined company. The historical financial statements of VIA may be different from those that would have resulted had VIA been operated as part of Ideanomics. The unaudited pro forma condensed combined financial information appearing elsewhere herein has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the aggregate consideration to VIA assets and liabilities. The aggregate consideration allocation reflected in the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the final allocation of the aggregate consideration will be based upon the actual aggregate consideration and the fair value of the assets and liabilities of VIA as of the date of the completion of the merger. The unaudited pro forma condensed combined financial information does not (i) reflect future events that may occur after the merger, including the incurrence of costs related to the planned integration of VIA, any future non-recurring charges resulting from the merger and any termination of contracts as a direct result of the merger, and (ii) consider potential effects of future market conditions on revenues or expense efficiencies. The unaudited pro forma financial information presented in this proxy statement/prospectus is based in part on certain assumptions regarding the merger that Ideanomics believes are reasonable under the circumstances. Ideanomics cannot assure you that the assumptions will prove to be accurate over time.
If Ideanomics’ goodwill or other intangible assets become impaired, it may be required to record a significant charge to earnings.
As of September 30, 2021, a portion of Ideanomics’ total consolidated assets reflected on the consolidated balance sheet incorporated by reference into this proxy statement/prospectus consisted of goodwill and intangible assets. Consummation of the merger is expected to result in Ideanomics recognizing additional goodwill and intangible assets on its consolidated balance sheet. See the section titled “Accounting Treatment” beginning on page 115 of this proxy statement/prospectus. Intangible assets with finite lives will be amortized using the method that best reflects how their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over their estimated useful lives. Goodwill will not be amortized, but instead tested for potential impairment at least annually whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If Ideanomics’ goodwill or other intangible assets are determined to be impaired in the future, it may be required to record additional significant, non-cash charges to earnings during the period in which the impairment is determined to have occurred.
The Ideanomics and VIA prospective financial information is inherently subject to uncertainties.
While presented with numeric specificity, the Ideanomics and VIA prospective financial information provided in this document was prepared by Ideanomics’ management based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Ideanomics’ or VIA’s business, as applicable) that are inherently subjective and uncertain and are largely beyond the control of the respective management of each. As a result, actual results may differ from the prospective financial information. Important factors that may affect actual results and cause these projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Ideanomics’ or VIA’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods) and general industry, business, competitive, technological and economic conditions. For more information, see the section titled “The Merger — Unaudited Financial Information” beginning on page 94.

Ideanomics and VIA are subject to various uncertainties, including litigation and contractual restrictions and requirements while the merger is pending, that could adversely affect their businesses, financial condition and results of operations.
During the pendency of the merger, it is possible that customers, vendors and/or other persons with whom Ideanomics or VIA has a business relationship may elect to use the products and services of other providers, delay or defer certain business decisions or decide to seek to terminate, change or renegotiate their relationships with Ideanomics or VIA, as the case may be, as a result of the merger, which could significantly reduce the expected benefits of the merger and/or negatively affect Ideanomics’ or VIA’s revenues, earnings and cash flows, as well as the market price of Ideanomics common stock, regardless of whether the merger is completed. Uncertainty about the effects of the merger on employees may impair the ability to attract, retain and motivate key personnel during the pendency of the merger and, if the merger is completed, for a period of time thereafter. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with Ideanomics following the completion of the merger, Ideanomics and VIA may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Ideanomics and VIA will also incur significant costs related to the merger, some of which must be paid even if the merger is not completed. These costs are substantial and include financial advisory, legal and accounting costs.
Under the terms of the merger agreement, VIA is also subject to certain restrictions on the conduct of its business prior to the completion of the merger, which may adversely affect its ability to execute certain of its business strategies, including, among other things, the ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, commence or settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect VIA’s business, strategy, operations and prospects prior to the completion of the merger. Ideanomics is also subject to certain restrictions on the conduct of its business prior to the completion of the merger, including its ability to enter into certain transactions involving mergers, acquisitions or investments.
In addition, Ideanomics, VIA and their respective affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings and litigation matters that arise from time to time. Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the transaction.
Risks Related to VIA
VIA is an early-stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.
VIA has incurred losses in the operation of its business related to research and development activities since its inception. VIA anticipates that its expenses will increase and that it will continue to incur losses in the future until at least the time it begins significant deliveries of its vehicles, which is not expected to occur before late 2023. Even if VIA is able to successfully develop and sell or lease its vehicles, there can be no assurance that they will be commercially successful and achieve or sustain profitability.
VIA expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, designs, develops and manufactures its vehicles; builds up inventories of parts and components for its vehicles; increases its sales and marketing activities, develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. VIA may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenue, which would further increase VIA’s losses.
VIA has a limited operating history and has manufactured and sold a minimal number of lighter duty production vehicles to customers and may never develop or manufacture any future vehicles.
VIA was incorporated in 2010 and has a limited operating history in the automobile industry, which is continuously evolving, and has generated minimal revenue to date. VIA’s vehicles are in the development stage and VIA does not expect to begin significant deliveries of its vehicles until at least late 2023, if at all. VIA has no experience as an organization in high-volume manufacturing of the planned electric commercial vehicles.
As VIA attempts to transition from research and development activities to commercial production and sales, it is difficult, if not impossible, to forecast VIA’s future results, and VIA has limited insight into trends that may emerge and affect VIA’s business. The estimated costs and timelines that VIA has developed to reach full-scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that VIA’s estimates related to the costs and timing necessary to complete design and engineering of its electric commercial vehicles and to tool its factories will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. For example, VIA may experience higher raw material waste in the composite process than it expects, resulting in higher operating costs and hampering its ability to be profitable.
VIA cannot assure you that it or its partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable VIA to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its electric commercial vehicles. You should consider VIA’s business and prospects in light of the risks and significant challenges it faces as a new entrant into its industry, including, among other things, with respect to its ability to:
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design and produce safe, reliable and quality vehicles on an ongoing basis;

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obtain the necessary regulatory approvals in a timely manner;

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build a well-recognized and respected brand;

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establish and expand its customer base;

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successfully market not just VIA’s vehicles but also the other services it intends to or may provide;

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successfully service its vehicles after sales and maintain a good flow of spare parts and customer goodwill;

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improve and maintain its operational efficiency;

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execute and maintain a reliable, secure, high-performance and scalable technology infrastructure;

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predict its future revenues and appropriately budget for its expenses;

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attract, retain and motivate talented employees;

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anticipate trends that may emerge and affect its business;

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anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

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navigate an evolving and complex regulatory environment.

If VIA fails to adequately address any or all of these risks and challenges, its business may be materially and adversely affected.
In addition, VIA has engaged in limited marketing activities to date, so even if VIA is able to bring its electric commercial vehicles to market on time and on budget, there can be no assurance that fleet customers will embrace VIA’s products in significant numbers. Market conditions, many of which are outside of VIA’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for VIA’s electric commercial vehicles, and ultimately VIA’s success.
VIA does not currently have any binding orders, and there is no assurance that its non-binding pre-orders will be converted into binding orders or sales.
VIA’s business model is focused on building relationships with fleet customers, fleet management companies and dealers. To date, VIA has engaged in limited marketing activities and does not have any binding contracts with customers. The non-binding pre-orders may not be converted into binding orders or sales. Until such time that the design and development of VIA’s vehicles are complete, VIA’s vehicles are commercially available for purchase and VIA is able to scale up its marketing function to support sales, there will be uncertainty as to customer demand for VIA’s vehicles. A long wait time from the time a pre-order is made until the delivery of VIA’s vehicles is possible, and any delays beyond expected wait times could adversely impact user decisions on whether to ultimately make a purchase. Even if VIA is able to obtain binding orders, customers may limit their volume of purchases initially as they assess VIA’s vehicles and whether to make a broader transition to electric vehicles. This may be a long process and will depend on the safety, reliability, efficiency and quality of VIA’s vehicles. It will also depend on factors outside of VIA’s control, such as general market conditions and broader trends in fleet management and vehicle electrification that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for VIA’s vehicles and the sales that it will be able to achieve.
Certain of VIA’s strategic, development and deployment arrangements could be terminated or may not materialize into long-term contract arrangements and may restrict or limit VIA from developing electric commercial vehicles with other strategic partners.
VIA has arrangements with strategic, development and deployment partners and collaborators. Some of these arrangements are evidenced by memorandums of understanding, non-binding letters of intent, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage or binding contracts or long-term contract arrangements. In addition, VIA does not currently have arrangements in place that will allow it to fully execute its business plan, including, without limitation, final supply and manufacturing agreements and fleet service and management agreements. Moreover, existing or future arrangements may contain limitations on VIA’s ability to enter into strategic, development and deployment arrangements with other partners. If VIA is unable to maintain such arrangements and agreements, or if such agreements or arrangements contain other restrictions from or limitations on developing electric commercial vehicles with other strategic partners, its business, prospects, financial condition and operating results may be materially and adversely affected.
VIA’s growth is dependent upon the willingness of operators of vehicle fleets and small to medium sized businesses to adopt electric commercial vehicles, as well as VIA’s ability to produce, sell and service vehicles that meet their needs. If the development of the market for commercial electric vehicles does not develop as VIA expects, its business, prospects, financial condition and operating results will be adversely affected.
VIA’s growth is dependent upon the adoption of electric commercial vehicles by operators of commercial vehicle fleets and on VIA’s ability to produce, sell and service vehicles that meet their needs. The entry of electric commercial vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric commercial vehicles in their businesses. This process has been slow to date. As part of VIA’s sales efforts, VIA must educate fleet managers as to what VIA believes are the economical savings during the life of the vehicle and the lower “total cost of ownership” of VIA’s vehicles. As such, VIA believes that operators of commercial vehicle fleets will consider many factors when deciding whether to purchase VIA’s commercial electric vehicles (or electric commercial vehicles generally) or vehicles powered by internal combustion engines. VIA believes these factors include:
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the difference in the initial purchase prices of electric vehicles with comparable vehicles powered by internal combustion engines, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric commercial vehicles;

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the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

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the availability and terms of financing options for purchases of vehicles and, for electric commercial vehicles, financing options for battery systems;

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the availability of tax and other governmental incentives to purchase and operate electric commercial vehicles and future regulations requiring increased use of nonpolluting vehicles;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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fuel prices, including volatility in the cost of fuel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to electric commercial vehicles;

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the cost and availability of other alternatives to internal combustion vehicles, such as vehicles powered by natural gas or hydrogen;

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corporate sustainability initiatives;

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commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

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the quality and availability of service for the vehicle, including the availability of replacement parts;

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the anxiety of some potential customers regarding the limited range over which electric commercial vehicles may be driven on a single battery charge;

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access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

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the concerns of some potential customers regarding the degradation of the cells used in lithium battery modules and its negative impact on the estimated range of electric vehicles over time;

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electric grid capacity and reliability; and

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macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that VIA will produce and sell, then the market for commercial electric vehicles may not develop as VIA expects or may develop more slowly than VIA expects, which would adversely affect VIA’s business, prospects, financial condition and operating results.
In addition, any reduction, elimination or selective application of tax and other governmental incentives and subsidies because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or VIA’s electric commercial vehicles in particular, which would adversely affect VIA’s business, prospects, financial condition and operating results. Further, VIA cannot assure that the current governmental incentives and subsidies available for purchasers of electric commercial vehicles will remain available.
VIA may encounter obstacles outside of its control that slow market adoption of electric commercial vehicles, such as regulatory requirements or infrastructure limitations.
VIA’s growth is highly dependent upon the adoption of electric commercial vehicles by the commercial and municipal fleet industry. The target demographics for VIA’s electric commercial vehicles are highly competitive. If the market for electric commercial vehicles does not develop at the rate or in the manner or to the extent that VIA expects, or if critical assumptions VIA has made regarding the efficiency of its electric commercial vehicles are incorrect or incomplete, VIA’s business, prospects, financial condition and operating results could be harmed. The fleet market for electric commercial vehicles is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
VIA’s growth depends upon its ability to maintain its relationships with existing suppliers and to source new suppliers for its supply chain, while effectively managing the risks stemming from such relationships.
VIA’s growth is partially dependent upon its ability to enter into supplier agreements and maintain its relationships with suppliers who are critical and necessary to the output and production of VIA’s vehicles.

The supply agreements VIA has or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers become unable to provide or experience delays in providing components or the supply agreements are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes, and other factors beyond VIA’s control or that VIA does not presently anticipate could affect VIA’s ability to receive components from VIA’s suppliers.
VIA also relies on a small group of suppliers to provide VIA with the components for VIA’s vehicles. While VIA seeks to obtain raw materials and components from multiple sources whenever possible, some of the raw materials and components used in its vehicles will be purchased by VIA from a single or limited source. VIA may be unable to obtain or engineer replacement raw materials and components for its single or limited source raw materials and components in the short term, or at all, at prices or quality levels that are acceptable to it, leaving VIA susceptible to supply shortages, long lead times for components and cancellations and supply changes. In addition, VIA could experience delays if its suppliers do not meet agreed upon timelines or experience capacity constraints.
VIA has not secured supply agreements for its components. VIA may be at a disadvantage in negotiating supply agreements for the production of its vehicles due to its limited operating history. In addition, there is the possibility that finalizing the supply agreements for the parts and components of VIA’s vehicles will cause significant disruption to VIA’s operations, or such supply agreements could be at costs that make it difficult for VIA to operate profitably.
If VIA does not enter into long-term supply agreements with guaranteed pricing for critical parts or components, VIA may be exposed to fluctuations in components, materials and equipment prices. Substantial increases in the prices for such components, materials and equipment would increase VIA’s operating costs and could reduce VIA’s margins if VIA cannot recoup the increased costs. Any attempts to increase the announced or expected prices of VIA’s vehicles in response to increased costs could be viewed negatively by VIA’s potential customers and could adversely affect VIA’s business, prospects, financial condition or operating results.
Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm VIA’s business.
VIA and its suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact VIA’s business, prospects, financial condition and operating results. VIA and its suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of electric commercial vehicles by VIA’s competitors, and could adversely affect VIA’s business and operating results. For instance, VIA is exposed to multiple risks relating to lithium-ion battery cells. These risks include:
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an increase in the cost, or decrease in the available supply, of materials used in the cells;

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disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

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fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the purchasing entity’s operating currency.

VIA’s business is dependent on the continued supply of battery cells for the battery packs used in VIA’s electric commercial vehicles. VIA may have limited flexibility in changing its supplier in the event of any disruption in the supply of battery cells which could disrupt production of VIA’s electric commercial vehicles. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause VIA to experience significant increases in freight charges and material costs. Substantial increases in the prices for VIA’s materials or prices charged to VIA, such as those charged by battery cell suppliers, would increase VIA’s operating costs, and could reduce its margins if the increased costs cannot be recouped through increased commercial vehicle sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and therefore materially and adversely affect VIA’s brand, image, business, prospects and operating results.

VIA currently targets many customers, suppliers and partners that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If VIA is unable to sell its products to these customers or is unable to enter into agreements with suppliers and partners on satisfactory terms, its prospects and results of operations may be adversely affected.
Many of VIA’s current and potential customers, suppliers and partners are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to VIA’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies could require a substantial investment of VIA’s time and resources. VIA cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If VIA’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it may have an adverse effect on VIA’s business.
As VIA expands into new territories, it may encounter stronger market resistance than it currently expects, including from incumbent competitors in those territories.
VIA will face risks associated with any potential expansion of its operations into new territories, including possible unfavorable regulatory, political, tax and labor conditions, which could harm its business. In addition, in certain of these markets, VIA may encounter incumbent competitors with established technologies and customer bases, lower prices or costs, and greater brand recognition. VIA anticipates having international operations and subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. However, VIA has no experience to date selling or leasing and servicing its vehicles internationally, and such expansion would require VIA to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. These risks include:
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conforming VIA’s electric commercial vehicles to various international regulatory requirements where its electric commercial vehicles are sold, which requirements may change over time;

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difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its electric commercial vehicles in any of these jurisdictions;

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difficulty in staffing and managing foreign operations;

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difficulties attracting customers in new jurisdictions;

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foreign government taxes, regulations and permit requirements, including foreign taxes that VIA may not be able to offset against taxes imposed upon VIA in the U.S.;

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a heightened risk of failure to comply with corporation and employment tax laws

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fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities VIA undertakes;

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U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

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foreign labor laws, regulations and restrictions;

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changes in diplomatic and trade relationships;

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political instability, natural disasters, global health concerns, including health pandemics such as the COVID-19 pandemic, war or events of terrorism; and

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the strength of international economies.

If VIA fails to successfully address these risks, VIA’s business, prospects, financial condition and operating results could be materially harmed.

VIA has grown its business rapidly, and expects to continue to expand its operations significantly. Any failure to manage its growth effectively could adversely affect its business, prospects, operating results and financial condition.
Any failure to manage VIA’s growth effectively could materially and adversely affect VIA’s business, prospects, operating results and financial condition. VIA intends to expand its operations significantly. VIA expects its future expansion to include:
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expanding the management team;

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hiring and training new personnel;

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leveraging consultants to assist with company growth and development;

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forecasting production and revenue;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, production, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes; and

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expanding into new markets.

VIA intends to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for its electric commercial vehicles. Because VIA’s electric commercial vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric commercial vehicles may not be available to hire, and as a result, VIA will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing electric commercial vehicles and their software is intense, and VIA may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm VIA’s business, prospects, financial condition and operating results.
VIA’s business may be adversely affected by labor and union activities.
Although none of VIA’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. VIA may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on VIA’s business, financial condition or operating results.
There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for VIA’s electric commercial vehicles, and there can be no assurance such systems will be successfully developed.
VIA’s vehicles will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies is inherently complex, and VIA will need to coordinate with its vendors and suppliers in order to reach production for its electric commercial vehicles. Defects and errors may be revealed over time and VIA’s control over the performance of third-party services and systems may be limited. Thus, VIA’s potential inability to develop the necessary software and technology systems may harm its competitive position.
VIA relies on third-party suppliers to develop a number of emerging technologies for use in its products, including lithium-ion battery technology. These technologies are not currently, and may not ever be, commercially viable. There can be no assurances that VIA’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support its business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics VIA anticipates in its business plan. As a result, VIA’s business plan could be significantly impacted, and VIA may incur significant liabilities under warranty claims which could adversely affect its business, prospects and results of operations.
The discovery of defects in VIA’s vehicles may result in delays in new model launches, recall campaigns or increased warranty costs. Additionally, discovery of such defects may result in a decrease in the residual value of its vehicles, which may materially harm its business.
VIA’s electric commercial vehicles may contain defects in design and production that may cause them not to perform as expected or may require repair. Vehicle manufacturers are required to remedy defects related to vehicle safety and emissions through recall campaigns, and must recall vehicles if they determines that they do not comply with any applicable Federal Motor Vehicle Safety Standards (“FMVSS”). In addition, if a vehicle manufacturer determines that a safety or emissions defect or a non-compliance exists with respect to certain of its vehicles prior to the start of production, the launch of such vehicle could be delayed until the manufacturer remedies the defect or non-compliance. The costs associated with any protracted delay in new model launches necessary to remedy such defect, and the cost of providing a free remedy for such defects or non-compliance in vehicles that have been sold, could be substantial. VIA will also be obligated under the terms of its vehicle warranty to make repairs or replace parts in its vehicles at its expense for a specified period of time. Therefore, any failure rate that exceeds VIA’s assumptions may result in unanticipated losses.
VIA’s products (including vehicles and components) have not completed testing and VIA currently has a limited frame of reference by which to evaluate the performance of its electric commercial vehicles upon which its business prospects depend. There can be no assurance that VIA will be able to detect and fix any defects in its electric commercial vehicles. VIA may experience recalls in the future, which could adversely affect VIA’s brand and could adversely affect its business, prospects, financial condition and operating results. VIA’s electric commercial vehicles may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of VIA’s electric commercial vehicles and software to perform as expected could harm VIA’s reputation and result in a significant cost due to warranty replacement and other expenses, a loss of customer goodwill due to failing to meet maintenance targets in VIA’s total cost of ownership calculations, adverse publicity, lost revenue, delivery delays, product recalls and product liability claims and could have a material adverse impact on VIA’s business, prospects, financial condition and operating results. Additionally, discovery of such defects may result in a decrease in the residual value of VIA’s vehicles, which may materially harm its business. Moreover, problems and defects experienced by other electric vehicle companies could by association have a negative impact on perception and customer demand for VIA’s electric commercial vehicles.
VIA may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.
Product liability claims, even those without merit or those that do not involve VIA’s products, could harm VIA’s business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and VIA faces inherent risk of exposure to claims in the event VIA’s electric commercial vehicles do not perform or are claimed to not have performed as expected. As is true for other commercial vehicle suppliers, VIA expects in the future that its electric commercial vehicles may be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect VIA’s competitors may cause indirect adverse publicity for VIA and its products. A successful product liability claim against VIA could require VIA to pay a substantial monetary award. VIA’s risks in this area are particularly pronounced given the stage of development. Moreover, a product liability claim against VIA or its competitors could generate substantial negative publicity about VIA’s products and business and could have a material adverse effect on VIA’s brand, business, prospects, financial condition and operating results.
If VIA is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent VIA from developing or commercializing its future products.
Companies, organizations or individuals, including VIA’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with VIA’s ability to make, use, develop, sell or market its vehicles or components, which could make it more difficult for VIA to operate its business. From time to time, VIA may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge VIA to take licenses. VIA’s applications and uses of trademarks relating to its design, software or technologies could be found to infringe upon existing trademark ownership and rights. In addition, if VIA is determined to have infringed upon a third party’s intellectual property rights, it may be required to do one or more of the following:
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cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;

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redesign its vehicles or other goods or services; or

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establish and maintain alternative branding for its products and services.

In the event of a successful claim of infringement against VIA and VIA’s failure or inability to obtain a license to the infringed technology or other intellectual property right, VIA’s business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
VIA may incur significant costs and expenses in connection with protecting and enforcing its intellectual property rights, including through litigation. Additionally, even if VIA is able to take measures to protect its intellectual property, third parties may independently develop technologies that are the same or similar to VIA.
VIA may not be able to prevent others from unauthorized use of its intellectual property, which could harm its business and competitive position. VIA relies on a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect its rights in its technology. Despite VIA’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use VIA’s intellectual property or seek court declarations that they do not infringe upon its intellectual property rights. Monitoring unauthorized use of VIA’s intellectual property is difficult and costly, and the steps VIA has taken or will take may not prevent misappropriation. From time to time, VIA may have to resort to litigation to enforce its intellectual property rights, which could result in substantial costs and diversion of its resources.
Patent, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, VIA’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect VIA’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of VIA’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.
VIA’s vehicles will make use of lithium-ion battery cells, which can be dangerous under certain circumstances, including the possibility that such cells catch fire or vent smoke and flame.
The battery packs within VIA’s electric commercial vehicles will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of VIA’s vehicles or other battery packs that it produces could occur, which could subject VIA to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve VIA’s vehicles, could seriously harm its business and reputation.
In addition, VIA intends to store its battery packs in its factories prior to installation in its electric commercial vehicles. Any mishandling of battery cells may cause disruption to the operation of VIA’s factories. While VIA has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt its operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for VIA and its products. Such adverse publicity could negatively affect VIA’s brand and harm its business, prospects, financial condition and operating results.
VIA may not succeed in establishing, maintaining and strengthening its brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.
VIA’s business and prospects heavily depend on its ability to develop, maintain and strengthen the VIA brand. If VIA is not able to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. VIA’s ability to develop, maintain and strengthen the VIA brand will depend heavily on the success of its marketing efforts. The electric vehicle industry is intensely competitive, and VIA may not be successful in building, maintaining and strengthening its brand. VIA’s current and potential competitors, particularly electric vehicle manufacturers headquartered in the United States, Japan, the European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than VIA does. If VIA does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.
VIA is likely to face competition from a number of sources, which may impair its revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.
The vehicle electrification market has expanded significantly since VIA was founded. The commercial vehicle electrification market in which VIA operates features direct competition which includes traditional vehicle manufacturers producing electric commercial vehicles that have historically focused on the consumer market, including but not limited to Daimler AG, Volkswagen, Fiat, Ford and General Motors and electrification solution providers such as Rivian, Hyliion, Workhorse Group Inc., Nikola, Proterra, Arrival and Evobus, possibly expanding into the commercial markets. If these companies or other vehicle manufacturers or providers of electrification solutions expand into the commercial markets, VIA will face increased direct competition, which may impair VIA’s revenue, increase its costs to acquire new customers, hinder its ability to acquire new customers, have a material adverse effect on VIA’s product prices, market share, revenue and profitability.
VIA may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If it does fail to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.
It is difficult to predict VIA’s future revenues and appropriately budget for its expenses, and VIA may have limited insight into trends that may emerge and affect its business. VIA will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is no historical basis for making judgments on the demand for VIA’s vehicles or its ability to develop, manufacture, and deliver vehicles, or VIA’s profitability in the future. If VIA overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase VIA’s costs. If VIA underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that VIA’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If VIA fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm VIA’s business, financial condition and operating results.
VIA’s electric commercial vehicles will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than VIA’s vehicle technologies.
VIA’s target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, VIA’s competitors are working on developing technologies that may be introduced in VIA’s target market. Similarly, improvement in competitor performance or technology may result in the infrastructure required to operate VIA vehicles, such as for charging, becoming comparatively expensive and reducing the economic attractiveness of its vehicles. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of VIA’s vehicles or make VIA’s vehicles uncompetitive or obsolete.
If any of VIA’s suppliers become economically distressed or go bankrupt, VIA may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.
VIA expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, VIA may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect VIA’s ability to deliver vehicles and could increase VIA’s costs and negatively affect its liquidity and financial performance.
VIA is subject to governmental export and import control laws and regulations. VIA’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and operating results.
VIA’s products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities.
Exports of VIA’s products and technology must be made in compliance with these laws and regulations. For example, VIA may require one or more licenses to import or export certain vehicles, components or technologies to its research and development teams in various countries and may experience delays in obtaining the requisite licenses to do so. Audits in connection with the application for licenses may increase areas of noncompliance that could result in delays or additional costs. If VIA fails to comply with these laws and regulations, VIA and certain of its employees could be subject to additional audits, substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on VIA and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.
As VIA expands, it may encounter unforeseen import/export charges, which could increase its costs and hamper its profitability. In addition, changes in VIA’s products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of VIA’s products and solutions in new territories, increase costs due to changes in import and export duties and taxes, prevent VIA’s customers from deploying VIA’s products and solutions or, in some cases, prevent the export or import of VIA’s products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of VIA’s products and solutions or in VIA’s decreased ability to export or sell its products and solutions to customers.
Any decreased use of VIA’s products and solutions or limitation on its ability to export or sell its products and solutions would likely adversely affect VIA’s business, prospects, financial condition and operating results.
VIA is subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which could adversely affect VIA’s business and operating results.
VIA faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19,

including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for VIA’s vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from VIA’s efforts to mitigate the effects of COVID-19, delays in VIA’s schedule to full commercial production of electric commercial vehicles and disruptions to VIA’s supply chain, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect VIA’s start-up and manufacturing plans. Measures that have been relaxed may be re-implemented if COVID-19 continues to spread. If, as a result of these measures, VIA has to limit its number of employees and contractors at a given time, it could cause a delay in tooling efforts or in the production schedule of its electric commercial vehicles. Further, VIA’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If VIA’s workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, VIA’s operations will be adversely affected.
The extent to which the COVID-19 pandemic may continue to affect VIA’s business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, VIA may continue to suffer an adverse effect to VIA’s business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs.
VIA is highly dependent on the services of its senior management team and key employees, and if VIA is unable to retain some or all of this team, its ability to compete could be harmed.
VIA’s success depends, in part, on its ability to retain its key personnel. VIA is highly dependent on the services of its senior management team and key employees. If members of the senior management team were to discontinue their service to VIA due to death, disability or any other reason, VIA could be materially disadvantaged in the event VIA was unable to appoint suitable replacements in a timely manner. The unexpected loss of or failure to retain one or more of VIA’s key employees could adversely affect VIA’s business. VIA will evaluate whether to obtain key man life insurance policies. Any failure by VIA’s management team and VIA’s employees to perform as expected may have a material adverse effect on VIA’s business, prospects, financial condition and operating results.
VIA’s success depends, in part, on its ability to attract and recruit key personnel. If VIA is unable to attract key employees and hire qualified management, technical and vehicle engineering personnel, its ability to compete could be harmed.
VIA’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. VIA may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect VIA’s business, including the execution of its global business strategy.
VIA may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.
Many of VIA’s employees were previously employed by other automotive companies or by suppliers to automotive companies. VIA may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If VIA fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent VIA’s ability to commercialize its products, which could severely harm its business. Even if VIA is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
VIA is subject to stringent and changing privacy laws, regulations and standards, information security policies and contractual obligations related to data privacy and security. VIA’s actual or perceived failure to comply with such obligations could harm its business.
VIA is subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security. The regulatory framework for privacy and security issues worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. VIA may not be able to monitor and react to all developments in a timely manner as laws in this area are also complex and developing rapidly. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, and California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Other states have begun to propose similar laws. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that are inconsistent with VIA’s existing data management practices or the features of its products and product capabilities, and may have a material and adverse impact on VIA’s business, financial condition and results of operations.
Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and VIA may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause it to incur substantial costs or require it to change its business practices, including its data practices, in a manner adverse to its business. Additionally, any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to VIA, damage its reputation, inhibit sales and adversely affect its business. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of its products, particularly in certain industries and foreign countries. If VIA is not able to adjust to changing laws, regulations and standards related to the internet, its business may be harmed.
VIA, its partners and its suppliers are or may be subject to substantial regulation and unfavorable changes to, or failure by VIA, its partners or its suppliers to comply with, these regulations could substantially harm VIA’s business and operating results.
VIA’s electric commercial vehicles, and the sale of motor vehicles in general, its partners and its suppliers are or may be subject to substantial regulation under federal, state and local laws. VIA’s vehicles will be required to comply with the applicable safety, product and other standards and regulations in VIA’s targeted markets. For example, VIA’s vehicles in the United States will be subject to numerous regulatory requirements established by the National Highway Traffic Safety Administration, including any applicable FMVSS. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. VIA may fail to obtain or renew the required certification or regulatory approval for its vehicles, which may prevent VIA from delivering, selling and/or importing/exporting its vehicles.
VIA continues to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its electric commercial vehicles in the jurisdictions in which it plans to operate and intends to take such actions necessary to comply. VIA may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell, transport or service their electric commercial vehicles in any of these jurisdictions. If VIA, its partners or its suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out its operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, VIA’s business, prospects, financial condition and operating results could be materially adversely affected. VIA expects to incur significant costs in complying with these regulations. For example, if the battery packs installed in VIA’s electric commercial vehicles are deemed to be transported, they will need to comply with the mandatory regulations governing the transport of “dangerous goods,” and any deficiency in compliance may result in VIA being prohibited from selling its electric commercial vehicles until compliant batteries are installed. Any such required changes to VIA’s battery packs will require additional expenditures and may delay the shipment of vehicles.
In addition, regulations related to the electric and alternative energy vehicle industry are evolving and VIA faces risks associated with changes to these regulations, including but not limited to:
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increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline;

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increased support for other alternative fuel systems, which could have an impact on the acceptance of VIA’s electric powertrain system; and

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increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, VIA’s electric commercial vehicles and its suppliers’ products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on VIA’s business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, VIA’s business, prospects, financial condition and operating results would be adversely affected.
Increased safety, emissions, fuel economy or other regulations may result in higher costs, cash expenditures and/or sales restrictions.
The motorized vehicle industry is governed by a substantial amount of government regulation, which often differs by state and region. Government regulation has arisen, and proposals for additional regulation are advanced, primarily out of concern for the environment, vehicle safety and energy independence. In addition, many governments regulate local product content and/or impose import requirements as a means of creating jobs, protecting domestic producers and influencing the balance of payments. The cost to comply with existing government regulations is substantial, and future, additional regulations could have a substantial adverse impact on VIA’s financial condition. For example, VIA is, and will be, subject to extensive vehicle safety and testing and environmental regulations in the United States, Canada, Mexico and other jurisdictions in which it may sell its vehicles.
VIA is subject to cybersecurity risks to its various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent VIA from effectively operating its business.
VIA is potentially at risk for interruptions, outages and breaches of: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by VIA or its third-party vendors or suppliers; (ii) facility security systems, whether owned by VIA or its third-party vendors or suppliers; (iii) in-product technology, whether owned by VIA or its third-party vendors or suppliers; (iv) the integrated software in VIA’s electric commercial vehicles; or (v) customer or driver data that VIA processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could: materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of VIA’s factories; or affect the performance of any in-product technology or integrated software in VIA’s electric commercial vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although VIA maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and VIA cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of VIA’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect VIA’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its electric powertrain solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. VIA cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If VIA does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact VIA’s ability to certify its financial results. Moreover, VIA’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as VIA expects them to, VIA may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
A significant cyber incident could impact production capability, harm VIA’s reputation, cause VIA to breach its contracts with other parties or subject VIA to regulatory actions or litigation, any of which could materially affect VIA’s business, prospects, financial condition and operating results. In addition, VIA’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.
VIA also collects, stores, transmits and otherwise processes customer, driver and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information.
VIA also works with partners and third-party service providers or vendors that collect, store and process such data on its behalf and in connection with its products and services. There can be no assurance that any security measures that VIA or its third-party service providers or vendors have implemented will be effective against current or future security threats. While VIA has developed systems and processes designed to protect the availability, integrity, confidentiality and security of its and its customers’, drivers’, employees’ and others’ data, VIA’s security measures or those of its third-party service providers or vendors could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, VIA may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states require VIA to provide notice to customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm VIA’s reputation and result in litigation against VIA. Any of these results could materially adversely affect VIA’s business, prospects, financial condition and operating results.
Any unauthorized control or manipulation of the information technology systems in VIA’s electric commercial vehicles could result in loss of confidence in VIA and its electric commercial vehicles and harm VIA’s business.
VIA’s electric commercial vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. VIA has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its electric commercial vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change VIA’s electric commercial vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and VIA’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of VIA’s electric commercial vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to VIA’s electric commercial vehicles or data, as well as other factors that may result in the perception that VIA’s electric commercial vehicles or data are capable of being “hacked,” could negatively affect VIA’s brand and harm its business, prospects, financial condition and operating results.
VIA does not currently have a third-party retail product distribution network.
Third-party dealer networks are the traditional method of vehicle sales distribution. However, VIA does not currently have a traditional third-party retail product distribution network and may sell directly to commercial fleet operators and fleet management companies. If VIA does not engage a traditional third-party retail product distribution network, it will have to build an in-house sales and marketing function at VIA, which may be expensive and time consuming. In addition, if VIA does not engage a traditional third-party retail product distribution network, the lack of such network may result in lost opportunities to generate sales and could limit VIA’s ability to grow. If VIA uses only an in-house sales and marketing team and such team is not effective, VIA’s results of operations and financial conditions could be adversely affected.
VIA’s insurance strategy may not be adequate to protect itself from all business risks.
In the ordinary course of business, VIA may be subject to losses resulting from product liability, accidents, acts of God and other claims against VIA, for which VIA may have limited or no insurance coverage. VIA may not maintain as much insurance coverage as other original equipment manufacturers (“OEMs”) do, and in some cases, VIA may not maintain any at all. Additionally, the policies that VIA does have may include significant deductibles, and VIA cannot be certain that its insurance coverage will be sufficient to cover all future claims against VIA. A loss that is uninsured or exceeds policy limits may require VIA to pay substantial amounts, which could adversely affect VIA’s business, prospects, financial condition and operating results.
VIA does not currently offer leasing and financing options for its vehicles, and it may be unable to offer attractive leasing and financing options in the future, which would adversely affect consumer demand for its vehicles. In addition, offering leasing and financing options to customers in the future could expose VIA to credit risk.
VIA currently does not have any arrangements in place to provide leasing and financing options for the purchases of its vehicles and cannot provide any assurance that may have leasing and financing options available for its potential customers in the future. VIA believes that the ability to offer attractive leasing and financing options is particularly relevant to customers in the vehicle market in which it competes, and if it is unable to offer its customers an attractive option to finance the purchase of or lease its future vehicles, such failure could substantially reduce the population of potential customers and decrease demand for its vehicles and adversely affect its results of operation and financial condition.
If there is inadequate access to charging stations, VIA’s business could be materially and adversely affected.
Demand for VIA’s vehicles will depend in part on the availability of charging infrastructure as its vehicles will require the use of charging stations to recharge its batteries. VIA has not built, and currently does not plan to build, any commercial charging infrastructure, and VIA’s customers will have to rely on self-owned and publicly accessible charging infrastructure. While the prevalence of public charging stations has been increasing, they are significantly less widespread than gas stations. In addition, many of VIA’s potential customers do not currently have a sufficient self-owned charging infrastructure in place to meet their individual needs or expectations. As a result, some potential customers may choose not to purchase VIA’s vehicles because of the lack of a more widespread public charging infrastructure at the time of sale or the cost of installing a sufficient self-owned charging infrastructure, adversely affecting VIA’s growth, results of operation and financial condition.

Risks Associated with Acquiring and Operating a Business Outside of the United States and in China
The Chinese government may exert substantial interventions and influence at any time over the manner in which our post-merger company must conduct its business activities in the PRC, which could result in a material adverse change in its operations, significantly limit or completely hinder Ideanomics’ or the post-merger company’s ability to offer or continue to offer securities to investors, and cause the value of Ideanomics’ or the post-merger company’s shares of common stock to significantly decline or be worthless.
The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Ideanomics’ or the post-merger company’s ability to operate in China may be harmed by changes in PRC laws and regulations, including those relating to listing companies offshore, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations, or stricter interpretations of existing regulations, that would require additional expenditures and efforts on Ideanomics or the post-merger company to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require Ideanomics or the post-merger company to divest any interest we then hold in Chinese properties.
For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education (which were immediately effective upon being released), pursuant to which foreign investment in curriculum-based tutoring institutions via mergers and acquisitions, entrusted operations, franchise development, and variable interest entities became prohibited.
As such, at any time, the business of Ideanomics or the post-merger company may be subject to various government and regulatory interferences. Ideanomics or the post-merger company could be subject to regulation by various different political and regulatory entities, including various local and municipal agencies and government sub-divisions. In addition to additional expenditures and efforts on compliance, the operations of Ideanomics or the post-merger company could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in a material adverse change in their operations and the value of Ideanomics’ or the post-merger company’s shares of common stock.
Furthermore, as of the date of this proxy statement/prospectus, given recent draft rules by the CSRC indicating an intent to exert more oversight and control over offerings that are conducted overseas (for more details, see the section titled “The approval of the CSRC, CAC or other Chinese regulatory agencies may be required in connection with this Offering under Chinese law in the future”, beginning on page 52. Although neither Ideanomics nor the post-merger company is currently required to obtain any permissions from the PRC central government or its local departments and agencies, and even though neither Ideanomics nor the post-merger company has been prohibited from continuing to list on a U.S. exchange, this offering would be adversely affected by such extended control if the PRC government sought to enforce its rules beyond what has been provided under written laws and regulations (or any laws or regulations adopted in the future) or there is change to the interpretation of such rules. Ideanomics cannot assure investors that any permission that might in the future be required from the PRC government will ultimately be granted to Ideanomics or the post-merger company, and even if such permission is granted, we cannot guarantee that such permission will not later be denied or rescinded, any of which could significantly limit or completely hinder Ideanomics’ or the post-merger company’s ability to offer or continue to offer its securities to investors and cause the value of Ideanomics’ or the post-merger company’s securities to significantly decline or be worthless.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect our operations in China.
The activities of the post-merger company’s subsidiaries in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based primarily on written statutes. Unlike in the common law system, prior court decisions and government actions under the civil law system may be cited for reference, but have limited precedential value. In addition, any new PRC laws and regulations or changes to existing PRC laws and regulations related to foreign investment in China could affect the specific business activities of the post-merger company’s subsidiaries in China or the general business environment in China, either of which could adversely impact our business.
From time to time, the post-merger company’s Chinese subsidiaries have had to resort to administrative and court proceedings to enforce its legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the probable outcome of administrative and court proceedings and the level of legal protection enjoyed our subsidiaries in China than in more developed legal systems. These uncertainties may impede the ability of the post-merger company’s Chinese subsidiaries to enforce the contracts they have entered into, and could materially and adversely affect their business and results of operations.
Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have retroactive effect. As a result, the post-merger company’s subsidiaries in China may not be aware of a potential violation of any of these policies and rules until some time after such violation has already occurred. Such unpredictability towards the post-merger company’s Chinese subsidiaries’ contractual, property and procedural rights could adversely affect their business and impede their ability to continue operations.
The approval of the CSRC, CAC or other Chinese regulatory agencies may be required in connection with this Offering under Chinese law in the future.
On December 24, 2021, the CSRC released two new regulations in draft form: the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (for Public Comments) (“Draft CSRC Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (for Public Comments) (together with the Draft CSRC Provisions, the “New Rules for Overseas Securities Offering and Listing”). The New Rules for Overseas Securities Offering and Listing requires companies incorporated in Mainland China and so-called “red-chip” companies (i.e., companies not incorporated in Mainland China but whose assets and management are primarily in or of Mainland China) who intend to list or offer securities on overseas exchanges (i.e., in the case of mainland Chinese companies, those seeking a “Direct Offering,” or in the case of “red-chip” companies, those seeking an “Indirect Offering” on exchanges outside of Mainland China) to complete a filing with the CSRC within three business days upon filing for such Direct/Indirect Offering with the foreign stock market. Specifically, the New Rules for Overseas Securities Offering and Listing provide that if any of the following conditions are met, the listing or offering will be deemed an Indirect Offering for purposes of this regulation: (i) the total assets, net assets, revenues or profits of the domestic Chinese operating entities of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and/or (ii) the senior managers in charge of the business operations and management of the issuer are mostly Chinese citizens or are domiciled in China, and the main places of business are located in China or main business activities are conducted in China.
Currently, the New Rules for Overseas Securities Offering and Listing are technically only draft regulations, which are still subject to public comments and which are not yet legally binding. However, if the New Rules for Overseas Securities Offering and Listing were to be enacted as they are currently drafted, we understand that we would not be required to complete a CSRC filing in connection with this offering, given that our offering does not fall into the regulatory definitions of either a Direct Offering or an Indirect Offering. Specifically, as the post-merger company is not incorporated in Mainland China, this offering will not be deemed a Direct Offering. Likewise, although a material component of our overall business operations are located in China, (i) the total assets, net assets, revenues or profits of our PRC subsidiaries in the most recent fiscal year account for less than 50% of our audited consolidated financial statements from the same period; and (ii) all senior managers in charge of business operations and management of the post-merger company and reporting to the CEO are US citizens, and are located outside of China, and our major business is carried on outside of China. Accordingly, we understand that this offering is unlikely to be deemed an Indirect Offering.
Additionally, on December 28, 2021, the CAC and certain other regulatory authorities jointly promogulated the revised Cybersecurity Review Measures, taking effect on February 15, 2022. Per the revised Cybersecurity Review Measures, any company incorporated in the PRC that applies to list its securities outside of the PRC would be required to apply to the Cybersecurity Review Office of the CAC to conduct certain cybersecurity review procedures, if such company is in possession of the personal information of more than 1,000,000 users. Prior to this development, on November 14, 2021, the draft Administrative Regulations on Network Data Security issued by the CAC had previously proposed this same proposed requirement and specified that cybersecurity review procedures would be required if any merger, restructuring or spin-off affects or might affect state security and that involves an Internet platform operator that controls a “large amount of data resources” concerning state security, economic development or public interests.
After the revised Cybersecurity Review Measures take effect on February 15, 2022, and if the draft Administrative Regulations on Network Data Security were to be enacted as currently drafted, then we understand that we would not be subject to cybersecurity review procedures with China’s CAC in connection with this offering, given that: (i) our products and services are offered to institutional customers, and not directly to individual users; (ii) the personal information of individuals that we process in the course of our business operations involves much less than 1,000,000 users; and (iii) the data that is processed in the course of our business operations does not implicate state security, economic development or public interests, and therefore would be unlikely to be deemed as important data to the CAC and other PRC government authorities.
Taken together, even if recently proposed draft Chinese regulations were to be officially implemented in their current form, we understand that we would not be impacted by their proposed CSRC or CAC approval requirements in connection with this offering. However, there remains significant uncertainties as to the enactment, interpretation and implementation of regulatory requirements related to the CSRC filing, data security in China and consent, approval and license requirements, which could possibly be imposed by PRC authorities, including but not limited to the CSRC and CAC, which could potentially be implicated by the operations of our Chinese subsidiaries or the issuance of securities to non-PRC investors.
Furthermore, if any potential consent, approval and license requirements are implicated under future changes to applicable laws, regulations, or interpretations, Ideanomics, the post-merger company or our PRC subsidiaries might be required to obtain such consents, approvals and licenses from PRC authorities in the future. Failing to comply with any such requirements could result in sanctions from competent PRC regulatory authorities. In such circumstances, these PRC regulatory authorities could impose fines and penalties on our PRC subsidiaries, limit our operations in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares. The PRC regulatory agencies also may take actions requiring Ideanomics or the post-merger company, or making it advisable for Ideanomics or the post-merger company, to halt this offering before settlement and delivery of the securities we are registering for sale. Consequently, if any investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, such investors do so at the risk that settlement and delivery may not occur. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the post-merger company’s shares of common stock. Uncertainties concerning future actions by the Chinese government could cause the value of the post-merger company’s shares of common stock to significantly decline or become worthless, which could result in substantial losses to investors.
Foreign exchange regulations and governmental control of currency conversion may limit our ability to utilize cash balances effectively and affect the value of our investment.
The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without the prior approval of SAFE by completing certain procedural requirements. Specifically, under China’s existing exchange restrictions, without the prior approval of SAFE, cash generated from the operations of the post-merger company’s PRC subsidiaries in China may be used to pay dividends to their shareholders (including the post-merger company). However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we are required to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debts in currencies other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government could potentially, at its discretion, restrict access to foreign currencies for current account transactions in the future. If the PRC government’s foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to relevant shareholders of such PRC subsidiaries.
PRC regulations relating to dividends may restrict the ability of our PRC subsidiaries to make payments to us, which may have adverse effect on our ability to conduct our business
Under PRC laws and regulations, our PRC subsidiaries (which are each “wholly foreign-owned enterprises” incorporated in Mainland China) are only permitted to pay dividends out of their respective accumulated profits, as determined in accordance with PRC accounting standards and regulations. In addition, prior to distribution of any dividends, the post-merger company’s subsidiaries in China are each required to compensate their past losses with after-tax profits each year, if any, and then set aside at least 10% of their after-tax profits each year to fund a statutory reserve until such reserve reaches 50% of the subsidiary’s total registered capital. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us.
Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.
We might be subject to the National Security Law in the future, in light of the PRC government’s current and rapidly changing policies regarding PRC and Hong Kong businesses operations.
On June 30, 2020, the PRC government’s National People’s Congress Standing Committee passed a national security law (the “National Security Law”) for the Hong Kong Special Administrative Region (“Hong Kong”). The National Security Law criminalizes, and otherwise gives the PRC government broad powers to find unlawful, a broad variety of political crimes, including separatism and collusion with a foreign country or with external elements to endanger national security in relation to Hong Kong. Under the National Security Law, the PRC government can, at its own discretion or the Hong Kong government’s discretion, exercise jurisdiction over alleged violations of the law and prosecute and adjudicate cases in mainland China. The law can apply to alleged violations committed by anyone, anywhere in the world, including in the United States.
We do not believe that Ideanomics or the post-merger company violate or have violated the National Security Law, but in light of the PRC government’s current and rapidly changing policies regarding PRC and Hong Kong businesses operations, Ideanomics’ or the post-merger company’s business operations could be subject to the National Security Law in the future, if the PRC or Hong Kong government desires this outcome.
We are subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.
We are subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing.

The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.
We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways.
The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.
In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. Additionally, the latest version of the Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides the primary legal basis for privacy and personal information infringement claims under Chinese civil laws. PRC regulators, including the CAC, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.
The Standing Committee of the NPC issued the Personal Information Protection Law in August 2021, which became effective in November 2021. The Personal Information Protection Law imposes stringent compliance management requirements on personal information processors, including but not limited to (1) adopting security measures such as internal management systems, encryption and anonymization techniques, etc.; (2) in the case of personal information processors handling personal information that exceeds certain amounts prescribed by the CAC, a specially appointed responsible person for personal information processing is required; (3) conducting periodic compliance audits; and (4) conducting risk evaluations and recording relevant results prior to processing any sensitive personal information or transferring personal information outside of China. Where PRC authorities identify any unlawful personal information processing, they are authorized to issue warnings, order “corrections” (i.e., mandatory rectification measures aimed at bringing the unlawful processing in line with PRC law or to cease such processing), confiscate any unlawful gains, and/or order suspension or cessation of relevant activities that illegally process personal information.
These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement practices. Ideanomics or the post-merger company have incurred, and will continue to incur, expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to Ideanomics or the post-merger company and PRC subsidiaries of providing offerings, require significant changes to their operations or even prevent them from providing certain offerings in jurisdictions in which Ideanomics or the post-merger company and PRC subsidiaries currently operate or may operate in the future.
In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure (“CIIOs”) must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On December 28, 2021, the CAC and other regulatory authorities published the revised Cybersecurity Review Measures, which will take effect on February 15, 2022 and replace the current Cybersecurity Review Measures. Under the revised Cybersecurity Review Measures, the so-called “cybersecurity review” procedure no longer applies only to CIIOs but also to: (a) any party whose data processing activities affect or may affect issues of national security, even if such party is not a CIIO; and (b) any company that possesses the personal information of more than 1,000,000 mainland China users and intends to conduct a stock listing outside of the PRC. Prior to this development, on November 14, 2021, the draft Administrative Regulations on Network Data Security issued by CAC had already proposed that cybersecurity review procedures would be required in cases where: (a) any merger, restructuring or spin-off affects or might affect state security and involves an Internet platform operator that controls a “large amount of data resources” concerning state security, economic development or public interest; (b) any listing outside the country involving a company with personal information of more than 1 million users.
As of the date of this proxy statement/prospectus, we understand that once the revised Cybersecurity Review Measures take effect and if the draft Administrative Regulations on Network Data Security were to be enacted as currently drafted, Ideanomics or the post-merger company would not be subject to cybersecurity review procedures with China’s CAC in connection with this offering, given that: (i) our products and services are offered to institutional customers, and not directly to individual users; (ii) the personal information of individuals that we process in the course of our business operations involves much less than 1,000,000 users; and (iii) the data that is processed in the course of our business operations does not have implicate state security, economic development or public interests, and therefore would be unlikely to be deemed as important data to the CAC and other PRC government authorities.
On October 29, 2021, the CAC released a draft of the Measures concerning the Security Assessment for Cross-Border Data Transfer (“Draft Security Assessment Measures”). The Draft Security Assessment Measures set out a relatively broad applicability of the need to conduct certain “Security Assessment” procedures under PRC law. In particular, any data processor who: (a) transfers important data offshore; (b) processes personal information of more than one million data subjects and transfers any personal information offshore; (c) transfers abroad, on a cumulative basis, personal information of more than 100,000 data subjects or sensitive personal information of more than 10,000 data subjects; or (d) other situations when the CAC deems a Security Assessment is needed. Although currently only released in draft form, these envisioned requirements could become legally binding in the future. As of the date of this proxy statement/prospectus, we understand that if the Draft Security Assessment Measures were to be enacted as currently drafted, Ideanomics or the post-merger company would not be subject to Security Assessment requirements with China’s CAC, given that: (i) the data that is processed in the course of our business operations does not have implicate “important data”; (ii) our current business does not require transfer personal information of more than 100,000 data subjects or sensitive information of more than 10,000 data subjects offshore; and (iii) the personal information of individuals that we process in the course of our business operations involves much less than 1,000,000 users.
Notwithstanding the above, the interpretation and application of PRC laws and regulations involving data security, privacy protection, and cybersecurity are still subject to many uncertainties and are evolving. We cannot assure that relevant PRC governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect Ideanomics or the post-merger company and PRC subsidiaries. Ideanomics or the post-merger company and PRC subsidiaries could also become subject to additional or new laws and regulations regarding data security, privacy protection, and cybersecurity matters in the future.

Further, if currents drafts and any interpretations of cybersecurity review and Security Assessment related PRC laws and regulations were to mandate the completion of cybersecurity review and/or Security Assessment procedures (or other specific actions that need to be completed by Ideanomics or the post-merger company or our PRC subsidiaries), we could face uncertainties as to whether such procedures could be completed in a timely manner, or at all. Any inability to complete such procedures when needed could make it unfeasible for Ideanomics or the post-merger company and PRC subsidiaries to continue business operations in China and even face sanctions by competent PRC regulatory authorities.
The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for Ideanomics or the post-merger company to pursue growth through acquisitions in China.
The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the “M&A Rules”, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and certain other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make mergers and acquisition activities by foreign investors more time consuming and complex in China. Moreover, the Anti-Monopoly Law of the PRC requires that the Ministry of Commerce of the PRC (the “MOFCOM”) be notified in advance of any mergers and acquisitions if certain thresholds are surpassed.
In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued in February 2011 and effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued by the MOFCOM in August 2011 and effective in September 2011, specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. The Measures on Foreign Investment Security Review released by China’s National Development and Reform Commission and the MOFCOM in December 2020 (“Measures”), which became effective in January 2021, further stated that foreign investors that consummate an investment prior to completing the security review may be ordered to unwind the investment, may receive a “bad credit” mark in China’s developing “national credit rating system” and receive unspecified “other punishment implemented in accordance with relevant national regulations.” Receiving a “bad credit” mark may adversely and materially affect Ideanomics’ or the post-merger company’s ability to conduct its operations and realize its plans for business expansion.
Ideanomics, the post-merger company and PRC subsidiaries may intend to grow their businesses by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit Ideanomics’ or the post-merger company’s ability to complete such transactions, which could affect the ability of Ideanomics, the post-merger company, and the PRC subsidiaries to expand or maintain its market share.
Although the audit report included in this proxy statement/prospectus by reference is prepared by auditors that are currently subject to inspections by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors that are subject to inspections by the PCAOB and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.
As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Although we have substantial operations within China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB.
Inspections of other auditors conducted by the PCAOB outside China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, to the extent that any component of our auditor’s work papers are or become located in China, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.
As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCA Act”), which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”), which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The SEC adopted rules to implement the AHFCA Act and, pursuant to the AHFCA Act, the PCAOB has issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong.
Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our shares of common stock being delisted. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Delisting of our common stock would force holders of our shares of common stock to sell their shares. The market price of our shares of common stock could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.
Uncertainties with respect to the PRC legal system could adversely affect our liquidity.
The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.
PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Governmental control of currency conversion may limit Ideanomics and post-merger company’s ability to utilize their cash balance effectively and affect the results of operations of PRC subsidiaries.
The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Ideanomics receives and the post-merger company may receive a substantial amount of their revenues in Renminbi or, alternatively, to finance their PRC subsidiaries in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of its PRC subsidiaries in China may be used to pay dividends to its company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, Ideanomics or the post-merger company will need to obtain SAFE approval to use the cash generated from the operations of their PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents Ideanomics or the post-merger from obtaining such approval or otherwise hinders efficient financial management of the PRC subsidiaries, it may substantially curtail our operations and cause the value of our securities significantly decline or become worthless.
The Chinese government may intervene or influence the operations of Ideanomics’ business or the business of the combined company in the territory of PRC at any time, which could result in a material change in our operations and/or the value of our securities.
More than twenty percent of our revenues result from our operations in China. The Chinese government may intervene or influence the operations of Ideanomics’ business or the business of the combined company in the territory of PRC at any time, which could result in a material change in our operations and/or the value of our securities. Also, recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or over foreign investment in China-based and Hong Kong-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.
Other Risks Related to Ideanomics’ Business
Ideanomics’ business is, and following completion of the merger Ideanomics will continue to be, subject to the risks described above and in Ideanomics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q, including Ideanomics’ Quarterly Report on Form 10-Q for the three months ended September 30, 2021, and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 157 for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain certain express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include, but are not limited to, statements regarding expected timing, completion and effects of the merger. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning the outcome of the merger agreement; statements about the anticipated benefits of the merger, including future financial and operating results; and the combined company’s plans, objectives, expectations, and intentions; any statements regarding future economic conditions or performance; and all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, and you should not rely upon the forward-looking statements as predictions of future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, and without limitation, those identified in “Risk Factors” beginning on page 23 of this proxy statement/prospectus and the risk identified under “Item 1A. Risk Factors” in Ideanomics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of Ideanomics or combined company to differ materially from those expressed or implied by such forward-looking statements. Except to the extent required by law, Ideanomics does not undertake to update any of these forward-looking statements after the date of this proxy statement/prospectus to conform these statements to actual results or revised expectations.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included herein are made as of the date of this report. We undertake no obligation to update any of these forward-looking statements, whether written or oral, that may be made, from time to time, after the date of this report to conform our prior statements to actual results or revised expectations.
In addition, statements that “Ideanomics believes,” “VIA believes,” “we believe” and similar statements reflect Ideanomics’ and VIA’s beliefs and opinions on the relevant subject. These statements are based upon information available to Ideanomics or VIA, as the case may be, as of the date of this proxy statement/prospectus, and while Ideanomics or VIA, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.
Market and Industry Data
This proxy statement/prospectus contains estimates and information concerning Ideanomics’ and VIA’s industry and business, including estimated market size, and projected growth rates of the markets in which we participate. Unless otherwise expressly stated, Ideanomics and VIA obtained this industry, business, market, medical and other information from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources.

This information involves a number of assumptions and limitations. Although Ideanomics and VIA believe the third-party market position, market opportunity and market size data included in this proxy statement/prospectus are reliable, they have not independently verified the accuracy or completeness of this third-party data. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which Ideanomics and VIA operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” or with similar headings in Ideanomics’ filings with the SEC, including Ideanomics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE IDEANOMICS SPECIAL MEETING
Date and Time of the Ideanomics Special Meeting
The special meeting of Ideanomics stockholders will be held virtually at           , on           , 2022, at         , local time.
Purpose of the Ideanomics Special Meeting
At the Ideanomics special meeting, Ideanomics stockholders will be asked to consider and vote upon the following proposals:
(i)
a proposal to approve the issuance of shares of Ideanomics common stock to VIA stockholders, which is a condition to completion of the merger, which we refer to as the Ideanomics stock issuance proposal;

(ii)
a proposal to approve an amendment to the Articles of Incorporation of Ideanomics to increase the number of authorized shares of common stock from 1,500,000,000 to 1,700,000,000, which we refer to as the Ideanomics authorized shares proposal; and

(iii)
a proposal to approve the adjournments of the Ideanomics special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals, which we refer to as the Ideanomics adjournment proposal.

Recommendation of the Ideanomics Board
After careful consideration, the Ideanomics Board has unanimously determined that Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.
Record Date for the Ideanomics Special Meeting; Stock Entitled to Vote
Only holders of record of shares of Ideanomics common stock and Ideanomics Series A Preferred Stock at the close of business on           , 2022, the record date for the Ideanomics special meeting, will be entitled to notice of, and to vote at, the Ideanomics special meeting and any postponements or adjournments thereof. You may cast one vote for each share of Ideanomics common stock that you owned as of the Ideanomics record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee.
On the Ideanomics record date, there were outstanding a total of           shares of Ideanomics common stock and           shares of Ideanomics Series A Preferred Stock entitled to vote at the Ideanomics special meeting.
Solicitation of Proxies; Revocability of Proxies
The cost of proxy solicitation for the Ideanomics special meeting and expenses for the filing, printing and mailing of this proxy statement/prospectus will be borne by Ideanomics. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Ideanomics, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. Ideanomics will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Ideanomics record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Ideanomics has retained Morrow to assist in its solicitation of proxies and has agreed to pay Morrow its customary fee $            , plus reasonable expenses, for these services.
If you are a holder of record on the record date for the Ideanomics special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Ideanomics special meeting. You can revoke your proxy in one of four ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date;

•
you can vote again by telephone or the Internet at a later time; or

•
if you are a holder of record, you can virtually attend the special meeting at             and vote at the meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy virtually at            , but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must provide your notice of revocation or your new proxy to the Secretary of Ideanomics prior to your shares being voted. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Quorum
The presence at the virtual special meeting or by proxy of the holders of the Ideanomics common stock and the Ideanomics Series A Preferred Stock entitled to cast at least thirty-three and one-third percent (33 1/3%) of all the votes entitled to be cast at the meeting is necessary to constitute a quorum. All shares of Ideanomics common stock and Ideanomics Series A Preferred Stock represented at the Ideanomics special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Ideanomics special meeting. If, however, such quorum shall not be present or represented at a special meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
Vote Required
•
Ideanomics Stock Issuance Proposal.   Approval of the Ideanomics stock issuance proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock (voting together as a single class) representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (provided that a quorum exists).

•
Ideanomics Authorized Shares Proposal.    Approval of the Ideanomics authorized shares proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class (whether or not a quorum is present).

•
Ideanomics Adjournment Proposal.   Approval of the Ideanomics adjournment proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (whether or not a quorum is present).

Abstentions and Broker Non-Votes
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are considered present and entitled to vote at the Ideanomics special meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the majority of the voting power (the Ideanomics authorized shares proposal).

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”
The Ideanomics authorized shares proposal and the Ideanomics adjournment proposal involve matters that we believe will be considered routine under the relevant securities exchange rules and will not be subject to broker non-vote. Any proposal that is considered to be routine under the relevant securities exchange rules, will also not be subject to broker non-vote. The “routine” treatment of these proposals does not affect the seriousness with which we treat these proposals. All other proposals involve matters that we believe will be considered non-routine and brokers and other intermediaries will not have the discretion to vote on them without voting instructions. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.
Voting Power of Ideanomics’ Directors and Executive Officers
On the Ideanomics record date,       % of the outstanding Ideanomics common stock was held by Ideanomics directors and executive officers, representing       % of the total Ideanomics voting power. Ideanomics currently expects that its directors and executive officers will vote their shares in favor of the issuance of Ideanomics common stock to VIA stockholders in connection with the merger.
Attending the Ideanomics Special Meeting
All holders of Ideanomics common stock, including stockholders of record and stockholders who hold shares through banks, brokers, or other nominees, are invited to attend the Ideanomics special meeting virtually at          . Stockholders of record can vote at the special meeting. If you plan to attend the special meeting virtually, you must hold your shares in your own name or send proof of your Ideanomics share ownership as of the record date (for example, a brokerage firm account statement of a “legal proxy” from your intermediary) along with your registration request. Even if you plan to attend the Ideanomics special meeting virtually, Ideanomics recommends that you also submit your proxy or voting instructions by mail, or by telephone, or on the Internet as described in your proxy card so that your vote will be counted if you later decide not to attend the meeting.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by Ideanomics stockholders of record. Ideanomics requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. Shares of Ideanomics common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Ideanomics stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ideanomics common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Ideanomics special meeting and will be voted “FOR” that proposal.
At the date hereof, Ideanomics’ management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in Ideanomics’ accompanying Notice of Special Meeting of Stockholders. In accordance with the Ideanomics amended and restated bylaws and Nevada law, business transacted at the Ideanomics special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Ideanomics special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Whether or not you expect to attend the Ideanomics special meeting virtually at       , we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Ideanomics special meeting.
Shares Held in Street Name
If you hold your shares of Ideanomics common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Ideanomics or by voting virtually at the Ideanomics special meeting. Further, brokers who hold shares of Ideanomics common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your Ideanomics common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see the section titled “The Ideanomics Special Meeting — Abstentions and Broker Non-Votes” beginning on page 63 of this proxy statement/prospectus.
Revocability of Proxies and Changes to an Ideanomics Stockholder’s Vote
If you are a holder of shares of Ideanomics common stock as of the record date for the Ideanomics special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Ideanomics special meeting.
You can revoke your proxy in one of four ways:
•
you can send a signed notice of revocation that is received by Ideanomics prior to your shares being voted, stating that you would like to revoke your proxy, to Ideanomics’ corporate secretary at Ideanomics’ corporate headquarters, 1441 Broadway, Suite 5116, New York, NY 10018;

•
you can grant a new, valid proxy bearing a later date (by Internet, telephone, or mail) that is received by Ideanomics prior to your shares being voted;

•
you can vote again by telephone or the Internet at a later time; or

•
if you are a holder of record, you can attend the special meeting virtually and vote at the meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy virtually, but your attendance alone will not revoke any proxy that you have previously given.

If you wish to change your vote at the Ideanomics special meeting, you must vote by ballot at such meeting or if you wish to revoke your vote at the Ideanomics special meeting, you must bring a written notice of revocation to the Secretary of the Ideanomics special meeting prior to the voting at the Ideanomics special meeting.
The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
212-206-1216
In light of restrictions currently in place due to COVID-19, we encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials. If you are an Ideanomics stockholder whose shares of Ideanomics common stock are held in “street name” by a bank, broker or other nominee, you may revoke your proxy or voting instructions and vote your shares virtually at the Ideanomics special meeting only in accordance with applicable rules and procedures as employed by your bank, broker or other nominee. If your shares are held in “street name” in an account at a bank, broker or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.

Adjournments
If, however, a quorum is not be present or represented at the Ideanomics special meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
Postponements
At any time prior to convening the Ideanomics special meeting, the Ideanomics Board may postpone the Ideanomics special meeting for any reason without the approval of the Ideanomics stockholders. Although it is not currently expected, the Ideanomics Board may postpone the Ideanomics special meeting for the purpose of soliciting additional proxies if Ideanomics has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Ideanomics stock issuance proposal or the Ideanomics authorized shares proposal. If the Ideanomics special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Stockholder List
A complete list of Ideanomics stockholders entitled to vote at the Ideanomics special meeting, arranged in alphabetical order, will be available for inspection at Ideanomics’ principal executive offices, located at 1441 Broadway, Suite 5116, New York, NY 10018, at least 10 days prior to the date of the Ideanomics special meeting and continuing through the date thereof for any purpose germane to the Ideanomics special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time (i.e., during usual business hours). The list will also be available at the Ideanomics special meeting for inspection by any Ideanomics stockholder present at the Ideanomics special meeting.
Tabulation of Votes
Broadridge Financial Solutions will tabulate the votes and act as inspector of elections.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies and intermediaries.
This year, a number of brokers, banks and nominees with account holders who are our Ideanomics shareholders may be householding Ideanomics’ proxy materials. In such circumstances, a single proxy statement/prospectus will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected shareholders. Ideanomics has not initiated householding with respect to the small number of our record holders, because such householding would increase its costs. If, at any time, you would like to receive a separate copy of proxy statement/prospectus, we will promptly send you an additional copy upon written or oral request directed to our Secretary. If you are a beneficial owner, you can request additional copies of the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020. If your shares are held in “street name,” you can request a change in your householding status by notifying your broker, bank or nominee.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Ideanomics special meeting, or have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow, Ideanomics’ proxy solicitor, at (800) 662-5200 (toll-free).

IDEANOMICS PROPOSALS
IDEANOMICS PROPOSAL 1: THE IDEANOMICS STOCK ISSUANCE PROPOSAL
Ideanomics stockholders are asked to approve the issuance of Ideanomics common stock to VIA stockholders in connection with the merger contemplated by the merger agreement. Ideanomics stockholders should carefully read this proxy statement/prospectus in its entirety, including the documents incorporated by reference and the merger agreement, for more detailed information concerning the merger agreement and the Ideanomics stock issuance proposal. For a detailed discussion of the terms of the merger agreement and the merger, including the proposed Ideanomics stock issuance, see the information about the merger and the merger agreement throughout this proxy statement/prospectus, including the information set forth in the section titled “The Merger Agreement” beginning on page 70 of this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.
Approval of the Ideanomics stock issuance proposal is a condition to complete the merger. If the Ideanomics stock issuance proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 80 of this proxy statement/prospectus.
Approval of the Ideanomics stock issuance proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (provided that a quorum exists).
After careful consideration, the Ideanomics Board has unanimously determined that Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.
IF YOU ARE AN IDEANOMICS STOCKHOLDER, THE IDEANOMICS BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ISSUE SHARES OF
IDEANOMICS COMMON STOCK IN THE MERGER.
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IDEANOMICS PROPOSAL 2: THE IDEANOMICS AUTHORIZED SHARES PROPOSAL
Ideanomics stockholders are asked to authorize an increase of the number of authorized shares of Ideanomics common stock from 1,500,000,000 shares to 1,700,000,000 shares. The increase in our authorized shares of common stock will become effective upon the filing of the amendment to our Articles of Amendment with the Nevada Secretary of State. If the amendment to increase our authorized shares of common stock is approved by our stockholders at the special meeting, we intend to file the amendment to our Articles of Incorporation as soon as practicable following the special meeting.
The form of the text of the amendment (which would be filed with the Nevada Secretary of State on its then prescribed form of Certificate of Amendment) is set forth as Annex C to this proxy statement/prospectus (subject to any changes required by applicable law).
The approval of the amendment to the articles of incorporation to increase the authorized shares of common stock is important for the ongoing business of Ideanomics. Without additional authorized shares of common stock, (i) we may not be able to raise additional financing, (ii) we may not be able to attract and retain key employees, officers, and directors, and (iii) we may not be able to make possible strategic acquisitions.
The increase in the number of authorized shares of common stock may be available for Ideanomics Board to issue in future financings, to provide equity incentive to employees, officers, and directors, to make stock-based acquisitions and for other general corporate purposes, and we intend to use the additional shares of common stock that will be available to undertake any such issuances. Unless otherwise disclosed in this proxy statement/prospectus, we have no specific plan, commitment, arrangement, understanding, or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose. We are therefore requesting our stockholders approve the proposal to amend our Articles of Incorporation to increase the authorized shares of common stock.
Any authorized shares of common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to the common stock, nor do they have cumulative voting rights. Accordingly, should the Ideanomics Board issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding common stock could be reduced.
Future issuances of common stock or securities convertible into common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and ownership interest of current stockholders. The additional shares of common stock for which authorization is sought in this proposal would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. We could also use the additional shares of common stock that will become available for issuance to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Ideanomics. For example, it may be possible for Ideanomics Board to delay or impede a takeover or transfer of control of Ideanomics by causing such additional authorized shares to be issued to holders who might side with the Ideanomics Board in opposing a takeover bid that the Board determines is not in the best interests of Ideanomics or its stockholders. The proposed increase in authorized shares of common stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed increase in authorized shares of common stock may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed increase in authorized shares of common stock may have the effect of permitting our current management, including the current, Ideanomics Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Ideanomics’ business. The Board is not aware of any attempt, or contemplated attempt, to acquire control of Ideanomics, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.
Approval of the Ideanomics authorized shares proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class.
IF YOU ARE AN IDEANOMICS STOCKHOLDER, THE IDEANOMICS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO IDEANOMICS’ ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
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IDEANOMICS PROPOSAL 3: THE IDEANOMICS ADJOURNMENT PROPOSAL
This proposal would permit the Ideanomics Board to adjourn from time to time the Ideanomics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Ideanomics stock issuance proposal or the Ideanomics authorized shares proposal.
If the time and place of an adjourned meeting (and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present virtually and vote at such adjourned meeting) are announced at the original convening of the Ideanomics special meeting, no notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to Ideanomics stockholders of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Approval of the Ideanomics adjournment proposal requires the affirmative vote of the holders of Ideanomics common stock and Ideanomics Series A Preferred Stock voting together as a single class representing a majority of the votes cast by the holders of all of the shares present or represented and entitled to vote at the Ideanomics special meeting (whether or not a quorum is present).

IF YOU ARE AN IDEANOMICS STOCKHOLDER, THE IDEANOMICS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT THE IDEANOMICS BOARD TO ADJOURN THE IDEANOMICS SPECIAL MEETING.
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THE MERGER AGREEMENT
The following section summarizes the material provisions of the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Ideanomics and VIA are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Ideanomics and VIA stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the merger, including the approval and adoption by the VIA stockholders of the merger agreement or the approval by the Ideanomics stockholders of the issuance of Ideanomics common stock in connection with the merger. This summary is qualified in its entirety by reference to the merger agreement.
The merger agreement is described in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Ideanomics or VIA. The merger agreement contains representations and warranties that the parties made to each other as of the date of the merger agreement or other specific dates, solely for purposes of the contract between the parties, and those representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties to the merger agreement in connection with negotiating the merger agreement. Accordingly, the representations and warranties may not be accurate or complete characterizations of the actual state of facts at any time. In particular, the representations and warranties:
•
may not be intended to establish matters of fact, but rather to allocate the risk between the parties in the event the statements contained in the representations and warranties prove to be inaccurate;

•
have been modified in important part by certain underlying disclosures that were made between the parties to the merger agreement in connection with the negotiation of the merger agreement, which are not reflected in the merger agreement itself or publicly filed; and

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are subject to contractual standards of materiality different from what is generally applicable to you or other investors.

The merger agreement has been included as Annex A to this proxy statement/prospectus to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about Ideanomics, VIA, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the parties to the merger agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Ideanomics’ stockholders and VIA’s stockholders and other investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Ideanomics, VIA, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Ideanomics and VIA.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 157.

Terms of the Merger; Merger Consideration
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into VIA, and the separate existence of Merger Sub will cease and VIA will be the surviving corporation. By virtue of the merger and without any action on the part of any party, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of VIA.
At the effective time, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of a share of Ideanomics common stock equal to the Per Share Merger Consideration.
The per share closing consideration is equal to (i) $450 million as adjusted by certain adjustments for cash, indebtedness, net working capital, transaction expenses and certain deductions for the escrows, the Note and the SAFE divided by (ii) fully diluted share number of VIA immediately prior to the effective time of the merger, consisting of the number of shares of VIA common stock after converting all VIA in-the-money options, VIA in-the-money warrants, VIA vested RSUs and the convertible debt instruments of VIA. The per share closing consideration will be paid in shares of Ideanomics common stock valued at $2.3368, the Signing VWAP (the volume weighted average price for a share of Ideanomics common stock for the thirty (30)-day period, which we refer to as VWAP, ending 3 days prior to the signing of the merger agreement).
VIA stockholders as to the effective time shall be entitled to earnout consideration of up to $180 million dollars payable in Ideanomics common stock if VIA meets certain sales targets before December 31, 2026. The earnout is payable in three (3) $60 million dollar tiers. Each tier is triggered by the sale of a specified amount of VIA products to no more than twenty customers (first tier 25,000 units, second tier 37,500 units and third tier 50,000 units). The earnout consideration shall be payable to the VIA stockholders on a pro rata basis and shall be payable in shares of Ideanomics common stock valued as the VWAP at the time of the earnout payment.
In connection with the execution of the merger agreement, Ideanomics provided a $42.5 million loan to VIA pursuant to the Note, which Note amount will be a deduction to the Merger Consideration and is secured by a lien on all of the assets of VIA.
Closing and Post-Closing Adjustment to Merger Consideration
Within 90 calendar days after the closing date of the merger, Ideanomics will deliver to the stockholders’ representative a statement, which we refer to as the Ideanomics preliminary statement, setting forth in reasonable detail Ideanomics’ calculation of (i) each of the cash of VIA at the Closing, the net working capital of VIA at the Closing, the indebtedness of VIA at the Closing, and the expenses related to the transaction; and (ii) the closing consideration calculable from each amount calculated in (i) above. “Closing” has the meaning set forth in Section 2.1 of the merger agreement.
The stockholders’ representative will review the preliminary statement and may object to the calculations within by providing an objection statement to Ideanomics within 30 days after Ideanomics’ delivery of the preliminary statement. If provided, the objection will specify in reasonable detail the basis for such objection and stockholders’ representative’s proposed modifications to the Ideanomics preliminary statement. If the stockholders’ representative provides the objection statement, then Ideanomics and the stockholders’ representative will confer in good faith for a period of up to 15 days following Ideanomics’ receipt of the objection statement in an attempt to resolve any disputed matter set forth in the objection statement, and any resolution by them will be in writing and final and binding on the parties and the VIA stockholders.
If, after the 15-day period set forth in the merger agreement, Ideanomics and the stockholders’ representative cannot resolve all matters set forth in the objection statement, then either Ideanomics or the stockholders’ representative may refer such items that remain in dispute to a mutually agreed upon nationally recognized independent public accounting firm, which we refer to as the reviewing accountant. Any determinations made by the reviewing accountant will be final, non-appealable and binding on the parties to the merger agreement.

If, pursuant to the aforementioned process, the purchase price ultimately requires a downward adjustment, Ideanomics may recover the difference from the working capital escrow shares or the retention escrow shares. The VIA stockholders are jointly and severally liable for any adjustments over and above the escrow amounts. If the purchase price ultimately requires an upward adjustment, Ideanomics shall issue and deliver to Acquiom Clearinghouse LLC (the “Administrator”) additional shares of its common stock equal to such adjustment. The Administrator shall deliver such shares of common stock to the VIA stockholders.
Procedures for Exchanging VIA Capital Stock in the Merger
The Administrator has been designated to act as paying and exchange agent in connection with the merger to receive, for the benefit of VIA stockholders, the Merger Consideration to which VIA stockholders will become entitled pursuant to the merger agreement. At least three business days prior to the Closing, Ideanomics will deposit shares of Ideanomics common stock representing the Merger Consideration, less the amounts deposited with the escrow agent. On the closing date of merger, Ideanomics will deliver to the escrow agent the shares of Ideanomics common stock representing the escrowed shares. On the closing date of merger, as a deduction from the purchase price, Ideanomics will pay the transaction expenses to the persons identified by VIA.
Ideanomics will cause the Administrator to send to each VIA stockholder a letter of transmittal and other documentation, and the exchange agent will promptly, following the Closing, pay to the applicable recipient after such submission, the Merger Consideration.
Lock-up
Certain of the holders of equity or equity derivatives of VIA will be subject to a lock-up, restricting such holders ability to sell its shares of Ideanomics common stock received pursuant to the merger agreement. Each RSU-holder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Ideanomics common stock issued to such RSU-holder in exchange for the RSUs he, she or it holds. Each of the restricted executives (subject to certain restrictive covenants) shall not sell, assign, transfer or otherwise dispose of, or enter into any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Adjusted RSUs (as defined below) or the Ideanomics common stock issued upon settlement or vesting of such Adjusted RSUs (as defined below). The restrictions described above are referred to as the “Employee and Management Lock-up.” The shares subject to the Employee and Management Lock-up shall be released as follows: (i) on the first anniversary of the closing date of the merger twenty-five percent (25%) of shares shall be released from Employee and Management Lock-up; (ii) on the second anniversary of the closing date of the merger, twenty-five percent (25%) of the shares issued shall be released from Employee and Management Lock-up; (iii) on the third anniversary of the closing date of the merger, twenty-five percent (25%) of the shares shall be released from Employee and Management Lock-up; and (iv ) on the fourth anniversary of the closing date of the merger the remaining twenty-five percent (25%) of the shares shall be released from the Employee and Management Lock-up. Notwithstanding the foregoing, fifty percent (50%) of the stock consideration issued in exchange for the RSUs or in-the-money options to each RSU-holder or option-holder, respectively, that is (i) not an employee of VIA as of the date hereof or (ii) currently serving as a director of VIA (except for those directors that are currently employees or officers of VIA), shall be exempt from such restrictions. Each restricted executive may sell such number of shares of Adjusted RSU common stock required to satisfy tax withholding requirements upon the vesting.
Except as set forth in the relevant voting and lock-up agreements to be entered into at Closing, each major stockholder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the stock consideration issued to such major stockholder at the effective time (excluding the Stock Consideration, which is subject to the Employee and Management Lock-up) (such restriction, the “Major Stockholder Lock-up”) until the date that is six (6) months after the closing date of the merger.

Following the release of the stock consideration from the Major Stockholder Lock-up, the resales of such stock consideration by the major stockholders in the public market are subject to the following restrictions:
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the stockholder shall not sell, on any single day (other than in connection with an underwritten public offering) a number of shares that in the aggregate exceeds 15% of the average daily volume on all trading markets on which the Ideanomics common stock is quoted or listed, during the month immediately preceding the date of such sale; and

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the stockholder shall not sell more than fifty million ($50,000,000) stock consideration per quarter.

The certificates representing the stock consideration shall, as appropriate, bear restrictive legends and the appropriate “stop-transfer” instructions shall be given to Ideanomics’ stock transfer agent.
Completion of the Merger
The Closing will take place electronically at 5:00 p.m. local time on the third (3rd) business day after the conditions to the Closing have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) such other time as Ideanomics and VIA agree. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as Ideanomics and VIA agree and specify in the certificate of merger (referred to herein as the “effective time”).
Representations and Warranties
The merger agreement contains representations and warranties made by each of Ideanomics and VIA related to, among other things:
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due organization, good standing, the requisite corporate power and authority to carry on their respective businesses and subsidiaries;

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capital structure and related matters;

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corporate power and authority to enter into the merger agreement, due execution, delivery and enforceability of the merger agreement and absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the contemplated transactions;

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absence of required governmental consents or approvals in connection with execution and delivery of the merger agreement and consummation of the contemplated transactions other than as specified in the merger agreement;

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financial statement compliance, absence of undisclosed liabilities (other than certain specified exceptions), internal controls and procedures, and in the case of Ideanomics and Merger Sub, Ideanomics’ SEC reports;

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absence of certain changes or events;

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legal proceedings;

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in the case of VIA, compliance with laws and permits;

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tax matters and intended tax treatment of the merger;

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in the case of VIA, employee benefits and labor matters;

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in the case of VIA, environmental matters and compliance with environmental laws;

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in the case of VIA, material contracts;

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in the case of VIA, title to assets;

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in the case of VIA, intellectual property;

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in the case of VIA, compliance with privacy laws and data security;

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in the case of VIA, insurance;

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in the case of VIA, title to properties, absence of liens and condition and sufficiency of assets;

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in the case of VIA, related party/affiliate transactions;

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absence of brokers and other advisors;

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in the case of VIA, anti-corruption matters;

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in the case of VIA, absence of disputes or notices to terminate or modify contracts with respect to significant customers and suppliers;

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in the case of Ideanomics and Merger Sub, valid issuance of shares of Ideanomics common stock;

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in the case of Ideanomics and Merger Sub, ownership and operations of Merger Sub; and

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absence of other representations and warranties.

Many of the representations and warranties in the merger agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party and its subsidiaries, any change, event, circumstance, occurrence or state of facts that, individually or in the aggregate, (i) is or would reasonably expected to be materially adverse to the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of a party and its subsidiaries taken as a whole, or (ii) would or would be reasonably likely to prevent, impair or materially delay the ability of a party to perform its obligations under the merger agreement or to consummate the contemplated transactions
Clause (i) of the definition of “material adverse effect” with respect to VIA and Ideanomics excludes any change, event, circumstance, occurrence or state of facts to the extent directly relating to or arising from any of the following from being taken into account in determining whether there has been an “material adverse effect”:
(i)
changes and general conditions in the industry in which VIA operates;

(ii)
general economic conditions, or changes in any financial, debt, credit, or securities markets or conditions, in any location where the businesses of VIA, its subsidiaries or affiliated practices are conducted;

(iii)
any natural disaster and pandemics, or any acts of terrorism, armed hostilities or war, including civil unrest or cyberattacks;

(iv)
changes in applicable law or GAAP, or in either case, the enforcement or authoritative interpretation thereof;

(v)
any failure, in and of itself, by VIA or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the cause or basis for VIA or any of its subsidiaries to meet such projections or forecasts or revenue or earnings predictions will not be excluded); or

(vi)
the taking of any action specifically required to be taken under the terms of the merger agreement or the failure to take any action specifically prohibited by the merger agreement; provided, that with respect to the foregoing clauses (i), (ii), (iii) and (iv), VIA and its subsidiaries taken as a whole are not disproportionately affected thereby relative to other companies operating in the industry in which VIA and its subsidiaries operate.

Clause (i) of the definition of “material adverse effect” with respect to Ideanomics excludes any change, event, circumstance, occurrence or state of facts to the extent directly relating to or arising from any of the following will be taken into account in determining whether there has been a “material adverse effect”:
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changes and general conditions in the industry in which Ideanomics operates;

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general economic conditions or changes in any financial, debt, credit, or securities markets or conditions, in any location where the businesses of Ideanomics is conducted;

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any natural disaster and pandemics or any acts of terrorism, armed hostilities or war, including civil unrest or cyberattacks;

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changes in applicable law or GAAP, or in either case, the enforcement or authoritative interpretation thereof;

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any failure, in and of itself, by Ideanomics or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the cause or basis for Ideanomics or any of its subsidiaries to meet such projections or forecasts or revenue or earnings predictions will not be excluded);

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the taking of any action specifically required to be taken pursuant to the terms of the merger agreement or the failure to take any action specifically prohibited by the merger agreement; or

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fluctuations in the trading price of shares of the capital stock of Ideanomics (it being understood and agreed that the circumstances underlying any such fluctuations will not be excluded);

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the announcement and performance of the contemplated transactions;

provided, that with respect to the foregoing clauses (i), (ii), (iii) and (iv), Ideanomics and its subsidiaries are not disproportionately affected thereby relative to other companies operating in the industry in which Ideanomics and its subsidiaries operate.
Conduct of Business
Subject to exceptions in the merger agreement, during the period from the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, which we refer to as the pre-closing period, each of VIA and its subsidiaries will conduct its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to preserve its assets and properties and relationships with its customers and suppliers) and to retain the services of its present executive officers.
In addition, subject to exceptions in the merger agreement, during the pre-closing period, VIA will not, and will not permit any of its subsidiaries to:
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issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any equity securities;

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modify or amend any of the organizational documents;

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declare, set aside or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any equity securities of VIA or any repurchase, redemption or other reacquisition of any equity securities of its subsidiaries;

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amend, renew (other than in the ordinary course of business), terminate or waive any material contract or any provision thereof;

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incur or suffer to exist any indebtedness, except for (1) working capital borrowings incurred in the ordinary course of business consistent with past practice and (2) intercompany loans and balances;

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enter into any contract that purports to limit, curtail or restrict (1) the kinds of businesses in which VIA, its subsidiaries or its existing or future affiliates may conduct their respective businesses, (2) the persons with whom it or its existing or future affiliates can compete or to whom it or its existing or future affiliates can sell products or deliver services, or (3) the acquisition of any business;
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acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

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divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset, other than the sales of products or services in the ordinary course of business consistent with past practice;

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adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

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enter into or adopt any employee benefit plan or employment or severance agreement, or amend any plan, except to the extent required by law or as expressly contemplated by the merger agreement;

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hire any new officers or employees at an annual salary in excess of one hundred sixty thousand dollars ($160,000) or terminate the services of any existing officers or employees other than for cause, or make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of VIA or its subsidiaries, except (1) in connection with new hires, promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business, or (2) to the extent required by any plan;

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file or cause to be filed any tax return with respect to VIA or its subsidiaries other than in accordance with past practice, amend any tax return, enter into any closing agreement, make or change any tax election, change any tax method of accounting, or agree to extend the statute of limitations in respect of any taxes;

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change the accounting principles, accounting policies or procedures, or change fiscal year;

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settle or compromise any pending or threatened litigation in such a manner as to create any material obligations that would not be fully performed prior to the Closing;

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fail to invoice customers and collect accounts receivable, timely pay taxes and other liabilities when due and pay or perform other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

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accelerate the collection of accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;

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cancel or terminate any of the insurance policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed insurance policies are in full force and effect; or

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enter into any affiliate agreement.

In addition, subject to certain exceptions in the merger agreement, during the pre-closing period, Ideanomics will not, and will not permit any of its subsidiaries to:
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repurchase, redeem or otherwise acquire any shares of capital stock of Ideanomics, except (i) for acquisitions of shares of Ideanomics common stock tendered by holders of equity awards under the Ideanomics equity plans in accordance with the terms of the Ideanomics equity plans as such awards are in effect on the date of the merger agreement in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto or transactions solely between Ideanomics and its wholly owned subsidiaries, and (ii) in de minimis amounts; and

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enter into or consummate any investment, acquisition, purchase, merger, sale or any other similar transaction which would reasonably be expected to result in certain closing conditions not being satisfied or satisfaction of such condition being materially delayed (including the merger).

No Solicitation by VIA
During the pre-closing period VIA shall not solicit, encourage or facilitate any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of VIA or any of its subsidiaries (other than the sale of products or services in the ordinary course of business and in a manner consistent with past practice) or any equity securities of VIA or any of its subsidiaries, any merger, business combination or recapitalization involving VIA or any of its subsidiaries, the liquidation, dissolution or reorganization of VIA or any of its subsidiaries, or any similar transaction, and VIA must use commercially reasonable efforts to cause its subsidiaries and its and their respective representatives to refrain from any of the foregoing. VIA must promptly notify Ideanomics if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, VIA or any of its subsidiaries, the stockholders or their respective representatives.
Ideanomics Board Recommendation
Ideanomics shall include in this proxy statement/prospectus the recommendation of its board of directors that the Ideanomics stockholders vote in favor of the adoption of the agreement and the approval of the transactions contemplated by the agreement and certain other voting matters and shall otherwise act in good faith and use reasonable best efforts to obtain approval of the Ideanomics stockholders; provided, however, that Ideanomics Board may withdraw or modify such recommendation with respect to this proxy statement if the board of directors reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable law. Ideanomics’ obligations to furnish this proxy statement/prospectus, convene its stockholders’ meeting and solicit its stockholder approval applies notwithstanding any withdrawal or modification of its board of directors’ recommendation.
Efforts to Complete the Merger
VIA, Ideanomics and Merger Sub will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the agreement, including, but not limited to (i) preparing and filing as promptly as practicable with any governmental authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any governmental authority that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; (iii) obtaining the consents, waivers, approvals, orders and authorizations under contracts of VIA that require any such consent, waiver, approval, order or authorization; and (iv) fulfilling all conditions to the merger agreement. Each party shall furnish to the other parties all reasonably necessary information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement.
Ideanomics and VIA agree to promptly inform the other party of any material communication made to or received from any governmental authority and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any governmental authority concerning the transactions contemplated by the agreement. Each of Ideanomics and VIA shall: (i) promptly notify the other of, and if in writing, promptly furnish the outside legal counsel for the other with copies of (or, in the case of oral communications, advise the other of the contents of) any material communication to such party from a governmental authority relating to the transactions contemplated by the merger agreement and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed material communication to a governmental authority, provided that materials may be redacted (A) to remove references concerning the valuation of VIA, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the other reasonably informed of any developments, meetings or discussions with any governmental authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by the agreement and/or any related notices sent pursuant to the agreement, including providing the other with reasonable advance notice to participate in all material meetings and/or calls.
Ideanomics and VIA agree to use commercially reasonable efforts to take promptly any and all steps and actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any governmental authority, so as to enable the parties to close the transactions contemplated by the merger agreement as soon as practicable. In furtherance and not in limitation of the foregoing, from the date of signing until the Closing, VIA will (i) use reasonable best efforts to file, make or obtain, as applicable, certain registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers, and (ii) shall make any payments required to accomplish the foregoing.
VIA will use commercially reasonable efforts to obtain the adoption of the agreement by its stockholders to the extent required by the DGCL and VIA’s organizational documents for the consummation of the merger. As promptly as practicable following the execution and delivery of the merger agreement, VIA shall submit the merger agreement to VIA’s stockholders for adoption at a meeting of VIA’s stockholders or by written consent of VIA’s stockholders, which shall be called and held or solicited, as the case may be, in accordance with the requirements of the DGCL and VIA’s certificate of incorporation and any other applicable organizational documents in order to obtain the necessary approval under the DGCL.
Director and Officer Indemnification
For a period of six (6) years following the effective time of the merger, Ideanomics shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons (as defined in the merger agreement) any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the effective time, was a director, officer, employee or agent of VIA or its subsidiaries or who, at the request of VIA or its subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).
Prior to the Closing, VIA shall obtain, in consultation with Ideanomics, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the effective time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of VIA as VIA’s existing policies with respect to claims arising out of or relating to events which occurred before or at the effective time (including in connection with the transactions contemplated by the agreement). The costs and expenses associated with obtaining the such policy shall be deemed a transaction expense of VIA.
Treatment of VIA Equity Awards and Warrants
Stock Options.   Each in-the-money stock option that is vested and outstanding as of immediately prior to the effective time will be cancelled immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock equal to the product of (i) the Exchange Ratio (as defined below), and (ii) the number of shares of VIA common stock equal to the product of (A) the quotient of (x) the sum of (1) the Per Share Merger Consideration minus (2) the per share exercise price of such option minus (3) the value of any applicable taxes required to be withheld according to applicable law and (y) the Per Share Merger Consideration and (B) the number of shares of VIA common stock subject to such option. At the effective time, each outstanding out-of-money option, whether or not then vested or exercisable, shall be cancelled and extinguished.
Rollover RSUs.   At the effective time, with respect to each RSU that shall not vest upon the consummation of the transactions contemplated by the agreement (each such RSU, a “Rollover RSU”) that is outstanding as of the effective time, Ideanomics shall assume all the obligations of VIA under its equity plan and the applicable award agreements (including with respect to vesting and termination-related provisions, subject to certain adjustments), except the Rollover RSUs shall be adjusted (each adjusted RSU, an “Adjusted RSU”) such that the aggregate Adjusted RSUs held by each holder of Rollover RSUs shall relate to such number of shares of Ideanomics common stock as is equal to (i) the number of shares of VIA common stock subject to the aggregate Rollover RSUs held by each such holder of Rollover RSUs immediately prior to the effective time, multiplied by (ii) the Exchange Ratio (as defined below), with any fractional shares rounded down to the nearest whole share.
Non-Rollover RSUs.   Except as set forth below, each RSU other than a Rollover RSUs that is outstanding as of immediately prior to the effective time shall be cancelled as of immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock equal to the product of (i) the Exchange Ratio (as defined below), and (ii) the number of shares of VIA common stock equal to the product of (A) the quotient of (x) the difference between the Per Share Merger Consideration and an amount equal to the value of any applicable taxes required to be withheld according to applicable law and (y) the Per Share Merger Consideration and (B) the number of shares of VIA common stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the effective time. Each RSU held by RSU-holders that are not employees of VIA as of August 30, 2021, or are currently serving as directors of VIA, other than a Rollover RSUs that is outstanding as of immediately prior to the effective time shall be cancelled as of immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock equal to the product of (i) the Exchange Ratio (as defined below), and (ii) the number of shares of VIA common stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the effective time.
Warrants.   Each warrant with a warrant exercise price that is less than the Per Share Closing Consideration, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such warrant (when exercised on a cashless basis). At the effective time, each warrant that is not an in-the-money warrant that is outstanding as of the effective time, whether or not then vested or exercisable, shall be cancelled and extinguished.
“Exchange Ratio” means the amount determined (rounded to four decimal places) by dividing (i) the Per Share Merger Consideration, by (ii) $2.3368, the Signing VWAP.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants relating to:
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Ideanomics using reasonable best efforts to cause the shares of Ideanomics common stock to be issued in the contemplated transactions to be approved for listing on Nasdaq, subject to official notice of issuance, and maintain the listing of the Ideanomics common stock on Nasdaq;

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VIA promptly notifying Ideanomics of any notice or other written communication from any governmental authority in connection with or relating to the transactions contemplated by the merger agreement;

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each of Ideanomics, the Merger Sub and VIA cooperating in order to obtain any tax opinion required to be filed with the SEC in connection with the filing of the registration statement, including by executing customary letters of representation to counsel. The parties to the agreement adopt the agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a);

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Ideanomics using reasonable best efforts to have the its board of directors adopt resolutions to cause acquisitions of its common stock pursuant to the transactions contemplated by the merger agreement by each person who is or will become a director or officer of Ideanomics to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Ideanomics and VIA agree to promptly making any required filing or application pursuant to applicable antitrust laws, including the HSR Act. VIA and Ideanomics agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to such laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under such laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act; and
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non-compete and non-solicit restriction on certain executives of VIA.

Conditions to Completion of the Merger
The obligations of Ideanomics and Merger Sub to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing of the following conditions:
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the representations and warranties of VIA relating to (i) organization, standing, corporate power and subsidiaries; (ii) certain capitalization matters; (iii) authority and enforceability; and (iv) brokers and other advisors, will have been true and correct in all respects (subject to de minimis exceptions) on and as of the date of the merger agreement and as of the closing date of the merger (except for the representations and warranties of VIA made as of a specified date, which will be true and correct in all respects as of such date);

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all other the representations and warranties of VIA set out in the merger agreement will have been true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) on and as of the date of the merger agreement and on and as of the closing date of the merger (except for the representations and warranties of VIA made as of a specified date, which will be true and correct in all respects as of such date), except for such failures to be true and correct that would not have a material adverse effect ;

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no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect, and no applicable law has been enacted, promulgated, issued, entered, amended or enforced by any governmental authority, enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

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the approval of the VIA stockholders has been obtained;

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VIA shall not have any indebtedness, including, without limitation, any unforgiven indebtedness related to loans provided under the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended or any related laws;

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the third party approvals and regulatory approvals have been obtained;

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VIA will have performed in all material respects the obligations required to be performed by each of them under the merger agreement at or prior to the closing date of the merger;

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Since the date of the merger agreement, there will not have occurred a material adverse effect with respect to VIA; and

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VIA will have delivered to Ideanomics the items identified in the merger agreement.

In addition, the obligation of VIA to effect the merger is further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing of the following conditions:
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the representations and warranties of Ideanomics related to (i) organization, standing, corporate power and subsidiaries; (ii) certain capitalization matters; (iii) certain matters with respect to authority and enforceability; (iv) issuance of stock consideration and (v) brokers and other advisors will have been true and correct in all respects (subject to de minimis exceptions) on and as of the date of the merger agreement and on and as of the closing date of the merger (except for the representations and warranties of Ideanomics made as of a specified date, which will be true and correct in all material respects as of such date);

•
all other representations and warranties of Ideanomics set forth in the merger agreement will have been true and correct in all aspects (without giving effect to any qualifications of a reference to materiality or material adverse effect) on and as of the date of the merger agreement and on and as of the closing date of the merger (except for the representations and warranties of Ideanomics made as of a specified date, which will be true and correct as of such date), except for such failures to be true and correct that would not have a material adverse effect;

•
no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect, and no applicable law has been enacted, promulgated, issued, entered, amended or enforced by any governmental authority, enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

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the approval of stockholders of Ideanomics and Merger Sub has been obtained;

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Ideanomics and Merger Sub will have performed in all material respects the obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger;

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the representations and warranties insurance policy shall have been issued and shall be binding and in full force and effect; and

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Ideanomics, will have delivered to VIA the items identified in the merger agreement.

Indemnification
Scope of Indemnification Obligation
From and after the effective time, by virtue of the merger and subject to the terms, conditions and limitations of the merger agreement, the VIA stockholders will jointly and severally indemnify and hold harmless Ideanomics, its affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns, such persons we collectively refer to as the Ideanomics indemnified parties, from and against any and all losses of such person, which losses we refer to as Ideanomics indemnifiable losses, arising out of or resulting from:
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any breach of any representation or warranty made by the VIA stockholders or its subsidiaries in the agreement or any ancillary document;

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any breach of any covenant or agreement of the VIA stockholders or any of its subsidiaries to the extent required to be performed or complied with by VIA or its subsidiaries prior to the Closing, contained in the merger agreement or any ancillary document;

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any claim resulting from any inaccuracies in the merger agreement’s allocation statement or otherwise alleging that a person was due amounts other than as set forth in such allocation statement;

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any claim or allegation pertaining to, arising from, or relating to VIA’s use of open source software;

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any occurrences which would have been covered under VIA’s insurance policies that existed prior to the Closing if not for a failure of VIA to timely make a claim thereunder or to otherwise comply with their terms; and

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any liabilities specifically indemnified under the merger agreement, which we refer to as the special indemnity.

From and after the Closing, Ideanomics shall indemnify, defend and hold harmless the VIA stockholders, their respective affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns from and against all losses incurred by or arising out of or relating to:
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any breach of any representation or warranty made by the VIA stockholders or its subsidiaries in the agreement or any ancillary document; and

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any breach of any covenant or agreement of the VIA stockholders or any of its subsidiaries to the extent required to be performed or complied with by VIA or its subsidiaries prior to the Closing, contained in the agreement or any ancillary document;

Survival of Representations, Warranties and Covenants
If the merger is consummated, the representations and warranties of Ideanomics related to organization and power, authority and enforceability, the absence of brokers, the issuance of stock consideration and capitalization shall survive indefinitely. The survival period for the representations of warranties of the other representations and warranties of Ideanomics shall be eighteen months after the closing date of the merger. The covenants of Ideanomics meant to be completed before Closing shall survive until the first anniversary of the Closing and the covenants of Ideanomics meant to be completed after Closing will survive for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed. The survival period for the representations and warranties of VIA shall be eighteen months after the closing date of the merger. The representations and warranties relating to capitalization, tax matters and the absence of brokers shall survive indefinitely. The covenants of VIA meant to be completed before Closing shall survive until the first anniversary of the Closing and the covenants of VIA meant to be completed after Closing will survive for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed.
Limitation on Indemnification Obligations
The Ideanomics indemnified parties will not be entitled to seek indemnification for any breaches of representations and warranties unless and until the amount of claims exceeds $2,250,000. VIA’s liability for breaches of representations and warranties under the merger agreement is limited to recovery under the retention escrow fund (as further described below), except for breaches based on fraud, breaches of certain special indemnities and breaches of fundamental representations and warranties. Ideanomics indemnified parties may assert claims against the retention escrow fund and the open source special indemnity escrow fund for losses related to the open source special indemnities under the merger agreement. Ideanomics indemnified parties may assert claims against the retention escrow fund and the special indemnity escrow fund for losses related to such special indemnities under the agreement. Ideanomics may assert claims against its representations and warranties insurance policy for certain breaches by VIA under the terms of the representations and warranties insurance policy discussed below. Ideanomics liability under the agreement is limited to $10,000,000, except for liability related to fraud or breaches of its fundamental representations.
Escrow Funds and Representations and Warranties Insurance Policy
Certain of VIA’s indemnification obligations under the merger agreement are secured by a retention escrow fund in the amount of $2,250,000, a special indemnity escrow fund in the amount of $10,000,000 and an open source special indemnity escrow fund in an amount of to $10,000,000. Additionally, in connection with signing the merger agreement, Ideanomics bound representations and warranties insurance policies with Travelers Excess and Surplus Lines Company, Indian Harbor Insurance Company, Great American E&S Insurance Company, National Fire & Marine Insurance Company and HDI Global Specialty SE. These policies insure Ideanomics against certain losses stemming from VIA’s breaches of its representations and warranties under the merger agreement.
Termination of the Merger Agreement
The merger agreement may be terminated and the contemplated transactions abandoned at any time prior to the effective time:
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by the mutual written consent of Ideanomics and VIA;

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by Ideanomics, at any time prior to the Closing, if (i) VIA is in breach, in any material respect, of the representations, warranties or covenants made by it in the merger agreement, (ii) such breach is not cured within twenty (20) business days after Ideanomics has given written notice of such breach to VIA (to the extent such breach is curable) and (iii) such breach, if not cured, would render Ideanomics and Merger Sub closing conditions incapable of being satisfied;

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by VIA, at any time prior to the Closing, if (i) Ideanomics or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in the merger agreement, (ii) such breach is not cured within twenty (20) business days after VIA has given written notice of such breach to Ideanomics (to the extent such breach is curable) and (iii) such breach, if not cured, would render VIA closing conditions incapable of being satisfied;

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by either Ideanomics or VIA, upon written notice to the other party, if the merger is not consummated on or before March 31, 2022 (provided that this termination right is not available to any party whose failure to perform any of its obligations under the merger agreement has been the primary cause of, or directly resulted in, the failure of the merger to be consummated on or before the end date); or
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by either Ideanomics or VIA, upon written notice to the other party, if there is in effect a final order prohibiting the consummation of the merger (provided that this termination right is not available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement).

Amendments and Waivers
No term of the merger agreement may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the parties thereto; provided that the observance of any provision of the merger agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
Specific Performance
The parties to the merger agreement agree that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to the merger agreement agreed that, in addition to any other remedies, each party shall be entitled to enforce the terms of the merger agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party to the merger agreement waived any requirement for the securing or posting of any bond in connection with such remedy. Each party to the merger agreement agreed that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the merger agreement.

THE MERGER
This section and the section titled “The Merger Agreement” describe the material aspects of the merger, including the merger agreement. While Ideanomics and VIA believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Ideanomics and VIA encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.
Background of the Merger
Ideanomics periodically evaluates a variety of financial and strategic opportunities as part of its long-term strategies to enhance value for its stockholders, including potential acquisitions, divestitures, business combinations, and other transactions. In the ordinary course of business, Ideanomics was aware of several potential acquisition targets. In fact, Ideanomics had discussions with different potential targets. All of these potential acquisition targets were eliminated from Ideanomics’ consideration for various factors, including lack of synergistic potential, state of maturity of the target product and technology, lack of differentiated technology, and significant restructuring or alignment required to assimilate into Ideanomics.
On November 17, 2020, on a telephone call with an investment banker within their network of contacts, Alf Poor, CEO of Ideanomics, and Tony Sklar, Senior Vice President of Ideanomics, were made aware of a potential secondary market sale of VIA stock, which could result in the ownership by Ideanomics of a minority interest in VIA (referred to herein as the “secondary market transaction”). On the call, the investment banker indicated that he had been approached by advisors representing VIA. Messrs. Poor and Sklar indicated that Ideanomics may have an interest in the secondary market transaction, requested additional information about the potential transaction, and requested a follow up call regarding the transaction.
On December 7, 2020, Mr. Sklar was contacted by a third-party investment advisor, who recommended the VIA secondary market transaction to Ideanomics.
On December 8, 2020, and in the weeks that followed, Ideanomics management began to seek additional information regarding the secondary market transaction. Ideanomics management determined that it would be advisable to speak with VIA management to indicate Ideanomics’ potential interest in the secondary market transaction and to obtain information regarding the secondary market transaction, the development of VIA’s business, any potential synergies with Ideanomics, and other due diligence items. Synergies this transaction would present to Ideanomics include (i) US Hybrid’s technology and product capabilities which can provide VIA with various components used within electric vehicle drivetrains; (ii) VIA’s technology and product offerings are complementary to WAVE’s technology and each can be integrated for customer benefit; and (iii) certain customers of Ideanomics’ subsidiaries overlap with, and are potential customers of, VIA; and (iv) VIA’s strategic initiatives include developing a manufacturing facility which Ideanomics may leverage to the strategic benefit of its other subsidiaries, such as EV tractor maker Solectrac, as provisioning a new vehicle production line within a manufacturing facility afford significant cost savings over separate manufacturing facilities or provisioning a new production line within a contract manufacturing provider. While it is subject to various factors, potential savings from the aforesaid synergies for Ideanomics are likely as a result of inside sales of components between Ideanomics companies, complementary product offerings such as VIA with WAVE wireless charging integrated, and from the long-term benefits of consolidated in-house manufacturing and assembly capabilities.
Ideanomics engaged in a complete and fulsome due diligence of VIA and all diligence matters were resolved to its satisfaction. The key strategic areas of due diligence focused on by Ideanomics were (i) the VIA proprietary technology and know-how; (ii) potential customer relationships and dialogue; (iii) capital expenditures related to VIA’s strategic goals; (iv) VIA’s historical financing and capitalization and (v) the exceptions Ideanomics had in the R&W insurance.
On February 5, 2021, Mr. Poor and Drew Colvin, SVP of Corporate Development of Ideanomics, attended a telephone conference call with Robert Purcell, CEO of VIA. During this call, management of both companies outlined their high-level strategies, after which Mr. Poor expressed Ideanomics’ interest in a partnership between VIA and Ideanomics’ inductive charging solutions subsidiary, WAVE. Mr. Purcell expressed VIA’s interest in a potential investment from Ideanomics. The parties agreed to have follow-on talks.
On February 9, 2021, Ideanomics and VIA entered into a confidentiality agreement to facilitate the exploratory discussions.
On February 9, 2021, Mr. Poor, Mr. Colvin, and representatives of Evercore Group L.L.C. (“Evercore”), financial advisor to VIA, held a conference call. Evercore, on behalf of VIA, outlined VIA’s strategic planning, including a potential IPO or SPAC-based transaction to capitalize the company. Outside of that strategy, representatives of Evercore indicated that VIA would consider an investment in the range of $200 – $300 million dollars to capitalize VIA’s next stage of development.
On February 11, 2021, the VIA management team provided a virtual presentation on its business to the Ideanomics management team. Participants from VIA included Robert Purcell, Alan Perriton, Dick Clayton, and Thierry Caussat (VIA’s former Chief Technology Officer), in addition to representatives from Evercore and Blue Sea Advisors. Participants from Ideanomics included Alf Poor, Tony Sklar, Drew Colvin, and Tyler Norkus. On March 3, 2021, at a meeting of the Ideanomics Board attended by representatives of Venable LLP, Ideanomics management presented the potential VIA minority investment to the Ideanomics Board. The Ideanomics Board discussed the potential VIA opportunity and expressed interest in moving forward with a potential minority investment. The Ideanomics Board authorized Ideanomics management to enter into due diligence determined to obtain additional information regarding a potential investment in VIA.
In the following weeks, Ideanomics conducted preliminary due diligence on VIA and Ideanomics management had internal discussions regarding the potential VIA transaction, including valuation, investment amount, and related topics. The Ideanomics Board and management begin receiving weekly updates on the potential VIA transaction. During the negotiations between Ideanomics and VIA, there was a determination as to which key VIA employees would have an employment agreement as of the closing of the merger, and whether VIA would need any approvals from Ideanomics for any new VIA hires between signing and closing of the merger agreement. However, the discussions of specific terms and negotiations began only after the signing of the merger agreement.
On May 24, 2021, Mr. Poor held a telephone call with a representative of Blue Sea Advisors, an industry business advisor to VIA, and outlined the preference of Ideanomics Board and management to potentially acquire VIA as opposed to making an equity investment. Mr. Poor outlined the strategic and synergistic nature of such a transaction. The parties agreed to hold a call between Ideanomics and VIA management the next day.
Later on May 24, 2021, the Ideanomics Board held a telephonic meeting, attended by representatives of Venable LLP, at which Mr. Poor updated the Ideanomics Board on the status of the potential VIA transaction. The Ideanomics Board authorized Mr. Poor and then Vice Chairman Shane McMahon to represent the Ideanomics Board on the call that was to be held with VIA on May 25, 2021.
On May 24, 2021, Ideanomics CFO, Conor McCarthy, along with Ideanomics corporate development team, had a conference call with VIA Executive Vice President of Finance and corporate controller, Brent Jensen, and VIA Executive Vice President and General Counsel, Dick Clayton. On the call, VIA management reviewed the VIA business model and financial information. A subsequent call was held on May 29, 2021 to provide more details on this information. Between May 24, 2021 and May 31, 2021, Ideanomics management and VIA management held a series of regular recurring telephonic meetings on all aspects of VIA’s finances.
On May 25, 2021, Messrs. Poor and McMahon held a meeting with VIA management and advisors, including VIA CEO, Robert Purcell, in New York. At the meeting, the parties discussed the nature of the proposed transaction, and VIA’s short-term capital needs. At the meeting both parties generally agreed that the acquisition of VIA by Ideanomics aligns the interests of both Ideanomics and VIA. Accordingly, Messrs. Poor and McMahon conveyed to Mr. Purcell that due to the expected size of the consideration and the future capital requirements of VIA, the acquisition of VIA would need to be paid for in stock rather than cash. Messrs. Poor, McMahon, and Purcell discussed providing Ideanomics a period of exclusivity while

Ideanomics and VIA negotiated a merger agreement. In response to this VIA requested an investment in VIA in consideration for an exclusivity agreement as VIA was in need of growth capital. Messrs. Poor, McMahon, and Purcell discussed the overall expected timing of the transaction and the length of time to close. Given the expected timing to a closing Mr. Purcell suggested an additional investment at the timing of the signing of the merger agreement in order for VIA to expedite VIA’s product development and customer acceptance which would benefit Ideanomics’ stockholders if Ideanomics were to ultimately acquire VIA. The details of the meeting were subsequently communicated by Messrs. Poor and McMahon to the Ideanomics Board and management.
On June 1, 2021, the letter of intent (the “LOI”) was delivered by Ideanomics to VIA. The LOI contained several key terms such as a $7.5 million advance from Ideanomics to VIA, a purchase price of $500 – 600 million, subject to due diligence, an advance of $42.5 million at the time of signing of the merger agreement, and a 90 day exclusivity provision. After several days of review and revision by the respective counsel for both parties, the LOI was executed by Ideanomics and VIA on June 6, 2021. During these discussions, the parties discussed and agreed to the inclusion of an earnout provision with two tiers. The LOI provided for the acquisition of VIA in an all-stock transaction valued at a range of $500 – 600 million with an initial $7.5 million cash advance on June 7, 2021, and an additional $42.5 million cash advance by Ideanomics at the time of signing of a definitive merger agreement that would be credited against the final merger consideration. Ideanomics agreed to an all-stock transaction since that would create great alignment of interests between both Ideanomics’ stockholders and VIA’s stockholders. In addition, the transaction value set forth in the LOI was based upon analysis by Ideanomics management and corporate development to the current valuations and market capitalizations of publicly listed electric vehicle companies. The structure and value were also interdependent upon the potential need for capital in order to assist VIA in reaching its strategic goals. The advances were designed to expedite VIA’s product development and customer acceptance which would benefit Ideanomics’ stockholders if Ideanomics were to ultimately acquire VIA. The LOI contained an earnout provision with two tiers, and an exclusivity and no-shop period of 90 days from the date of signing. Ideanomics delivered a due diligence request list and is provided access to the VIA data room. Ideanomics engaged UHY LLP as tax and accounting advisors, Venable LLP as legal advisors, and Han Santos as IP and patent advisors.
Ideanomics and VIA had back and forth negotiations regarding the structure of the closing consideration. A key term which was negotiated between Ideanomics and VIA was the exchange ratio to be used to determine the number of shares to be issued to VIA stockholders at closing. Ideanomics initially proposed a fixed share exchange ratio for the closing payment determined by using the VWAP related to the Ideanomics stock price at the date of signing of the merger agreement. VIA responded by suggesting a fixed dollar ratio determined by using the VWAP related to the Ideanomics stock price at the date of the closing of the merger agreement. Between June 6, 2021 and the date of signing of the merger agreement, Ideanomics discussed with VIA that Ideanomics’ advisors had advised Ideanomics to pursue this structure as the most common structure for acquirers and also an approach which aligned the interests of Ideanomics and VIA. Ultimately, VIA agreed to utilize the VWAP related to the stock price at date of signing in order to determine the exchange ratio and amount of shares to be issued to VIA stockholders at closing. Regarding the earnout payment, Ideanomics initially proposed that the exchange ratio for the earnout payment be determined by using the VWAP related to the Ideanomics stock price at the time of the earnout payment. VIA responded by suggesting that the exchange ratio be determined by using the VWAP related to the Ideanomics stock price at the date of the closing of the merger agreement. Ideanomics discussed with VIA that based upon discussions with its advisors and given the length of time prior to the determination of whether the earnout payment would be met it was more appropriate to determine the number of shares to be issued pursuant to an earnout payment by using the VWAP related to the Ideanomics stock price at the time of the earnout payment. IDEX initially proposed linking the earnout to the performance of the Ideanomics stock price post-closing. Ideanomics and VIA discussed this, but also discussed establishing tiers related to future vehicle sales by VIA in order to align the earnout payment of $180 million (in the aggregate) to the delivery of definitive value to Ideanomics stockholders through the achievement of such definitive sales which result in revenue recognized under US GAAP accounting, as suggested by Ideanomics advisors. The milestones were designed so that definitive value would be received by Ideanomics through revenue recognition events triggered by the physical delivery of vehicle units to VIA customers. In considering the details of each tier under the earnout payment Ideanomics considered current market terms, the size of the earnout payments and what would constitute equivalent value of each milestone tier to Ideanomics stockholders. During the negotiations and following Ideanomics initial proposal to establish tiers of the earnout payment related to future vehicle sales, VIA and Ideanomics discussed and negotiated the number of units sold which would fulfill each earnout tier and what would be the necessary characteristics which would constitute a Net Sale. Ideanomics took into account what factors would constitute a Net Sale so that such Net Sale would be recognized as revenue consistent with US GAAP and during the negotiations stressed the importance of this to VIA. Ideanomics also took into account the number of units which would be appropriate to satisfy each earnout tier based upon market terms of such arrangements and the related revenue generated.
On June 10, 2021, Ideanomics conducted an onsite visit at VIA in Orem, UT. Representatives from Ideanomics were Mr. Poor, Mr. McMahon, Keith Byers (SVP of Operations), Dat Truong (VP of Product), and Xumeng Li (Analyst). Representatives from VIA include Mr. Purcell, Alan Perriton, President, Mr. Clayton and Thierry Caussat, former Chief Technology Officer. The onsite visit included management presentations by VIA, a walk-through of the VIA facility, pre-skateboard EV vehicle demonstrations and an overview of the new skateboard platform by VIA engineering teams. Regular recurring meetings were held between legal, accounting, and business teams at both companies. These meetings continued through the signing of the merger agreement.
On June 11, 2021, the initial draft of the merger agreement for the proposed VIA acquisition was submitted by Venable, LLP on behalf of Ideanomics, to White & Case, LLP, legal counsel to VIA.
On June 14, 2021, Robin Mackie, automotive consultant to Ideanomics at the time and now President of Ideanomics Mobility, began interactions with VIA R&D and engineering teams to commence ongoing technical due diligence. Regular recurring meetings were held through signing to conduct the technical due diligence process.
Between June 20, 2021 and June 28, 2021, Ideanomics management interviewed potential independent financial advisors, including Morgan Stanley.
On June 20, 2021, Mr. Poor and Venable LLP held a telephonic meeting with representatives from Morgan Stanley informing them about the potential transaction.
On June 30, 2021, the Ideanomics Board held a meeting at which representatives of Venable LLP were present. At the meeting, Ideanomics management provided detailed updates on the progress of the VIA due diligence, and recommended that the Ideanomics Board approve the engagement of Morgan Stanley as independent financial advisor in connection with the merger. After discussion, the Ideanomics Board approved the engagement of Morgan Stanley.
After the board meeting on June 30, 2021, Ideanomics entered into an engagement letter with Morgan Stanley.
On July 8, 2021, representatives of Morgan Stanley, Blue Sea Advisors, and Evercore held a telephonic meeting to discuss the timing and process of a potential transaction.
On July 11, 2021, Ideanomics, VIA and Venable LLP held a telephonic meeting to discuss the capitalization table.
On July 16, 2021, the Ideanomics Board held a meeting attended by representatives of Venable LLP, which included a briefing on the progress of the VIA transaction. The Ideanomics Board discussed the VIA merger in detail and considered the engagement of the automotive consulting division of Ricardo to assist with the technical and engineering due diligence of VIA. The Ideanomics Board delegated the decision to engage Ricardo to Ideanomics management, who subsequently signed an engagement letter with Ricardo.
Between July 13, 2021 and August 10, 2021, Ideanomics management prepared, with the assistance of representatives of Morgan Stanley, (i) standalone forecasts for Ideanomics based on Ideanomics management long-range projections through 2026 and extrapolations through 2036, and (ii) standalone forecasts for VIA based on Ideanomics management long-range projections through 2026 and extrapolations through 2036.

On July 26, 2021, the Ideanomics management held a telephonic meeting with representatives of Morgan Stanley to discuss the structure of the transaction consideration to be proposed to VIA and its advisors.
On July 29, 2021, VIA responded to Ideanomics with regarding the structure of the transaction consideration and the parties negotiated the terms over next weeks.
On August 2, 3 and 4, 2021, representatives from Ideanomics management, including Mr. Colvin and Venable LLP held onsite meetings with VIA management, including Mr. Clayton, to conduct ongoing due diligence and negotiations.
On August 13, 2021, the Ideanomics Board held a meeting at which representatives of Morgan Stanley and Venable LLP attended. At the meeting, certain representatives of Morgan Stanley provided an update, a comparison of the VIA and draft management financial projections and comparable benchmarks from peer companies of VIA.
On August 17, 2021, Ideanomics management held a telephonic meeting with representatives of Morgan Stanley, White & Case LLP, Venable LLP, Blue Sea Advisors, Evercore, and VIA.
On August 18, 2021, Ricardo completed their tech due diligence and on August 26, 2021, Ideanomics management completed its due diligence.
On August 26, 2021, VIA, Ideanomics, Shane McMahon, Venable LLP, White & Case LLP, representatives of Morgan Stanley, Evercore, and Blue Sea Advisors held a zoom meeting and the aforesaid parties discussed all of the outstanding deal terms. Ideanomics offered a $630 million deal total, comprised of $450 million upfront and $180 million in structured earn out based on vehicle orders (the “merger consideration”) with $50 million upfront cash advance to VIA to be deducted from the merger consideration. The merger consideration would be paid in shares of Ideanomics common stock. At this zoom meeting, Ideanomics and VIA agreed upon a three-tier structure, where the earnout payments are contingent upon the sales of units of VIA products. Each tier equals sixty million dollars ($60,000,000), but corresponds to the different number of units. Tier 1 will be achieved upon the sale of 25,000 units of VIA products, tier 2 will be available after the sale of 37,500 units of VIA products, and tier 3 is earned upon the sale of 50,000 units of VIA products. The term “sale” is defined by the parties and refers to customary bona fide arm’s length transactions which are recognized as revenue under US GAAP accounting. The units sold in each tier count towards each subsequent tier.
On August 27, 2021, the Ideanomics Board held a meeting, at which representatives of Venable LLP attended to discuss the VIA merger and the results of the due diligence.
On August 29, 2021, the Ideanomics board held a meeting at which representatives of Morgan Stanley and Venable LLP were present. At the meeting, representatives of Morgan Stanley reviewed certain financial analyses with the Ideanomics Board and rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the merger consideration to be paid by Ideanomics pursuant to the merger agreement was fair from a financial point of view to Ideanomics. After careful consideration and discussion, the Ideanomics Board unanimously determined that the Ideanomics entry into the merger agreement was in the best interests of Ideanomics, and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
In connection therewith, the Ideanomics Board considered a number of factors, including strategic factors and other factors described on page 89 under “Ideanomics’ Reasons for the Merger; Recommendation of the Stock Issuance by the Ideanomics Board,” which the Ideanomics Board viewed as generally supporting its decision to approve and enter into the merger agreement. In view of the factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, the Ideanomics Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed merger and the merger agreement. In addition, individual members of the Ideanomics Board may have given differing weights to different factors. In reaching its determination to approve the proposed merger and the merger agreement, the

Ideanomics Board conducted an overall review of the strategic and other factors, including thorough discussions with Ideanomics’ management and outside legal and financial advisors. After careful consideration, Ideanomics Board has unanimously determined that the Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
Following the approval of the merger and the merger agreement, by the Ideanomics Board and the VIA Board on August 30, 2021, the parties executed the merger agreement and the other documentation related to the proposed transaction. Concurrently with the execution of the merger agreement, certain stockholders of VIA beneficially owning an aggregate of approximately 65% shares of VIA capital stock delivered voting and support agreement to vote their respective shares of VIA stock for the approval and adoption of the merger agreement. On August 30, 2021, and contemporaneously with the execution of the merger agreement, Ideanomics loaned VIA $42.5 million pursuant to the Note, a secured convertible promissory note with a principal amount of $42.5 million and simple interest on the outstanding principal at the rate of four percent (4%) per annum. The Note is secured by the first priority interest in substantially all of VIA’s assets. All principal and accrued but unpaid interest will be due and payable in full upon the earlier of the closing date or the date one year after the merger agreement is terminated. Ideanomics can credit the loan against the merger consideration, however at the option of Ideanomics on the closing date and subject to certain assumptions, all of the outstanding principal balance and the accrued interest can be converted into approximately 7,095,251 shares of VIA common stock or approximately 11% of the fully paid and non-assessable shares of VIA’s common stock as defined in the merger agreement. The loan was requested by VIA and Ideanomics agreed to provide the loan in order to expedite VIA’s product development and customer acceptance which will benefit Ideanomics’ stockholders if Ideanomics were to ultimately acquire VIA. The Note is attached as Exhibit 10.2 to this registration statement.
On August 30, 2021, Ideanomics issued a press release announcing the merger.
Ideanomics’ Reasons for the Merger; Recommendation of the Stock Issuance by the Ideanomics Board
In evaluating the merger agreement and the proposal to issue shares of Ideanomics common stock in connection with the proposed merger, the Ideanomics Board consulted with Ideanomics’ management as well as legal, financial, and vehicle industry advisors. In connection therewith, the Ideanomics Board considered a number of factors, including the following, which the Ideanomics Board viewed as generally supporting its decision to approve and enter into the merger agreement and recommend that Ideanomics stockholders vote “FOR” approval of the Ideanomics stock issuance proposal (not necessarily in order of relative importance):
Strategic Factors.   The Ideanomics Board evaluated the following strategic reasons supporting its approval of and entry into the merger agreement:
•
the potential to acquire a leading developer of Class II-VII electric vehicles for commercial use;

•
the opportunity to add to Ideanomics’ ecosystem of electric vehicles, charging, and energy products, enhancing the competitive nature of the Ideanomics business;

•
a go-forward, synergistic, addition to Ideanomics existing electric vehicle interests with original equipment manufacturer, or OEM, manufacturing capability, enabling focus on the anticipated high-growth of electrification of commercial vehicles to meet state and federal zero emission goals and deadlines through 2040;

•
VIA’s development in collaboration with industry leaders in the local and last-mile delivery segments, among others, which are experiencing significant industry growth;

•
the opportunity to make a significant investment in Ideanomics’ vertically integrated electric vehicle strategy, and the potential to unlock a meaningful rate of return on such an investment; and

•
the opportunity to positively impact the development of the vehicle industry, leading to a more sustainable and environmentally friendly future for mobility.

Other Factors Considered by the Ideanomics Board.   In addition to considering the strategic reasons described above, the Ideanomics Board considered the following additional reasons, all of which it viewed as supporting its decision to approve the proposed merger:

•
its knowledge of Ideanomics’ business, operations, financial condition, earnings and prospects on a standalone basis and of VIA’s business, operations, financial condition, earnings and prospects, taking into account the results of Ideanomics’ due diligence review of VIA;

•
the opinion of Morgan Stanley & Co. LLC, dated August 29, 2021, to the Ideanomics Board, which opinion is attached hereto as Annex B, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement was fair from a financial point of view to Ideanomics, as more fully described in the section titled “— Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC”;

•
the comprehensive terms and conditions of the merger agreement, including the representations, warranties, covenants, indemnities, closing conditions and termination provisions;

•
the terms of the voting and support agreements entered into by certain of VIA stockholders to, among other things, vote for the approval and adoption of the merger agreement, which represents in the aggregate approximately 65% of the outstanding VIA capital stock; and

•
the likelihood that the merger will be consummated on a timely basis.

The Ideanomics Board weighed the advantages and opportunities listed above against the following other reasons identified in its deliberations as weighing negatively against the proposed merger, including the following (not necessarily in order of relative importance):
•
the risks related to the capital investments required to execute the strategic plan;

•
the risk related to industry factors, including, but not limited to, the increased cost of materials and components, disruption and delays to the global supply chain due to a sharp rise in the shipping of goods to meet market demand, and the potential for a tight labor market for skilled workers in areas such as electrical engineering that are critical to the electric vehicle industry; and

•
the risks of the type and nature described under the section titled “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, the Ideanomics Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed merger and the merger agreement and to make its recommendation to Ideanomics stockholders. In addition, individual members of the Ideanomics Board may have given differing weights to different factors. In reaching its determination to approve the proposed merger and the merger agreement, the Ideanomics Board conducted an overall review of the factors described above, including thorough discussions with Ideanomics’ management and outside legal and financial advisors.
After careful consideration, the Ideanomics Board has unanimously determined that the Ideanomics entry into the merger agreement is in the best interests of Ideanomics, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Ideanomics Board recommends that Ideanomics stockholders vote “FOR” the Ideanomics stock issuance proposal, “FOR” the Ideanomics authorized shares proposal, and “FOR” the Ideanomics adjournment proposal.
VIA’s Reasons for the Merger; Recommendation of the Merger by the VIA Board
On August 29, 2021, the VIA Board unanimously (a) approved and declared advisable the merger agreement, and the transactions contemplated by the merger agreement, including the merger and (b) determined that the merger agreement, and the transactions contemplated by the merger agreement, including the merger, were advisable, fair to and in the best interests of VIA and its stockholders. In evaluating and ultimately approving the merger agreement, and the transactions contemplated by the merger agreement, including the merger, the VIA Board, in consultation with VIA’s management and VIA’s financial and legal advisors, engaged in numerous discussions and meetings, received materials for their review and consideration, and considered the following reasons (which are not in any relative order of importance):

•
The all-stock merger consideration offers VIA stockholders an opportunity to participate in the synergies and potential growth created by the combined company. To that end, the VIA Board considered that the merger would create an opportunity for growth by combining complementary platforms for the commercial design, manufacture and marketing of electric vehicles, charging stations and battery-operated products, including access to future capital and markets.

•
If the merger is completed, unless otherwise determined by Ideanomics prior to the closing, the officers and directors of VIA will continue in their respective positions as officers and directors of the combined company until their respective successors are duly elected or appointed and qualified. Such directors of VIA are Robert Lutz, Suzanne Gilbert, TJ Glauthier, Don Runkle, Raul Mendez, Robert Purcell and Alan Perriton, while such officers of VIA are Robert Purcell as Chief Executive Officer, Alan Perriton as President, Brent Jensen as Executive Vice-President — Finance, and Dick Clayton as Executive Vice-President and General Counsel.

•
Certain VIA stockholders, including Berg & Berg Enterprises, LLC, Clyde J. Berg CRT, Clyde J. Berg, GEG Controladora, S.A.P.I. De C.V., Mauricio Humberto Guerra Ruano and Mónica María Lorena Guerra Ruano (collectively, the “Major VIA Stockholders”), will receive Ideanomics common stock at the completion of the merger, subject to certain transfer restrictions whereby for a period of six (6) months following the completion of the merger, such VIA stockholders are restricted from selling, assigning, transferring or otherwise disposing of, or entering into any contract, option, swap, hedge, derivative or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition of such Ideanomics common stock or a portion thereof.

•
The merger is expected to result in greater long-term stockholder value than VIA’s other strategic alternatives, including remaining an independent company, pursuing additional rounds of funding, including from an initial public offering, direct listing or business combination transaction with a special purpose acquisition company, or seeking other alternative transactions with third parties. In addition, the terms of the merger provide a materially higher degree of closing certainty compared to other alternative transactions with third parties.

•
The financing terms provided by the Note, as more fully described in the section titled “The Secured Convertible Promissory Note,” address VIA’s need to raise significant capital in order to fund its ongoing operations and growth, and the VIA Board believes that other sources of financing might not be available, might be available on terms that were not attractive or could be highly dilutive to existing stockholders.

•
On August 30, 2021, simultaneously with the execution and delivery of the merger agreement, certain of the VIA stockholders, including the Major VIA Stockholders, and the VIA officers and directors and their respective affiliates, entered into a voting and support agreement with VIA and Ideanomics, pursuant to which such stockholders agreed to, among other things, vote their respective shares of VIA capital stock (which are referred to herein as the “securities”) for the approval and adoption of the merger agreement, and as of the public announcement of the merger, the persons and entities signing the voting and support agreement beneficially owned an aggregate of approximately sixty-five percent (65%) of the outstanding VIA securities.

•
The merger consideration and the terms of the merger agreement reflect extensive negotiations between the parties, which, as a whole, are believed to be favorable to VIA stockholders.

In the course of their deliberations, the VIA Board also considered a variety of risks and other potentially negative reasons that included the following (which are not in any relative order of importance):
•
The growth that VIA expects to create through the merger may not be fully realized. As a result, VIA stockholders may not realize the appreciation in the value of the all-stock merger consideration that the VIA Board believes to be a significant benefit of the merger.

•
The value of the merger consideration received by VIA stockholders at the completion of the merger may be lower than the value of the merger consideration at the time of the announcement of the merger by virtue of the fact that the exchange ratio used to calculate the all-stock merger consideration is fixed in the merger agreement (subject to certain adjustments), indicating that VIA stockholders could be adversely affected by a decrease in the trading price of Ideanomics common stock during the pendency of the merger.

•
The merger consideration is subject to potential downward adjustments in the event that certain fees and other expenses fall outside a certain agreed upon range.

•
The merger consideration is subject to escrow holdbacks that could be forfeited to Ideanomics, in whole or in part, in the event that Ideanomics incurs certain liabilities following the completion of the merger that are indemnifiable by VIA stockholders.

•
The merger may not be completed or may be unduly delayed for reasons beyond the control of VIA and/or Ideanomics, including the possibility that Ideanomics stockholders fail to approve the merger and the possibility that antitrust authorities prohibit or enjoin the merger.

•
Various other risks associated with the merger and the business of Ideanomics and the combined company set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In addition to considering the reasons described above, the VIA Board considered the fact that some VIA directors and executive officers have other interests in the merger agreement and the transactions contemplated by the merger agreement, including the merger, that are different from, or in addition to, the interests of VIA stockholders generally, as more fully described in the section titled “Interests of VIA’s Directors and Executive Officers in the Merger.”
Each of the members of the VIA Board concluded that the potentially negative factors associated with the merger agreement and the transactions contemplated by the merger agreement, including the merger were outweighed by the potential benefits that it expected VIA and its stockholders would achieve as a result of entering into the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the VIA Board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger were in the best interests of, and fair to, VIA and its stockholders.
In view of the wide variety of factors considered by the VIA Board in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the complexity of these matters, in reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the VIA Board did not quantify or assign any relative weights to the factors considered, and individual directors may have viewed factors differently or given different weight or merit to different factors and/or considered other factors altogether. The VIA Board considered each of the applicable factors as a whole in context of the merger agreement and the transactions contemplated by the merger agreement, including the merger, including with the use of thorough discussions with, and questioning of, VIA’s management and VIA’s financial and legal advisors, and overall considered such factors to be favorable to, and to support, their determination.
This discussion of VIA’s reasons for the merger is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur, including those risks and uncertainties discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 23 and 60, respectively, of this proxy statement/prospectus, which sections should be read in conjunction with this discussion of VIA’s Reasons for the Merger.
VIA Voting and Support Agreement
On August 30, 2021, simultaneously with the execution and delivery of the merger agreement, certain of the stockholders of VIA, including the directors and officers of VIA and their respective affiliates, entered into a voting and support agreement, with VIA and Ideanomics, pursuant to which such stockholders agreed to, among other things, vote their respective shares of VIA capital stock (which are referred to herein as the “securities”) for the approval and adoption of the merger agreement. As of the public announcement of the merger, the persons and entities signing the voting and support agreement beneficially owned an aggregate of approximately sixty-five percent (65%) of the outstanding VIA securities.
Subject to the terms and conditions set forth in the voting and support agreement, the stockholders party to the voting and support agreement, agreed, among other things, to vote or cause to be voted (including by proxy or written consent, if applicable) all of the securities:

•
in favor of the adoption of the merger agreement and approval of the terms of the contemplated transactions, and of any other actions reasonably agreed by VIA and Ideanomics as necessary or appropriate in connection with the contemplated transactions;

•
against any other action, agreement or transaction that would reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the voting and support agreement or the performance by stockholder of its obligations voting and support agreement; and

•
against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of VIA contained in the merger agreement, or of stockholder contained in the voting and support agreement.

The stockholders parties to the voting and support agreement also (i) agreed to not enter into any agreement inconsistent with any of the foregoing voting obligations and (ii) granted an irrevocable proxy in favor of Ideanomics or its designee, in each case, to implement the foregoing voting obligations.
The voting and support agreement restrict the stockholders that are parties thereto, among other things, from, directly or indirectly, transferring any securities held by them, subject to certain limited permitted transfers.
The obligations described above terminate on the earlier of: (i) the consummation of the merger; (ii) the date on which the merger agreement is validly terminated in accordance with its terms; or (iii) the date upon which VIA, Ideanomics and the stockholder party to the voting and support agreement mutually agree to terminate the voting and support agreement.
Secured Convertible Promissory Note
In connection with the signing of the merger agreement, on August 30, 2021, VIA issued the Note to Ideanomics in the aggregate principal amount of $42.5 million with an interest rate of 4% per annum. The Note is secured by a lien on all of the assets of VIA. The Note will be deduction to the Merger Consideration at the closing, or, alternatively, it will be convertible into common stock of VIA. Prepayment of the Note is allowable only with the written consent of Ideanomics, except upon the earlier of the termination of the merger agreement and the closing date of the merger.
The Note includes certain customary events of default, including for (i) VIA’s failure to pay any amounts due under the Note; (ii) the commencement of a voluntary case under Title 11 of the United States Code; (iii) the filing of a petition commencing an involuntary case under Title 11 of the United States Code; (iv) relief being sought by VIA as a debtor under any applicable law, other than Title 11 of the United States Code, relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (v) any order having been entered against VIA by a court of competent jurisdiction finding it bankrupt, insolvent, ordering its liquidation, assuming custody of a substantial part of its property, or the like; and (vi) VIA’s making of an assignment for the benefit of creditors, each as more fully described in the Note.
Certain provisions of the merger agreement apply mutatis mutandis to the Note, including provisions related to governing law, jurisdiction and forum of actions and notice provisions.
Exclusivity Arrangements
On June 1, 2021, Ideanomics and VIA entered into a Letter of Intent, pursuant to which VIA agreed not to initiate, solicit or encourage negotiations with any other party, or offer to negotiate with any other party with respect to a merger, sale of assets or capital stock, business combination, equity raise or other similar transaction for a period of ninety (90) days following the execution of a Simple Agreement for Future Equity for an aggregate amount of VIA $7.5 million entered into between Ideanomics and VIA (the “SAFE”). The merger agreement includes a non-solicitation covenant whereby VIA agreed not to solicit, encourage or facilitate other proposals with respect to a similar transaction as described above. The covenant under the merger agreement will last until the earlier of the closing date and the termination of the merger agreement.
SAFE
On June 7, 2021, following the execution of the Letter of Intent referenced above, Ideanomics funded $7.5 million to VIA pursuant to the SAFE and the SAFE amount will be a deduction to the purchase price.
Unaudited Financial Information
Ideanomics does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or impending fiscal year in its regular earnings press releases and other investor materials. Ideanomics avoids making public projections for extended periods due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing such forecasts. In connection with evaluating a possible transaction with VIA, however, Ideanomics’ management provided (i) standalone forecasts for Ideanomics based on Ideanomics’ management long-range projections through 2026 and extrapolations through 2036, which we refer to as the Ideanomics Management Case, and (ii) standalone forecasts for VIA based on Ideanomics management long-range projections through 2026 and extrapolations through 2036, which we refer to as the VIA Base Case, to the Ideanomics Board and to Morgan Stanley in connection with the delivery of its financial analyses described in the section titled “The Merger — Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC.” We refer to the Ideanomics Management Case and the VIA Base Case as the Forecasts.
The Ideanomics Management Case was prepared by Ideanomics’ management in connection with the contemplated transactions and reflects a forecast based on numerous estimates and assumptions, including Ideanomics’ continued performance based on historical performance, and Ideanomics’ management’s estimation of continued performance. The VIA Base Case was prepared by Ideanomics management in connection with the contemplated transaction and reflects a forecast based on financial information provided by VIA’s management and numerous estimates and assumptions made by Ideanomics’ management, including VIA’s continued performance based on historical performance, and Ideanomics management’s estimation of continued performance of VIA.
The Forecasts were prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions which may not materialize and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Ideanomics and will be beyond the control of the combined company. Ideanomics stockholders and VIA stockholders are urged to review the SEC filings of Ideanomics for a description of risk factors with respect to the business of Ideanomics and VIA. See the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 60 and 157, respectively, of this proxy statement/prospectus. Ideanomics stockholders and VIA stockholders are also urged to review the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus. The Forecasts were not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Ideanomics’ management. Neither Ideanomics’ independent registered public accounting firm, BDO USA, LLP, nor Ideanomics’ previous independent registered public accounting firm, BF Borgers CPA PC, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasts or any other prospective financial information contained in this proxy statement/prospectus and accordingly, neither BDO USA, LLP nor BF Borgers CPA PC, expresses any opinion or any form of assurance with respect thereto. Neither VIA’s management nor VIA’s independent auditor, Withum Smith+Brown, PC, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Forecasts or any other prospective financial information contained in this proxy statement/prospectus and, accordingly, Withum Smith+Brown, PC does not express any opinion or any form of assurance with respect thereto. The BF Borgers CPA PC and Withum Smith+Brown, PC reports incorporated by reference or included in this proxy statement/prospectus, respectively, relate only to the previously issued financial statements of Ideanomics and VIA, respectively. Such reports do not extend to the Forecasts and should not be read to do so. While Ideanomics believes that such non-GAAP financial measures provide useful supplemental information in analyzing Ideanomics’ and VIA’s financial results, there are limitations associated with the use of such financial measures. The Forecasts include non-GAAP financial measures. Such non-GAAP measures as used by Ideanomics and VIA, such as Adjusted EBITDA, EBIT and unlevered free cash flow, may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The SEC rules, including the SEC’s Compliance & Disclosure Interpretations (“C&DIs”)1. which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed transactions if the disclosure is included in a document such as this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Ideanomics Board or Morgan Stanley in connection with the contemplated transactions. Accordingly, Ideanomics has not provided a reconciliation of the financial measures included in the Forecasts to the relevant GAAP financial measures. The Forecasts may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the transactions. In light of the foregoing, the Forecasts should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Forecasts.
IDEANOMICS HAS NOT UPDATED NOR DOES IT INTEND TO UPDATE OR OTHERWISE REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NO LONGER APPROPRIATE.
The Ideanomics unaudited forecasted financial information is not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of any of the proposals at the Ideanomics special meeting or by written consent or to acquire securities of Ideanomics or VIA.
The Ideanomics Management Case Projections include Revenue, Adjusted EBITDA, EBIT and unlevered free cash flow (UFCF). Adjusted EBITDA is defined as operating income excluding employee share-based compensation and depreciation and amortization. EBIT is defined as Adjusted EBITDA as further adjusted by excluding employee share-based compensation and depreciation and amortization. Unlevered free cash flow is defined as EBIT adjusted by including back depreciation and amortization and excluding net taxes on EBIT, change in net working capital and capital expenditures.
The VIA Base Case Projections include Revenue, Adjusted EBITDA, EBIT and unlevered free cash flow (UFCF). Adjusted EBITDA is defined as operating income excluding depreciation and amortization. EBIT is defined as Adjusted EBITDA, excluding depreciation and amortization. Unlevered free cash flow is defined as EBIT adjusted by including back depreciation and amortization, and excluding net taxes on EBIT, change in net working capital and capital expenditures. The following tables present a summary of the Forecasts:

1 https://www.sec.gov/corpfin/non-gaap-financial-measures

Ideanomics Management Case(1)
($ in millions, unless otherwise noted)
	Forecast						Extrapolation
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Revenue	144	300	505	734	983	1,267	1,584	1,923	2,243	2,550	2,878	3,217	3,546	3,797	4,014	4,180
Adjusted EBITDA(2)	(39)	(48)	(25)	20	72	138	240	296	345	387	430	476	519	548	571	587
EBIT(3)	(48)	(61)	(43)	(7)	33	82	175	221	262	298	334	370	402	424	441	452
UFCF(4)	(48)	(116)	(97)	(62)	(26)	21	110	125	153	193	230	258	286	313	331	347

(1)
Ideanomics Management Case projections through 2026E provided by Ideanomics’ management as of 8/26/2021 and Ideanomics Management extrapolations through 2036E. Management case projections reflect Ideanomics’ 51% ownership of Treeletrik in 2021 (90% ownership in 2022 onwards), 99% ownership of Justly, 10% ownership of TM2, 20% ownership of Energica, and 7% ownership of Frequency Networks.

(2)
Adjusted EBITDA (non-GAAP) means net income before interest, taxes, depreciation and amortization and is presented before the impact of stock-based compensation expense.

(3)
EBIT (non-GAAP) means net income before interest and taxes.

(4)
Unlevered free cash flow (non-GAAP) is calculated as EBIT less cash tax expense, plus depreciation and amortization, less capital expenditures, and less changes in working capital. Assumes illustrative 28% tax rate and accounts for potentially favorable tax attributes of NOLs (based on $120 million NOL balance as of 6/30/2021 and maximum annual allowance of 80% of EBIT).

VIA Base Case(1)
($ in millions, unless otherwise noted)
	Forecast						Extrapolation
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Revenue	—	—	30	510	846	1,095	1,417	1,834	2,374	3,073	3,842	4,635	5,387	6,023	6,469	6,663
Adjusted EBITDA(2)	(46)(5)	(122)(5)	(128)	(59)	37	99	160	247	371	548	768	927	1,077	1,205	1,294	1,333
EBIT(3)	(47)(5)	(136)(5)	(160)	(102)	(3)	64	115	189	298	454	653	788	916	1,024	1,100	1,133
UFCF(4)	(62)	(235)	(251)	(298)	(88)	2	20	77	167	238	361	456	556	652	736	798

(1)
VIA Base Case financial projections through 2026E provided by Ideanomics’ management on 8/26/2021 and Ideanomics’ management extrapolations through 2036E.

(2)
Adjusted EBITDA (non-GAAP) means net income before interest, taxes, depreciation and amortization and is presented before the impact of stock-based compensation expense.

(3)
EBIT (non-GAAP) means net income before interest and taxes.

(4)
Unlevered free cash flow (non-GAAP) is calculated as EBIT less cash tax expense, plus depreciation and amortization, less capital expenditures, less other investing cash flows and less changes in working capital. Assumes illustrative 27% tax rate and accounts for potentially favorable tax attributes of NOLs (based on $230 million NOL balance as of 6/30/2021 and maximum annual allowance of 80% of EBIT).

(5)
In December 2021, VIA informed Ideanomics that, as of such date, it expects its EBIT and EBITDA for 2021E and 2022E to be ($28) million and ($163) million, respectively. VIA did not provide any updated information with respect to any other period or data and does not expect to update any such information in the future.

Opinion of Financial Advisor to Ideanomics, Morgan Stanley & Co. LLC
Ideanomics retained Morgan Stanley to act as its financial advisor in connection with the merger. Ideanomics selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Ideanomics operates and its knowledge of Ideanomics’ business and affairs. At the meeting of the Ideanomics Board on August 29, 2021, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement was fair from a financial point of view to Ideanomics. For purposes of Morgan Stanley’s analyses and opinion, the term “Aggregate Consideration” refers to the $450,000,000 in shares of Ideanomics common stock, valued based on the 30-day volume-weighted average price at the time of entry into the merger agreement (the “Stock Consideration”), subject to adjustment in certain circumstances, Ideanomics’ $50,000,000 cash advance to VIA (the “Cash Advance”) as of the signing of the Merger Agreement to be credited against the Stock Consideration and up to $180,000,000 in additional shares of Ideanomics common stock valued based on the 30-day volume-weighted average price at the time of issuance (the “Earnout Consideration”), as contemplated by the merger agreement. Morgan Stanley expressed no opinion as to the terms on which Ideanomics advanced the Cash Advance to VIA.
The full text of the written opinion of Morgan Stanley delivered to the Ideanomics Board, dated August 29, 2021, is attached as Annex B and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of Ideanomics are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Ideanomics Board and addressed only the fairness from a financial point of view to Ideanomics, as of the date of the opinion, of the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect or implications of the merger and does not constitute an opinion, advice or recommendation as to how the stockholders of Ideanomics should vote at the stockholders’ meeting to be held in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Ideanomics common stock would trade following the consummation of the merger or at any time. The summary of Morgan Stanley’s opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of VIA and Ideanomics, respectively;

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reviewed certain internal financial statements and other financial and operating data concerning VIA and Ideanomics, respectively;

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reviewed certain financial projections for VIA and Ideanomics prepared by the management of Ideanomics;

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discussed the past and current operations and financial condition and the prospects of VIA with senior executives of VIA;

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discussed the past and current operations and financial condition and the prospects of Ideanomics with senior executives of Ideanomics;

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reviewed the pro forma impact of the merger on Ideanomics’ cash flow, consolidated capitalization and certain financial ratios;

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reviewed the reported prices and trading activity for Ideanomics common stock;

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compared the financial performance of VIA and Ideanomics and the prices and trading activity of the Ideanomics common stock with that of certain other publicly-traded companies comparable with VIA and Ideanomics, respectively, and their securities;

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participated in certain discussions and negotiations among representatives of VIA and Ideanomics and certain parties and their financial and legal advisors;

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reviewed the merger agreement and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by VIA and Ideanomics and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections for VIA and Ideanomics, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ideanomics of the future financial performance of VIA and Ideanomics. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Ideanomics and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of VIA’s officers, directors or employees, or any class of such persons, relative to the Aggregate Consideration to be paid to VIA and to the holders of the outstanding equity securities of VIA (other than securities held in treasury or held by Ideanomics or any affiliate of Ideanomics or as to which dissenters’ rights have been perfected) pursuant to the merger agreement. Morgan Stanley expressed no opinion as to the terms on which Ideanomics advanced $50,000,000 in cash to VIA, which amount will be credited against the Stock Consideration. At the direction of the Board of Ideanomics, Morgan Stanley assumed that the Earnout Consideration will become payable and will be paid by Ideanomics in full. Although Morgan Stanley included the Earnout Consideration in its analysis, Morgan Stanley expressed no opinion as to the likelihood that the milestones upon which the Earnout Consideration is conditioned will be achieved or whether the Earnout Consideration will be paid. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of VIA or Ideanomics, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley is not a legal expert, and for purposes of its analysis Morgan Stanley did not make any assessment of the status of any outstanding litigation or investigation involving VIA and excluded the effects of any such litigation or investigation in its analysis. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, August 29, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing such opinion, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Morgan Stanley’s opinion was limited to the fairness from a financial point of view to Ideanomics, as of the date of the opinion, of the Aggregate Consideration to be paid by Ideanomics pursuant to the merger agreement and did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Ideanomics, nor did it address the underlying business decision of the Ideanomics Board to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Ideanomics Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except for the number of outstanding shares of Ideanomics common stock, on a fully diluted basis (outstanding stock options calculated by Ideanomics’ management as of July 31, 2021 and basic shares outstanding and other dilutive securities calculated as of August 9, 2021), or as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as of August 27, 2021 and is not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and in arriving at its opinion, at the direction of Ideanomics, Morgan Stanley utilized and relied upon the Forecasts. The Forecasts are more fully described in the section titled “— Unaudited Financial Information.” With respect to the Forecasts, Morgan Stanley assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Ideanomics, and that the extrapolations for the years 2027 – 2036 were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Ideanomics. Further, Morgan Stanley assumed, at the direction of the management of Ideanomics, that the Earnout Consideration will be payable and paid by Ideanomics in full. At the direction of Ideanomics, Morgan Stanley relied upon the Forecasts in arriving at its opinion. Morgan Stanley expressed no opinion with respect to the Forecasts or the assumptions upon which they were based.
For purposes of Morgan Stanley’s analyses and opinion, Morgan Stanley assumed an implied total transaction aggregate value of $547 million consisting of (i) aggregate stock consideration of $379 million, calculated as $450 million reduced by $71 million of estimated transaction expenses and net indebtedness of VIA (the “Estimated Purchase Price Adjustments”), and 162 million shares of Ideanomics common stock to be issued at the Closing based on the 30-day volume-weighted average trading price of Ideanomics common stock at the time of entry into the merger agreement of $2.3368 (the “Signing VWAP”), (ii) earnout consideration of $97 million, calculated as present value of $180 million earnout paid on December 31, 2026 and discounted at VIA midpoint cost of equity, and approximately 41 million shares of Ideanomics common stock to be issued pursuant to the earnout based on the Signing VWAP and (iii) the payment or assumption by Ideanomics of cash consideration and the Estimated Purchase Price Adjustments.
VIA Financial Analyses
Selected Publicly Traded Companies Analysis.   Morgan Stanley performed a public trading comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. The following list sets forth the selected publicly traded comparable companies in the skateboard and related technologies industry, mobility industry and electric vehicle industry that shared certain similar business and operating characteristics with VIA that were reviewed in connection with this analysis, which companies we refer to as the VIA Comparable Companies:
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Ree Automotive Holding Inc.

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Canoo Inc.

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Arrival Ltd

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Lucid Group, Inc.

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Nikola Corporation

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Proterra Inc.

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Hyzon Motors Inc.

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The Lion Electric Company

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Hyliion Holdings Corp.

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Faraday Future Intelligence Electric Inc.

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Xos, Inc.

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Fisker Inc.

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Lordstown Motors Corp.

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Tesla, Inc.

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NIO Inc.

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XPeng Inc.

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Li Auto Inc.

The above companies were chosen based on Morgan Stanley’s knowledge of VIA’s industry and because these companies have businesses that may be considered similar to VIA. Although none of such companies are identical or directly comparable to VIA, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size of scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of VIA. While there may have been other companies that operate in similar industries or have similar principal lines of business or financial or operating characteristics to VIA, Morgan Stanley did not specifically identify any other companies for purposes of this analysis.
For purposes of this comparative analysis, Morgan Stanley calculated and compared, among other things, the ratio of market capitalization plus net debt, preferred equity and minority interests (the “Aggregate Value”) to company investor presentation estimates or research analyst consensus estimates, as applicable, of revenue for calendar years 2024 and 2025 for each VIA Comparable Company.
Selected Publicly Traded Company Multiples
VIA Comparable Company	AV/2024E Revenue	AV/2025E Revenue
Skateboard and Related Technology
Ree Automotive Holding Inc.	1.0x	0.5x
Canoo Inc.	0.8x	0.5x
Arrival Ltd	0.5x	N/A
Other Mobility
Lucid Group, Inc.	4.0x	2.8x
Nikola Corporation	1.1x	N/A
Proterra Inc.	1.1x	0.6x
Hyzon Motors Inc.	1.0x	0.7x
The Lion Electric Company	0.5x	N/A
Hyliion Holdings Corp.	0.5x	N/A
Faraday Future Intelligence Electric Inc.	0.5x	0.2x
Xos, Inc.	0.3x	0.2x
Fisker Inc.	0.3x	0.2x
Lordstown Motors Corp.	0.1x	N/A
Established Pure-Play Electric Vehicles
Tesla, Inc.	7.8x	6.9x
NIO Inc.	3.5x	2.7x
XPeng Inc.	3.0x	2.4x
Li Auto Inc.	1.8x	1.4x

Based on the analysis of the relevant metrics for each of the VIA Comparable Companies and upon the application of its professional judgment and experience (which included weighting more heavily the VIA Comparable Companies designated above as “Skateboard and Related Technology” companies, which companies are developing technologies that Morgan Stanley deemed similar in certain respects to the technologies that VIA is developing), Morgan Stanley selected a reference range of revenue multiples of the VIA Comparable Companies and applied this range of multiples to the relevant VIA financial statistics.
Morgan Stanley assumed no net debt for VIA and calculated the following ranges for the implied equity value of VIA, rounded to the nearest $5 million:
Metric	VIA Statistic (in millions)	Reference Range	Implied Equity Value (in millions)
AV / 2024E Revenue	$510	0.6x – 1.0x	$305 – $510
AV / 2025E Revenue	$846	0.4x – 0.6x	$340 – $505
No company utilized in the comparable public company analysis is identical to VIA. Morgan Stanley selected the companies reviewed in this analysis because it believed them to be similar to VIA based on its experience with companies in the skateboard, mobility technology and electric vehicle sectors. Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond VIA’s control, such as the impact of competition on VIA and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of VIA or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Cash Flow Analysis.   Morgan Stanley performed a discounted cash flow analysis on VIA based on estimates of future cash flows from September 30, 2021 through December 31, 2036 and calculated a terminal value at the end of such projection period. For purposes of the discounted cash flow analysis, Morgan Stanley assumed, based on VIA’s near-term financing needs and at the direction of Ideanomics’ management, that, in the absence of the transactions contemplated by the merger agreement, VIA would have undertaken equity financings in 2021 comprising a private placement for gross proceeds of $958 million on or around the date of the opinion, resulting in dilution to VIA’s existing stockholders such that they would own approximately 22% of VIA’s common stock (on a fully diluted, as-converted basis) following such equity financing. At the direction of the management of Ideanomics, Morgan Stanley adjusted the equity value implied by the discounted cash flow analysis to account for this assumed dilution to existing stockholders of VIA to reach an implied adjusted aggregate value and implied adjusted equity value attributable to the existing stockholders of VIA (such adjusted value indicated below by the term “adjusted equity value”).
Morgan Stanley calculated a range of implied adjusted equity values of VIA based on the VIA Base Case, described in the section titled “— Unaudited Financial Information,” based on estimates of future unlevered free cash flows of VIA from September 30, 2021 through December 31, 2036. Morgan Stanley first calculated the present value of the unlevered forecasted free cash flows (defined as earnings before interest and tax, plus depreciation and amortization, minus taxes, including the use of NOLs, minus or plus change in net working capital and minus capital expenditures) of VIA based on estimates by Ideanomics’ management. Morgan Stanley then calculated a terminal value range for VIA by applying a perpetuity growth rate of 2.5% to 3.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flow of VIA for the terminal year. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of September 30, 2021 using discount rates of 11.6% to 13.6%, representing the range of discount rates for VIA selected by Morgan Stanley to reflect Morgan Stanley’s estimation of VIA’s weighted average cost of capital as determined based on the application of the capital asset pricing model, which takes into account market risk premium, risk-free rate and beta of the underlying stock or the stock of certain reference companies that Morgan Stanley, in its professional judgment, deemed comparable to the company for this purpose. Morgan Stanley then added the proceeds from a private placement capital raise done by VIA on VIA’s balance sheet to determine the present value of the total equity value of VIA. Morgan Stanley then multiplied such value by the percentage of ownership held by the existing stockholders of VIA. Based on the above-described analysis, Morgan Stanley derived the following range of implied adjusted equity value of VIA, rounded to the nearest $5 million:
Forecast Scenario	Implied Adjusted Equity Value (in millions)
VIA Base Case	$490 – $720
Ideanomics Financial Analyses
Selected Publicly Traded Companies Analysis.   Morgan Stanley performed a public trading comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. The following list sets forth the selected publicly traded comparable companies in the electric vehicles, component and charging industries that shared certain similar business and operating characteristics with Ideanomics that were reviewed in connection with this analysis, which companies we refer to as the Ideanomics Comparable Companies:
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ChargePoint Holdings, Inc.

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ITT Inc.

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Workhorse Group Inc.

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Faraday Future Intelligence Electric Inc.

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Lightning eMotors, Inc.

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Fisker Inc.

The above companies were chosen based on Morgan Stanley’s knowledge of Ideanomics’ industry and because these companies have businesses that may be considered similar to Ideanomics. Although none of such companies are identical or directly comparable to Ideanomics, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size of scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of Ideanomics. While there may have been other companies that operate in similar industries or have similar principal lines of business or financial or operating characteristics to Ideanomics, Morgan Stanley did not specifically identify any other companies for purposes of this analysis.
For purposes of this comparative analysis, Morgan Stanley calculated and compared, among other things, the ratio of the Aggregate Value to company investor presentation estimates of revenue for calendar years 2024 and 2025 for each Ideanomics Comparable Company.
Selected Publicly Traded Company Multiples
Ideanomics Comparable Company	AV/2024E Revenue	AV/2025E Revenue
ChargePoint Holdings, Inc.	10.4x	6.3x
ITT Inc.	2.4x	2.3x
Workhorse Group Inc.	1.3x	1.1x
Faraday Future Intelligence Electric Inc.	0.5x	0.2x
Lightning eMotors, Inc.	0.4x	0.2x
Fisker Inc.	0.3x	0.2x
Based on the analysis of the relevant metrics for each of the Ideanomics Comparable Companies and upon the application of its professional judgment and experience (which included weighting more heavily the Ideanomics Comparable Companies that Morgan Stanley deemed most comparable to Ideanomics in the relevant metrics), Morgan Stanley selected a reference range of revenue multiples of the Ideanomics Comparable Companies and applied this range of multiples to the relevant Ideanomics financial statistics (based on the Ideanomics Management Case). In deriving equity values from aggregate values, Morgan

Stanley assumed approximately 476 million basic shares outstanding plus dilution from stock options, RSUs, convertible preferred shares, service warrants and net cash, calculated as cash and cash equivalents minus indebtedness minus non-controlling interest plus after tax proceeds from the sale of Ideanomics’ Fintech Village project (the “Ideanomics Net Cash”) of $312 million.
Morgan Stanley calculated the following ranges for the aggregate equity value and per share equity value of Ideanomics common stock:
Metric	VIA Statistic (in millions)	Reference Range	Implied Equity Value (in millions)	Implied Share Price
AV / 2024E Revenue	$734	0.7x – 1.2x	$825 – $1,190	$1.70 – $2.45
AV / 2025E Revenue	$983	0.5x – 0.9x	$805 – $1,195	$1.65 – $2.45
No company utilized in the comparable public company analysis is identical to Ideanomics. Morgan Stanley selected the companies reviewed in this analysis because it believed them to be similar to Ideanomics based on its experience. Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond Ideanomics’ control, such as the impact of competition on Ideanomics and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Ideanomics or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Cash Flow Analysis.   Morgan Stanley performed a discounted cash flow analysis on Ideanomics based on estimates of future cash flows from September 30, 2021 through December 31, 2036 and calculated a terminal value at the end of such projection period.
Morgan Stanley calculated a range of implied total equity values of Ideanomics and values per share of Ideanomics common stock based on estimates of future unlevered free cash flows of Ideanomics from September 30, 2021 through December 31, 2036. Morgan Stanley first calculated the present value of the unlevered forecasted free cash flows (earnings before interest and tax, plus depreciation and amortization, minus taxes, including the use of NOLs, minus or plus change in net working capital and minus capital expenditures) of Ideanomics based on estimates by Ideanomics’ management. Morgan Stanley then calculated a terminal value range for Ideanomics by applying a perpetuity growth rate of 2.5% to 3.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flow of Ideanomics for the terminal year. Morgan Stanley then discounted the unlevered free cash flow and terminal value to present value as of September 30, 2021 using discount rates of 11.5% to 13.5%, representing the range of discount rates for Ideanomics selected by Morgan Stanley to reflect Morgan Stanley’s estimation of Ideanomics’ weighted average cost of capital as determined based on the application of the capital asset pricing model, which takes into account market risk premium, risk-free rate and beta of the underlying stock. Morgan Stanley then added the Ideanomics Net Cash, projected as of September 30, 2021, of $275 million to the resulting value to derive equity value. Based on the above-described analysis, Morgan Stanley derived the following range of implied equity value and implied values per share of Ideanomics common stock as of September 30, 2021, rounded to the nearest $5 million and $0.05 per share.
Forecast Scenario	Implied Equity Value (in millions)	Implied Share Price
Ideanomics Management Case	$1,125 – $1,635	$2.30 – $3.30
Pro Forma Analyses
Relative Ownership Analysis.   Based on comparing the implied range of valuations for each of VIA and Ideanomics based on the analyses described above, Morgan Stanley calculated the illustrative implied ownership of VIA’s stockholders in the combined company after the consummation of the merger using the implied equity value or implied adjusted equity value, as applicable, of VIA and the implied equity value of Ideanomics derived from the relevant analysis. At the direction of Ideanomics’ management, Morgan Stanley calculated VIA’s estimated adjusted equity value by assuming the Estimated Purchase Price Adjustments. Morgan Stanley then calculated the high end of the implied VIA stockholder ownership range by dividing the high end of the valuation range for VIA implied by the analyses described above by the low end of the valuation range for Ideanomics implied by the corresponding analyses described above, and Morgan Stanley calculated the low end of the implied VIA stockholder ownership range by dividing the low end of the valuation range for VIA implied by the analyses described above by the high end of the valuation range for Ideanomics implied by the corresponding analyses described above. This analysis indicated the following approximate implied ownership ranges of the VIA stockholders in the combined company after the consummation of the merger:
	Implied VIA Stockholder Ownership	Implied Adjusted Equity Value (for VIA) (in millions)	Implied Equity Value (for Ideanomics) (in millions)
Comparable Companies Analysis Aggregate Value / 2024E Revenue	16% – 35%	$234 – $439	$825 – $1,190
Comparable Companies Analysis Aggregate Value / 2025E Revenue	18% – 35%	$269 – $434	$805 – $1,195
Discount Cash Flow	20% – 37%	$419 – $649	$1,125 – $1,635
Morgan Stanley then compared the respective ranges of implied ownership above to the implied ownership of VIA stockholders in the combined company of 30% with Earnout Consideration after the consummation of the merger as implied by the Aggregate Consideration.
Other Information
In rendering its opinion, Morgan Stanley also noted for the Ideanomics Board certain additional factors that were not considered part of Morgan Stanley’s material financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following.
Relative Contribution Analysis.   Morgan Stanley compared the respective percentage ownership of VIA stockholders and Ideanomics stockholders of the combined company to VIA’s and Ideanomics’ respective percentage contribution (and the implied ownership based on such contribution) to the combined company’s equity value and aggregate value, estimated 2025 and 2026 revenue, estimated 2025 and 2026 gross profit and estimated 2025 and 2026 Adjusted EBITDA. The Ideanomics leverage-adjusted contributions shown below neutralize the impact of financial leverage by calculating the applicable asset contributions multiplied by the combined aggregate value of $1,355 million plus $312 million Ideanomics Net Cash, divided by combined equity value of $1,596 million. The VIA leverage-adjusted contributions shown below neutralize the impact of financial leverage by calculating the applicable asset contributions multiplied by the combined aggregate value of $1,355 million minus the Estimated Purchase Price Adjustments, divided by combined equity value of $1,596 million. The following table summarizes Morgan Stanley’s analysis:
	Contribution in Millions		Asset Contribution		Leverage-Adjusted Contribution
Metric	IDEX	VIA	IDEX	VIA	IDEX	VIA
Market Value
Equity Value	$1,120	$476	70%	30%	70%	30%
Aggregate Value	$809	$547	60%	40%	70%	30%
Revenue
2025E	$983	$846	54%	46%	65%	35%
2026E	$1,267	$1,095	54%	46%	65%	35%
Gross Profit
2025E	$265	$201	57%	43%	68%	32%
2026E	$351	$306	53%	47%	65%	35%
Adjusted EBITDA
2025E	$72	$37	66%	34%	75%	25%
2026E	$138	$99	58%	42%	69%	31%

Historical Trading Prices Analysis.   Morgan Stanley reviewed the historical high and low trading prices of Ideanomics common stock over the 52 weeks prior to August 27, 2021. Morgan Stanley noted that the Ideanomics common stock traded in a low to high range from $0.80 to $5.55, rounded to the nearest $0.05 per share.
General
In connection with the review of the merger for Ideanomics, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of VIA or Ideanomics.
In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of VIA or Ideanomics. These include, among other things, the impact of competition on VIA, Ideanomics and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of VIA, Ideanomics or the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to Ideanomics of the Aggregate Consideration to be paid by Ideanomics and in connection with the delivery of its opinion to the Ideanomics Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Ideanomics common stock might actually trade following the consummation of the merger or at any time.
The Aggregate Consideration was determined through arm’s-length negotiations between VIA and Ideanomics and was approved by the Ideanomics Board. Morgan Stanley provided advice to Ideanomics during these negotiations but did not, however, recommend any specific consideration to Ideanomics or the Ideanomics Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the merger. In addition, Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transactions, and Morgan Stanley’s opinion expressed no opinion or recommendation as to how stockholders of Ideanomics should vote at any stockholders’ meetings to be held, or act on any matter, in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of the Ideanomics common stock would trade following the consummation of the merger or at any time.
Morgan Stanley’s opinion and its presentation to the Ideanomics Board was one of many factors taken into consideration by the Ideanomics Board in deciding to approve the execution, delivery and performance by Ideanomics of the merger agreement and the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Ideanomics Board with respect to the consideration pursuant to the merger agreement or of whether the Ideanomics Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of VIA, Ideanomics or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided Ideanomics with financial advisory services and a financial opinion, described in this section and attached to this proxy statement/prospectus as Annex B, in connection with the merger. As compensation for Morgan Stanley’s financial advisory services, Ideanomics has agreed to pay Morgan Stanley a fee for its services of (1) $2 million, which became payable upon delivery of Morgan Stanley’s opinion on August 29, 2021 and is referred to as the announcement fee and (2) $12 million, less the announcement fee, which is contingent upon the consummation of the merger. Ideanomics has also agreed to reimburse Morgan Stanley for its expenses incurred from time to time in connection with this engagement. In addition, Ideanomics has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.
In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates did not provide financial advisory or financing services to VIA or Ideanomics for which Morgan Stanley or any of its affiliates received any fees. Morgan Stanley may seek to provide financial advisory and financing services to VIA or Ideanomics and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Interests of Ideanomics’ Directors and Executive Officers in the Merger
None of Ideanomics’ executive officers or members of the Ideanomics Board is party to an arrangement with Ideanomics, or participates in any Ideanomics plan, program or arrangement, that provides such executive officer or trustee with financial incentives that are contingent upon the consummation of the merger.
Ideanomics’ directors and executive officers are expected to continue as the directors and executive officers of Ideanomics as of immediately after completion of the merger. Information about Ideanomics’ directors and executive officers can be found in Ideanomics Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated by reference into this proxy statement/prospectus.
Interests of VIA’s Directors and Executive Officers in the Merger
Certain of VIA’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of VIA stockholders generally. These interests include, among others: (i) the continued employment of VIA executive officers with the combined company, including potential increases in compensation following the effective time; and (ii) the accelerated vesting of certain restricted stock units (“RSUs”) as a result of the occurrence of the effective time and upon certain terminations of employment following the effective time; and (iii) potential severance payments for certain executive officers in the event of a qualifying termination of employment following the effective time.
VIA’s directors are (i) Robert Lutz, (ii) Donald Runkle, (iii) T.J. Glauthier, (iv) Suzanne Gilbert, (v) Raul Mendez, (vi) Robert Purcell and (vii) Alan Perriton. For purposes of this disclosure, VIA’s executive officers are: (i) Robert Purcell (Chief Executive Officer), (ii) Alan Perriton (President), (iii) Richard Clayton (Executive VP & General Counsel), and (iv) Brent Jensen (Executive VP of Finance).
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

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The effective time is                  , 2021, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

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Each executive officer experiences a qualifying termination of employment (i.e., a termination of employment without “cause” or a resignation for “good reason”) immediately following the assumed effective time                  , 2021; and

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No director or executive officer receives any additional equity grants or other awards on or prior to the effective time.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of VIA Equity Awards and Warrants
Equity awards held by VIA executive officers and directors will be treated in a similar manner as equity awards held by other VIA holders. Each VIA in-the-money stock option that is vested and outstanding as of immediately prior to the effective time and each vested RSU will be cancelled immediately prior to the effective time and converted into the right to receive a number of shares of Ideanomics common stock based on the Signing VWAP. The number of shares of Ideanomics Common Stock received shall be net of applicable withholding taxes for holders of in-the-money stock options and employee-holders of vested RSUs. Each VIA warrant with a warrant exercise price that is less than the Per Share Merger Consideration payable at closing, shall be automatically exercised on a cashless basis in accordance with the terms of such warrant and immediately converted into a number of shares of VIA common stock equal to the total number of shares of VIA common stock underlying such Warrant (when exercised on a cashless basis). Each VIA outstanding out-of-money option and warrant, whether or not then vested or exercisable, shall be cancelled and extinguished at the effective time. Each VIA RSU that will not vest as a result of the merger shall be assumed by Ideanomics with the number of RSUs adjusted to reflect the merger. For a detailed description of the treatment of VIA equity awards, see the section titled “The Merger Agreement — Treatment of VIA Equity Awards and Warrants” beginning on page 78 of this proxy statement/prospectus.
VIA executive officers and directors currently hold the following equity awards:
	In-The-Money Options	Vested RSUs	Rollover RSUs	In-The-Money Warrants
Robert Lutz & Affiliates		260,000	140,000
TJ Glauthier		97,500	52,500
Suzanne Gilbert		97,500	52,500
Don Runkle		97,500	52,500
Raul Mendez		97,500	52,500
Robert Purcell		1,500,000	1,100,000
Alan Perriton & Affiliates	28,500	97,500	52,500	21,795
Richard Clayton & Affiliates	28,500	97,500	52,500
Brent Jensen		97,500	52,500

VIA’s executive officers and directors will receive the following consideration at the Closing of the transaction from such equity awards:
Stock Consideration at Closing from Equity Awards
Robert Lutz & Affiliates	583,748
TJ Glauthier	218,905
Suzanne Gilbert	218,905
Don Runkle	218,905
Raul Mendez	218,905
Robert Purcell	3,616,699
Alan Perriton & Affiliates	315,627
Richard Clayton & Affiliates	274,876
Brent Jensen	218,905
VIA Severance Agreements
VIA entered into employment agreements with Messrs. Purcell and Jensen that provide for severance benefits upon a termination of employment by VIA without “cause” or by the executive officer for “good reason.” In the event of such a qualifying termination of employment, the executive officers would be entitled to the following payments and benefits, subject to the execution and non-revocation of a release of claims: (i) a cash payment equal to twelve months’ base salary and (ii) cash payments equal to the applicable COBRA premium less the monthly premium amount paid by active employees for continuation of health insurance under COBRA for twelve months. Based on the assumptions described in the section titled “— Certain Assumptions” on page 106 of this proxy statement/prospectus, Messrs. Purcell and Jensen would be eligible to receive severance benefits equal to $500,024 and $262,000, respectively.
Transaction Incentive
As a result of the merger, Mr. Purcell received a cash transaction incentive equal to $1,395,000.
Section 280 Gross-Ups
As a result of the vested RSUS, the VIA executive officers would be entitled to a tax gross-up in the event any payments or benefits payable to the VIA executive officers in connection with the merger constitute excess parachute payments within the meaning of Section 280G of the U.S. Internal Revenue Code that are subject to an excise tax under Section 4999 of the Code.
Agreements with Ideanomics
The merger agreement requires as a condition to the closing of the merger that Ideanomics enter into employment agreements with each of Messrs. Purcell and Jensen in a form and substance reasonably satisfactory to such individual and executive officer and to be effective upon the closing of the merger.
As of the date of this proxy statement/prospectus, none of the VIA executive officers has entered into any agreement with Ideanomics or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Ideanomics or one or more of its affiliated Ideanomics Affiliates. Prior to or following the closing of the merger, however, certain of the VIA executive officers may discuss or enter into agreements with Ideanomics or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Ideanomics or one or more of its affiliated Ideanomics Affiliates.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, VIA’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the effective time under directors’ and officers’ liability insurance tail policy obtained by VIA. This indemnification and insurance coverage is further described in the section titled “The Merger Agreement — Director and Officer Indemnification and Insurance” on page 78 of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger
HSR Act and Antitrust.   The merger is subject to the requirements of the HSR Act, which prevents Ideanomics and VIA from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission, which we refer to as the FTC, and the statutory waiting period is terminated or expires. Ideanomics and VIA made filings under the HSR Act with the Department of Justice, which we refer to as the DOJ, and the FTC on                  , 2021. The DOJ or the FTC may challenge the merger on antitrust grounds, even after the termination of the waiting period, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to concessions or conditions. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. The merger may also be reviewed by competition law authorities outside of the United States. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed or will not include conditions that could be detrimental or result in the abandonment of the merger.
Listing of Ideanomics Common Stock
It is a condition to the completion of the merger that Ideanomics expend its reasonable best efforts to cause the Ideanomics common stock issuable in connection with the merger to be approved for listing (subject to notice of issuance) on Nasdaq and maintain the listing of the Ideanomics common stock issuable in connection with the merger on Nasdaq. Ideanomics common stock is traded on Nasdaq under the symbol “IDEX.”
Appraisal Rights
Under Nevada law, the Ideanomics stockholders are not entitled to payment of fair value in connection with the issuance of shares of Ideanomics common stock in the merger.
VIA stockholders are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. After the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective and pursuant to the voting of and support agreement, the supporting stockholders will execute written consents approving the merger agreement, the merger and the contemplated transactions. The approval of the merger agreement, the merger, and the other transactions contemplated by the merger agreement by VIA stockholders require the affirmative written consent of the holders of at least a majority of all issued and outstanding shares of VIA common stock. Since the supporting shareholders own shares of VIA common stock sufficient to approve these matters, we are not seeking the consent or approval of the other holders of VIA common stock. In accordance with Delaware law, the non-consenting VIA stockholders will receive notice of the action by less than unanimous consent approving the merger agreement, the merger and the contemplated transactions and a notice of the availability of appraisal rights under Delaware law (which will include a copy of this proxy statement/prospectus).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
This section is a discussion of certain U.S. federal income tax consequences of the merger to U.S. holders who exchange shares of VIA common stock for shares of Ideanomics common stock. The following discussion is based on the Code, applicable U.S. Treasury regulations promulgated thereunder, administrative interpretations and published rulings and court decisions, each as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the consequences described in this discussion. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement/prospectus.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of VIA common stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds VIA common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding VIA common stock, you should consult your own tax advisor regarding the tax consequences of the merger.
This discussion addresses only U.S. holders of VIA common stock who hold their VIA common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to a U.S. holder, including the impact of the alternative minimum tax, the Medicare tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, and does not address any U.S. federal non-income tax (such as the estate or gift tax), state, local, non-U.S. or other tax laws. This discussion does not address the tax consequences of any transactions that may occur concurrently with the merger or before or after the merger (whether or not such transactions occur in connection with the merger). This discussion does not address the tax consequences to U.S. holders that exercise appraisal rights. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to particular VIA stockholders in light of their individual circumstances or to VIA stockholders that are subject to special rules, such as:
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U.S. expatriates and former citizens or long-term residents of the United States;

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banks, mutual funds and other financial institutions;

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partnerships, S corporations, and other pass-through entities or investors in such pass-through entities;

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real estate investment trusts or regulated investment companies;

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insurance companies;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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tax-exempt and governmental organizations;

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brokers or dealers in securities, commodities, or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that hold VIA common stock as part of a straddle, hedge, short sale, constructive sale, conversion transaction, or other integrated transaction;

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persons for whom VIA common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

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persons that directly, indirectly, or constructively own five percent or more (by vote or value) of VIA common stock;

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persons that purchased or sell their shares of VIA common stock as part of a wash sale;

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persons that have a functional currency other than the U.S. dollar;

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stockholders who acquired their shares of VIA common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

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stockholders who acquired their shares of VIA common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

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stockholders who acquired their shares of VIA common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF VIA COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
U.S. Federal Income Tax Consequences of the Merger
Consequences if the Merger Qualifies as a Reorganization
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the representations, assumptions and qualifications in their tax opinion, in the opinion of Venable LLP, counsel to Ideanomics, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinion, Venable LLP assumes that the statements and facts concerning the merger set forth in this proxy statement/prospectus and in the merger agreement are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus and the merger agreement. Venable LLP’s opinion also assumes the truth and accuracy of certain representations and covenants as to factual matters made by VIA, Ideanomics and Merger Sub in tax representation letters provided to Venable LLP. In addition, the tax opinion is based on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the merger. If any of these assumptions, statements, facts, representations or covenants is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment, but is not binding on the IRS or any court. Neither Ideanomics nor VIA intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, notwithstanding the opinion described above regarding qualification of the merger as a reorganization, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. The remainder of this discussion in the section titled “— Consequences if the Merger Qualifies as a Reorganization” below assumes the receipt and accuracy of the opinion described above. The discussion in the section titled “— Information Reporting and Backup Withholding” below applies whether or not the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of VIA common stock that exchanges its VIA common stock for Ideanomics common stock in the merger will:
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not recognize any gain or loss on the exchange of shares of VIA common stock for shares of Ideanomics common stock in the merger;

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have an aggregate tax basis in the Ideanomics common stock received in the merger equal to U.S. holder’s aggregate tax basis in the VIA common stock surrendered in exchange therefor; and

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have a holding period in the Ideanomics common stock received in exchange for shares of VIA common stock that includes such U.S. holder’s holding period in the VIA common stock surrendered in exchange therefor.

The Ideanomics common stock received in the merger by a U.S. holder that acquired different blocks of VIA common stock at different times or at different prices will be allocated pro rata to each block of VIA common stock of such U.S. holder, and the tax basis and holding period of such Ideanomics common stock will be determined using a block-for-block approach and will depend on the tax basis and holding period of each block of VIA common stock exchanged for such Ideanomics common stock.
Consequences if the Merger Fails to Qualify as a Reorganization
If any requirement for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, a U.S. holder of VIA common stock generally would be treated as selling its VIA common stock in exchange for Ideanomics common stock in a taxable transaction. A U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of VIA common stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the Merger Consideration received in exchange for such surrendered share upon completion of the merger and (2) the holder’s adjusted tax basis in the share of VIA common stock surrendered in the merger. For U.S. federal income tax purposes, a U.S. holder’s pro rata share of the Escrow Shares may be treated as received in the merger at the effective time.
Gain or loss must be calculated separately for each block of VIA common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of VIA common stock exceeds one year at the effective time of the merger. Under current law, long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Ideanomics common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. holder’s holding period in such shares would begin on the day following the merger.
Compliance and Reporting
Certain U.S. holders who are “significant holders” of VIA capital stock (generally, a U.S. holder that owns at least 1% of the outstanding VIA capital stock or has a tax basis in VIA non-stock securities of at least $1,000,000 immediately before the merger) will need to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Such statement must include the U.S. holder’s tax basis in such holder’s VIA common stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of VIA and Ideanomics. U.S. holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.
Information Reporting and Backup Withholding
Certain U.S. holders may be subject to information reporting and backup withholding of U.S. federal income tax (currently at a rate of 24%) with respect to any cash received in lieu of a fractional share of Ideanomics common stock. Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption from backup withholding and provides proof of the applicable exemption. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a U.S. holder under the backup withholding rules may be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.
U.S. HOLDERS OF VIA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

INFORMATION ABOUT VIA
Market Price of and Dividends on VIA’s Common Equity and Related Stockholder Matters
VIA’s common stock was held by approximately        holders of record as of the record date. Market price information regarding VIA is not provided because there is no public market for VIA’s securities.
VIA has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the completion of the merger.

ACCOUNTING TREATMENT
Ideanomics and VIA prepare their financial statements in accordance with generally accepted accounting principles in the United States, which we refer to as GAAP. The merger will be accounted for in accordance with the Financial Accounting Standards Board pronouncements, which we refer to as the FASB, under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, which we refer to as ASC 805, with Ideanomics treated as the acquiror. Ideanomics will record all tangible and intangible assets acquired and liabilities assumed in the acquisition of VIA at fair value as of the acquisition date. The excess amount of the aggregate purchase consideration paid over the fair value of the net of assets acquired and liabilities assumed will be recorded as goodwill. Acquisition-related costs that are not part of the purchase price consideration are expensed as incurred.
Intangible assets with finite lives are amortized using the method that best reflects how their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over their estimated useful lives. Goodwill is not amortized, but rather tested for potential impairment at least annually whenever events or changes in circumstances indicate that the carrying value may not be recoverable.
The allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on upon certain valuations that are provisional and preliminary estimates using assumptions Ideanomics’ management believes are reasonable based on currently available information. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final valuation to determine the fair value of the assets acquired and liabilities assumed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On August 30, 2021, Ideanomics, Inc., (“Ideanomics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Longboard Merger Corp. (“Merger Sub”), VIA Motors International, Inc. (“VIA”) and Shareholder Representative Services LLC, in its capacity as Stockholders’ Representative, whereby, at the effective time, Merger Sub will merge with and into VIA (the “Merger”), with VIA being the surviving corporation of such merger and Ideanomics being the owner of 100% of the issued and outstanding equity of VIA. Ideanomics and VIA are collectively referred to as the “Combined Company.”
The total aggregate consideration payable in connection with the Merger is equal to $630 million, consisting of an upfront payment at the closing of the transaction of $450 million and an earnout payment of up to $180 million payable before December 31, 2026, subject to fulfillment of certain conditions (see the section titled “The Merger Agreement — Conditions to Completion of the Merger”) (such payments together, the “Merger Consideration”). The Merger Consideration is subject to customary purchase price adjustments described in the Merger Agreement and is payable in shares of common stock of Ideanomics. The consideration to be received per share of VIA common stock in the Merger will be equal to the Merger Consideration (as adjusted) divided by the aggregate number of shares of VIA common stock outstanding immediately prior to the effective time of the Merger (the “effective time”) after giving effect to the conversion of certain VIA options, warrants, and RSUs as well as the conversion of all outstanding VIA convertible debt instruments (the “Per Share Merger Consideration”). At the effective time of the Merger, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of shares of Ideanomics common stock equal to the Per Share Merger Consideration.
Prior to entering into the Merger Agreement, on June 7, 2021, Ideanomics and VIA entered into a Simple Agreement for Future Equity (“SAFE”) for an amount of $7.5 million. The SAFE amount will be a reduction to the Merger Consideration. In addition, in connection with the execution of the Merger Agreement, on August 30, 2021, Ideanomics provided a $42.5 million loan to VIA, which was issued in the form of a secured convertible promissory note (the “Note”). The Note is secured by a lien on all of the assets of VIA and is expected to be a reduction to the Merger Consideration.
The following unaudited pro forma condensed combined balance sheet of the Combined Company as of September 30, 2021 (the “pro forma balance sheet”) combines the historical consolidated balance sheets of Ideanomics and VIA, giving effect to the Merger as if it had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations of the Combined Company for the nine months ended September 30, 2021 and the year ended December 31, 2020 (the “pro forma statements of operations”) combines the historical consolidated statements of operations of Ideanomics (the year ended December 31, 2020 being as adjusted for the acquisition of Timios Holding Corp. (“Timios”) on January 8, 2021) and VIA, giving effect to the Merger as if it had occurred on January 1, 2020. The pro forma balance sheet and the pro forma statements of operations are referred to as the “pro forma financial statements.” In the pro forma financial statements, the historical consolidated financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of the Combined Company following the Merger. The assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.
The Merger will be accounted for as a business combination, and the pro forma financial statements and related notes have been prepared, using the acquisition method of accounting, with Ideanomics considered to be the acquirer of VIA for accounting purposes. Under the acquisition method of accounting, the acquisition consideration transferred by Ideanomics in the Merger will be allocated to VIA’s assets and liabilities based upon their estimated fair values as of the date of completion of the Merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill. In the pro forma financial statements and related notes, an estimate of the acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed of VIA based upon their estimated fair values as of September 30, 2021. The pro forma financial statements and related notes do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Merger.
The unaudited proforma condensed combined financial information should be read together with Ideanomics’ historical consolidated financial statements, which are included in Ideanomics’ Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2021 and Ideanomics’ Annual Report on Form 10-K as filed with the SEC on March 31, 2021 (which includes unaudited pro forma condensed combined financial information reflecting the acquisition of Timios), and VIA’s historical consolidated financial statements, which are included in this proxy statement/prospectus.
The pro forma financial statements and related notes contained herein assume that Ideanomics’ shareholders approve the Merger.
The pro forma financial statements and related notes are presented for informational purposes only and are not intended to represent or to be indicative of the income or financial position that the Combined Company would have reported had the Merger occurred on the dates set forth in the pro forma financial statements. The pro forma balance sheet does not purport to represent the future financial position of the Combined Company, and the pro forma statements of operations do not purport to represent the future results of operations of the Combined Company.
The pro forma financial statements and related notes reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the Merger, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist Ideanomics’ management in determining the fair value of the assets acquired and liabilities assumed. Ideanomics’ management is responsible for these third-party valuations and appraisals. Since these pro forma financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(Amounts in thousands)
	Ideanomics Historical	VIA Historical	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$256,930	$29,244	$(43,000)	(a)	$243,174
Accounts receivable, net	4,494	—	—		4,494
Available-for sale security	58,441	—	(42,649)	(b)	15,792
Inventory	3,819	457	—		4,276
Prepaid expenses	23,384	322	—		23,706
Amount due from related parties	554	—	—		554
Other current assets	1,617	1	—		1,618
Held for sale assets	7,068	—	—		7,068
Total current assets	356,307	30,024	(85,649)		300,682
Property and equipment, net	1,627	106	—		1,733
Intangible assets, net	74,246	—	304,560	(d)	378,806
Goodwill	111,458	—	476,486	(c)	587,944
Long-term investments	35,549	—	(7,500)	(e)	28,049
Operating lease right of use assets	8,759	—	—		8,759
Other noncurrent assets	7,933	23	—		7,956
Total assets	$595,879	$30,153	$687,897		$1,313,929
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$6,943	$3,215	$—		$10,158
Accrued expenses	5,487	14,407	(14,828)	(f)	5,066
Deferred revenue	4,464	—	—		4,464
Due to related party	1,112	3,140	(3,140)	(g)	1,112
Other current liabilities	8,670	—	—		8,670
Current portion of lease liabilities	2,308	—	—		2,308
Current contingent consideration	2,775	—	—		2,775
Note payable	417	—	—		417
Note payable – related party	—	43,241	(43,241)	(h)	—
Convertible promissory note to third parties	—	40,268	(40,268)	(i)	—
Asset retirement obligations	4,653	—	—		4,653
Redeemable non-controlling interest	7,832	—	—		7,832
Total current liabilities	44,661	104,271	(101,477)		47,455
Accrued warranty, net of current position	—	284	—		284
SAFE liabilities	—	6,975	(6,975)	(j)	—
Derivative liabilities	—	11	—		11
Deferred tax liabilities	826	—	79,186	(k)	80,012
See the accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(Amounts in thousands)
	Ideanomics Historical	VIA Historical	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Operating lease liability – long term	6,479	—	—		6,479
Non-current contingent consideration	2,337	—	146,470	(l)	148,807
Other long-term liabilities	7,710	—	—		7,710
Total liabilities	62,013	111,541	117,203		290,757
Convertible redeemable preferred stock and Redeemable non-controlling interest:
Series A Preferred stock	1,262	—	—		1,262
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	483	437	(156)	(m)	764
Preferred stock	—	—	—		—
Additional paid-in capital	938,006	255,607	234,218	(n)	1,427,831
Accumulated deficit	(411,409)	(337,432)	336,632	(o)	(412,209)
Accumulated other comprehensive income	546	—	—		546
Non-controlling interest	4,978	—	—		4,978
Total stockholders’ equity (deficit)	532,604	(81,388)	570,694		1,021,910
Total liabilities and stockholders’ equity (deficit)	$595,879	$30,153	$687,897		$1,313,929

See the accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(Amounts in thousands, except per share data)
	Ideanomics Historical	VIA Reclassified Note 4	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenue	$87,832	$45	$—		$87,877
Cost of revenue	63,161	84	—		63,245
Gross Profit	24,671	(39)	—		24,632
Operating Expenses:
Selling, general and administrative	53,650	8,719	—		62,369
Research and development	429	9,748	—		10,177
Professional fees	21,994	310	—		22,304
Impairment losses	21,033	—	—		21,033
Change in fair value of contingent consideration, net	(7,006)	—	—		(7,006)
Litigation settlement	5,000	—	—		5,000
Depreciation and amortization	4,445	58	15,629	(p)	20,132
Total operating expenses	99,545	18,835	15,629		134,009
Loss from operations	(74,874)	(18,874)	(15,629)		(109,377)
Interest and other income (expense):
Interest expense, net	(871)	(2,263)	—		(3,134)
Interest expense – related party	—	(1,748)	1,720	(q)	(28)
Gain on remeasurement of investment	2,915	—	—		2,915
Change in fair value of derivative liability	—	1,321	—		1,321
Gain on extinguishment of debt	300	—	—		300
Loss on disposal of subsidiaries	(1,446)	—	—		(1,446)
Other income (expense), net	689	560	—		1,249
Loss before income taxes and non-controlling interest	(73,287)	(21,004)	(13,909)		(108,200)
Income tax (expense) benefit	9,667	(3)	4,511	(r)	14,175
Equity in loss of equity method investee	(1,517)	—	—		(1,517)
Net loss	(65,137)	(21,007)	(9,399)		(95,543)
Deemed dividend related to warrant repricing	—	—	—		—
Net loss attributable to common shareholders	(65,137)	(21,007)	(9,399)		(95,543)
Net loss attributable to non-controlling interest	611	—	—		611
Net loss attributable to common shareholders	$(64,526)	$(21,007)	$(9,399)		$(94,932)
Earnings per share, basic and fully diluted	$(0.15)				$(0.13)
Weighted average number of common shares	432,989,602		281,090,939	(s)	714,080,541
See the accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR END DECEMBER 31, 2020
(Amounts in thousands, except per share data)
	Ideanomics Pro form financial information (adjusted for acquisition of Timios)	VIA Reclassified Note 4	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenue	$106,904	$78	$—		$106,982
Cost of revenue	77,688	175	—		77,863
Gross Profit	29,216	(97)	—		29,119
Operating Expenses:
Selling, general and administrative	47,078	3,315	—		50,393
Research and development	1,635	4,712	—		6,347
Professional fees	13,059	530	—		13,589
Change in fair value of contingent consideration, net	(5,503)	—	—		(5,503)
Impairment losses	42,554	—	—		42,554
Depreciation and amortization	7,548	358	20,839	(p)	28,745
Total operating expenses	106,371	8,915	20,839		136,125
Loss from operations	(77,155)	(9,012)	(20,839)		(107,006)
Interest and other income (expense):
Interest expense, net	(15,956)	(1,077)	—		(17,033)
Interest expense – related party	—	(2,593)	2,557	(q)	(36)
Loss on investment in joint venture	—	(190)	—		(190)
Change in fair value of derivative liability	—	(1,332)	—		(1,332)
Expense due to conversion of notes	(2,266)	—	—		(2,266)
Gain on extinguishment of debt	8,891	—	—		8,891
Gain on disposal of subsidiaries	276	—	—		276
Other income (expense), net	6,116	(1,358)	—		4,758
Loss before income taxes and non-controlling interest	(80,094)	(15,562)	(18,282)		(113,938)
Income tax (expense) benefit	(1,949)	(16)	6,083	(r)	4,118
Impairment of and equity in loss of equity method investees	(16,698)	—	—		(16,698)
Net loss	(98,741)	(15,578)	(12,199)		(126,518)
Deemed dividend related to warrant repricing	(184)	—	—		(184)
Net loss attributable to common shareholders	(98,925)	(15,578)	(12,199)		(126,702)
Net loss attributable to non-controlling interest	7,827	—	—		7,827
Net loss attributable to common shareholders	$(91,098)	$(15,578)	$(12,199)		$(118,875)
Earnings per share, basic and fully diluted	$(0.43)				$(0.24)
Weighted average number of common shares	213,490,535		281,090,939	(s)	494,581,474
See the accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Pro Forma Presentation

The pro forma financial statements and these notes present the pro forma condensed combined financial position and results of operations of Ideanomics (after giving effect to the Merger with VIA and adjustments described in these notes, subject to the assumptions and limitations described herein), and are intended to illustrate the impact of the Merger on Ideanomics. The historical statement of operations of Ideanomics for the year ended December 31, 2020 reflects the pro forma adjustments for the acquisition of Timios. The historical balance sheet of Ideanomics as of September 30, 2021 and the historical statement of operations of Ideanomics for the nine months ended September 30, 2021 has not been adjusted, as Timios’ financial position and results of operations were included in these historical financial statements.
The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of VIA’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of September 30, 2021. Transaction costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
Certain reclassifications have been made to the historical presentation of VIA’s financial information to conform to Ideanomics’ financial presentation used in the pro forma financial statements. Upon consummation of the Merger, further review of VIA’s financial statements may result in additional revisions to VIA’s classifications to conform to Ideanomics’ financial presentation.
The pro forma financial statements do not adjust for any differences in Ideanomics’ and VIA’s accounting policies. At this time, Ideanomics is not aware of any differences that would have a material impact on the pro forma financial statements.
The pro forma financial statements do not reflect any cost savings, operating synergies or the impact of restructuring actions that the Combined Company may achieve as a result of the Merger, or the costs necessary to achieve such cost savings, operating synergies or restructuring actions.
The pro forma statements of operations reflect the Merger as if it had been completed on January 1, 2020, and the pro forma balance sheet reflects the Merger as if it had been completed on September 30, 2021. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of the Combined Company following the Merger.
The pro forma financial statements and these notes have been prepared using the acquisition method of accounting under ASC 805, based on the historical financial statements, including the related notes, of Ideanomics and VIA. The pro forma financial statements and these notes include pro forma adjustments based on preliminary valuations of assets and liabilities of VIA. These adjustments are preliminary and will be revised at the effective time of the Merger and as additional information becomes available and additional valuation work is performed. The final purchase price allocations will be based on the fair value of the assets acquired and the liabilities assumed as of the closing of the Merger. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations, Ideanomics will apply GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The fair value measurements will utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented in the pro forma financial statements and these notes.

The pro forma financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
2.
Estimated Purchase Price Consideration

Estimated consideration of approximately $521.8 million is based on Ideanomics’ 30-day signing VWAP (defined below in footnote (3)) of $2.3368.
The following table summarizes the components of the estimated consideration (in thousands except share price and share information):
Closing consideration(1)	$450,000
Estimated closing cash	18,300
Estimated closing transaction expenses	(43,000)
Secured convertible promissory note(2)	(42,500)
SAFE amount(2)	(7,500)
Closing consideration, net	375,300
Earnout consideration(1)	180,000
Total estimated purchase price	$555,300
30-Day signing VWAP(3)	$2.3368
Estimated Ideanomics shares issued to VIA	237,632,660
Closing Consideration, net	$375,300
Earnout Consideration	180,000
Fair value adjustment(4)	(33,530)
Total estimated purchase price consideration	$521,770

(1)
Per Merger Agreement

(2)
Loans provided by Ideanomics to VIA that are expected to be reductions in the purchase price

(3)
Represents the volume weighted average price for a share of Ideanomics common stock for the thirty (30)-day period ending three (3) days prior to the signing of the Merger Agreement

(4)
Represents the estimated fair value adjustment of the earnout consideration

The preliminary estimate of consideration expected to be transferred reflected in these pro forma financial statements does not purport to represent what the actual consideration transferred will be when the Merger is completed. For purposes of these pro forma financial statements, the 30-day signing VWAP was used to calculate the estimate of consideration expected to be transferred. However, the fair value of equity securities issued as the consideration transferred will be measured using the market price per share of Ideanomics common stock on the closing date. Assuming a 10% change in the closing price per share of the Ideanomics common stock, the estimated fair value of share consideration transferred would increase or decrease by approximately $37.5 million, which would be reflected in these pro forma financial statements as an increase or decrease to goodwill.
3.
Preliminary Estimated Purchase Price Allocation

The allocation of the estimated acquisition consideration for VIA is preliminary because the Merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies that have not yet been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the acquisition consideration will remain preliminary until Ideanomics’ management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the closing of the Merger. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the pro forma financial statements.
The total preliminary estimated acquisition consideration as shown in the table below is allocated to the tangible and intangible assets and liabilities of VIA based on their preliminary estimated fair values as follows (amounts in thousands):
Assets acquired:
Cash and cash equivalents		$29,244
Inventory		457
Prepaid expenses and other current assets		323
Property, plant and equipment		106
Goodwill	(v)	476,486
Identifiable intangible assets
Technology	(i)	288,520
Trade name	(ii)	16,040
Other long-term assets	(iv)	23
Liabilities assumed:
Accounts payable		(3,215)
Accrued liabilities		(17,022)
Notes payable		(43,241)
Contingent consideration	(iii)	(146,470)
Deferred tax liabilities		(79,186)
Other long-term liabilities	(iv)	(295)
Total consideration		$521,770

(i)
The preliminary estimated fair value of acquired technology is determined using an income-based method referred to as the multi-period excess earnings method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected future cash flows (including revenue, cost of sales, general and administrative expenses, research and development costs, and income taxes), the level of and return for other assets that contribute to the subject assets’ ability to generate cash flows, and the discount rate selected to measure the risks inherent in the future cash flows.

(ii)
The preliminary estimated fair value of the acquired trade name is determined using the relief from royalty method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected revenue, the royalty rate, the income tax rate, and the discount rate selected to measure the risks inherent in the future cash flows.

(iii)
The Merger Agreement provides for an earnout payment of up to $180 million payable in Ideanomics common stock if VIA meets certain sales targets before December 31, 2026. The earnout is payable in three (3) $60 million tiers. Each tier is triggered by the sale of a specified amount of VIA products to no more than twenty customers (first tier 25,000 units, second tier 37,500 units and third tier 50,000 units). The earnout consideration shall be payable to the VIA stockholders on a pro rata basis and shall be payable in shares of Ideanomics common stock valued as the VWAP at the time of the earnout payment. The preliminary estimated fair value of the earnout payment is determined using a probability-weighted approach. The more significant assumptions inherent in the application of this method include: management’s estimate of the probability of achieving the stated conditions and the discount rate selected to measure the risks inherent in credit risk and time value of money.

(iv)
Ideanomics has performed a preliminary review of VIA’s lease portfolio to determine what, if any, adjustments may be required for (1) any above or below market leases, (2) the difference in incremental borrowing rates between the rate used by VIA historically to the rate Ideanomics would use as the acquirer, and (3) the assessment of whether any renewal options should be included in the measurement of the right-of-use asset and lease liability. Based on this preliminary review, Ideanomics determined that any associated adjustments to the operating lease right-of- use asset and operating lease liability would not be material.
(v)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the fair values assigned to the assets acquired and liabilities assumed. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquired workforce of experienced personnel, synergies in products, technologies, skill sets, operations, customer base, and organizational cultures that can be leveraged to enable the building of a successful combined enterprise.

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. No assurances can be given that the underlying assumptions used to prepare the analyses to determine the preliminary estimated fair values of acquired intangible assets and contingent consideration will change. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.
4.
Reclassifications

Certain amounts in the historical consolidated financial statements of VIA have been reclassified within the “VIA Historical” column in the unaudited pro forma condensed combined financial information so that VIA’s historical financial statements conform with Ideanomics’ financial statement presentation. These reclassifications have no effect on previously reported total assets, total liabilities, and stockholders’ equity, or net income of VIA. The table below summarizes the reclassifications made (amounts in 000’s):
	For the nine months ended September 30, 2021
	VIA Historical	Reclassification	Note	VIA Historical Reclassified
Selling, general and administrative expenses	$9,051	$(332)	A,B	$8,719
Research and development	9,784	(36)	C	9,748
Professional fees	—	310	A	310
Depreciation and amortization	—	58	B,C	58
Total operating expenses	$18,835	$—		$18,835

(A)
To reclassify $310 of selling, general and administrative expenses that meet Ideanomics’ classification of professional fees.

(B)
To reclassify $22 of selling, general and administrative expenses to depreciation and amortization.

(C)
To reclassify $36 of research and development expenses to depreciation and amortization.

	For the year ended December 31, 2020
	VIA Historical	Reclassification	Note	VIA Historical Reclassified
Selling, general and administrative expenses	$4,191	$(876)	D,E	$3,315
Research and development	4,724	(12)	F	4,712
Professional fees	—	530	D	530
Depreciation and amortization	—	358	E,F	358
Total operating expenses	$8,915	$—		$8,915

(D)
To reclassify $530 of selling, general and administrative expenses that meet Ideanomics’ classification of professional fees.

(E)
To reclassify $346 of selling, general and administrative expenses to depreciation and amortization.

(F)
To reclassify $12 of research and development expenses to depreciation and amortization.

5.
Transaction Accounting Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and the other transactions contemplated by the Merger Agreement and have been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company.
Prior to entering into the Merger Agreement, on June 7, 2021, Ideanomics and VIA entered into a Simple Agreement for Future Equity (SAFE) for an amount of $7.5 million. The SAFE amount will be a deduction to the Merger Consideration. In addition, in connection with the execution of the Merger Agreement, on August 30, 2021, Ideanomics provided a $42.5 million loan to VIA, which was issued in the form of a secured convertible promissory note (the “Note”). The Note is secured by a lien on all of the assets of VIA and will be a deduction to the Merger Consideration. Other than the aforementioned transactions, Ideanomics and VIA have not had any historical relationships or transactions. Accordingly, no additional pro forma adjustments were required to eliminate activities between the companies.
Balance Sheet
(a)   Cash and cash equivalents
September 30, 2021
(000’s)
Reflects the estimated transaction costs settled at the time of closing	$(43,000)
(b)   Available-for-sale security
September 30, 2021
(000’s)
Reflects the reversal of the loan provided to VIA by Ideanomics that will be a reduction to the Merger Consideration	$(42,500)
Reflects the elimination of accrued interest income on the $42.5 million loan provided to VIA by Ideanomics	(149)
$(42,649)
(c)   Goodwill
September 30, 2021
(000’s)
Adjusts for purchase consideration in excess of fair value of net assets acquired	$476,486
(d)   Intangible assets, net
September 30, 2021
(000’s)
Reflects fair value of acquired technology	$288,520
Reflects fair value of acquired trade name	16,040
$304,560

(e)   Long-term investments
September 30, 2021
(000’s)
Reflects the reversal of the SAFE provided to VIA by Ideanomics that will be a reduction to the Merger Consideration	$(7,500)
(f)   Accrued expenses
September 30, 2021
(000’s)
Reflects accrual for direct, incremental acquisition-related transaction costs not yet reflected in the historical financial statements of Ideanomics/VIA with a corresponding increase to accumulated deficit	$800
Reflects reclass of transaction fees associated with SAFE liability (see (j))	(525)
Reflects the reversal of the discount recorded by VIA on the $42.5 million loan provided to VIA by Ideanomics	(2,232)
Reflects the elimination of accrued interest expense on the $42.5 million loan provided to VIA by Ideanomics	(149)
Reflects conversion of accrued interest on notes payable to be converted into common stock	(12,722)
$(14,828)
(g)   Due to related party
September 30, 2021
(000’s)
Reflects conversion of due to related party into common stock	$(3,140)
(h)   Notes payable — related party
September 30, 2021
(000’s)
Reflects conversion of notes payable into common stock	$(43,241)
(i)   Convertible promissory note to third parties
September 30, 2021
(000’s)
Reflects the reversal of the loan provided to VIA by Ideanomics that will be a reduction to the Merger Consideration (inclusive of the discount recorded by VIA)	$(40,268)
(j)   SAFE liability
September 30, 2021
(000’s)
Reflects the reversal of the SAFE liability of VIA due to Ideanomics that will be a reduction to the Merger Consideration	$(7,500)
Reflects reclass of transaction fees netted against SAFE liability (see (f))	525
$(6,975)

(k)   Deferred tax liabilities
September 30, 2021
(000’s)
To record an estimated deferred tax liability on the fair value of purchased intangible assets (fair value of acquired intangible assets of $304,560 x the blended tax rate of 26%)*	$79,186

*
This adjustment reflects the deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on the applicable blended tax rate and the estimated purchase price allocation. The DTLs are primarily related to the acquired intangible assets. Furthermore, tax-related adjustments included in the pro forma financial statements are based on the tax laws in effect during the respective period. The estimate of DTLs is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

Currently, no adjustment to the pro forma financial statements has been made as it relates to preexisting valuation allowances. Furthermore, adjustments to established deferred tax assets and liabilities as well as the release of a valuation allowance will occur in conjunction with the finalization of the purchase accounting and these items will likely be material.
(l)   Contingent consideration
September 30, 2021
(000’s)
Reflects the fair value of earnout consideration	$146,470
(m)   Common stock
September 30, 2021
(000’s)
Eliminates the par value of common stock of VIA	$(437)
Reflects the par value of 237,632,660 new Ideanomics shares issued in connection with the Merger	238
Reflects the par value of 2,308,824 new Ideanomics shares issued in connection with the conversion of amounts due to a related party (based on Ideanomics’ stock price of $1.36 as of December 22, 2021)	2
Reflects the par value of 41,149,455 new Ideanomics shares issued in connection with the conversion of notes payable (based on Ideanomics’ stock price of $1.36 as of December 22, 2021)	41
$(156)
(n)   Additional paid-in capital
September 30, 2021
(000’s)
Eliminates additional paid-in capital of VIA	$(255,607)
Reflects share consideration paid in excess of par value in connection with the Merger	430,756
Reflects share consideration paid in excess of par value in connection with the conversion of due to related party	3,138
Reflects share consideration paid in excess of par value in connection with the conversion of notes payable	55,922
$234,218

(o)   Accumulated deficit
September 30, 2021
(000’s)
Eliminates accumulated deficit of VIA	$337,432
Reflects accrual for direct, incremental acquisition-related transaction costs not yet reflected in the historical financial statements of Ideanomics/VIA with a corresponding increase to accumulated deficit	(800)
$336,632
Statements of Operations
(p)   Amortization of acquisition-related intangible assets
Reflects the amortization expense based on the preliminary estimates of fair value for the acquired intangible assets, calculated, as follows (in 000’s, except useful lives):
Description	Fair Value	Useful Life	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
			(000’s)	(000’s)
Technology	$288,520	15	$14,426	$19,235
Trade name	$16,040	10	1,203	1,604
			$15,629	$20,839
(q)   Interest expense — related party
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
	(000’s)	(000’s)
Reflects the reversal of interest expense recognized on notes payable to related parties that will be converted in connection with the Merger	$1,720	$2,557
(r)   Income tax (expense) benefit
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
	(000’s)	(000’s)
Reflects the tax benefit for the pro forma adjustments calculated, as follows (in 000’s, except percentages):
Pro forma adjustments	$17,349	$23,396
Blended tax rate	26%	26%
Benefit from income taxes	$4,511	$6,083
(s)   Weighted average shares outstanding
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Reflects new Ideanomics shares issued in connection with the Merger	237,632,660	237,632,660
Reflects new Ideanomics shares issued in connection with the conversion of notes payable to common stock	2,308,824	2,308,824
Reflects new Ideanomics shares issued in connection with the conversion of notes payable to common stock	41,149,455	41,149,455
	281,090,939	281,090,939

VIA MOTORS INTERNATIONAL, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of VIA’s financial condition and results of operations should be read in conjunction with its unaudited interim consolidated financial statements for the nine months ended September 30, 2021 and 2020 and the audited consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect VIA’s plans, estimates, and beliefs. VIA’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.
Company Overview
VIA Motors International, Inc. (“VIA”) is a Delaware corporation that was incorporated in 2014. VIA was initially incorporated as VIA Motors, Inc. as a Delaware corporation in 2010. VIA is an electric commercial vehicle company focused on electric drive technology and delivering sustainable mobility solutions. VIA designs, manufactures and markets electric commercial vehicles, for use across a broad cross-section of the global fleet customer base. VIA’s initial operations were based on designing, producing, and marketing hybrid vehicles, of which about 200 vehicles were sold until 2016. VIA discontinued the hybrid vehicles product line due to its plans to focus exclusively on fully electric vehicles.
VIA is currently headquartered in Orem, Utah. VIA has employees in Utah, Michigan, Canada, Nevada, and Georgia.
VIA has a wholly owned subsidiary named VIA Motors, Inc., a Delaware corporation, a wholly owned subsidiary named VMLM Mexico S.A.P.I. de C.V. (“VMLM”), which is formed under the laws of Mexico, and a 37% equity investment in VMLD Mexico S.A.P.I. de C.V. “VMLD”), which is formed under the laws of Mexico. During the year ended December 31, 2020, a substantially complete liquidation of VMLM occurred in conjunction with the settlement of previously pending litigation. The Company terminated its joint venture agreement with VMLD effective July 9, 2021.
Trends
Revenue
VIA sold approximately 200 hybrid vehicles until 2016, and has since stopped production of the hybrid vehicle product. VIA’s revenues dropped sharply from 2019 to 2020 because in 2019, VIA sold the last of the hybrid vehicles. There were no vehicles sold in 2020 and through the first nine months of 2021. All revenue recorded in 2020 and through the first nine months of 2021 are from repairs and maintenance-related services related to previously sold hybrid vehicles. VIA is currently designing next generation electric fleet vehicles. No sales have occurred for this electric fleet vehicle line.
COVID Impact
VIA continues to evaluate the impact of the COVID-19 pandemic on the industry and its operations and has concluded that while it is reasonably possible that the virus could have a negative effect on its financial position and its results of operations, the specific impact is not readily determinable as of the date of this proxy statement/prospectus. VIA’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. VIA’s management believes that the COVID-19 pandemic will not have a long-term impact on its ability to develop fully electric vehicles or raise capital.

Results of Operations
Comparison of the Nine Months ended September 30, 2021 and September 30, 2020
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	For nine months ended
	Sept 30, 2021	Sept 30, 2020	Inc/(Dec)%
Revenue
Net revenue	45,020	70,944	(25,924)	(36.5%)
Cost of goods sold	(84,217)	(302,825)	(218,608)	(72.2%)
Gross deficit	(39,197)	(192,684)	(231,881)	(83.1%)
Operating Expense
Selling, general and administrative expenses	9,051,472	2,740,797	6,310,675	230.2%
Research and development	9,783,771	2,596,830	7,186,941	276.8%
Loss from operations	(18,874,440)	(5,569,508)	(13,304,932)	238.9%
Other income (expense)
Interest expense	(2,262,859)	(749,125)	1,513,734	202.1%
Interest expense – related party	(1,747,627)	(129,614)	(1,877,241)	(6.9%)
Change in fair value of derivative liability	1,320,605	(1,503,033)	2,823,638	187.9%
Loss on investment in joint venture	—	(190,069)	(190,069)	100.0%
Other Income (expense)	560,090	32,321	527,769	1,632.9%
Total other expense	(2,129,791)	(4,287,147)	(2,157,356)	(50.3%)
Loss before provision for income taxes	(21,004,231)	(9,856,655)	11,147,576	113.1%
Provision for income taxes	(3,200)	(75,276)	(72,076)	(95.7%)
Net Loss	(21,007,431)	(9,931,931)	11,075,500	111.5%
Loss on foreign currency translation	—	(67,108)	(67,108)	(100%)
Comprehensive loss	(21,007,431)	(9,999,039)	11,008,392	110.1%
Revenue
VIA’s revenues decreased to $45,020 for the nine months ended September 30, 2021 from $70,944 for the nine months ended September 30, 2020, a decrease of $25,924, or 36.5%, on a period-over-period basis. In 2019, VIA sold the last of its hybrid vehicles, and as such, there were no vehicles sold in 2020 and through the first nine months of 2021. The revenue recorded in the nine months ended September 30, 2021 and 2020 is from repairs and maintenance-related services related to the previously sold hybrid vehicles.
Costs of Goods Sold
In parallel with the decrease in revenues, cost of goods sold decreased to $84,217 for the nine months ended September 30, 2021 from $302,825 for the nine months ended September 30, 2020, a decrease of $218,608, or 72.2%, on a period-over-period basis. The decrease primarily pertains to labor and overhead reallocations to research and development and lower stock compensation cost.
The reduction in VIA’s costs reported in the nine months ended September 30, 2021 and 2020 was due to the hybrid vehicle line discontinuance and VIA’s focus on designing a new line of electric fleet vehicles. From 2020, VIA’s operations were concentrated around fully electric fleet vehicles research and development, but it continued to serve hybrid vehicle customers by providing services and selling parts.

Gross Deficit
VIA’s gross deficit decreased to $39,197 for the nine months ended September 30, 2021 from $231,881 for the nine months ended September 30, 2020, a decrease of $192,684, or 83.1%, on period-over-period basis. This period-over-period decrease in gross deficit was due to the hybrid vehicle line discontinuance, which translated to a decrease in revenues with a decrease in costs of goods sold, as discussed above.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $9,051,472 for the nine months ended September 30, 2021 compared to $2,740,797 for the nine months ended September 30, 2020, which was an increase of $6,310,675, or 230.2%, on a period-over-period basis. The increase was primarily attributable to a $3,140,000 charge for the termination of a license and joint venture agreement with a related party, increased consulting and professional fees and employee incentives primarily related to capital raising activities and higher salary expenses due to an increase in headcount.
Research & Development
Research & development expenses increased $7,186,941, or 276.8%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 due to research and engineering projects related to next generation electric fleet vehicles.
Other income and expenses
Other income and expense primarily consists of the interest expenses incurred by VIA’s notes payable (including those to a related party) and interest income from its cash on hand. Interest expense increased $1,513,734, or 202.1%, to $2.262.859 for the nine months ended September 30, 2021 compared to $749,125 for the nine months ended September 30, 2020 due to $743,837 in amortization of transaction costs associated with convertible notes payable acquired in 2021 and a 10% penalty associated with convertible notes payable extinguished in 2021. Interest expense due to a related party remained relatively unchanged for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. In addition, for the nine months ended September 30, 2021, there was a gain on the fair value of certain derivatives totaling $1,320,605 whereas there was a loss on the fair value of certain derivatives totaling $1,503,033 for the nine months ended September 30, 2020. Furthermore, and during the nine months ended September 30, 2020, VIA recognized an impairment of a joint venture investment in the amount of $190,069. Moreover, VIA recognized other income of $560,090 for the nine months ended September 30, 2021, which primarily consisted of $493,300 forgiveness of a Paycheck Protection Program Loan, whereas VIA recognized other income of $32,321 for the nine months ended September 30, 2020.
Provision for income taxes
The provision for income taxes was $3,200 for the nine months ended September 30, 2021. For the nine months ended September 30, 2020, the provision for income taxes was $75,276, which represents penalties for delays in filing income taxes for its foreign entities.
Net Loss
VIA’s net loss for the nine months ended September 30, 2021 increased to $21,007,431 from $9,931,931 for the nine months ended September 30, 2020 or by $11,075,500, or 111.5%, on a period-over-period basis as a result of the items described above.
Loss on Foreign Currency Translation
VIA did not record any gain or loss on foreign currency translation for the nine months ended September 30, 2021 as compared to a loss of $67,108 for the nine months ended September 30, 2020. VIA liquidated its Mexican subsidiary and Mexican equity investment in 2020.

Comprehensive Loss
VIA’s comprehensive loss for the nine months ended September 30, 2021 was the same as net loss and increased to $21,007,431 from $9,999,039 for the nine months ended September 30, 2020 or by $11,008,392, or 110.1%, on a period-over-period basis as a result of the items described above.
Comparison of the year ended December 31, 2020 to December 31, 2019
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	For the year ended December 31,
	2020	2019	Inc/(Dec)%
Revenue
Net revenue	77,629	634,464	(556,835)	(87.8%)
Cost of goods sold	174,768	779,234	(604,466)	(77.6%)
Gross deficit	(97,139)	(144,770)	(47,631)	(32.9%)
Operating Expense
Selling, general and administrative expenses	4,190,788	3,657,997	532,791	14.6%
Research and development	4,723,950	3,639,641	1,084,309	29.8%
Loss from operations	(9,011,877)	(7,442,408)	1,569,469	21.1%
Other income (expense)
Interest expense	(1,077,142)	(1,200,519)	(123,377)	(10.3%)
Interest expense – related party	(2,593,338)	(2,458,114)	135,224	5.5%
Change in fair value of derivative liability	(1,332,015)	—	1,332,015	100%
Loss on investment in joint venture	(190,069)	—	190,069	100%
Other income (expense)	(1,358,119)	117,902	1,476,021	100%
Total other expense	(6,550,683)	(3,540,731)	3,009,952	85.0%
Loss before provision for income taxes	(15,562,560)	(10,983,139)	4,579,421	41.7%
Provision for income taxes	(15,876)	—	15,876	100%
Net loss	(15,578,436)	(10,983,139)	4,595,297	41.8%
Gain (loss) on foreign currency translation	28,283	(99,757)	128,040	128.4%
Comprehensive loss	(15,550,153)	(11,082,896)	4,467,257	40.3%
Revenue
VIA’s revenues decreased to $77,629 for the year ended December 31, 2020 from $634,464 for the year ended December 31, 2019, a decrease of $556,835, or 87.8%, on a year-over-year basis. VIA’s revenues dropped sharply from 2019 to 2020 because in 2019, VIA sold the last of the hybrid vehicles. There were no vehicles sold in 2020 and through first six months of 2021. The revenue recorded in 2020 is from repairs and maintenance-related services related to the previously sold hybrid vehicles.
Costs of Goods Sold
In parallel with the decrease in revenues, cost of goods sold decreased to $174,768 for the year ended December 31, 2020 from $779,234 for the year ended December 31, 2019, a decrease of $604,466, or 77.6%, on a year-over-year basis.
The costs of goods sold for the year ended December 31, 2019 were comprised primarily of the following costs:

•
The vehicle acquired to be hybridized-vehicle only;

•
The raw material that includes parts, batteries, sensors, and others;

•
Labor

•
Manufacturing overhead.

The reduction in costs reported in 2020 was due to the hybrid vehicle line discontinuance and VIA’s focus on designing a new line of electric fleet vehicles. From 2020, VIA’s operations were concentrated around fully electric vehicles research and development, but it continued to serve hybrid vehicle customers providing services and selling parts (including those covered by the warranty). The reduction in cost of goods sold for 2020 also reflects lower inventory reserves, lower estimated warranty costs on vehicles sold, and a reduction in stock compensation cost.
Gross Deficit
VIA’s gross deficit decreased to $97,139 for the year ended December 31, 2020 from $144,770 for the year ended December 31, 2019, a decrease of $47,631, or 32.9%, on year-over-year basis. This year-over-year decrease in gross deficit was due to the hybrid vehicle line discontinuance and VIA’s focus on designing a new lone of electric fleet vehicles, which translated to a decrease in VIA’s revenues with a corresponding decrease in costs of goods sold, as discussed above.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $4,190,788 for the year ended December 31, 2020 compared to $3,657,997 for the year ended December 31, 2019, which was an increase of $532,791, or 14.6%, on a year-over-year basis. The increase was attributable to increased consulting and professional fees primarily related to capital raising activities and higher salary expenses due to an increase in headcount.
Research & Development
Research & development expenses increased sharply over the historical period due to the new model development, which consumed labor, consultancy, engineer contractors’ fees and raw materials, as well as overhead. Research and development expenses increased $1,084,309, or 29.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to research and engineering projects related to new fully electric models.
The material transactions relate to material that has been consumed in research and development activities, as well as the external engineering cost for engineering projects related to new models. No finished products have been produced or sold yet under the fully electronic vehicle program.
Other Income (Expense)
Other income (expense) consists of several items, as follows:
Interest expense — Interest expense, including interest due to a related party, remained relatively unchanged at $3,670,480, in the aggregate, for the year ended December 31, 2020 compared to $3,658,633, in the aggregate, for the year ended December 31, 2019, or a change of $11,847, or 0.3%.
Change in fair value of derivative liability — For 2020, there was a loss on the fair value of certain derivatives totaling $1,332,015. There were no such derivatives outstanding during 2019.
Loss on Investment in Joint Venture — During the year ended December 31, 2020, VIA recognized an impairment of a joint venture investment in the amount of $190,069. There was no such impairment in 2019.
Other income (expense) — Other income (expense) for the year ended 2020 includes charges related to a $857,819 release of cumulative translation adjustment and $386,811 loss on write-off of VAT receivable related to the liquidation of VIA’s Mexican subsidiary.

Net Loss
VIA’s net loss for the year ended December 31, 2020 increased to $15,578,436 from $10,983,139 for the year ended December 31, 2019 or by $4,595,297, or 41.8%, on a year-over-year basis as a result of the items described above.
Gain (Loss) on Foreign Currency Translation
VIA recorded a gain on foreign currency translation in 2020 and a loss on foreign currency translation in 2019. VIA liquidated its Mexican subsidiary, VMLM, and Mexican equity investment, VLMD, in 2020.
Comprehensive Loss
VIA’s comprehensive loss for the year ended December 31, 2020 increased to $15,550,153 from $11,082,896 for the year ended December 31, 2019 or by $4,467,257, or 40.3%, on a year-over-year basis as a result of the items described above.
Liquidity and Financial Position
VIA has experienced losses for each year of existence, and to-date has relied on periodic infusions of capital through issuances of equity and debt to fund its ongoing needs.
As of September 30, 2021, VIA had a negative working capital balance. In June 2021, VIA entered into a Simple Agreement for Future Equity (SAFE) with Ideanomics for $7,500,000. The funding enabled VIA to continue operations through the merger negotiations. On August 30, 2021, in connection with the Merger Agreement, Ideanomics loaned VIA an additional $42,500,000 pursuant to the Note. This loan will allow VIA to operate through the anticipated close of the merger transaction. Coincident with the execution of the Merger Agreement, the convertible notes and certain related party notes were paid off in cash. The remaining related party notes will be converted to equity at a price to be determined at the date of the close of the merger.
Comparison of the nine months ended September 30, 2021 and the nine months ended September 30, 2020
The following table summarizes VIA’s cash flows for the nine months ended September 30, 2021 and for the same period in 2020.
	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Net cash used in operating activities	$(19,715,498)	$(3,902,216)
Net cash used in investing activities	(12,763)	(113,604)
Net cash provided by financing activities	43,709,619	10,979,185
Effect of exchange rate change on cash and cash equivalents	—	(67,108)
Net increase in cash and cash equivalents	23,981,358	6,896,257
Cash and cash equivalents, beginning balance	5,262,904	132,998
Cash and cash equivalents, ending balance	$29,244,262	$7,029,255
Operating activities
Net cash used in operations was $19,715,498 for the nine months ended September 30, 2021, primarily attributable to a net loss of $21,007,431, partially offset by an increase in accounts payable of $1,465,785. Net cash used in operations was $3,902,216 for the nine months ended September 30, 2020, primarily attributable to a net loss of $9,931,931 partially offset by a change in fair value of derivatives of $1,503,033, an increase in accrued expenses and other current liabilities of $2,840,266, and decreases in accounts receivable of $337,505 and inventories of $334,632.
Investing activities
Net cash used in investing activities for both the nine months ended September 30, 2021 and 2020 pertain to the purchase of property, plant and equipment.

Financing activities
Net cash provided by financing activities for the nine months ended September 30, 2021 primarily consists of proceeds from notes payable and the issuance of shares for cash. During the nine months ended September 30, 2021, VIA received $42,500,000 in proceeds from the issuance of a note payable and $7,500,000 in proceeds from entering into a Simple Agreement for Future Equity (SAFE) with Ideanomics, a portion of which was used to repay certain convertible notes payable and related party notes payable. During the nine months ended September 30, 2020, VIA received $8,937,391 in proceeds from the issuance of shares for cash, $1,526,494 in proceeds from the issuance of a note payable to a related party and a PPP loan in the amount of $493,300.
Comparison of the year ended December 31, 2020 and the year ended December 31, 2019
The following table summarizes our cash flows for the year ended December 31, 2020 and for the same period in 2019.
	Year ended December 31, 2020	Year ended December 31, 2019
Net cash used in operating activities	$(7,568,277)	$(4,910,480)
Net cash used in investing activities	(109,427)	—
Net cash provided by financing activities	12,779,327	5,027,488
Effect of exchange rate change on cash and cash equivalents	28,283	(99,757)
Net change in cash and cash equivalents	5,129,906	17,251
Cash and cash equivalents, beginning balance	132,998	115,747
Cash and cash equivalents, ending balance	$5,262,904	$132,998
Operating activities
Net cash used in operations was $7,568,277 for the year ended December 31, 2020, primarily attributable to a net loss of $15,578,436 partially offset by a change in fair value of derivatives of $1,332,015 and an increase in accrued expenses and other current liabilities of $4,281,466. Net cash used in operations was $4,910,480 for the year ended December 31, 2019, primarily attributable to a net loss of $10,983,139 partially offset by non-cash stock-based compensation of $1,630,487, a decrease in inventories of $1,116,921, and an increase in accrued expenses and other current liabilities of $3,309,636.
Investing activities
Net cash used in investing activities for year ended December 31, 2020 was $109,427 due to the purchase of property, plant and equipment. There were no such purchases during the year ended December 31, 2019.
Financing activities
Net cash provided by financing activities for the year ended December 31, 2020 was $12,779,327 primarily due to proceeds from the issuance of common shares of $10,737,533 and proceeds from a PPP loan of $493,300. Net cash provided from financing activities during the year ended December 31, 2019 amounted to $5,027,488, which consisted of proceeds from the issuance of notes payable to a related party of $6,347,488 partially offset by payments made on convertible notes payable of $1,320,000.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of VIA’s financial condition and results of operations is based on the unaudited interim consolidated financial statements for the nine months ended September 30, 2021 and 2020 and the audited consolidated financial statements for the years ended December 31, 2020 and 2019, each of which are included elsewhere in this prospectus. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While management bases its estimates and judgments on its experience and on various other factors that management believes to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies used in the preparation of its financial statements require significant judgments and estimates.
Inventories — Inventory consists of raw materials, work in process, and finished goods, and are stated at the lower of cost or net realizable value using the first-in, first-out method. Inventoried costs include raw material costs, direct labor, freight and applicable overhead. VIA periodically assesses the recoverability of all inventories to determine whether adjustments to the carrying value are required. VIA also evaluates inventory for excess and obsolete products. These estimates are dependent on VIA’s assessment of current and expected orders from customers, product development plans, and an assessment of selling price in relation to product cost. If the estimated market value of the inventory is less than the carrying value, or if inventory is in excess of forecasted usage, inventory is written down and VIA records the difference as a charge to inventory write-downs.
Income Taxes — Deferred tax assets and liabilities are accounted for using the asset and liability method and represent the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized.
VIA follows the provisions of uncertain tax positions as addressed in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) relating to accounting for uncertainty in income taxes. In accordance with this standard, VIA evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. VIA recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of September 30, 2021 and December 31, 2020, VIA had no unrecognized tax benefits which would materially affect the effective tax rate if recognized, nor did VIA have accrued interest or penalties related to uncertain tax positions.
VIA’s tax returns for the years ended December 31, 2017, 2018, 2019 and 2020 remain open to examination by major taxing jurisdictions to which VIA is subject. VIA has evaluated any uncertain tax provisions relating to the delinquent filing of these returns in accordance with ASC 740 and has determined that there are no uncertain tax positions which would merit accrual or disclosure.
Revenue Recognition — In 2020, VIA adopted FASB Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), and additional ASUs issued to clarify the guidance in ASU 2014-09 (collectively the “new revenue standard”), which amends the existing accounting standard for revenue recognition. VIA adopted the new revenue standard utilizing the full retrospective transition method. VIA did not restate total net sales in the prior periods presented, as the adoption of the new revenue standard did not have a material impact on previously reported amounts.
Revenue is measured based on a consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. VIA recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer; generally, this occurs with the transfer of control of VIA’s vehicles, parts, accessories, or services. Sales are presented net of returns, discounts, rebates and allowances, and are recorded when the product is delivered. Payment received for products or services not yet received by customers is recorded as deferred revenue.
Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by VIA from a customer, are excluded from revenue.

Incidental items that are immaterial in the context of the contract are recognized as expense. The expected costs associated with VIA’s base warranties for parts and service continue to be recognized as expense when the products are sold.
Service only type contracts are usually short-term in nature, and extend over a period of two to five days. VIA recognizes revenues for vehicle service contracts that extend mechanical and maintenance coverages beyond VIA’s base warranties over the life of the contract. VIA does not have any variable consideration or significant payment terms as payment is received at or shortly after the point of sale.
Warranty Reserves — VIA follows the accounting outlined in ASC 460 by considering the two conditions in ASC 450-20: First determine whether it is probable that a liability has been incurred in connection with the warranty and whether that liability can be reasonably estimated.
Stock-Based Compensation — VIA recognizes compensation expense for costs related to all stock-based payments, including stock options and restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”). VIA estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model.
The fair value of the RSAs and RSUs are equal to the fair value of the VIA’s common stock on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the service period, net of estimated forfeitures.
Fair Value of Financial Instruments — VIA accounts for financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
VIA’s warrants are freestanding financial instruments that meet the criteria for liability classification under ASC 815. The fair value of the warrants was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock, estimated term of the warrants, estimated volatility, a risk-free rate and the exercise price per share.
VIA determined that the convertible promissory notes contain a variable conversion feature upon a qualified financing and is a share-settled put feature that is required to be separately recognized as a derivative instrument. The estimated fair value of put options was calculated based on the present value of the estimated premium to be paid under different settlement methods using the weighted probability of each potential settlement outcome.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting which addresses accounting for issuance of all share-based payments on the same accounting model. Previously, accounting for share-based payments to employees was covered by ASC Topic 718 while accounting for such payments to non-employees was covered by ASC Subtopic 505-50. As it considered recently issued updates to ASC 718, the FASB, as part of its simplification initiatives, decided to replace ASC Subtopic 505-50 with Topic 718 as the guidance for non-employee share-based awards. Under this new guidance, both sets of awards for employees and non-employees will essentially follow the same model, with small variations related to determining the term assumption when valuing a non-employee award as well as a different expense attribution model for non-employee awards as opposed to employee awards. The ASU is effective in fiscal years beginning after December 15, 2019 for non-public business entities. VIA adopted this ASU in January 2020, and the adoption had no material change on VIA’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which addresses disclosure requirements about fair value measurements under ASC 820. The ASU is effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. VIA adopted this ASU in January 2020, and the adoption had no material change on VIA’s consolidated financial statements.
VIA has evaluated all other new ASUs issued by the FASB and has concluded that these updates do not have a material effect on VIA’s consolidated financial statements as of and for the nine months ended September 30, 2021.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) that amends accounting for leases. Under the new guidance, a lessee will recognize assets and liabilities for most leases on its balance sheet but will recognize expense on its statement of operations similar to current lease accounting. The ASU is effective for VIA in the first quarter of 2022 with early adoption permitted. The new guidance may be adopted using a modified retrospective transition approach, and provides for certain practical expedients. The adoption of this ASU will result in an increase to VIA’s consolidated balance sheet for lease liabilities and right-of-use assets, which has not yet been quantified. VIA is currently evaluating this and the other effects of adoption of this ASU on its consolidated financial statements.
On August 5, 2020, the FASB issued ASU 2020-06, “Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 8015-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including equity instruments and contracts on an entity’s own equity. The ASU simplifies accounting by removing separation models required under current GAAP. The ASU is effective for annual and interim period beginning after December 15, 2021, with early adoption permitted. VIA is currently evaluating the effects of adoption of this ASU on its consolidated financial statements.

DESCRIPTION OF CAPITAL STOCK
The following is a description of Ideanomics capital stock. The following summary description is based on the provisions of the Ideanomics articles and Ideanomics bylaws and the applicable provisions of the Nevada Revised Statutes (“NRS”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Ideanomics articles and Ideanomics bylaws, which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part, and to the applicable provisions of the NRS.
Authorized Capital Stock
The Ideanomics articles authorizes capital stock consisting of 1,550,000,000 shares of consisting of capital stock, consisting of (i) 1,500,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share. The rights, preferences and privileges of the holders of Ideanomics common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of the Ideanomics preferred stock that Ideanomics may designate in the future. For a complete description of the terms and provisions of the Ideanomics preferred stock refer to the Ideanomics articles and Ideanomics bylaws.
Common Stock
Voting Rights
Each holder of Ideanomics common stock is entitled to one vote for each share of Ideanomics common stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Ideanomics articles provide that elections for directors shall be by a plurality of votes.
Dividend Rights
Subject to preferences that may apply to any outstanding Ideanomics preferred stock, the holders of shares of Ideanomics common stock are entitled to dividends out of funds legally available when and as declared by the board of directors. The board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should it decide in the future to pay dividends, as a holding company, its ability to do so and meet other obligations depends upon the receipt of dividends or other payments from the operating subsidiary and other holdings and investments. In addition, the operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of liquidation, dissolution or winding up, holders of common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.
Liquidation Rights
In the event of liquidation, dissolution or winding up, holders of Ideanomics common stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a share-for-share basis after the payment of all of Ideanomics’ debts and other liabilities and the satisfaction of any liquidation preference of any outstanding Ideanomics preferred stock.
Preemptive or Similar Rights
Holders of Ideanomics common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Ideanomics common stock. The rights, preferences and privileges of the holders of Ideanomics common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Ideanomics preferred stock that Ideanomics may designate in the future.
Preferred Stock
Ideanomics is authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by the Ideanomics board, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Ideanomics board. Any preferred stock so issued by the Ideanomics board may rank senior to the Ideanomics common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both or have voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.
Ideanomics Series A Preferred Stock
On July 30, 2010, Ideanomics filed a Certificate of Designation with the Secretary of State of Nevada establishing a series of preferred stock designated as “Series A Preferred Stock.” A summary of the Certificate of Designation is set forth below:
Authorized Shares.   Ideanomics is authorized to issue 7,000,000 shares of Ideanomics Series A Preferred Stock, all of which are issued and outstanding.
Ranking.   With respect to rights upon liquidation, winding-up or dissolution, the Ideanomics Series A Preferred Stock ranks senior to the Ideanomics common stock and pari passu with any other series of preferred stock established by the Ideanomics board.
Voting.   The holder of the Ideanomics Series A Preferred Stock is entitled to ten (10) votes for each one (1) share of Ideanomics common stock that is issuable upon conversion of a share of Ideanomics Series A Preferred Stock. Except as required by law, all shares of Ideanomics Series A Preferred Stock and all shares of Ideanomics common stock shall vote together as a single class.
Conversion.   Each share of Ideanomics Series A Preferred Stock is convertible, at any time at the option of the holder, into 0.1333333 fully paid and nonassessable shares of Ideanomics common stock, subject to adjustment as provided in the Certificate of Designation.
Dividends.   The Ideanomics Series A Preferred Stock is only entitled to receive dividends when and if declared by the Ideanomics board.
Liquidation.   Upon the occurrence of a liquidation event, the holders of the Ideanomics Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of Ideanomics available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of Ideanomics common stock or any other class or series of stock issued by Ideanomics not designated as ranking senior to or pari passu with the Ideanomics Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event. For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of Ideanomics, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Ideanomics Series A Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of Ideanomics by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of Ideanomics is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of Ideanomics) unless Ideanomics’ stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for Ideanomics’ acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of Ideanomics.
Amendment of Amended and Restated Articles of Incorporation or Bylaws
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. The Ideanomics bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.
Anti-takeover Provisions
Limitations on Stockholder Action by Written Consent
Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders.
Business Combinations
Although the “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with most “interested stockholders,” Ideanomics has opted out of these provisions in the Ideanomics articles accordance with NRS 78.434 and they do not apply to Ideanomics.
Control Share Acquisitions
The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.
Although the “control share acquisition” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS generally impose restrictions on acquirors of “control shares,” Ideanomics has opted out of these provisions in the Ideanomics bylaws in accordance with NRS 78.378 and they do not apply to Ideanomics. Ideanomics cannot provide you any assurance, however, that the Ideanomics board will not amend or eliminate this provision at any time in the future.
Dissenters’ Rights and Payment of Fair Value
Under Nevada law, the Ideanomics stockholders are not entitled to dissenters’ rights because the Ideanomics common stock is listed on a national securities exchange.

Certificate of Incorporation and Bylaws
Among other things, the Ideanomics articles and the Ideanomics amended and restated bylaws:
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permit the Ideanomics Board to issue up to 50,000,000 shares of Ideanomics preferred stock, with any rights, preferences and privileges as they may designate;

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provide that the authorized number of directors may be changed only by resolution of the Ideanomics Board, further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director;

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provide that, subject to the rights of any series of Ideanomics preferred stock to elect directors, directors may be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that the Chairman or Executive Chairman on oral or written notice to each director, given either personally, by telephone, by telegram, by mail, by facsimile or by e-mail at least forty-eight hours prior to the time of the meeting. Special meetings shall be called by the Chairman, Executive Chairman or the Secretary in like manner and on like notice on the written request of two (2) directors. Except as may be otherwise expressly provided by law, the articles of incorporation or second amended and restated bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need to be specified in a notice or waiver of notice; and

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do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for existing Ideanomics stockholders to replace the Ideanomics Board as well as for another party to obtain control of Ideanomics by replacing the Ideanomics Board. Since the Ideanomics Board has the power to retain and discharge Ideanomics officers, these provisions could also make it more difficult for existing Ideanomics stockholders or another party to effect a change in management. In addition, the authorization of undesignated Ideanomics preferred stock makes it possible for the Ideanomics Board to issue Ideanomics preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Ideanomics.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Ideanomics Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Ideanomics’ vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Ideanomics’ shares and may have the effect of delaying changes in control or management of Ideanomics. As a consequence, these provisions may also inhibit fluctuations in the market price of Ideanomics’ stock.
Transfer Agent and Registrar
The transfer agent and registrar for Ideanomics common stock is Transfer Online, Inc. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (503) 227-2950.

COMPARISON OF RIGHTS OF IDEANOMICS STOCKHOLDERS AND VIA STOCKHOLDERS
General
Ideanomics is a corporation incorporated under the laws of the State of Nevada. The laws of the State of Nevada, including the NRS, (excluding provisions of NRS 78.411 to 78.444, inclusive), and Ideanomics’ amended articles of incorporation and second amended and restated bylaws govern the rights of Ideanomics Stockholders. As a result of the merger, VIA stockholders will become Ideanomics stockholders. VIA is incorporated under the laws of the State of Delaware and the rights of VIA stockholders is governed by the laws of the State of Delaware, including DGCL, VIA’s certificate of incorporation and VIA’s bylaws. Thus, following the consummation of the merger, the rights of VIA stockholders who become Ideanomics stockholders will no longer be governed by Delaware law and VIA’s certificate of incorporation and bylaws, but will instead be governed by Nevada law and Ideanomics’ amended articles of incorporation and Ideanomics’ second amended and restated bylaws. When you become a stockholder of Ideanomics, your rights will differ in some regards as compared to when you were a VIA stockholder.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Ideanomics Stockholders under Ideanomics’ amended articles of incorporation and second amended and restated bylaws (right column) and the rights of VIA stockholders under forms of VIA’s certificate of incorporation and VIA’s bylaws (left column). This summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL and NRS.
	VIA Stockholder Rights	Ideanomics Stockholder Rights
Authorized Capital Stock	VIA’s certificate of incorporation authorizes 155,000,000 shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 150,000,000 shares of common stock, par value $0.01 per share.
Ideanomics is authorized to issue 1,550,000,000 shares of capital stock, consisting of (i) 1,500,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share.
Upon consummation of the merger, we expect there will be approximately            shares of common stock outstanding. Following consummation of the merger, Ideanomics is expected to have 7,000,000 shares of Series A Preferred Stock outstanding.

Rights of Preferred Stock	VIA’s certificate of incorporation permits VIA’s board of directors to fix for any series of preferred stock the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and other rights.	Ideanomics’ amended articles of incorporation permits Ideanomics Board to fix for any class or series of preferred stock the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and other special rights.

	VIA Stockholder Rights	Ideanomics Stockholder Rights
Number and Qualification of Directors	VIA’s certificate of incorporation provides that the number of directors of VIA, other than those who may be elected by the holders of any series of preferred stock, will be fixed from time to time exclusively by VIA’s board of directors and the total number of directors constituting the entire board of directors shall be not less than three (3) nor more than nine (9).
Ideanomics’ amended articles of incorporation provides that the board of directors shall consist of such number of persons, not less than one and not to exceed 10, as shall be determined in accordance with the bylaws from time to time.
Ideanomics’ second amended and restated bylaws provides that the number of directors shall be fixed as the board of directors may from time to time designate and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. None of the directors need be a stockholder of Ideanomics or a resident of the State of Nevada.

Classification of the Board of Directors	Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. However, neither VIA’s certificate of incorporation nor VIA’s bylaws provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.	The NRS permits a corporation to classify its board of directors into as many as four classes with staggered terms of office, where at least one-fourth of the directors must be elected annually. However, the Ideanomics amended articles of incorporation and second amended and restated bylaws do not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.
Removal of Directors	Under the DGCL, holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director. Thus, under the DGCL, a director of a corporation that does not have a classified board or permit cumulative voting may be removed, without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.	The NRS requires the vote of the holders of at least two-thirds of voting power of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. Furthermore, the NRS does not make a distinction between removals for cause and removals without cause.

	VIA Stockholder Rights	Ideanomics Stockholder Rights
Voting	VIA’s certificate of incorporation provides that, the common stock shall be subject to the express terms of the preferred stock and any series thereof. Except as may otherwise be provided in the certificate of incorporation of VIA, in a preferred stock designation or by applicable law, the holders of shares of VIA common stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, VIA common stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of VIA preferred stock shall not be entitled to vote at or receive notice of any meeting of stockholders.
Ideanomics’ amended articles of incorporation provide that each share of common stock shall have, for all purposes one (1) vote per share.
The holder of the Ideanomics Series A Preferred Stock is entitled to ten (10) votes for each one (1) share of Ideanomics common stock that is issuable upon conversion of a share of Ideanomics Series A Preferred Stock (each share of Series A Preferred Stock is convertible into 0.1333333 shares of common stock), which results in a total of 9,333,330 votes attributable to the outstanding shares Ideanomics SeriesA Preferred Stock. Except as required by law, all shares of Ideanomics Series A Preferred Stock and all shares of Ideanomics common stock shall vote together as a single class.

Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the VIA’s certificate of incorporation does not permit cumulative voting.	Nevada law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its articles of incorporation as long as certain procedures are followed; however, the Ideanomics amended articles of incorporation does not authorize cumulative voting.
Vacancies on the Board of Directors	VIA’s bylaws provides that unless otherwise provided by law or VIA’s certificate of incorporation, any newly created directorship or any vacancy occurring in the board of directors resulting from any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced, or until his or her successor is elected or qualified.	Under the Ideanomics second amended and restated bylaws, any vacancy occurring in the board of directors by death, resignation, removal or otherwise may be filled by an affirmative vote of at least a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office only until the next election of one or more directors by the stockholders.
Special Meeting of the Board of Directors	VIA’s bylaws provides that special meetings of the board of directors may be held at any time or place within or without the State of Delaware whenever called by the President or	Ideanomics’ second amended and restated bylaws provides that special meetings of the board of directors may be called by the Chairman or Executive Chairman on oral or written notice to

	VIA Stockholder Rights	Ideanomics Stockholder Rights
	Chief Executive Officer, any Vice President, the Secretary, or by any member of the board of directors. In addition, the VIA bylaws provides that notice of a special meeting of the board of directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.	each director, given either personally, by telephone, by telegram, by mail, by facsimile or by e-mail at least forty-eight hours prior to the time of the meeting. Special meetings shall be called by the Chairman, Executive Chairman or the Secretary in like manner and on like notice on the written request of 2 directors. Except as may be otherwise expressly provided by law, the articles of incorporation or second amended and restated bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need to be specified in a notice or waiver of notice.
Stockholder Action by Written Consent
The DGCL provides that, unless the articles or certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders consent to the action in writing. In addition, the DGCL requires a corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.
Under VIA’s bylaws, unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The NRS provides that, unless the articles of incorporation or bylaws provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the meeting, the holders of outstanding stock having at least a majority of the voting power of the capital stock of Ideanomics, or a different proportion of voting power if required for such action at the meeting, consent to the action in writing.
The Ideanomics amended and restated bylaws provides that any action required or permitted by law, the articles of incorporation, or second amended and restated bylaws to be taken at a meeting of the stockholders of the Ideanomics may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such signed consent shall be delivered to the Secretary for inclusion in the minute book of Ideanomics.

Amendment of the Charter	Under Delaware law, an amendment to a charter generally requires the	Nevada law provides generally that a resolution of the board of directors is

	VIA Stockholder Rights	Ideanomics Stockholder Rights
	approval of VIA’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.	required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes of Ideanomics’ capital stock entitled to vote, as well as a majority of any class adversely affected.
Amendment of the Bylaws	VIA’s board of directors is expressly authorized to alter, amend or repeal the bylaws, and make new bylaws. The bylaws may also be made, altered or repealed by the stockholders of VIA whether adopted by them or otherwise.	The Ideanomics amended and restated bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.
Quorum
Board of Directors.   VIA’s bylaws provides that at all meetings of the VIA board of directors the directors, entitled to cast a majority of the votes of the whole board shall constitute a quorum for the transaction of business. Except in cases in which VIA’s certificate of incorporation, VIA’s bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the VIA board of directors.
Stockholders.   VIA’s bylaws provides that, except as otherwise provided by law, VIA’s certificate of incorporation or bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.

Board of Directors.   At all meetings of the board of directors the presence of a majority of the number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the affirmative vote of at least a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law, the articles of incorporation or second amended and restated bylaws of Ideanomics.
Stockholders.   At all meetings of the stockholders, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise provided by law, by the articles of incorporation or by second amended and restated bylaws of Ideanomics.

Special Meetings of Stockholders
Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.
VIA’s bylaws provide that a special meeting of stockholders for any purpose or purposes may be called at any time by the board of directors but such special meeting may not be called by any other person or persons.

The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.
Pursuant to the Ideanomics second amended and restated bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, by the articles of incorporation or by second amended

	VIA Stockholder Rights	Ideanomics Stockholder Rights
and restated bylaws, may be called by the Chairman or the Executive Chairman or the board of directors, or shall be called by the President or Secretary at the request in writing of the holders of not less than thirty percent of all the shares issued, outstanding and entitled to vote.
Limitation of Liability of Directors and Officers	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit. VIA’s certificate of incorporation provides that no director will be personally liable to VIA or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.
The NRS has a similar, but somewhat broader provision limiting or eliminating the individual liability of both directors and officers unless the articles of incorporation provide for greater liability. Under the NRS, a director or officer is not liable unless the presumption that such person acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. In addition, there must be proof both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law, a more stringent burden than a breach of the duty of loyalty or deriving an improper personal benefit under the DGCL. In addition, the NRS provision permitting limitation of liability applies to both directors and officers and expressly applies to liabilities owed to creditors of the corporation. Furthermore, under the NRS, it is not necessary to adopt provisions in the articles of incorporation limiting personal liability of directors as this limitation is provided by statute. Thus, the NRS provides broader protection from personal liability for directors and officers than the DGCL.
Under the Ideanomics amended articles of incorporation, no director, officer or shareholder will be personally liable to Ideanomics or its stockholders for any damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment for dividends in violation of NRS 78.300.

	VIA Stockholder Rights	Ideanomics Stockholder Rights
Indemnification of Directors, Officers
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity.
VIA’s bylaws provides that VIA will indemnify each Covered Person (as defined in Article VI of the VIA’s bylaws) to the fullest extent permitted by applicable law.

The NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a non-derivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law as described under “— Limitation of Liability of Directors and Officers” above.
Ideanomics’ amended articles of incorporation provide that Ideanomics will indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the NRS.
Ideanomics’ second amended and restated bylaws provides that Ideanomics shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

Dividends	Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation	The NRS provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. In making those determinations, the board of directors may consider financial statements

	VIA Stockholder Rights	Ideanomics Stockholder Rights

may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
Under VIA’s certificate of incorporation, dividend rights are subject to the express terms of the preferred stock and any series thereof as determined by the board of directors.

prepared on the basis of accounting practices that are reasonable in the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, or any other method that is reasonable in the circumstances.
The Ideanomics amended articles of incorporation provides that subject to the preferences applicable to preferred stock outstanding at any time, the holders of shares of common stock is entitled to receive dividends and other distributions in cash, property or shares of stock of Ideanomics as declared by the board of directors from time to time.

Anti-Takeover Provisions and Other Stockholder Protections	There are no anti-takeover provisions in VIA’s certificate of incorporation. The other stockholder protection are the blank check preferred stock, the authorization of only the board of directors to full any vacancies on the board in VIA’s certificate of incorporation, and the prohibition of persons other than the board of directors to call a special meeting of the stockholders in VIA’s bylaws.
Ideanomics has opted out of the “business combination” and “control share” provisions of the NRS and they do not apply to Ideanomics.
See “Description of Capital Stock — Anti-takeover Provisions” for further information regarding the anti-takeover provisions related thereto.

Preemptive Rights	There are no preemptive rights provisions in VIA’s certificate of incorporation.	There are no preemptive rights relating to shares of Ideanomics common stock.
Fiduciary Duties of Directors	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that	Nevada requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation. As a matter of law, under the NRS, directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Professional reliance may

	VIA Stockholder Rights	Ideanomics Stockholder Rights
	such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.	also be extended to legal counsel, public accountants, advisers, bankers or other persons as to matters reasonably believed to be within their professional competence, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
Inspection of Books and Records	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.
Inspection rights under Nevada law are more limited. The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand, the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation and all amendments thereto, (ii) the bylaws and all amendments thereto, and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation.
In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a

VIA Stockholder Rights	Ideanomics Stockholder Rights
corporation for any proper purpose. The right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.

LEGAL MATTERS
Sherman & Howard L.L.C., Nevada counsel, will pass upon the validity of the securities offered in this prospectus. U.S. federal income tax consequences relating to the merger will also be passed upon for Ideanomics by Venable LLP.

EXPERTS
Ideanomics
The consolidated balance sheets of Ideanomics, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended December 31, 2020, and related notes (collectively referred to as the “financial statements”), have been audited by B F Borgers CPA PC (“BFB”), independent registered public accounting firm, as stated in their report, which includes explanatory paragraphs as to Ideanomics’ ability to continue as a going concern and emphasis of a matter, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
BFB was previously the principal accountants for Ideanomics since February 2018. On September 24, 2021, Ideanomics dismissed BFB. The reports by BFB on Ideanomics’ consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the year ended December 31, 2019, BFB’s report included a report on the effectiveness of Ideanomics’ internal control over financial reporting. The dismissal of BFB was approved by the Audit Committee of the board of directors of Ideanomics.
During the fiscal years ended December 31, 2020 and 2019, and through September 24, 2021, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BFB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BFB would have caused BFB to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2020 and 2019 and through September 24, 2021, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
Ideanomics provided BFB with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested that BFB furnish Ideanomics with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not BFB agrees with the statements related to them made by Ideanomics.
A copy of BFB’s letter to the SEC dated September 24, 2021 is attached as Exhibit 16.1 to Ideanomics’ Current Report on Form 8-K filed with the SEC on September 27, 2021.
VIA
The consolidated financial statements of VIA Motors International, Inc. as of December 31, 2020 and 2019, and for the years then ended, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to VIA Motors International, Inc.’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
IDEANOMICS 2022 ANNUAL MEETING
Shareholder proposals that are intended to be presented by shareholders at Ideanomics 2022 Annual Meeting of Shareholders must be received by our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date Ideanomics proxy statement for the prior year’s annual meeting was released to shareholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card pursuant to Rule 14a-8 under the Exchange Act. Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement for the 2022 Annual Meeting of Shareholders must submit such proposals to Ideanomics by       .
Shareholder proposals submitted outside the processes of SEC Rule §240.14a-8 will be considered untimely, and will not be considered for inclusion in the Ideanomics 2022 proxy statement, if Ideanomics did not have notice of the matter at least forty-five (45) calendar days before the date on which Ideanomics first sent its proxy materials for the prior year’s annual meeting of shareholders, or by       . However, if Ideanomics’ 2022 Annual Meeting of Shareholders is changed by more than thirty (30) calendar days from the date of this year’s meeting, then the deadline is a reasonable time before Ideanomics begins to print and send its proxy materials.
If we change the date of the Ideanomics 2022 Annual Meeting of Shareholders by more than thirty (30) calendar days from the date of our 2021 annual meeting of shareholders, then the deadline is a reasonable time before we begin to print and distribute our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials, and with any provision (if any) in our bylaws regarding the same.

WHERE YOU CAN FIND MORE INFORMATION
Ideanomics files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website located at http://www.sec.gov that contains reports, proxy, and other information regarding issuers that file electronically with the SEC, including Ideanomics.
Investors may also consult Ideanomics’ or VIA’s website for more information concerning the merger described in this proxy statement/prospectus. Ideanomics’ website is www.ideanomics.com, and VIA’s website is www.viamotors.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
Ideanomics has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Ideanomics common stock to be issued to VIA stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Ideanomics common stock. The rules and regulations of the SEC allow Ideanomics and VIA to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows Ideanomics to disclose important information to you by referring you to other documents filed separately with the SEC, which we refer to as incorporated documents. Information contained in incorporated documents is considered to be a part of this proxy statement/prospectus, except as otherwise specified below.
This proxy statement/prospectus incorporates by reference the documents listed below that Ideanomics has previously filed with the SEC; provided, however, that Ideanomics is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Ideanomics, its financial condition or other matters.
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 12, 2021;

•
our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 23, 2021;

•
our amended Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on November 22, 2021 and November 22, 2021, respectively;

•
our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on each of January 8, 2021, January 8, 2021, January 19, 2021, January 22, 2021, February 1, 2021, February 3, 2021, February 12, 2021, March 1, 2021, March 4, 2021, March 22, 2021, April 5, 2021, April 6, 2021, April 14, 2021, April 26, 2021, May 14, 2021, June 11, 2021, June 11, 2021, June 17, 2021, July 29, 2021, July 30, 2021, August 4, 2021, August 13, 2021, August 30, 2021, September 2, 2021, September 3, 2021, September 10, 2021, September 21, 2021, September 27, 2021, October 29, 2021, November 16, 2021, November 22, 2021, December 20, 2021, December 23, 2021, December 29, 2021, January 7, 2022, and January 12, 2022, to the extent the information in such reports is filed and not furnished;

•
the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 29, 2012, including any amendment or reports filed for the purposes of updating this description; and

In addition, we incorporate by reference herein any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Ideanomics special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that we are not incorporating any information that has been or will be furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Ideanomics by requesting them in writing or by telephone at the following address:
Ideanomics, Inc.
Attention: Investor Relations
1441 Broadway, 5th Floor
New York, NY 10018
212-206-1216
You may also obtain these documents by requesting them in writing or by phone from Ideanomics’ proxy solicitation agent at the following address and phone number:
Morrow Sodali LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Individuals, banks and brokers, please call toll-free: (800) 662-5200
These documents are available from Ideanomics without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
If you are a stockholder of Ideanomics and would like to request documents, please do so by            , 2022 to receive them before the Ideanomics special meeting. If you are a stockholder of VIA and would like to request documents, please do so by           , 2022. If you request any documents from Ideanomics or VIA, Ideanomics or VIA will undertake to mail them to you by first class mail, or another equally prompt means, within one business day after Ideanomics or VIA receives your request.
Information appearing in this proxy statement/prospectus or any particular incorporated document is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the other incorporated documents and should be read together therewith.
Any statement contained in any particular incorporated document will be deemed to be modified or superseded to the extent that a statement contained in this proxy statement/prospectus or in any incorporated document filed after such particular incorporated document modifies or supersedes such statement.
This document is a prospectus and proxy statement of Ideanomics for the Ideanomics special meeting. Neither Ideanomics nor VIA has authorized anyone to give any information or make any representation about the merger or Ideanomics or VIA that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the incorporated documents that Ideanomics or VIA has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS
As of the date of this proxy statement/prospectus, neither the Ideanomics Board nor the VIA Board knows of any matters that will be presented for consideration at either the Ideanomics special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Ideanomics special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. In accordance with the Ideanomics second amended and restated bylaws and Nevada law, business transacted at the Ideanomics special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the Ideanomics special meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on any such matter.

VIA MOTORS INTERNATIONAL, INC. CONSOLIDATED FINANCIAL STATEMENTS
VIA Motors International, Inc. and Subsidiaries
Consolidated Financial Statements as of and
for the Years Ended December 31, 2020 and 2019 and
Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders,
VIA Motors International, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of VIA Motors International, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of VIA Motors International, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as VIA Motors International, Inc.’s auditor since 2020.
Whippany, New Jersey
April 19, 2021

VIA Motors International, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2020 and 2019
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,262,904	$132,998
Accounts receivable	520	338,554
Inventories, net	596,318	859,208
Receivable-VAT, net	—	386,811
Other receivables	8,054	79,055
Prepaid expenses	91,243	78,881
Total current assets	5,959,039	1,875,507
Property and equipment, net	154,142	522,411
Other assets
Investment in joint venture, net	—	190,069
Other noncurrent assets	23,350	79,479
Total other assets	23,350	269,548
Total Assets	$6,136,531	$2,667,466
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,673,148	$3,221,458
Payables-related party	1,485,000	1,237,500
Accrued expenses and other current liabilities	14,740,392	10,654,541
Notes payable	1,213,300	720,000
Notes payable-related party	42,933,782	41,507,288
Convertible notes payable	3,823,600	3,823,600
Total current liabilities	66,869,222	61,164,387
Noncurrent liabilities:
Derivative liabilities	1,332,015	—
Accrued warranty, net of current portion	284,923	421,567
Total liabilities	68,486,160	61,585,954
Stockholders’ deficit
Preferred stock, par value of $0.01 per share, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, par value of $0.01 per share, 150,000,000 shares authorized, 43,548,941 and 42,888,444 shares issued and outstanding as of December 31, 2020 and 2019, respectively	435,489	428,884
Additional paid-in capital	253,639,748	242,385,160
Accumulated other comprehensive loss	—	(886,102)
Accumulated deficit	(316,424,866)	(300,846,430)
Total stockholders’ deficit	(62,349,629)	(58,918,488)
Total Liabilities and Stockholders’ Deficit	$6,136,531	$2,667,466
The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2020 and 2019
	2020	2019
Revenue	$77,629	$634,464
Cost of goods sold	174,768	779,234
Gross deficit	(97,139)	(144,770)
Operating expenses
Selling, general and administrative expenses	4,190,788	3,657,997
Research and development	4,723,950	3,639,641
Loss from operations	(9,011,877)	(7,442,408)
Other income (expense)
Interest expense	(1,077,142)	(1,200,519)
Interest expense-related party	(2,593,338)	(2,458,114)
Change in fair value of derivative liability	(1,332,015)	—
Loss on investment in joint venture	(190,069)	—
Other income (expense)	(1,358,119)	117,902
Total other expense	(6,550,683)	(3,540,731)
Loss before provision for income taxes	(15,562,560)	(10,983,139)
Provision for income taxes	(15,876)	—
Net loss	(15,578,436)	(10,983,139)
Other comprehensive income (loss)
Gain (loss) on foreign currency translation	28,283	(99,757)
Comprehensive loss	$(15,550,153)	$(11,082,896)
The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Deficit
For the Years Ended December 31, 2020 and 2019
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2018	42,862,269	$428,622	$240,727,205	$(786,345)	$(289,863,291)	$(49,493,809)
Stock-based compensation	—	—	1,615,487	—	—	1,615,487
Investor note payable reclassified to APIC	—	—	27,730	—	—	27,730
Shares issued for restricted stock awards	25,175	252	(252)	—	—	—
Shares issued for services	1,000	10	14,990		—	15,000
Foreign currency translation adjustment	—	—	—	(99,757)		(99,757)
Net loss	—	—	—	—	(10,983,139)	(10,983,139)
Balance, December 31, 2019	42,888,444	428,884	242,385,160	(886,102)	(300,846,430)	(58,918,488)
Stock-based compensation	12,271	123	207,196	—	—	207,319
Shares issued for exercise of stock options	11,000	110	21,890	—	—	22,000
Shares issued for debt conversions	5,842	58	102,177	—	—	102,235
Shares issued for cash	619,857	6,199	10,731,334	—	—	10,737,533
Shares issued for raising capital	11,527	115	(115)	—	—	—
Investor note payable reclassified to APIC	—	—	192,106	—	—	192,106
Release of cumulative translation adjustments	—	—	—	857,819	—	857,819
Foreign currency translation adjustment	—	—	—	28,283	—	28,283
Net loss	—	—	—	—	(15,578,436)	(15,578,436)
Balance, December 31, 2020	43,548,941	$435,489	$253,639,748	$—	$(316,424,866)	$(62,349,629)
The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019
	2020	2019
Cash flows from operating activities:
Net loss	$(15,578,436)	$(10,983,139)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	358,524	390,358
Change in fair value on derivatives	1,332,015	—
Loss on investment in joint venture	190,069	—
Loss on sale of assets	10,205	(85)
Release of cumulative translation adjustments	857,819	—
Gain on debt forgiveness	(3,510)	—
Stock-based compensation	207,319	1,630,487
Accrued interest converted to shares	2,235	—
Change in reserve for VAT	386,811
Change in inventory reserve	—	(241,929)
(Increase) decrease in operating assets:
Accounts receivable	338,034	(336,265)
Inventories	179,896	1,116,921
Other receivables	71,001	(3,364)
Prepaid expenses	(12,362)	41,743
Other noncurrent assets	1,121	11,117
Increase (decrease) in operating liabilities:
Accounts payable	(301,340)	(128,172)
Accrued expenses and other current liabilities	4,281,466	3,309,636
Payable-related party	247,500	406,212
Accrued warranty	(136,644)	(124,000)
Net cash used in operating activities	(7,568,277)	(4,910,480)
Cash flows from investing activities:
Purchase of property, plant and equipment	(109,427)	—
Net cash used in investing activities	(109,427)	—
Cash flows from financing activities:
Proceeds from related party notes payable	1,526,494	6,347,488
Payments on convertible notes payable	—	(1,320,000)
Proceeds from PPP loan	493,300	—
Proceeds from common shares issued	10,737,533	—
Proceeds from stock options exercised	22,000	—
Net cash provided by financing activities	12,779,327	5,027,488
Effect of exchange rate changes on cash and cash equivalents	28,283	(99,757)
Net change in cash and cash equivalents	5,129,906	17,251
Cash and cash equivalents, at beginning of year	132,998	115,747
Cash and cash equivalents, at end of year	$5,262,904	$132,998
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$228,582
Cash paid for income taxes	$1,600	$—
Supplemental disclosures of non cash activities:
Investor note payable reclassified to APIC	$192,206	$27,730
Note payable converted into common shares	$102,235	$—
The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
1.
Organization and Description of Business

Organization and Nature of Business
VIA Motors International, Inc. (“VIA Motors” or “the Company”) is a Delaware corporation that was incorporated in 2014. VIA Motors was initially incorporated as VIA Motors, Inc. as a Delaware corporation in 2010. VIA Motors is headquartered in Orem, Utah and has wholly-owned subsidiaries in the US and Mexico. VIA Motors designs, develops and markets a highly efficient, environmentally friendly, electric powertrain technology for commercial vehicles.
VIA Motors has a wholly owned subsidiary VIA Motors, Inc., a Delaware corporation, a wholly owned subsidiary VMLM Mexico S.A.P.I. de C.V., formed under the laws of Mexico, and a 37% equity investment in VMLD Mexico S.A.P.I. de C.V., formed under the laws of Mexico. During the year ended December 31, 2020, a substantially complete liquidation of VMLM occurred in conjunction with the settlement of previously pending litigation (see Note 8). In addition, the Company’s investment in VMLD was determined to be fully impaired (see Note 7).
2.
Going Concern

VIA Motors (the “Company”) has experienced losses for each year of existence, and to-date has relied on periodic infusions of capital through issuances of equity and debt to fund its ongoing needs.
During the Company’s over nine years of existence, almost 73% of the equity and debt capital has been provided by its two largest shareholders — Berg & Berg Enterprises, LLC (“Berg”) and GEG Controladora, S.A.P.I. de C.V. (“GEG”). From 2015 to December 31, 2020, over 74% of the Company’s capital needs have been met by these two shareholders, primarily in the form of debt during that period.
Approximately 95% and 87% of the outstanding debt of the Company is held by Berg and GEG at December 31, 2020 and 2019, respectively. The Company is forecasting cash requirements to average approximately $1.4 million per month on a prospective basis.
As of April 19, 2021, the Company’s cash balances are approximately $1.8 million. While the Company has always been careful to manage its cash by minimizing commitments and reducing spending as needed to maintain ongoing activities, the Company believes that unless additional funds are raised in the near term, the Company will not have enough cash to continue operations for at least 12 months following the date these consolidated financial statements were available to be issued.
In 2020, the Company raised $10.8 million in common “bridge” equity and plans to continue raising funds. There can be no guarantee that management will be successful with these plans and even if such fundraising plans are successful, there can be no guarantee that such plans will result in adequate cash flows to sustain future operations (see Note 11).
Based upon ASC 205-40, taking into account relevant conditions and events, considered in the aggregate, management of the Company believes that these actions raise substantial doubt about the Company’s ability to continue as a going concern.
3.
Summary of Significant Accounting Policies

Basis of Presentation — The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or otherwise control, are accounted for using the equity method and are included as investments in joint venture on the consolidated balance sheets. All intercompany balances and

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

transactions with subsidiaries have been eliminated in consolidation. All material intercompany transactions with equity method investments have also been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition; valuation of inventories; valuation of intangible assets; determination of VAT receivable; determination of warranty reserves; determination of fair value of common shares; determination of fair value of common stock warrants; determination of fair value of derivative liability; determination of fair value of investment in joint venture and accounting for income taxes, including the valuation allowance on deferred tax assets. Actual results could differ from those estimates.
Consolidation of Variable Interest Entities — The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. For all periods presented in the accompanying consolidated financial statements, the Company has determined that it is not the primary beneficiary of any VIEs. However, in the event that the Company becomes the primary beneficiary of a VIE entity, the assets, liabilities, and results of operations of the VIE will be included in the consolidated financial statements.
Concentrations of Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Federal Deposit Insurance Corporation (FDIC) insures cash accounts at each institution for up to $250,000 per depositor. The Company deposits cash with high credit quality financial institutions where at times cash balances may exceed federally insured amounts. The Company has not experienced any losses on its deposits.
The Company relies on a limited number of suppliers for certain raw material components. The Company believes that other vendors would be able to provide similar products; however, the qualification of such vendors may require substantial start-up time. In order to mitigate any adverse impacts from a disruption of supply, the Company attempts to maintain an adequate supply of critical single-sourced materials.
The Company has one customer who represented 84% of the Company’s accounts receivable as of December 31, 2019. The Company has no customer who represented more than 10% of the Company’s accounts receivable as of December 31, 2020.
Foreign Currency — The Company’s functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities of foreign subsidiaries are translated at historical rates, and their monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts of foreign subsidiaries are translated at average rates for the applicable year. The net change from translation of foreign currency financial statements into U.S. dollars is included in accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in current results of operations. Aggregate foreign currency transaction gains included in operations was $0 and $3,966 in 2020 and 2019, respectively.
VMLM’s pending settlement of the lawsuit as noted in Footnote 8 would result in a substantially complete liquidation of VMLM. To account for the potential result of the settlement in these consolidated financial statements, the accumulative other comprehensive income (loss) was released into retained earnings and adjusted as other expense on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents — The Company considers all highly liquid investments available for current use with initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on hand and money market funds.
Accounts Receivable — Trade and other receivables consist primarily of automotive receivables from contracts with customers for the sale of vehicles, parts, and accessories. Trade receivables initially are recorded at the transaction amount. Each reporting period, the Company evaluates the collectability of the receivables and records an allowance for doubtful accounts representing the Company’s estimate of the probable losses. Additions to the allowance for doubtful accounts are made by recording charges to bad debt expense reported in selling, general and administrative expenses. No allowance for doubtful accounts was recorded at December 31, 2020 and 2019.
Inventories — Inventory consists of raw materials, work in process, and finished goods, and are stated at the lower of cost or net realizable value using the first-in, first-out method. Inventoried costs include raw material costs, direct labor, freight and applicable overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments to the carrying value are required. The Company also evaluates inventory for excess and obsolete products. These estimates are dependent on the Company’s assessment of current and expected orders from customers, product development plans, and an assessment of selling price in relation to product cost. If the estimated market value of the inventory is less than the carrying value, or if inventory is in excess of forecasted usage, inventory is written down and the Company records the difference as a charge to inventory write-downs.
Property and Equipment — Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs costs that do not extend the life or improve an asset are expensed in the period incurred. The estimated useful life of each asset category is as follows:
Computer hardware and software	3 years
Furniture and office equipment	3-5 years
Machinery and equipment	3 years
Vehicles and trailers	5 years
Leasehold improvements	Shorter of 5 years or remainder of lease term
Impairment of Long-Lived Assets — The carrying amounts of long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. No impairment of any long-lived assets was identified for any of the periods presented.
Stock-Based Compensation — The Company recognizes compensation expense for costs related to all stock-based payments, including stock options and restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”). The Company estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model.
The fair value of the RSAs and RSUs are equal to the fair value of the Company’s common stock on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the service period, net of estimated forfeitures.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

The Company accounts for equity instruments issued to non-employees by measuring which is more determinable, the fair value of the services received or the value of the equity issued in consideration for the services.
Employee 401(k) Plan — The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code to provide tax-deferred retirement benefits for the eligible employees. Employees who are age twenty-one or older are eligible to participate in the 401(k) Plan immediately upon date of hire. The Company’s contributions to the plan are discretionary. For the years ended December 31, 2020 and 2019, the Company did not make any contributions to the plan.
Marketing and Advertising Costs — Costs incurred for marketing and advertising activities are expensed as incurred. Marketing and advertising costs during the years ended December 31, 2020 and 2019 were $82,451 and $0, respectively.
Research and Development Costs — Research and development costs are expensed as incurred. Research and development expenses consist primarily of payroll, benefits and stock-based compensation of those employees engaged in research, design and development activities, supplies and services, depreciation and other occupancy costs.
Income Taxes — Deferred tax assets and liabilities are accounted for using the asset and liability method and represent the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized.
Uncertain Tax Positions — The Company follows the provisions of uncertain tax positions as addressed in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) relating to accounting for uncertainty in income taxes. In accordance with this standard the Company evaluates their tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2020 and 2019, the Company had no unrecognized tax benefits which would materially affect the effective tax rate if recognized, nor did the Company have accrued interest or penalties related to uncertain tax positions.
The tax returns for the years ended December 31, 2017, 2018, 2019 and 2020 remain open for a period of three years from the date of filing. The Company has evaluated any uncertain tax provisions relating to the delinquent filing of these returns in accordance with ASC 740 and has determined that there are no uncertain tax positions which would merit accrual or disclosure.
Comprehensive Loss — Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ deficit that, under U.S. GAAP, are excluded from net loss.
Revenue Recognition — In 2020, the Company adopted the Financial Accounting Standards Board’s (the “FASB”) Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), and additional ASUs issued to clarify the guidance in ASU 2014-09 (collectively the “new revenue standard”), which amends the existing accounting standard for revenue recognition. The Company adopted the new revenue standard utilizing the full retrospective transition method. The Company did not restate total net sales in the prior periods presented, as the adoption of the new revenue standard did not have a material impact on previously reported amounts.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

Revenue is measured based on a consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer; generally this occurs with the transfer of control of the Company’s vehicles, parts, accessories, or services. Sales are presented net of returns, discounts, rebates and allowances, and are recorded when the product is delivered. Payment received for products or services not yet received by customers are recorded as deferred revenue.
Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.
Incidental items that are immaterial in the context of the contract are recognized as expense. The expected costs associated with the Company’s base warranties for parts and service continue to be recognized as expense when the products are sold.
Service only type contracts are usually short-term in nature, and extend over a period of two to five days. The Company recognize revenues for vehicle service contracts that extend mechanical and maintenance coverages beyond the Company’s base warranties over the life of the contract. The Company does not have any variable consideration or significant payment terms as payment is received at or shortly after the point of sale.
The following tables disaggregate the Company’s revenue by major source for the years ended December 31, 2020 and 2019:
	2020		2019
	US	Outside US	US	Outside US
Service revenue	$77,629	$—	$301,674	$—
Automotive revenue	—	—	332,790	—
Total revenue	$77,629	$—	$634,464	$—
Warranty Reserves — The Company follows the accounting outlined in ASC 460 by considering the two conditions in ASC 450-20: First determine whether it is probable that a liability has been incurred in connection with the warranty and whether that liability can be reasonably estimated.
Fair Value of Financial Instruments — Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.
Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:
Level I — Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level II — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

Level III — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
The following table represents assets and liabilities that are measured and recognized at fair value as of December 31, 2020, on a recurring basis:
	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$1,332,015	$1,332,015
The following table represents assets and liabilities that are measured and recognized at fair value as of December 31, 2019, on a recurring basis:
	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$—	$—
The loss resulted from change in fair value recognized on the consolidated statements of operations and comprehensive loss was $1,332,015 and $0 for the years ended December 31, 2020 and 2019, respectively.
Recent Accounting Pronouncements — In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842) that amends accounting for leases. Under the new guidance, a lessee will recognize assets and liabilities for most leases on its balance sheet but will recognize expense on its statement of operations similar to current lease accounting.
The ASU is effective for the Company in the first quarter of 2022 with early adoption permitted. The new guidance may be adopted using a modified retrospective transition approach, and provides for certain practical expedients. The adoption of this ASU will result in an increase to the Company’s consolidated balance sheet for lease liabilities and right-of-use assets, which has not yet been quantified. The Company is currently evaluating this and the other effects of adoption of this ASU on its consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” which addresses accounting for issuance of all share-based payments on the same accounting model. Previously, accounting for share-based payments to employees was covered by ASC Topic 718 while accounting for such payments to non-employees was covered by ASC Subtopic 505-50. As it considered recently issued updates to ASC 718, the FASB, as part of its simplification initiatives, decided to replace ASC Subtopic 505-50 with Topic 718 as the guidance for non-employee share-based awards. Under this new guidance, both sets of awards for employees and non-employees, will essentially follow the same model, with small variations related to determining the term assumption when valuing a non-employee award as well as a different expense attribution model for non-employee awards as opposed to employee awards. The ASU is effective in fiscal years beginning after December 15, 2019 for non-public business entities. The Company adopted this ASU in January 2020, and the adoption had no material change on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” which addresses disclosure requirements about fair value measurements under ASC 820. The ASU is effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this ASU in January 2020, and the adoption had no material change on the Company’s consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
3.
Summary of Significant Accounting Policies (continued)

The Company has evaluated all other new ASUs issued by the FASB and has concluded that these updates do not have a material effect on the Company’s consolidated financial statements as of and for the year ended December 31, 2020.
Reclassifications — Certain amounts presented in the prior year have been reclassified to conform to the current year consolidated financial statements presentation. These reclassifications have no effect on the previously reported net loss and comprehensive loss.
4.
Inventories

Inventories consisted of the following as of December 31, 2020 and 2019:
	2020	2019
Raw materials	$4,523,609	$6,485,989
Work in process	930,690	742,155
Finished products	—	399,402
Valuation allowance	(4,857,981)	(6,768,338)
Total inventories	$596,318	$859,208

5.
Property and Equipment

Property and equipment consisted of the following as of December 31, 2020 and 2019:
	2020	2019
Computer hardware and software	$2,474,644	$2,605,847
Machinery and equipment	1,123,251	3,334,701
Furniture and office equipment	94,814	94,814
Leasehold improvements	268,158	268,158
Vehicles and trailers	298,802	215,808
Construction in progress	55,767	—
Total property and equipment, gross	4,315,436	6,519,328
Less accumulated depreciation and amortization	(4,161,294)	(5,996,917)
Total property and equipment, net	$154,142	$522,411
Depreciation and amortization expense during the years ended December 31, 2020 and 2019 was $358,524 and $390,358, respectively. These amounts included amortization expense for other intangible assets in the amount of $33,046 and $33,275 for the years ended December 31, 2020 and 2019, respectively. The other intangible assets are included, net of accumulated amortization, as other noncurrent assets on the consolidated balance sheets.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
6.
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2020 and 2019:
	2020	2019
Accrued interest	$2,705,004	$1,622,914
Accrued interest – related party	11,103,289	8,509,950
Accrued payroll related expenses	52,584	149,512
Accrued warranty – current portion	131,000	136,000
Vehicle deposits	181,000	181,000
Other	567,515	55,165
Total accrued expenses and other current liabilities	$14,740,392	$10,654,541

7.
Investment in Joint Venture

Investment in joint venture as of December 31, 2020 and 2019 consisted of the following:
	2020		2019
	Carrying Value	Voting Ownership percentage	Carrying Value	Voting Ownership percentage
Investment in VMLD	$—	37%	$190,069	37%
VMLD — On November 30, 2011, VIA Motors and GEG Controldora, S.A.P.l de C.V. (“GEG”) with other GEG affiliates formed VMLD for the purpose of engaging in the distribution of electric vehicles utilizing VIA Drive Systems Technology in Mexico, Central America and South America. GEG is an existing stockholder with holdings of 10% or more of the outstanding equity of the Company.
VIA Motors initially contributed $1.4 million in 2012 and committed to contribute another $0.1 million in 2013 to VMLD. In 2012, in exchange for the Company’s contribution of 17% of VMLD’s total capital raised, VIA Motors received 30% of the total shares issued by VMLD, or 3,000,000 class A common shares. In April 2013, VIA Motors contributed the $0.1 million it had initially committed to in 2012 to VMLD in compliance with capital calls issued by VMLD’s board.
In November 2013, VIA Motors contributed an additional $0.6 million to VMLD for an additional 730,707 class A common shares, for a total ownership of 37% of the total shares issued in VMLD, or 3,730,707 class A common shares. There have been no subsequent capital investments.
The joint venture agreement also includes an option that allows GEG and GEG affiliated investors to ‘put’ their interests in the joint ventures to VIA Motors, contingent upon an Initial Public Offering (“IPO”). The Company’s investment in VMLD of $1,902,047 at December 31, 2019 has been presented net of the outstanding payables due to VMLD of $1,711,978 at December 31, 2019. During 2020, the Company determined that the investment in the joint venture has no future value and the payable due to VMLD will likely not be repaid. As such, the investment in VMLD was deemed to be fully impaired and written down to zero at December 31, 2020. A full reserve was recorded against the payable due to VMLD and the resulting forgiveness of debt income was offset against the impairment loss, resulting in a net loss on investment in joint venture of $190,069 for the year ended December 31, 2020.
The Company concluded that VMLD is a variable interest entity (“VIE”) based on its equity structure that gives disproportionately more voting rights to VIA Motors. GEG and VIA Motors are considered related parties under the accounting standards for consolidating variable interest entities. As a result, the primary

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
7.
Investment in Joint Venture (continued)

beneficiary is the entity that is most closely associated with the joint venture. To make that determination, the Company reviewed several factors. The most important factors were consideration of which entity has the power to direct activities, such as establishing setting production volumes, hiring of executives, and management of operating budgets. Based on those factors, the Company determined that it was not most closely associated with the joint venture; therefore, the Company accounts for its interests using the equity method of accounting and does not consolidate the joint venture.
The Company did not incur any additional liabilities in connection with its interests in VMLD. The Company has not guaranteed any debts of VMLD.
8.
Commitments and Contingencies

Operating Leases — The Company leases office, warehousing and production space under operating lease agreements having initial lease terms ranging from one to five years. Future minimum payments under noncancelable operating leases in effect as of December 31, 2020, are presented below:
For the Years Ending December 31,	Amount
2021	$144,054
2022	29,020
Thereafter	—
Total future minimum lease payments	$173,074
Rent expense was $169,063 and $179,508 during the years ended December 31, 2020 and 2019, respectively.
Legal Matters — Central Star Logistics v. VMLM Mexico S.A.P.I. de C.V. — Central Star
Logistics (CSL) brought suit in Mexico against the Company’s wholly owned subsidiary VMLM for past due lease payments and related obligations. As of December 31, 2019, VMLM accounts payable included approximately USD $900,000 related to the potential CSL obligation. In the fourth quarter of 2020, the parties reached a settlement that included scheduled cash payments of $650,000, over time together with a transfer of certain assets and inventory with the net book value of $235,100. The scheduled cash payments are guaranteed by the Company. Final approval of the settlement is pending before the court, but the parties have moved forward with the elements of the settlement and the financial impact of the settlement resulted in a substantially complete liquidation of VMLM and the release of the cumulative translation adjustment is incorporated in these consolidated financial statements.
During the first quarter of 2021, a subsidiary of the Company received a complaint seeking amounts in excess of $600,000 related to consulting agreements associated with a 2014 transaction. Management has reviewed the complaint and believes the Company has valid defenses, offsets and counterclaims that can be asserted. As such, the Company believes the demand is without merit and intends for the subsidiary to vigorously defend against the claims.
9.
Debt Obligations

Non-Related Parties
Convertible Promissory Notes — Between April 2017 and June 2018, the Company issued convertible promissory notes amounting to $3.82 million to various parties. The convertible promissory notes bear a stated interest rate of 12% per annum until the stated maturities from April 2018 through June 2019, and 18% per annum subsequent to maturity. The convertible promissory notes contain a 10% premium that is due

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
9.
Debt Obligations (continued)

upon maturity if repaid in cash. They are convertible at the option of the holder at any time into shares of the Company’s common stock, at a conversion price equal to the lesser of $21.00 per share or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00 per share.
In conjunction with the issuance of these notes, the Company also issued to the noteholders warrants for the purchase of 102,618 shares of common stock at an exercise price of $21.00 per share, or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00. Concurrent with adjustments to the exercise price, the number of shares issuable under the warrant will also be adjusted such that the aggregate exercise price will remain unchanged. The convertible promissory notes are secured by substantially all assets of the Company and an extension on the forbearance agreement through June 30, 2021 is in negotiation with the noteholder.
In February and June of 2020, the Company issued additional warrants to purchase 636,192 shares of common stock for extensions on the maturities of the non-related party convertible promissory notes. The terms of the warrants are the same as the terms of the prior warrants issued in connection with the convertible promissory notes.
The warrants are freestanding financial instruments that meet the criteria for liability classification under ASC 815. The fair value of the warrants on revaluation at December 31, 2020 was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock of $4.87 per share, estimated term of 15 months, estimated volatility of $65.7%, risk-free rate of 0.10%, and an exercise price of $13.125 per share. The estimated fair value of the warrants as of December 31, 2020 was $634,720, which was recognized as a loss on revaluation since the warrant value was immaterial in prior reporting periods and is included in change in fair value of derivative liability in the consolidated statements of operations and comprehensive loss.
The Company determined that variable conversion upon a qualified financing is a share-settled put feature that is required to be separately recognized as a derivative instrument. The Convertible Promissory Notes also contain put options whereby the holder may demand repayment, at 100% of par, following certain change of control events, qualified financings, and fundamental transactions, as defined in the note agreements. The Company determined that the put options are required to be separately recognized as derivative instruments. The estimated fair value of the above described put options was calculated based on the present value of the estimated premium to be paid under different settlement methods using the weighted probability of each potential settlement outcome. The estimated fair value at December 31, 2020 was based on the following assumptions: fair-value of underlying common stock of $4.87 per share, estimated term of 6-15 months, a market interest rate of 18%, and an initial exercise price of $13.125 per share.
The estimated fair value of the put options as of December 31, 2020 was $697,295, which was recognized as a loss on revaluation since the put option value was immaterial in prior reporting periods and is included in change in fair value of derivative liability in the consolidated statements of operations and comprehensive loss.
In 2020, the Company issued additional warrants to purchase 415,900 shares of common stock for extensions on the maturities of the promissory notes. As the modified terms of the notes were not considered substantially different from the original terms, the Company accounted for the extension as a debt modification in accordance with ASC 470-50. The fair value of these additional warrants was estimated using a Black-Scholes Model based on the following assumptions: fair-value of underlying common stock of $4.87 per share, estimated term to exercise of 15-17 months, estimated volatility of 65.2-65.7%, risk-free

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
9.
Debt Obligations (continued)

interest rate of 0.10-0.13%, and an exercise price of $13.125 per share. The estimated fair value of the warrants at inception were valued at $103,307 and are being amortized through March 31, 2021, the debt extension period.
Promissory Note — As of December 31, 2020 and 2019, the Company has an outstanding promissory note to an unrelated party in the amount of $720,000. The promissory note bears stated interest of 6% per annum and has no stated maturity. The promissory note is secured with a co-lender agreement, effectively a third position on all assets of the Company and is due on demand
Payroll Protection Program Loan — In April 2020, the Company received a loan in the amount of $493,300 from a bank pursuant to the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). Under the rules, a substantial portion of the PPP loans may be forgiven to the extent the funds are used for payroll and potentially other items. The SBA loan bears 1% simple interest and matures in April 2025. The Company submitted a forgiveness application and is expecting to be forgiven $430,825 of the balance. The Company has accounted for these proceeds as a short-term loan and are included in the notes payable on the consolidated balance sheets.
Related Parties
GEG and Berg Promissory Notes — During the years ended December 31, 2020 and 2019, the Company issued promissory notes amounting to $1,250,000 and $6,218,982, respectively to two existing stockholders with holdings of 10% or more of the outstanding equity of the Company. The promissory notes bear stated interest of 6% per annum until maturity and are secured by all of the Company’s assets. The notes are past maturity, but the holders have advised the Company that they do not intend to call the debt in the next 12 months following the issuance of these consolidated financial statements as described in Footnote 2 Liquidity.
As of December 31, 2020 and 2019, the outstanding balance on the promissory notes was $42,239,982 and $40,989,982, respectively.
Convertible Promissory Notes — In March 2020, the Company issued convertible promissory notes to a shareholder in the aggregate amount of $100,000. The convertible promissory notes bear a stated interest rate of 6% per annum and have no stated maturity. In conjunction with the notes, the Company also issued 5,301 shares of common stock warrants to the shareholder. In August, the shareholder exercised the right to convert the outstanding balance of the loan and the accrued interest into 5,842 shares of common stock at $17.50 per share. See also Note 11.
Other Promissory Notes — During the years ended December 31, 2020 and 2019, the Company issued promissory notes to the president/director, and to another director, amounting to $240,000 and $128,506, respectively. The promissory notes bear a stated interest of 6% per annum and have no stated maturity. The promissory notes are unsecured and due on demand. In 2020, the Company made payments in the amount of $63,506 towards the outstanding balance. As of December 31, 2020 and 2019, the outstanding balance on the promissory notes was $693,800 and $517,306, respectively.
Total accrued interest payable for the related party promissory notes was $11,103,289 and $8,509,950 as of December 31, 2020 and 2019, respectively.
Unpaid Board Fees — The Company’s payables include unpaid Board fees in the amount of $1,485,000 and $1,237,500 as of December 31, 2020 and 2019, respectively. They are presented as payables — related party on the consolidated balance sheets. The payables are unsecured with no formal agreements.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
10.
Stockholders’ Deficit

Common Stock — As of December 31, 2020 and 2019, the Company had 150,000,000 shares authorized. The Company had 43,548,941 and 42,888,444 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.
Preferred Stock — The Company has authorized 5,000,000 shares of preferred stock at $0.01 par value. As of December 31, 2020 and 2019, no preferred shares were issued and outstanding. The Board of Directors is authorized to designate the series of preferred stock, the number of shares of the series and the significant terms of the preferred stock including liquidation preferences and voting, conversion, dividend, and redemption rights.
11.
Common Stock and Warrant Issuances

Common Stock Warrants Issued — The Company may issue common stock warrants to non-employees. The Company issued an aggregate of 1,807,228 warrants to non-employees with a weighted average exercise price of $15.20 per warrant, subject to adjustment, during the year ended December 31, 2020. The Company issued 148,737 warrants with a weighted average exercise price of $21 per warrant, subject to adjustment, during the year ended December 31, 2019. In 2020, the Company also issued an aggregate of 481,736 warrants to previous warrant holders to decrease the exercise price to $13.125 per share. At December 31, 2020 and 2019, the Company had 3,750,681 and 1,461,717 of common stock warrants issued and outstanding, respectively.
Warrants Issued to Related Parties — The warrants issued above included the following issuances to the various related parties:
•
In 2020 and 2019, the Company issued warrants to purchase an aggregate of 76,905 and 145,691 shares of common stock, respectively with exercise price at $21 per share to two majority shareholders of the Company related to the Company’s financing transactions.

•
In 2020 and 2019, the Company issued warrants to purchase an aggregate of 8,809 and 3,046 shares of common stock, respectively with exercise price at $21 per share to the president/director of the Company related to the Company’s financing transactions.

•
In 2020, the Company issued warrants to purchase 2,381 shares of common stock with exercise price at $21 per share to one of the directors of the Company.

•
In 2020, the Company issued warrants to purchase 5,301 shares of common stock with exercise price at $21 per share to one of the shareholders of the Company related to the Company’s financing transactions.

The warrant exercise prices are subject to adjustment for standard anti-dilution provision as well as adjustment following issuance of shares or equity linked instruments at a price lower than the price at issuance. Concurrent with adjustments to the exercise price, the number of shares issuable under some of the warrants will also be adjusted such that the aggregate exercise price will remain unchanged. The common stock warrants are issued directly from authorized common stock and accounted for outside of the Company’s equity compensation plan.
Common Stock Shares Issued — In 2019, the Company issued an aggregate of 25,175 shares for the vested restricted stock awards. In 2019, the Company issued 1,000 shares at $15 per share for services for a total value of $15,000.
In 2020, the Company issued 619,857 shares to various investors for cash at $17.50 per share for approximately a total value of $10.8 million; 11,527 shares for raising capital related to a financing transaction; 11,000 shares for the vested stock options at $2.00 per share for a total of $22,000; 5,842 shares of common stock at $17.50 per share for conversion of loan balance of $102,235; 12,271 shares for stock-based compensation.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
12.
Stock-Based Compensation

Stock Option Plan — During 2011, the Board of Directors approved the 2011 Equity Compensation Plan (the “Plan”) that permits the Company to grant common stock to its employees, in any given calendar year, up to approximately 5% to 7.5% of the then outstanding common stock of the Company. During January 2015, the Board of Directors amended and restated the Plan to, among other things, increase the shares available for issuance to 8,000,000 shares of common stock and an annual increase to be added on the first day of each fiscal year, beginning with the year ending December 31, 2016 and continuing each fiscal year until, and including, the year ending December 31, 2025, equal to the least of (A) 3% of the outstanding shares on such date, (B) 7,500,000 shares of common stock and (C) a number of shares of common stock determined by the Board. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest ratably based on five years of continuous service and have contractual terms equal to the lesser of seven years from the date of vesting or ten years from the date of grant. As of December 31, 2020, the total shares authorized for grant under the plan were 13,125,788 and the number of shares available for grant were 9,388,188.
Determining Fair Value — The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes option-pricing valuation. There were 5,000 and zero stock options granted during the years ended December 31, 2020 and 2019, respectively.
Fair Value of Common Stock — Given the absence of a public market for the Company’s common stock, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Company’s common stock sold to outside investors; (iii) the rights, preferences and privileges of the Company’s common stock; (iv) the lack of marketability of the Company’s common stock; (v) developments in the business; and (vi) general and industry-specific economic outlook.
Expected Term — The expected term represents the period that the Company’s share-based awards are expected to be outstanding. For awards to employees, the Compamy determines the expected term using the simplified method, calculated as the average of the vesting term and contractual life, as there is no sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. For awards to nonemployees, the expected term is the contractual life of the award.
Expected Volatility — Since the Company is privately-held and does not have any trading history for its common stock, the expected volatility was estimated based on the historical stock volatilities of several comparable publicly listed entities over a period equal to the expected term of the stock options. When making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to its principle business operations.
Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the stock options.
Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
A summary of option activity under the Plan and options issued outside of the Plan and related information are as follows:

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
12.
Stock-Based Compensation (continued)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
Balance -January 1, 2020	2,450,050	$10.66		$—
Options granted	5,000	$21.00	9.00
Cancelled	(309,800)	$6.15
Exercised	(11,000)	$2.00
Balance – December 31, 2020	2,134,250	$11.15	2.06	$2.81
Options exercisable – December 31, 2020	2,134,250	$11.15	2.06	$2.81
Restricted Stock Units — In 2015 and 2016, the Company issued 175,000 and 87,500 restricted stock units, respectively, to Directors (“Director RSUs”), subject to time vesting requirements. The 2015 Director RSUs were valued at $21 and the 2016 RSUs were valued at $.01 and related compensation expense has been recorded over a four-year period for each set of RSUs.
In 2016, the Company also issued 365,000 units of 2016 RSUs to key employees (“Key Employee RSUs”). In 2019, the Company issued 1,500,000 2019 RSUs to its CEO (“CEO RSUs”) all of which contain “double trigger” vesting requirements.
The two triggers for the Key Employee and CEO RSUs, both of which are required to be met before the RSUs are vested, are: a) Service Requirement (annual vesting over four years for the CEO RSUs, annual vesting over three years for the Key Employee RSUs); and b) Performance Requirement (going public or change in control for the CEO RSUs; fundraising of $15-$50 million for the Key Employee RSUs).
In July and August of 2020, the Company issued a total of 3,491,000 RSUs to directors, officers and employees (“2020 RSUs”), all of which contain “double trigger” vesting requirements. The two triggers for 2020 RSUs, both of which are required to be met before the RSUs are vested, are: a) Service Requirement (quarterly vesting over three years beginning October 1, 2020; and b) Performance Requirement (going public or change in control).
Expense related to these awards will be recorded as, or when, both Service and Performance conditions are achieved.
The following table summarizes the Company’s RSU activity:
	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance -January 1, 2020	1,630,000	$—	6.954
RSUs granted	3,491,000
Cancelled	(10,000)
Vested	—
Balance – December 31, 2020	5,111,000	$—	7.030

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
12.
Stock-Based Compensation (continued)

The total stock-based compensation recognized for both Plan and non-Plan stock-based awards in the consolidated statements of operations and comprehensive loss is as follows for the years ended December 31, 2020 and 2019:
	2020	2019
Cost of goods sold	$77,090	$120,006
Sales, general and administrative	59,760	1,022,337
Research and development	70,469	473,144
Total stock-based compensation	$207,319	$1,615,487
As of December 31, 2020, there was no unrecognized compensation cost for non-vested stock options as the amount was immaterial.
13.
Other Income (Expense)

Other income (expense) consisted of the following as of December 31, 2020 and 2019:
	2020	2019
Release of cumulative translation adjustments	$(857,819)	$—
VAT bad debt reserve	(416,070)	—
Other income (expense)	(84,230)	117,902
Total other income (expense)	$(1,358,119)	$117,902

14.
Income Taxes

The Company operates in the United States and Mexico. During the years ended December 31, 2020 and 2019, the Company incurred federal and state tax losses and did not record a provision for income taxes for any current or deferred taxes.
The Company recognizes deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities. The deferred tax assets are fully offset by a valuation allowance as the Company has determined that they are not realizable on a more likely than not basis.
The components of the Company’s deferred tax assets and liabilities were mainly comprised of net operating loss carryforwards and valuation allowances. For the years ended December 31, 2020 and 2019, the Company’s effective income tax rate differs from the applicable statutory Federal tax rate primarily due to nondeductible expenses and changes in the valuation allowance.
The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets as of December 31, 2020 and 2019.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
14.
Income Taxes (continued)

U.S. Group of Companies
As of December 31, 2020 and 2019, the Company had available federal and state net operating loss carryforwards of approximately $204,415,000 and $193,294,000, of which approximately $179,578,000 will fully expire in 2037 if not utilized. For tax years beginning after December 31, 2017, the carryforward provisions are limited to eighty percent of taxable income if utilized in taxable years after December 31, 2020 but do not expire.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was enacted and signed into law. The CARES Act temporarily suspends the eighty percent of taxable income limitation and allows a net operating loss carryforward to fully offset taxable income in tax years beginning before January 1, 2021. In addition, net operating losses arising from prior years are also subject to examination at the time they are utilized in future years.
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before their utilization.
As of December 31, 2020 and 2019, the Company had no amounts recorded related to uncertain tax positions. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits as a component of income tax expenses. For the years ended December 31, 2020 and 2019, no such interest and penalties had been recorded or accrued.
The tax returns for the years ended December 31, 2017, 2018, 2019 and 2020 remain open to examination by major taxing jurisdictions to which the Company is subject.
Foreign Subsidiary and Investment
The Company’s wholly owned subsidiary, VMLM Mexico S.A.P.I. de C.V., and joint venture investment, VMLD Mexico S.A.P.I. de C.V., are subject to tax in Mexico by the federal government. Mexican corporations are subject to federal corporate income tax at a rate of 30%. The net operating losses can be carried forward for 10 years. As of December 31, 2020 and 2019, the Company had available federal net operating loss carryforwards of approximately $25,122,000, which will begin expiring in 2021 if not utilized.
15.
Risks and Uncertainties

COVID Impact — Management continues to evaluate the impact of the COVID-19 pandemic on the industry and the Company’s operations and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and the results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company believes that COVID-19 pandemic will not have a long-term impact on its ability to raise capital.
16.
Subsequent Events

For the Company’s consolidated financial statements as of and for the year ended December 31, 2020, the Company has evaluated subsequent events through April 19, 2021, which is the date the consolidated financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition other than as disclosed in these consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Consolidated Financial Statements as of and
for the Nine-Month Period Ended September 30, 2021 and
the Year Ended December 31, 2020

VIA Motors International, Inc. and Subsidiaries
Consolidated Balance Sheets
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,244,262	5,262,904
Accounts receivable	299	520
Inventories, net	456,817	596,318
Other receivables	1,160	8,054
Prepaid expenses	321,625	91,243
Total current assets	30,024,163	5,959,039
Property and equipment, net	106,428	154,142
Other assets Other noncurrent assets	23,350	23,350
Total Assets	$30,153,941	$6,136,531
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,215,310	$1,816,315
Accounts payables — related party	3,140,000	1,485,000
Accrued expenses and other current liabilities	14,407,069	15,597,225
Notes payable	—	720,000
Notes payable – related party	43,240,982	42,933,782
Convertible notes payable, net of financing costs	40,268,488	3,823,600
Total current liabilities	104,271,849	66,375,922
Noncurrent liabilities:
Derivative liabilities	11,410	1,332,015
PPP loan payable	—	493,300
SAFE note	6,974,350	—
Accrued warranty, net of current portion	284,027	284,923
Total liabilities	111,541,636	68,486,160
Stockholders’ deficit
Preferred stock, par value of $0.01 per share, 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, par value of $0.01 per share, 150,000,000 shares authorized, 43,787,461 shares and 43,548,941 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	437,874	435,489
Additional paid-in capital	255,606,728	253,639,748
Accumulated deficit	(337,432,297)	(316,424,866)
Total stockholders’ deficit	(81,387,695)	(62,349,629)
Total Liabilities and Stockholders’
Deficit	$30,153,941	$6,136,531
The accompanying notes are an integral part of the consolidated financial statements

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
	For the nine months ended September 30,
	2021	2020
Revenue	$45,020	$70,944
Cost of goods sold	84,217	302,825
Gross deficit	(39,197)	(231,881)
Operating expenses
Selling, general and administrative expenses	9,051,472	2,740,797
Research and development	9,783,771	2,596,830
Loss from operations	(18,874,440)	(5,569,508)
Other income (expense)
Interest expense	(2,262,859)	(749,125)
Interest expense – related party	(1,747,627)	(1,877,241)
Change in fair value of derivative liability	1,320,605	(1,503,033)
Loss on investment in joint venture	—	(190,069)
Other income (expense)	560,090	32,321
Total other expense	(2,129,791)	(4,287,147)
Loss before provision for income taxes	(21,004,231)	(9,856,655)
Provision for income taxes	(3,200)	(75,276)
Net loss	(21,007,431)	(9,931,931)
Other comprehensive loss
Loss on foreign currency translation	—	(67,108)
Comprehensive loss	$(21,007,431)	$(9,999,039)
The accompanying notes are an integral part of the consolidated financial statements

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Deficit
For the Nine Months Ended September 30, 2021 and 2020
(Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2019	42,888,444	$428,884	$242,385,160	$(886,102)	$(300,846,430)	$(58,918,488)
Stock-based compensation	8,494	85	143,423	—	—	143,508
Shares issued for exercise of stock options	11,000	110	21,890	—	—	22,000
Shares issued for debt conversions	5,842	58	102,177	—	—	102,235
Shares issued for cash	281,329	2,813	5,057,219	—	—	5,060,032
Foreign currency translation adjustment	—	—	—	(67,108)	—	(67,108)
Net loss	—	—	—	—	(9,931,931)	(9,931,931)
Balance, September 30, 2020	43,195,109	$431,950	$247,709,869	$(953,210)	$(310,778,361)	$(63,589,752)
Balance, December 31, 2020	43,548,941	$435,489	$253,639,748	$—	$(316,424,866)	$(62,349,629)
Stock-based compensation	—	—	33,880	—	—	33,880
Shares issued for cash	28,520	285	499,715	—	—	500,000
Shares issued for note payment	170,000	1,700	1,189,385	—	—	1,191,085
Shares issued for settlement of litigation	40,000	400	244,000	—	—	244,400
Net loss	—	—	—	—	(21,007,431)	(21,007,431)
Balance, September 30, 2021	43,787,461	$437,874	$255,606,728	$—	$(337,432,297)	$(81,387,695)
The accompanying notes are an integral part of the consolidated financial statements

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	For the nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(21,007,431)	$(9,931,931)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	804,314	283,311
Change in fair value of derivatives	(1,320,605)	1,503,033
Loss on investment in joint venture	-	190,069
Gain on debt forgiveness	(66,790)	(57,918)
Gain on PPP loan forgiveness	(493,300)	—
Stock-based compensation	33,880	143,508
Change in reserve for VAT	-	(52,200)
(Increase) decrease in operating assets:
Accounts receivable	221	337,505
Inventories	139,501	334,632
Other receivables	6,894	142,175
Prepaid expenses	(230,382)	(4,384)
Other noncurrent assets	-	3,375
Increase (decrease) in operating liabilities:
Accounts payable	1,465,785	297,528
Accrued expenses and other current liabilities	(701,689)	2,840,266
Accounts payable – related party	1,655,000	185,625
Accrued warranty	(896)	(116,810)
Net cash used in operating activities	(19,715,498)	(3,902,216)
Cash flows from investing activities: Purchase of property, plant and equipment	(12,763)	(113,604)
Net cash used in investing activities	(12,763)	(113,604)
Cash flows from financing activities:
Proceeds from related party notes payable	1,001,000	1,526,494
Proceeds from SAFE note	7,500,000	—
Proceeds from common shares issued	500,000	8,937,391
Proceeds from stock options exercised	—	22,000
Payment for debt financing cost	(3,500,999)	—
Payment on convertible notes payable	(3,823,600)	—
Proceeds from PPP loan	—	493,300
Payment on related party notes payable	(693,800)	—
Proceeds from convertible notes payable	42,500,000	—
Proceeds from notes payable	227,018	—
Net cash provided by financing activities	43,709,619	10,979,185
The accompanying notes are an integral part of the consolidated financial statements

VIA Motors International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	For the nine months ended September 30,
	2021	2020
Effect of exchange rate changes on cash and cash equivalents	—	(67,108)
Net change in cash and cash equivalents	23,981,358	6,896,257
Cash and cash equivalents, at beginning of year	5,262,904	132,998
Cash and cash equivalents, at end of period	$29,244,262	$7,029,255
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,998,373	$—
Cash paid for income taxes	$13,676	$1,600
Supplemental disclosures of non cash activities:
Investor note payable reclassified to APIC	$964,068	$100,000

The accompanying notes are an integral part of the consolidated financial statements

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
1.
Organization and Nature of Business

VIA Motors International, Inc. (“VIA Motors,” or “the Company”) is a Delaware corporation that was incorporated in 2014. VIA Motors was initially incorporated as VIA Motors, Inc. as a Delaware corporation in 2010. VIA Motors is headquartered in Orem, Utah and has wholly-owned subsidiaries in the US and Mexico. VIA Motors designs, develops and markets a highly efficient, environmentally friendly, electric powertrain technology for commercial vehicles.
VIA Motors has a wholly owned subsidiary VIA Motors, Inc., a Delaware corporation, a wholly owned subsidiary VMLM Mexico S.A.P.I. de C.V. (VMLM), formed under the laws of Mexico, and a 37% equity investment in VMLD Mexico S.A.P.I. de C.V. (VMLD), formed under the laws of Mexico. During the year ended December 31, 2020, a substantially complete liquidation of VMLM occurred in conjunction with the settlement of previously pending litigation. The Company terminated its joint venture agreement with VMLD effectively on July 9, 2021. See also Note 6 for further discussion.
2.
Going Concern

The Company has experienced losses for each year of existence, and to-date has relied on periodic infusions of capital through issuances of equity and debt to fund its ongoing needs.
As of September 30, 2021, the Company had a negative working capital balance. In June 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) with Ideanomics, Inc. for $7.5 million (see Note 8 — Debt Obligations). The funding enabled the company to continue operations through the merger negotiations. On August 30, 2021, pursuant to the Merger Agreement disclosed in Note 15 — Merger Related Transactions, Ideanomics, Inc. loaned the Company an additional $42.5 million. This loan will allow the company to operate through the anticipated close of the merger transaction. Coincident with the Merger Agreement, the convertible notes and certain related party notes were paid off in cash. The remaining related party notes will be converted to equity at a price to be determined at the date of the close of the merger.
The Company anticipates the merger transaction will close on a timely basis and that Ideanomics, Inc., as a public company with access to capital markets, will secure funding for development phase of the Company’s business plan. However, based upon ASC 205-40, taking into account relevant conditions and events considered in the aggregate as well as the fact that there can be no guarantee that the Ideanomics, Inc. merger transaction will close, the Company believes that there remains substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance date of the September 30, 2021 consolidated financial statements.
3.
Summary of Significant Accounting Policies

Basis of Presentation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or otherwise control, are accounted for using the equity method. All intercompany balances and transactions with subsidiaries have been eliminated in consolidation. All material intercompany transactions with equity method investments have also been eliminated in consolidation.
Management believes these consolidated financial statements present fairly the financial position, results of operations and cash flows for the nine months ended September 30, 2021 but are not necessarily

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

indicative of the results for the year ending December 31, 2021. These consolidated financial statements should be read with the Company’s audited consolidated financial statements for the year ended December 31, 2020.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition; valuation of inventories; valuation of intangible assets; determination of VAT receivable; determination of warranty reserves; determination of fair value of common shares; determination of fair value of common stock warrants; determination of fair value of derivative liability; and accounting for income taxes, including the valuation allowance on deferred tax assets. Actual results could differ from those estimates.
Consolidation of Variable Interest Entities — The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. For all periods presented in the accompanying consolidated financial statements, the Company has determined that it is not the primary beneficiary of any VIEs. However, in the event that the Company becomes the primary beneficiary of a VIE entity, the assets, liabilities, and results of operations of the VIE will be included in the consolidated financial statements.
Concentrations of Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Federal Deposit Insurance Corporation (FDIC) insures cash accounts at each institution for up to $250,000 per depositor. The Company deposits cash with high credit quality financial institutions where at times cash balances may exceed federally insured amounts. The Company has not experienced any losses on its deposits.
The Company relies on a limited number of suppliers for certain raw material components. The Company believes that other vendors would be able to provide similar products; however, the qualification of such vendors may require substantial start-up time. In order to mitigate any adverse impacts from a disruption of supply, the Company attempts to maintain an adequate supply of critical single-sourced materials.
The Company has no customer who represented more than 10% of the Company’s accounts receivable as of September 30, 2021 and December 31, 2020.
Foreign Currency — The Company’s functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities of foreign subsidiaries are translated at historical rates, and its monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts of foreign subsidiaries are translated at average rates for the applicable year. The net change, if any, from translation of foreign currency financial statements into U.S. dollars is included in accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in current results of operations. Aggregate foreign currency transaction gains included in operations was $0 for the nine months ended September 30, 2021 and 2020.
VMLM’s settlement of the lawsuit as disclosed in Note 12 resulted in a substantially complete liquidation of VMLM. To account for the potential result of the settlement in these consolidated financial statements, the related accumulated other comprehensive income (loss) was released into accumulated deficit and adjusted as other expense on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents — The Company considers all highly liquid investments available for current use with initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on hand and money market funds.
Accounts Receivable — Trade and other receivables consist primarily of automotive receivables from contracts with customers for the sale of vehicles, parts, and accessories. Trade receivables initially are recorded at the transaction amount. Each reporting period, the Company evaluates the collectability of the receivables and records an allowance for doubtful accounts representing the Company’s estimate of the probable losses. Additions to the allowance for doubtful accounts are made by recording charges to bad debt expense reported in selling, general and administrative expenses. No allowance for doubtful accounts was recorded at September 30, 2021 and December 31, 2020.
Inventories — Inventory consists of raw materials, work in process, and finished goods, and are stated at the lower of cost or net realizable value using the first-in, first-out method. Inventoried costs include raw material costs, direct labor, freight and applicable overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments to the carrying value are required. The Company also evaluates inventory for excess and obsolete products. These estimates are dependent on the Company’s assessment of current and expected orders from customers, product development plans, and an assessment of selling price in relation to product cost. If the estimated market value of the inventory is less than the carrying value, or if inventory is in excess of forecasted usage, inventory is written down and the Company records the difference as a charge to inventory write-downs.
Property and Equipment — Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs costs that do not extend the life or improve an asset are expensed in the period incurred. The estimated useful life of each asset category is as follows:
Computer hardware and software	3 years
Furniture and office equipment	3 – 5 years
Machinery and equipment	3 years
Vehicles and trailers	5 years
Leasehold improvements	Shorter of 5 years or remainder of lease term
Impairment of Long-Lived Assets — The carrying amounts of long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining live. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. No impairment of any long-lived assets was identified for any of the periods presented.
Stock-Based Compensation — The Company recognizes compensation expense for costs related to all stock-based payments, including stock options and restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”). The Company estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model.
The fair value of the RSAs and RSUs are equal to the fair value of the Company’s common stock on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the service period, net of estimated forfeitures.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

The Company accounts for equity instruments issued to non-employees by measuring which is more determinable, the fair value of the services received or the value of the equity issued in consideration for the services.
Employee 401(k) Plan — The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code to provide tax-deferred retirement benefits for the eligible employees. Employees who are age twenty-one or older are eligible to participate in the 401(k) Plan immediately upon date of hire. The Company’s contributions to the plan are discretionary. For the nine months ended September 30, 2021 and 2020, the Company did not make any contributions to the plan.
Marketing and Advertising Costs — Costs incurred for marketing and advertising activities are expensed as incurred. Marketing and advertising costs during the nine months ended September 30, 2021 and 2020 were $9,536 and $74,840, respectively.
Research and Development Costs — Research and development costs are expensed as incurred. Research and development expenses consist primarily of payroll, benefits and stock-based compensation of those employees engaged in research, design and development activities, supplies and services, depreciation and other occupancy costs.
Income Taxes — Deferred tax assets and liabilities are accounted for using the asset and liability method and represent the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized.
Uncertain Tax Positions — The Company follows the provisions of uncertain tax positions as addressed in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) relating to accounting for uncertainty in income taxes. In accordance with this standard the Company evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of September 30, 2021 and December 31, 2020, the Company had no unrecognized tax benefits which would materially affect the effective tax rate if recognized, nor did the Company have accrued interest or penalties related to uncertain tax positions.
The tax returns for the years ended December 31, 2017, 2018, 2019 and 2020 remain open for a period of three years from the date of filing. The Company has evaluated any uncertain tax provisions relating to the delinquent filing of these returns in accordance with ASC 740 and has determined that there are no uncertain tax positions which would merit accrual or disclosure.
Comprehensive Loss — Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ deficit that, under U.S. GAAP, are excluded from net loss.
Revenue Recognition — Revenue is measured based on a consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer; generally, this occurs with the transfer of control of the Company’s vehicles, parts, accessories, or services. Sales are presented net of returns, discounts, rebates and allowances, and are recorded when the product is delivered. Payment received for products or services not yet received by customers is recorded as deferred revenue.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, and that are collected by the Company from a customer, are excluded from revenue.
The expected costs associated with the Company’s base warranties for parts and service continue to be recognized as expense when the products are sold.
Service only type contracts are usually short-term in nature and extend over a period of two to five days. The Company recognize revenues for vehicle service contracts that extend mechanical and maintenance coverages beyond the Company’s base warranties over the life of the contract. The Company does not have any variable consideration or significant payment terms as payment is received at or shortly after the point of sale.
The following tables disaggregate the Company’s revenue by major source for the nine months ended September 30, 2021 and 2020:
	September 30, 2021		September 30, 2020
	US	Outside US	US	Outside US
Service revenue	$45,020	$—	$70,944	$—
Total revenue	$45,020	$—	$70,944	$—
Warranty Reserves — The Company follows the accounting outlined in ASC 460 by considering the two conditions in ASC 450-20: First determine whether it is probable that a liability has been incurred in connection with the warranty and whether that liability can be reasonably estimated.
Fair Value of Financial Instruments — Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.
Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:
Level I — Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level II — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level III — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
The following table represents liabilities that are measured and recognized at fair value as of September 30, 2021, on a recurring basis:

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

	Level 1	Level 2	Level 3	Total
SAFE Note	$—	$—	$7,500,000	$7,500,000
Derivative liabilities	—	—	11,410	11,410
Total	$—	$—	$7,511,410	$7,511,410
The following table represents liabilities that are measured and recognized at fair value as of December 31, 2020, on a recurring basis:
	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$1,332,015	$1,332,015
The loss resulted from change in fair value recognized on the consolidated statements of operations and comprehensive (gain)/loss was $(1,320,605) and $1,503,033 for the nine months ended September 30, 2021 and 2020, respectively.
The following table represents changes in the derivative liabilities, during the nine months ended September 30, 2021:
Derivative liabilities as of December 31, 2020	$1,332,015
Change in derivative liabilities during period	(1,320,605)
Balance at September 30, 2021	$11,410
See Note 8 for additional details regarding valuation techniques and significant inputs.
Recent Accounting Pronouncements — In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842) that amends accounting for leases. Under the new guidance, a lessee will recognize assets and liabilities for most leases on its balance sheet but will recognize expense on its statement of operations similar to current lease accounting.
The ASU is effective for the Company in the first quarter of 2022 with early adoption permitted. The new guidance may be adopted using a modified retrospective transition approach, and provides for certain practical expedients. The adoption of this ASU will result in an increase to the Company’s consolidated balance sheet for lease liabilities and right-of-use assets, which has not yet been quantified. The Company is currently evaluating this and the other effects of adoption of this ASU on its consolidated financial statements.
On August 5, 2020, the FASB issued ASU 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 8015-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including equity instruments and contracts on an entity’s own equity. The ASU simplifies accounting by removing separation models required under current GAAP. The ASU is effective for annual and interim periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the effects of adoption of this ASU on its consolidated financial statements.
Recently Adopted Accounting Pronouncements — In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which addresses accounting for issuance of all share-based payments on the same accounting model. Previously, accounting for share-based payments to employees was covered by ASC Topic 718 while accounting for such payments to non-employees was covered by ASC Subtopic 505-50. As it considered

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
3.
Summary of Significant Accounting Policies (continued)

recently issued updates to ASC 718, the FASB, as part of its simplification initiatives, decided to replace ASC Subtopic 505-50 with Topic 718 as the guidance for non-employee share-based awards. Under this new guidance, both sets of awards for employees and non-employees will essentially follow the same model, with small variations related to determining the term assumption when valuing a non-employee award as well as a different expense attribution model for non-employee awards as opposed to employee awards. The ASU is effective in fiscal years beginning after December 15, 2019 for non-public business entities. The Company adopted this ASU in January 2020, and the adoption had no material change on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which addresses disclosure requirements about fair value measurements under ASC 820. The ASU is effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this ASU in January 2020, and the adoption had no material change on the Company’s consolidated financial statements.
The Company has evaluated all other new ASUs issued by the FASB and has concluded that these updates do not have a material effect on the Company’s consolidated financial statements as of and for the nine months ended September 30, 2021.
Reclassifications — Certain amounts presented in the prior year have been reclassified to conform to the current year consolidated financial statements presentation. These reclassifications have no effect on the previously reported net loss and comprehensive loss.
4.
Inventories

Inventories consisted of the following as of September 30, 2021 and December 31, 2020:
	September 30, 2021	December 31, 2020
Raw materials	$4,619,043	$4,742,309
Work in process	666,721	711,990
Valuation allowance	(4,828,947)	(4,857,981)
Total inventories	$456,817	$596,318

5.
Property and Equipment

Property and equipment consisted of the following as of September 30, 2021 and December 31, 2020:
	September 30, 2021	December 31, 2020
Computer hardware and software	$2,487,407	$2,474,644
Machinery and equipment	1,179,018	1,123,251
Furniture and office equipment	94,814	94,814
Leasehold improvements	268,158	268,158
Vehicles and trailers	298,802	298,802
Construction in progress	—	55,767
Total property and equipment, gross	4,328,199	4,315,436
Less accumulated depreciation and amortization	(4,221,771)	(4,161,294)
Total property and equipment, net	$106,428	$154,142

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
5.
Property and Equipment (continued)

Depreciation and amortization expense during the nine months ended September 30, 2021 and 2020 was $60,477 and $283,311, respectively. These amounts included amortization expense for intangible assets in the amount of $0 and $24,785 for the nine months ended September 30, 2021 and 2020, respectively. The intangible assets are included, net of accumulated amortization, as other noncurrent assets on the consolidated balance sheets.
6.
Termination of Investment in Joint Venture

On July 9, 2021, the Company and GEG Controladora, S.A.P.I. de C.V. (GEG) terminated a License and Joint Venture agreement which had created VMLD in 2012. The License agreement had given VMLD distribution rights in Latin America for the Company’s products. As part of the termination, the Company agreed to issue GEG common stock with a value of $3,140,000. The outstanding balance is presented as Accounts payable-related party at September 30, 2021 on the consolidated balance sheets. Through this termination, the Company now has the Latin America distribution rights.
7.
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2021 and December 31, 2020, respectively:
	September 30, 2021	December 31, 2020
Accrued interest	$144,385	$2,705,004
Accrued interest – related party	12,722,277	11,103,289
Accrued payroll related expenses	274,295	52,584
Accrued warranty – current portion	131,000	131,000
Vehicle deposits	141,500	181,000
Accrued consulting expense	856,833	856,833
Other	136,779	567,515
Total accrued expenses and other current liabilities	$14,407,069	$15,597,225

8.
Debt Obligations

Non-Related Parties
Convertible Promissory Notes — Between April 2017 and June 2018, the Company issued convertible promissory notes amounting to $3.82 million to various parties. The convertible promissory notes had a stated interest rate of 12% per annum until the stated maturities from April 2018 through June 2019, and 18% per annum subsequent to maturity. The convertible promissory notes contained a 10% premium which was due upon maturity if repaid in cash. They were convertible at the option of the holder at any time into shares of the Company’s common stock, at a conversion price equal to the lesser of $21.00 per share or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00 per share. The notes were secured by all of the Company’s assets and had first priority in a liquidation.
In conjunction with the issuance of these notes, the Company also issued to the noteholders warrants for the purchase of 102,618 shares of common stock at an exercise price of $21.00 per share, or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00. Concurrent with adjustments to the exercise price, the number of shares issuable under the warrant will also be adjusted

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
8.
Debt Obligations (continued)

such that the aggregate exercise price will remain unchanged. The convertible promissory notes were secured by substantially all assets of the Company. The Company paid off the notes, together with the 10% premium and accrued interest on August 30, 2021 in a cash payment of $7,693,333. The warrants issued in conjunction with the notes continue to be effective through their various original expiration dates in 2027, and the estimated fair value is included in the derivative liability discussion below.
In February and June of 2020, the Company issued additional warrants to purchase 636,192 shares of common stock for extensions on the maturities of the non-related party convertible promissory notes. The terms of the warrants are the same as the terms of the prior warrants issued in connection with the convertible promissory notes.
In 2020, the Company issued additional warrants to purchase 415,900 shares of common stock for extensions on the maturities of the promissory notes. As the modified terms of the notes were not considered substantially different from the original terms, the Company accounted for the extension as a debt modification in accordance with ASC 470-50. The fair value of these additional warrants was estimated using a Black-Scholes Model based on the following assumptions: fair-value of underlying common stock of $4.87 per share, estimated term to exercise of 15-17 months, estimated volatility of 65.2-65.7%, risk-free interest rate of 0.10-0.13%, and an exercise price of $13.125 per share. The estimated fair value of the warrants at inception were valued at $103,307 and were amortized through March 31, 2021, the debt extension period.
The warrants are freestanding financial instruments that meet the criteria for liability classification under ASC 815. The fair value of the warrants on revaluation at December 31, 2020 was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock of $4.87 per share, estimated term of 15 months, estimated volatility of 65.7%, risk-free rate of 0.10%, and an exercise price of $13.125 per share. The estimated fair value of the warrants as of December 31, 2020 was $634,720. The fair value of the warrants on revaluation at September 30, 2021 was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock of $7.12 per share, estimated term of 3 months, estimated volatility of 47.02%, risk-free rate of 0.04%, and an exercise price of $13.125 per share.
In 2021, prior to the repayment of the promissory notes, the Company issued additional warrants to purchase 556,668 shares of common stock for extensions on the maturities of the promissory notes through October 31, 2021. As the modified terms of the notes were not considered substantially different from the original terms, the Company accounted for the extension as a debt modification in accordance with ASC 470-50. The fair value of these additional warrants was estimated using a Black-Scholes Model based on the following assumptions: fair-value of underlying common stock of $6.11 per share, estimated term to exercise of 6 months, estimated volatility of 52.04%, risk-free interest rate of 0.05%, and an exercise price of $13.125 per share. The estimated fair value of the warrants at inception were valued at $50,554 and are fully amortized as of September 30, 2021.
The total estimated fair value of the warrants was $11,410 and $634,720 as of September 30, 2021 and December 31, 2020, respectively, and a (gain) or loss on revaluation of ($623,310) and $1,503,033, is included in change in fair value of derivative liability in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021 and 2020, respectively.
The Company determined that variable conversion upon a qualified financing is a share-settled put feature that is required to be separately recognized as a derivative instrument. The Convertible Promissory Notes also contain put options whereby the holder may demand repayment, at 100% of par, following certain change of control events, qualified financings, and fundamental transactions, as defined in the note agreements. The Company determined that the put options are required to be separately recognized as derivative instruments. The estimated fair value of the above described put options was calculated based on

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
8.
Debt Obligations (continued)

the present value of the estimated premium to be paid under different settlement methods using the weighted probability of each potential settlement outcome. The estimated fair value at December 31, 2020 was based on the following assumptions: fair value of underlying common stock of $4.87 per share, estimated term of 6-15 months, a market interest rate of 18%, and an initial exercise price of $13.125 per share. The estimated fair value of the put options as of December 31, 2020 was $697,295. A gain on revaluation of ($697,295) and $0, is included in change in fair value of derivative liability in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021 and 2020, respectively.
Promissory Note — As of December 31, 2020, the Company had an outstanding promissory note to an unrelated party of $720,000. The promissory note bears stated interest of 6% per annum and has no stated maturity. The promissory note is secured with a co-lender agreement, effectively a third position on all assets of the Company and is due on demand. During the nine months ended September 30, 2021, the Company received an additional $227,018 in cash from the same unrelated party under the same agreement. The total balance of principal and accrued interest in the amount of $1,191,086 was converted into equity on February 25, 2021.
Paycheck Protection Program Loan — In April 2020, the Company received a loan of $493,300 from a bank pursuant to the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). Under the rules, the PPP loans may be forgiven to the extent the funds are used for payroll and other items. The SBA loan bears 1% simple interest and matures in April 2025. The Company has accounted for these proceeds as a long-term loan which is included in notes payable on the consolidated balance sheets. The Company submitted a forgiveness application and was notified of full forgiveness of the balance and interest of $499,909 in August 2021.
Related Parties
GEG and Berg Promissory Notes — During the year ended December 31, 2020, the Company issued promissory notes amounting to $1,250,000 to two existing stockholders with holdings of 10% or more of the outstanding equity of the Company. The promissory notes bear stated interest of 6% per annum until maturity and are secured by all of the Company’s assets. The notes are subordinate to the third party convertible promissory notes disclosed above in a liquidation. The notes are past due maturity.
During the nine months ended September 30, 2021, the Company issued an additional $1,001,000 of notes to the same two shareholders under the same terms of agreement. The promissory notes bear stated interest of 6% per annum until maturity and are secured by all of the Company’s assets.
As of December 31, 2020, the outstanding balance on the promissory notes was $42,239,982.
Pursuant to the pending merger noted in Note 15, the total note balances and accrued interest as of August 30, 2021 were determined to be $55,963,259 and will be converted into shares of the Company common stock upon consummation of the Merger Agreement. As of September 30, 2021, the outstanding balance on the promissory note was $43,240,982.
Other Promissory Notes — During the year ended December 31, 2020, the Company issued promissory notes to the president/director, and to another director, amounting to $240,000. The promissory notes bear a stated interest of 6% per annum and have no stated maturity. The promissory notes are unsecured and due on demand. In 2020, the Company made payments of $63,506 towards the outstanding balance.
On August 30, 2021, the Company paid off the notes and accrued interest with $822,440 in cash.
As of September 30, 2021 and December 31, 2020, the outstanding balance on the promissory notes was $0 and $693,800, respectively.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
8.
Debt Obligations (continued)

Total accrued interest payable for the related party promissory notes, included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets, was $12,722,278 and $11,103,289, respectively, as of September 30, 2021 and December 31, 2020.
Unpaid Board Fees — The Company’s payables include unpaid Board fees of $1,485,000 as of December 31, 2020. They are presented as payables — related party on the consolidated balance sheets. The payables were unsecured with no formal agreements. The balance was paid off in September 2021.
SAFE Note — In June 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) with an investor for $7,500,000 (the “Purchase Amount”) to exchange for certain shares of the Company’s capital stock (the “Conversion Shares”) at a valuation agreed upon in the definitive agreements for the proposed transactions. The agreement further defined terms as follows:
If there is an Equity Financing before the termination of this SAFE, on the initial closing of such Equity Financing, the SAFE will automatically convert into the greater of: (1) the number of shares of Standard Common Stock equal to the Purchase Amount divided by the lowest price per share of the Standard Common Stock; or (2) the number of shares of SAFE Common Stock equal to the Purchase Amount divided by the SAFE price as defined in the agreement.
If there is a liquidity event before the termination of this SAFE, this SAFE will automatically be entitled to receive a portion of the Proceeds, due and payable to the investor immediately prior to, or concurrent with, the consummation of such liquidity event, equal to the greater of (1) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of common stock equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”).
In a liquidity event, this SAFE is intended to operate like standard non-participating preferred stock. The Investor’s right to receive its Cash-Out Amount is (i) junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment: (ii) on par with other SAFE and/or preferred stock or convertible debentures; (iii) senior to payments of common stock. The investor’s right to receive its conversion amount is (a) on par with payment for common stock and other SAFE or convertible debentures; (b) junior to payments described in clauses (i) and (ii) above.
The SAFE was recorded net of fees and the amount recorded in the consolidated balance sheet was $6,974,350 at September 30, 2021.
The SAFE was determined to be a liability that meets the definition of a derivative under ASC 480. Subsequent to initial measurement, the fair value of the SAFE is remeasured to fair value at each reporting date. The estimated fair value is calculated based on the present value of the estimated premium to be paid under different settlement methods using the weighted probability of each potential settlement outcome. The Company determined that the fair value approximated the contract value of $7,500,000 at September 30, 2021.
Merger Agreement Note — On August 30, 2021, pursuant to the Merger Agreement disclosed in Note 15, Ideanomics, Inc. loaned the Company $42.5 million with simple interest on the outstanding principal at the rate of four percent (4%) per annum. The note is secured by the first priority interest in substantially all of the Company’s assets. All principal and accrued but unpaid interest will be due and payable in full upon the earlier of the closing date or the date one year after the date the Merger Agreement is terminated as defined in the Merger Agreement. At the option of the lender, all of the outstanding principal balance and the accrued interest can be converted into a number of fully paid and non assessable shares of the Company’s Common Stock as defined in the Merger Agreement.
The Company determined that variable conversion at the option of the lender is a share-settled put feature that falls under the scope of ASC 480 and is required to be recorded at its fair value at inception.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
8.
Debt Obligations (continued)

Although the total number of shares to be issued varies based on the final transaction price in the final merger agreement, as the total value of shares is fixed at 100% par of the face value and accrued interest of the note, we note that the fair value of the conversion feature represents the face value of the note. As such, no additional value associated with the conversion feature was recorded at inception. In subsequent periods, the Company will follow the basic interest method guidance in ASC 835 to continue to amortize discounts related to the issuance costs over the life of the note and does not require subsequent revaluation of the conversion feature. Initial issuance costs recognized as debt discounts at inception of the note totalled $2,975,349 and were related to financial advisor fees. During the period ended September 30, 2021, interest expense from amortization of the debt discounts totaled $743,847. As of September 30, 2021, the outstanding balance on the note, net of debt discounts, was $40,268,488.
9.
Stockholders’ Deficit

Common Stock — As of September 30, 2021 and December 31, 2020, the Company had 150,000,000 shares of common stock authorized at $0.01 par value. The Company had 43,787,461 and 43,548,941 shares of common stock issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.
Preferred Stock — The Company has authorized 5,000,000 shares of preferred stock at $0.01 par value. As of September 30, 2021 and December 31, 2020, no preferred shares were issued and outstanding. The Board of Directors is authorized to designate the series of preferred stock, the number of shares of the series and the significant terms of the preferred stock including liquidation preferences and voting, conversion, dividend, and redemption rights.
10.
Common Stock and Warrant Issuances

Common Stock Warrants Issued — The Company may issue common stock warrants to non-employees. The Company issued an aggregate of 1,807,228 warrants to non-employees with a weighted average exercise price of $15.20 per warrant, subject to adjustment, during the year ended December 31, 2020. In 2020, the Company also issued an aggregate of 481,736 warrants to previous warrant holders to decrease the exercise price to $13.125 per share.
In 2021, the Company issued warrants to purchase an aggregate of 556,668 shares of common stock with exercise price at $17.50 per share related to forbearance agreements to extend maturities of certain promissory notes (See Note 7 — Debt Obligations). The Company also issued warrants to purchase 20,570 shares of common stock with exercise price at $17.50 per share.
At September 30, 2021 and December 31, 2020, the Company had 4,327,919 and 3,750,681 of common stock warrants issued and outstanding, respectively.
Warrants Issued to Related Parties — The warrants issued above included the following issuances to the various related parties:
•
In 2020, the Company issued warrants to purchase an aggregate of 76,905 shares of common stock, respectively with exercise price at $21 per share to two majority shareholders of the Company related to the Company’s financing transactions.

•
In 2020, the Company issued warrants to purchase an aggregate of 8,809 shares of common stock, with exercise price at $21 per share to the president/director of the Company related to the Company’s financing transactions.

•
In 2020, the Company issued warrants to purchase 2,381 shares of common stock with exercise price at $21 per share to one of the directors of the Company.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
10.
Common Stock and Warrant Issuances (continued)

•
In 2020, the Company issued warrants to purchase 5,301 shares of common stock with exercise price at $21 per share to one of the shareholders of the Company related to the Company’s financing transactions.

The warrant exercise prices are subject to adjustment for standard anti-dilution provision as well as adjustment following issuance of shares or equity linked instruments at a price lower than the price at issuance. Concurrent with adjustments to the exercise price, the number of shares issuable under some of the warrants will also be adjusted such that the aggregate exercise price will remain unchanged. The common stock warrants are issued directly from authorized common stock and accounted for outside of the Company’s equity compensation plan.
11.
Stock-Based Compensation

Stock Option Plan — During 2011, the Board of Directors approved the 2011 Equity Compensation Plan (the “Plan”) that permits the Company to grant common stock to its employees, in any given calendar year, up to approximately 5% to 7.5% of the then outstanding common stock of the Company. During January 2015, the Board of Directors amended and restated the Plan to, among other things, increase the shares available for issuance to 8,000,000 shares of common stock and an annual increase to be added on the first day of each fiscal year, beginning with the year ending December 31, 2016 and continuing each fiscal year until, and including, the year ending December 31, 2025, equal to the least of (A) 3% of the outstanding shares on such date, (B) 7,500,000 shares of common stock and (C) a number of shares of common stock determined by the Board. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest ratably based on five years of continuous service and have contractual terms equal to the lesser of seven years from the date of vesting or ten years from the date of grant. As of September 30, 2021 and December 31, 2020, the total shares reserved for grant under the plan were 13,125,788 and the number of shares available for grant were 9,369,388 and 9,388,188, respectively.
Determining Fair Value — The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes option-pricing valuation. There were 5,000 shares of stock options granted during the year ended December 31, 2020. There were 18,800 shares of stock options granted during the nine months ended September 30, 2021.
Fair Value of Common Stock — Given the absence of a public market for our common stock, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Company’s common stock sold to outside investors; (iii) the rights, preferences and privileges of the Company’s common stock; (iv) the lack of marketability of our common stock; (v) developments in the business; and (vi) general and industry-specific economic outlook.
Expected Term — The expected term represents the period that our share-based awards are expected to be outstanding. For awards to employees, we determine the expected term using the simplified method, calculated as the average of the vesting term and contractual life, as there is no sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. For awards to nonemployees, the expected term is the contractual life of the award.
Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the historical stock volatilities of several comparable publicly listed entities over a period equal to the expected term of the stock options. When

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
11.
Stock-Based Compensation (continued)

making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to its principal business operations.
Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the stock options.
Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
A summary of option activity under the Plan and options issued outside of the Plan and related information are as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
Balance – January 1, 2020	2,450,050	$10.66		$—
Options granted	5,000	$21.00	9.00
Expired	(309,800)	$6.15
Exercised	(11,000)	$2.00
Balance – December 31, 2020	2,134,250	$11.15	2.06	$2.81
Options granted	18,800		9.00
Expired	(299,750)
Exercised	—
Balance – September 30, 2021	1,853,300	$10.15	2.12	$—
Options exercisable – September 30, 2021	1,853,300	$10.15	2.12	$—
Restricted Stock Units — In 2015 and 2016, the Company issued 175,000 and 87,500 restricted stock units, respectively, to Directors (“Director RSUs”), subject to time vesting requirements. The 2015 Director RSUs were valued at $21 and the 2016 RSUs were valued at $.01 and related compensation expense has been recorded over a four-year period for each set of RSUs.
In 2016, the Company also issued 365,000 units of 2016 RSUs to key employees (“Key Employee RSUs”). In 2019, the Company issued 1,500,000 2019 RSUs to its CEO (“CEO RSUs”) all of which contain “double trigger” vesting requirements.
The two triggers for the Key Employee and CEO RSUs, both of which are required to be met before the RSUs are vested, are: a) Service Requirement (annual vesting over four years for the CEO RSUs, annual vesting over three years for the Key Employee RSUs); and b) Performance Requirement (going public or change in control for the CEO RSUs; fundraising of $15-$50 million for the Key Employee RSUs).
In July and August of 2020, the Company issued a total of 3,491,000 RSUs to directors, officers and employees (“2020 RSUs”), all of which contain “double trigger” vesting requirements. The two triggers for 2020 RSUs, both of which are required to be met before the RSUs are vested, are: a) Service Requirement (quarterly vesting over three years beginning October 1, 2020; and b) Performance Requirement (going public or change in control).
Expense related to these awards will be recorded as, or when, both Service and Performance conditions are achieved.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
11.
Stock-Based Compensation (continued)

The following table summarizes the Company’s RSU activity:
	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance – January 1, 2020	1,630,000	$—	6.954
RSUs granted	3,491,000
Expired	(10,000)
Vested	—
Balance – December 31, 2020	5,111,000	$—	7.030
Expired
Vested	—
Balance – September 30, 2021	5,069,000	$—	5.790
The total stock-based compensation recognized for both Plan and non-Plan stock-based awards in the consolidated statements of operations and comprehensive loss is as follows for the nine months ended September 30, 2021 and 2020, respectively:
	September 30, 2021	September 30, 2020
Cost of goods sold	$3,201	$76,429
Sales, general and administrative	17,784	—
Research and development	12,895	67,079
Total stock-based compensation	$33,880	$143,508
As of September 30, 2021 and 2020, the compensation cost for non-vested stock options was immaterial.
12.
Commitments and Contingencies

Operating Leases — The Company leases office, warehousing and production space under operating lease agreements having initial lease terms ranging from one to five years. Future minimum payments under noncancelable operating leases in effect as of September 30, 2021, are presented below:
For the Years Ending December 31,	Amount
2021	$42,768
2022	48,319
Total future minimum lease payments	$91,087
Rent expense was $158,661 and $125,264 for the nine months ended September 30, 2021 and 2020, respectively.
Legal Matters — Central Star Logistics v. VMLM Mexico S.A.P.I. de C.V. — Central Star Logistics (CSL) brought suit in Mexico against the Company’s wholly owned subsidiary VMLM for past due lease payments and related obligations. In the fourth quarter of 2020, the parties reached a settlement that included scheduled cash payments of $650,000, over time together with a transfer of certain assets and inventory with the net book value of $235,100. The scheduled cash payments were guaranteed by the Company.

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
12.
Commitments and Contingencies (continued)

The settlement was approved by the court and became mandatory for all parties on March 10, 2021, and fully paid off in July 2021.
During the first quarter of 2021, a subsidiary of the Company received a complaint seeking amounts related to consulting agreements associated with a 2014 transaction. The parties have agreed to a settlement of $300,000 plus 40,000 shares of common stock. In September 2021, the Company paid $300,000 in cash and issued 40,000 shares of common stock in settlement of the dispute.
In 2021, the Company received inquiries seeking amounts relating to services rendered from 2016-2019. Management has determined possible ranges of settlement and recorded the low end of that range of $856,833 within accrued expenses and other current liabilities in the accompanying consolidated balance sheets as of September 30, 2021 and December 31, 2020.
13.
Income Taxes

The Company operates in the United States and Mexico. During the nine months ended September 30, 2021 and 2020, the Company incurred federal and state tax losses and did not record a provision for income taxes for any current or deferred taxes.
The Company recognizes deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities. The deferred tax assets are fully offset by a valuation allowance as the Company has determined that they are not realizable on a more likely than not basis.
The components of the Company’s deferred tax assets and liabilities were mainly comprised of net operating loss carryforwards and valuation allowances. For the nine months ended September 30, 2021 and 2020, the Company’s effective income tax rate differs from the applicable statutory Federal tax rate primarily due to nondeductible expenses and changes in the valuation allowance.
The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets as of September 30, 2021 and 2020.
U.S. Group of Companies
As of September 30, 2021 and December 31, 2020, the Company had available U.S. federal and state net operating loss carryforwards of approximately $213,652,000 and $204,415,000, of which approximately $179,578,000 will fully expire in 2037 if not utilized. For tax years beginning after December 31, 2017, the carryforward provisions are limited to eighty percent of taxable income if utilized in taxable years after December 31, 2020 but do not expire.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was enacted and signed into law. The CARES Act temporarily suspends the eighty percent of taxable income limitation and allows a net operating loss carryforward to fully offset taxable income in tax years beginning

VIA Motors International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2021
13.
Income Taxes (continued)

before January 1, 2021. In addition, net operating losses arising from prior years are also subject to examination at the time they are utilized in future years.
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before their utilization.
The tax returns for the years ended December 31, 2017, 2018, 2019 and 2020 remain open to examination by major taxing jurisdictions to which the Company is subject.
Foreign Subsidiary and Investment
The Company’s wholly owned subsidiary, VMLM, and joint venture investment, VMLD, are subject to tax in Mexico by the federal government. Mexican corporations are subject to federal corporate income tax at a rate of 30%. The net operating losses can be carried forward for 10 years. As of September 30, 2021 and December 31, 2020, the Company had available federal net operating loss carryforwards of approximately $25,122,000, which will begin expiring in 2021 if not utilized. As VMLM was substantially liquidated as of December 31, 2020 and the jont venture with VMLD was effectively terminated as of July 9, 2021, the Company believes it will not be able to utilize the net operating loss carryforwards in the future.
14.
Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and the Company’s operations and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and the results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The automotive industry currently faces a significant shortage of semiconductors, which has affected automotive production globally. Management continues to evaluate the overall impact of the shortage on the Company’s production and has concluded that the specific impact is not readily determinable as of the date of these consolidated financial statements.
15.
Merger Related Transactions

On July 9, 2021, the Company terminated its license and joint venture agreement with GEG Controladora, S.A.P.I. de C.V., an organization formed under the laws of Mexico, and affiliated parties. In addition to the mutual releases contained in the termination agreement, the Company also agreed to issue to GEG or its designees shares of the Company common stock with a value of $3,140,000. The per share value will be determined by the Per Share Merger consideration as defined in the Merger Agreement between the Company and Ideanomics, Inc. (see paragraph below) or an amount between $8.00 and $10.00 as agreed in good faith between the parties if the Merger Agreement is not executed for any reason.
On August 30, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Ideanomics, Inc., a Delaware corporation for shares of Ideanomics stock, subject to customary purchase price adjustments set forth in the Merger Agreement. Under the Merger Agreement, the Company will become a wholly-owned subsidiary of Ideanomics, Inc.
16.
Subsequent Events

The Company has evaluated subsequent events through January 31, 2022, which is the date the consolidated financial statements were available to be issued. The Company did not have any subsequent events which would require recognition in addition to the matters previously disclosed in the notes to these consolidated financial statements.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
IDEANOMICS, INC.,
LONGBOARD MERGER CORP.,
VIA MOTORS INTERNATIONAL, INC.,
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Stockholders’ Representative,
Dated: August 30, 2021

A-i

A-ii

A-iii

10.14. Remedies	A-79
10.15. Specific Performance	A-79
10.16. Counterparts	A-79
10.17. Further Assurances	A-79

A-iv

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2021, by and among Ideanomics, Inc., a Nevada corporation (“Parent”), Longboard Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), VIA Motors International, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as Stockholders’ Representative hereunder.
RECITALS
WHEREAS, Parent desires to acquire all of the Capital Stock of the Company in a reverse triangular merger transaction pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, each corporation and its respective stockholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) in the case of the Company’s board of directors, has recommended the adoption and approval of this Agreement and the Merger by its stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”); and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Definitions and Rules of Construction
1.1.   Definitions.
As used in this Agreement, the following terms shall have the meanings set forth below:
“1934 Act” has the meaning set forth in Section 4.8(a).
“Accounting Principles” means accounting principles historically used by the Company, consistently applied.
“Adjusted RSU” has the meaning set forth in Section 2.6(b).
“Adjusted RSU Common Stock” has the meaning set forth in Section 2.10(a).
“Administrator” means Acquiom Clearinghouse LLC, a Delaware limited liability company, in its capacity as the administrator pursuant to the Pre-Closing Solicitation Agreement.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Affiliate Agreement” has the meaning set forth in Section 3.8.
“Affiliated Loans” means those items that are set forth on Section 3.9 of the Company Disclosure Schedule, together with those arrangements entered into between the date hereof and the Closing that, if in place as of the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Agreement” means this Agreement and Plan of Merger, as it may be amended from time to time.
“Allocation Statement” has the meaning set forth in Section 2.7(c).
“Ancillary Documents” means the SAFE, Secured Convertible Promissory Note and each other document being executed and delivered in connection with this Agreement and the transactions contemplated hereby.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.), and analogous applicable Laws and regulations of all other jurisdictions in which the Company conducts business.
“Antitrust Laws” has the meaning set forth in Section 5.20.
“Auditor” has the meaning set forth in Section 2.9(b).
“Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
“Capital Stock” means, collectively, the Common Stock.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.
“Cash” means cash, cash equivalents, and marketable securities; provided that “Cash” shall not include restricted cash or similar restricted balances.
“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Charter” means the Certificate of Incorporation of the Company.
“Claims” has the meaning set forth in Section 8.1(a).
“Claims Period” has the meaning set forth in Section 8.1(a).
“Closing” has the meaning set forth in Section 2.1.
“Closing Cash” means all Cash held by the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, determined on a consolidated basis in accordance with GAAP; provided that “Closing Cash” shall be (a) increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company as of such time, to the extent that such deposits or other payments have reduced Closing Net Working Capital, (b) reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company as of such time, to the extent that such checks or other payments have increased Closing Net Working Capital, and (c) calculated net of any amounts overdrawn from the bank accounts of the Company as of such time.
“Closing Consideration” has the meaning set forth in Section 2.7(a).
“Closing Consideration Shares” means that number of shares of Parent Common Stock equal to the Closing Consideration based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Statement” has the meaning set forth in Section 2.7(b).
“Closing Indebtedness” means all of the Indebtedness of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date; provided that “Closing Indebtedness” shall exclude any Indebtedness repaid or otherwise terminated or released prior to Closing.

“Closing Net Working Capital” means (a) the sum of the total consolidated current assets of the Company (including typical Tax assets and prepaid expenses) minus (b) the sum of the total consolidated current liabilities of the Company (including typical Tax liabilities such as accrued sales, use, and property Taxes), in each case, as of 11:59 P.M. on the date immediately prior to the Closing Date as calculated in accordance with GAAP applied on a basis consistent with prior periods; provided that “Closing Net Working Capital” shall exclude Indebtedness, Transaction Expenses, Cash, deferred Tax assets, and deferred Tax liabilities of the Company.
“Closing Transaction Expenses” means all Transaction Expenses that are unpaid as of 11:59 P.M. on the date immediately prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.
“Commercial Software” means non-customized, off-the-shelf, commercially-available Software licensed pursuant to a standard form license agreement, used internally (and not licensed or sublicensed to third parties) by the Group Companies in connection with the business of the Group Companies as currently conducted, and with annual royalty, license, maintenance, support and other fees of one hundred thousand dollars ($100,000) or less.
“Common Stock” means the common stock of the Company, par value $0.001.
“Company” has the meaning set forth in the Preamble.
“Company D&O Tail Policy” has the meaning set forth in Section 5.13(b).
“Company Data” has the meaning set forth in Section 3.12(n).
“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Parent in connection with the execution and delivery of this Agreement.
“Company Employment Contracts” means a true and complete list of all employment contracts to which the Company is, and, to the Knowledge of the Company, the other Group Companies are party.
“Company Equity Plan” means the VIA Motors International, Inc. Second Amended and Restated 2011 Equity Compensation Plan.
“Company Indemnified Persons” has the meaning set forth in Section 5.13(a).
“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies.
“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or for the Group Companies.
“Company Products” means all Software products and related services of the Group Companies that are currently or at any time in the past have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies or otherwise used in the operation of the business of the Group Companies, or are currently under development by or for the Group Companies.
“Company Site” has the meaning set forth in Section 3.12(m).
“Company Stockholders” has the meaning set forth in Section 5.12(b).
“Consultant” means all Persons who are or have been engaged as consultants by the Group Companies or who otherwise provide services to the Group Companies under a contractual arrangement.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.
“Convertible Debt” means indebtedness set forth on Section 3.3(a) of the Company Disclosure Schedule.
“Copyrights” means copyrights and works of authorship (registered or otherwise), whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing and all rights therein provided by multinational treaties or conventions.
“Current Government Contract” means any Government Contract respect to which (a) the period of performance has not yet expired, (b) final payment has not been received, or (c) any claims have not been fully and finally resolved.
“Customer Data” means all data, meta data, information or other content (a) transmitted to the Group Companies by users or customers of the Company Products or Company Sites or collected in the course of business of the Group Companies or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Group Companies or the Company Products.
“Deferred Payroll Taxes” means any Taxes payable by any Group Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“DGCL” has the meaning set forth in the Recitals.
“Dispute Resolution Submission” has the meaning set forth in Section 2.9(b).
“Disputed Line Item” has the meaning set forth in Section 2.9(b).
“Earnout Period” means a period commencing from the Closing Date until December 31, 2026.
“Earnout Shares” has the meaning set forth in Section 2.11.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employee and Management Lock-up” has the meaning set forth in Section 2.10.
“Employment Agreements” means employment agreements between each individual listed on Section 1.1(b) of the Company Disclosure Schedule and the Company in form and substance reasonably satisfactory to such individual and Parent, to become effective at the Effective Time.
“Environmental Laws” means any federal, state or local Law relating to pollution, contamination, protection of the environment, worker health or safety (to the extent relating to exposure to Hazardous Materials), and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.
“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Group Companies within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Group Companies within the meaning of Code Section 414(c), or a member of an affiliated service group with the Group Companies within the meaning of Code Sections 414(m) or (o).
“Escrow Agent” has the meaning set forth in Section 7.1(h).
“Escrow Agreement” has the meaning set forth in Section 7.1(h).
“Estimated Closing Cash” has the meaning set forth in Section 2.7(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.7(b).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.7(b).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.7(b).
“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Executives” means the individuals listed on Section 1.1(a) of the Company Disclosure Schedule.
“Excess Amount” has the meaning set forth in Section 2.9(d).
“Exchange Ratio” means the amount determined (rounded to four decimal places) by dividing (a) the Per Share Merger Consideration, by (b) the Signing VWAP.
“Expense Fund” has the meaning set forth in Section 10.1(e).
“Final Closing Cash” means the amount of Closing Cash as finally determined pursuant to Section 2.9.
“Final Closing Consideration” has the meaning set forth in Section 2.9(a).
“Final Closing Indebtedness” means the amount of Closing Indebtedness as finally determined pursuant to Section 2.9.
“Final Closing Net Working Capital” means the amount of Closing Net Working Capital as finally determined pursuant to Section 2.9.
“Final Closing Transaction Expenses” means the amount of Closing Transaction Expenses as finally determined pursuant to Section 2.9.
“Final Determination Date” means the date upon which the Final Closing Cash, Final Closing Net Working Capital, Final Closing Indebtedness, and Final Closing Transaction Expenses become final and binding on Parent and the Stockholders’ Representative pursuant to Section 2.9.
“Final Statement” means the Preliminary Statement, as adjusted to reflect the final determination of Final Closing Cash, Final Closing Net Working Capital, Final Closing Indebtedness, and Final Closing Transaction Expenses in accordance with Section 2.9.
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Fraud” means common law fraud under the Laws of the State of Delaware.
“Fully Diluted Share Number” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time after giving effect to the conversion of the In-the-Money Options, In-the-Money Warrants and RSUs in accordance with Section 2.6(a) and conversion of all outstanding convertible debt instruments (for the avoidance of doubt, excluding the SAFE and the Secured Convertible Promissory Note).
“Fundamental Representations” means (a) with respect to the Company, those representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization

and Enforceability), Section 3.3 (Capitalization), and Section 3.29 (No Brokers), and (b) with respect to Parent and Merger Sub, those representations and warranties of Parent and Merger set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.5 (No Brokers), Section 4.7 (Issuance of Stock Consideration), and Section 4.12 (Capitalization).
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.
“Government Bid” means a pending bid submitted by the Company to a Governmental Authority, including a prime contractor or a higher tier subcontractor to the U.S. Government or any foreign government for the design, manufacture or sale of products or the provision of services by the Company.
“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between any of the Group Companies on the one hand, and (a) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (b) any prime contractor of any Governmental Authority or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above on the other hand.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.
“Governmental Consents” has the meaning set forth in Section 3.5.
“Group Companies” means, collectively, the Company and any other Subsidiaries of the Company.
“Group Companies OFAC Parties” means, collectively, (a) the Group Companies and Stockholders, (b) each of the executive officers, directors, or management of the Persons identified in clause (a), (c) each of the shareholders, members, partners, and other Persons that directly or indirectly hold ownership interests in or control, the Persons identified in clause (a), and (d) any Person on whose behalf a Group Company or Stockholders act.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, carcinogenic or mutagenic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.
“In-the-Money Option” means any Option other than an Out-of-Money Option.
“In-the-Money Warrant” has the meaning set forth in Section 2.6(d).
“Indebtedness” means, without duplication, all obligations and indebtedness of the Group Companies (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument (including any interest rate swaps, collars, caps and similar hedging obligations), (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) Deferred Payroll Taxes (without duplication of any amount included in Transaction Expenses), (g) any loss of a deduction to the Group Companies related to the payment of excess parachute payments under Section 280G(A) of the Code or any gross-up of the excise taxes resulting under Section 4999

(a) of the Code with respect to excess parachute payments that are paid in connection with the Closing to the extent any deduction would have been available after taking into consideration the impact of any net operating losses, (h) for interest on any of the foregoing and/or (i) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude (1) accounts payable to trade creditors, accrued expenses, and deferred revenues, in each case to the extent arising in the ordinary course of business consistent with past practice and included in the calculation of Closing Net Working Capital, (2) Indebtedness owing from the Company to any other Group Companies or from any other Group Companies to the Company, (3) Transaction Expenses (4) SAFE Amount and (5) the Secured Convertible Promissory Note Amount.
“Indemnitee” has the meaning set forth in Section 8.2(d)(i).
“Indemnitor” has the meaning set forth in Section 8.2(d)(i).
“Insurance Policies” has the meaning set forth in Section 3.21.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; Software; rights of publicity; and all other intellectual or industrial property and proprietary rights.
“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a).
“Intended Tax Treatment” has the meaning set forth in Section 5.18.
“International Trade Laws and Regulations” means all applicable Laws concerning the importation of merchandise, the export or re-export of products, services and/or technology, the terms and conduct of international transactions, the making or receiving of international payments and/or the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other Laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, Laws of the United States and other countries implementing the United States Mexico Canada Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, Laws by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Authorities or agencies of other countries relating to the same subject matter as the United States Laws described above.
“Inventory” has the meaning set forth in Section 3.27.
“Key Executive” means Robert Purcell.
“Key Executive Employment Agreement” means an employment agreement between the Key Executive and the Company in form and substance reasonably satisfactory to the Key Executive and Parent, to become effective at the Effective Time.
“Knowledge of the Company” means the actual knowledge of any of the individuals listed on Section 1.1(c) of the Company Disclosure Schedule, after reasonable inquiry and investigation.
“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.11.
“Letter of Transmittal” has the meaning set forth in Section 2.8(a).
“Liability” means, with respect to any Person, any and all liabilities, claims, debts, obligations and commitments of whatever nature of such Person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Intellectual Property” means all Intellectual Property in which the Group Companies hold any rights or interests granted by any other Person.
“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
“Litigation” has the meaning set forth in Section 3.16.
“Lock-up” has the meaning set forth in Section 2.10.
“Loss” or “Losses” has the meaning set forth in Section 8.2(a).
“Major Stockholder” means any Stockholder holding 33,000 or more shares of the Common Stock.
“Malicious Code” has the meaning set forth in Section 3.12(l).
“Major Stockholder Lock-up” has the meaning set forth in Section 2.10(b).
“Material Adverse Effect” means, with respect to a given Person, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Person and its Subsidiaries taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism, armed hostilities or war, including civil unrest or cyberattacks, (iii) any change in Law or GAAP, or the interpretation thereof, (iv) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the Contemplated Transactions (including the Merger) and the taking of any action required by this Agreement, (v) any failure by such Person and its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (vi) natural disasters or acts of God, including pandemics, (vii) any changes in conditions generally affecting the industry in which such Person and its Subsidiaries operate, or (viii) fluctuations in the trading price of shares of the capital stock of such Person (it being understood and agreed that the circumstances underlying any such fluctuations may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), except, in the case of clauses (i), (ii) and (vii), to the extent (and only to the extent) that such Person and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to others in the industry in which such Person and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means (a) the Closing Consideration, plus (b) the consideration that the Stockholders become entitled to receive pursuant to Section 2.8 in respect of the Shortfall Amount (if any), plus (c) that portion (if any) of the Working Capital Escrow Shares that the Stockholders become entitled to receive pursuant to Section 2.8, plus (d) that portion (if any) of the Retention Escrow Shares that the Stockholders become entitled to receive pursuant to Section 8.2.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” has the meaning set forth in Section 2.5(a).
“Most Recent Annual Financial Statements” has the meaning set forth in Section 3.6(a).
“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 3.24.
“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).
“Mutual NDA” has the meaning set forth in Section 5.5.
“NASDAQ” means the National Market System of the National Association of Securities Dealers Automated Quotations System.
“NDA” has the meaning set forth in Section 5.5.
“NDAs” has the meaning set forth in Section 5.5.
“Objections Statement” has the meaning set forth in Section 2.9(b).
“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
“Open Source Software Scan” means a scan of the Open Source Software of the Company by a reputable third-party provider on terms reasonably agreeable to the Parent.
“Option” means any option to purchase shares of Common Stock granted under the Company Equity Plan.
“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
“Other Filings” has the meaning set forth in Section 5.14(a).
“Out-of-Money Option” means an Option having an exercise price per share of Common Stock issuable upon exercise of such Option greater than or equal to the Per Share Closing Consideration.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.
“Parent Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Parent to the Company in connection with the execution and delivery of this Agreement.
“Parent Equity Plan” means Ideanomics, Inc. Amended and Restated 2010 Equity Incentive Plan.
“Parent Financial Statements” has the meaning set forth in Section 4.8(b).
“Parent Indemnitees” has the meaning set forth in Section 8.2(a).
“Parent Stockholder Approval” has the meaning set forth in Section 5.14(b).
“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.14(a).
“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).
“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”
“Pending Claim” has the meaning set forth in Section 2.10(b).
“Per Share Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the Fully Diluted Share Number.
“Per Share Merger Consideration” means an amount, rounded to four decimal places, equal to (a) the Per Share Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), (d) the right to receive the Per Share Retention Consideration (if any), (f) the right to receive the Per Share Special Indemnity Escrow Consideration (if any), and (g) the right to receive the Per Share Special Indemnity Escrow Consideration (Open Source) (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement.
“Per Share Retention Escrow Consideration” means, with respect to any Retention Escrow Shares released from time to time from the Retention Escrow Account for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Retention Escrow Shares so released divided by (b) the Fully Diluted Share Number.
“Per Share Shortfall Consideration” means an amount, rounded to four decimal places, equal to (a) the Shortfall Amount divided by (b) the Fully Diluted Share Number.
“Per Share Special Indemnity Escrow Consideration” means, with respect to any Special Indemnity Escrow Shares released from time to time from the Special Indemnity Escrow Account for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Special Indemnity Escrow Shares so released divided by (b) the Fully Diluted Share Number.
“Per Share Special Indemnity Escrow Consideration (Open Source)” means, with respect to any Special Indemnity Escrow Shares (Open Source) released from time to time from the Special Indemnity Escrow Account (Open Source) for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Special Indemnity Escrow Shares (Open Source) so released divided by (b) the Fully Diluted Share Number.
“Per Share Working Capital Escrow Consideration” means, with respect to any Working Capital Escrow Shares released from the Working Capital Escrow Account for distribution to the Stockholders pursuant to Section 2.9(c) or Section 2.9(d), that number of shares equal to (a) such number of Working Capital Escrow Shares so released divided by (b) the Fully Diluted Share Number.
“Permits” has the meaning set forth in Section 3.14(e).
“Permitted Lien” shall mean any (a) Lien in respect of current Taxes not yet due and owing, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Group Companies can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.
“Personnel” has the meaning set forth in Section 3.17(a).
“Plan” or “Plans” has the meaning set forth in Section 3.19(a).
“PPP Loan” has the meaning set forth in Section 6.2(g).
“Pre-Closing Solicitation Agreement” means that certain Pre-Closing Solicitation Agreement to be entered into at or prior to Closing by and between the Company and the Administrator.
“Pre-Closing Taxes” means (a) all Taxes of Group Companies with respect to taxable periods ending on or before the Closing Date, (b) the Pre-Closing Date Share of all Taxes of the Group Companies with respect to Straddle Periods, (c) one half of any Transfer Taxes, (d) any Liabilities of any Group Company for Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of such Group Company (or any predecessor) having been a member of a consolidated, combined or similar Tax group at any time prior to Closing or, (ii) as a transferee or successor, where such status arose prior to Closing; (e) any and all Taxes arising in connection with the Contemplated Transactions, (f) any Taxes, including employment, payroll or other Taxes with respect to compensatory payments paid in connection with the Closing, (g) any Deferred Payroll Taxes, (h) any payments required to be made after the Closing Date under any Tax Sharing Agreement to which a Group Company was obligated, or was a party, on or prior to the Closing Date, and (i) any Taxes imposed on or with respect to the Parent and/or any Group Company with respect to any Tax period (or portion thereof) beginning after the Closing that are attributable to the forgiveness, cancellation or other discharge of any Group Company’s PPP Loan or the denial or reversal of any deductible expenses (regardless of when such expenses are paid or accrued) funded by the proceeds of any Group Company’s PPP Loan; provided, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions occurring after the Closing or on the Closing Date at the request of Parent, other than the Contemplated Transactions, and Pre-Closing Taxes shall not include any Liabilities taken into account in determining the Final Closing Consideration.
“Preliminary Statement” has the meaning set forth in Section 2.9(a).
“Press Release” has the meaning set forth in Section 5.15.
“Privacy and Security Requirements” has the meaning set forth in Section 3.12(m).
“Privacy Policy” means any external or internal past or present published privacy policy of the Group Companies, including any policy relating to (a) the privacy of users of any Company Product or of any Company Site, (b) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (c) any employee information.
“Proxy Statement” has the meaning set forth in Section 5.14(a).
“Real Property Leases” has the meaning set forth in Section 3.11.
“Registration Shares” has the meaning set forth in Section 5.14(a).
“Registration Statement” has the meaning set forth in Section 5.14(a).
“Regulatory Approvals” has the meaning set forth in Section 5.3(a).
“Released Claims” has the meaning set forth in Section 5.11.
“Releasee” has the meaning set forth in Section 5.11.
“Releasor” has the meaning set forth in Section 5.11.
“Representative Losses” has the meaning set forth in Section 10.1(d).
“Representatives” means, with respect to any Person, such Person’s directors, officers, Affiliates, employees and agents.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company capital stock, voting together on an as-converted to Company common stock basis.
“Restricted Area” means world-wide.
“Restricted Executive” has the meaning set forth in Section 5.10(a).
“Retention Escrow Account” has the meaning set forth in Section 2.10(b).
“Retention Escrow Amount” means two million two hundred fifty thousand dollars ($2,250,000).
“Retention Escrow Shares” means that number of shares of Parent Common Stock equal to the Retention Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.
“Retention Expiration Date” means the date that is eighteen months from the Closing Date.
“RSU” means a restricted stock unit with respect to one share of Common Stock granted under the Company Equity Plan.
“RSU-holder” means any Person that holds one or more outstanding RSUs as of immediately prior to the Closing and such Person’s Stockholder’s Affiliates.
“R&W Insurance Policy” means those certain Representations and Warranties Insurance Policies issued by each of Travelers Excess and Surplus Lines Company, Indian Harbor Insurance Company, Great American E&S Insurance Company, National Fire & Marine Insurance Company and HDI Global Specialty SE and incepted as of the Signing Date, for the benefit of Parent as the named insured, substantially in the form attached hereto as Exhibit A.
“SAFE” means that Simple Agreement for Future Equity dated June 7, 2021 between the Company and Parent.
“SAFE Amount” means seven million five hundred thousand ($7,500,000) dollars plus accrued but unpaid interest.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.8(a).
“SEC” has the meaning set forth in Section 4.8(a).
“SEC Documents” has the meaning set forth in Section 4.8(a).
“Secured Convertible Promissory Note” means the first priority Secured Convertible Promissory Note, dated as of the date hereof, issued by the Company to the order of the Parent.
“Secured Convertible Promissory Note Amount” means forty-two million five hundred thousand ($42,500,000) dollars plus accrued but unpaid interest.
“Securities Act” means the Securities Act of 1933, as amended.
“Shortfall Amount” has the meaning set forth in Section 2.9(c).
“Signing Date” means the date of this Agreement.
“Signing VWAP” means the VWAP as of the date that is three (3) days prior to the date hereof.
“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.
“Special Indemnity Escrow Account” has the meaning set forth in Section 2.10(b).
“Special Indemnity Escrow Account (Open Source)” has the meaning set forth in Section 2.10(b).
“Special Indemnity Escrow Amount” means ten million dollars ($10,000,000).

“Special Indemnity Escrow Amount (Open Source)” means ten million dollars ($10,000,000).
“Special Indemnity Escrow Shares” means that number of shares of Parent Common Stock equal to the Special Indemnity Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.
“Special Indemnity Escrow Shares (Open Source)” means that number of shares of Parent Common Stock equal to the Special Indemnity Escrow Amount (Open Source) based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.
“Special Indemnity Expiration Date” means the date that is eighteen months from the Closing Date.
“Special Indemnity Expiration Date (Open Source)” means the date that is twenty (20) Business Days following the completion of the Open Source Software Scan.
“Stock Certificate” means a certificate or certificates, or an instrument or instruments, which immediately prior to the Effective Time represented outstanding shares of Capital Stock.
“Stock Consideration” means the shares of Parent Common Stock issued pursuant to this Agreement.
“Stockholder(s)” means the holders of (i) shares of Common Stock, (ii) In-the-Money Options, (iii) RSUs other than Rollover RSUs and (iv) In-the-Money Warrants.
“Stockholder Notice” has the meaning set forth in Section 5.12(b).
“Stockholders’ Representative” has the meaning set forth in Section 10.1(a).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.2(a).
“Target Net Working Capital” means negative five million dollars (- $5,000,000).
“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum add-on minimum, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, ad valorem, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, excise, occupation, customs, duties, documentary, registration and other taxes, duties or assessments of any nature, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), any assessable payment under Section 4980H of the Code, whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for Taxes of another Person by Contract (including any Tax Sharing Agreement), as a transferee or successor, or under Treasury Regulations Section 1.1502-6 or analogous state, local or foreign Law, or otherwise, whether disputed or not.
“Tax Contest” shall mean any audit, hearing, examination, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Group Companies with a Taxing Authority in connection with any Taxes and any amendment thereto.
“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing, or allocation of Tax.
“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Third Party Approvals” has the meaning set forth in Section 5.3(a).
“Top Customers” has the meaning set forth in Section 3.23(a).
“Top Suppliers” has the meaning set forth in Section 3.23(b).
“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.
“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.
“Transaction Expenses” means all third party fees, costs and expenses incurred or to be paid, whether prior to or after the Closing, by the Company in connection with, arising from or relating to consummation of the Contemplated Transactions, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, (b) filing fees and expenses incurred by the Company in connection with any filing by the Company with a Governmental Authority, and (c) any severance, change-in-control, Tax gross-up, termination, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Company as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll Taxes owed with respect to the foregoing.
“Transaction Form 8-K” has the meaning set forth in Section 5.15.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“Voting and Lock-up Agreement” means a form of lock-up agreement between Parent and each of the Stockholders identified on Schedule 1.1(d) of the Company Disclosure Schedule dated as of the date hereof.
“VWAP” means, with respect to a given date, the volume weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently NASDAQ) during the thirty (30)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.
“Warrant Exercise Price” means, with respect to any Warrant, the applicable exercise price per share of Common Stock underlying such Warrant.
“Warrants” means warrants to purchase shares of Common Stock.
“Working Capital Escrow Account” has the meaning set forth in Section 2.7(e)(i).

“Working Capital Escrow Amount” means one million dollars ($1,000,000).
“Working Capital Escrow Shares” means that number of shares of Parent Common Stock equal to the Working Capital Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.
“Written Consent” has the meaning set forth in Section 5.12(a).
1.2.   Rules of Construction.
Unless the context otherwise requires (a) a capitalized term has the meaning assigned to it, (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (d) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (e) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (f) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (g) all monetary figures shall be in United States dollars unless otherwise specified, (h) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, and (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The phrases “has provided,” “made available,” “delivered” “furnished to” or similar phrases used in this Agreement mean that, for any document, the subject document was posted to the virtual data room maintained by White & Case prior to Closing and available to Parent and its Representatives in connection with transactions contemplated by this Agreement prior to 5:00 p.m. Eastern Time at least two (2) Business Days prior to the date of this Agreement, and remained accessible to the Parent and its Representatives from the time of posting through the Closing Date.
ARTICLE II
The Merger
2.1.   Closing.
The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 5:00 P.M. local time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date or at such other time as Parent and the Company may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”
2.2.   The Merger.
(a)   Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.
(b)   The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.
(c)   From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.
2.3.   Certificate of Incorporation and Bylaws
At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall be the certificate of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the name of the corporation shall be the name of the Company) until thereafter amended in accordance with the DGCL.
2.4.   Directors and Officers.
Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the directors of the Company serving in such capacity immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.
2.5.   Conversion of Shares.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of any party:
(i)   each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Per Share Merger Consideration; and
(ii)   each share of Capital Stock that is authorized but unissued immediately prior to the Effective Time (including those held in the treasury of the Company) shall be cancelled and extinguished.
Each share of Capital Stock to be converted into the right to receive the applicable Per Share Merger Consideration as provided in this Section 2.5(b) shall be automatically cancelled and shall cease to exist, and the holders of Stock Certificates which immediately prior to the Effective Time represented such Capital Stock shall cease to have any rights with respect to such Capital Stock other than the right to receive, upon surrender of such Stock Certificates in accordance with Section 2.8, the applicable number of shares of Parent Common Stock equal to the Per Share Merger Consideration.
(c)   From and after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no further registration of transfers on the ledgers of the Surviving Corporation of any shares of Capital Stock. If, after the Effective Time, Stock Certificates formerly representing shares of Capital Stock are presented to the Surviving Corporation, they shall be surrendered and canceled as provided in this Article II.

2.6.   Treatment of Company Equity Awards and Warrants.
(a)   Each In-the-Money Option that is vested and outstanding as of immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock equal to the product of (A) the quotient of (x) the sum of (1) the Per Share Merger Consideration minus (2) the per share exercise price of such Option minus (3) the value of any applicable Taxes required to be withheld according to applicable Law and (y) the Per Share Merger Consideration and (B) the number of shares of Common Stock subject to such Option. At the Effective Time, each Out-of-Money Option that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished.
(b)   At the Effective Time, with respect to each RSU that shall not vest upon the consummation of the Contemplated Transactions (each such RSU, a “Rollover RSU”) that is outstanding as of the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plan and the applicable award agreements (including with respect to vesting and termination-related provisions, subject to the adjustment described in this Section 2.6(c)), except the Rollover RSUs shall be adjusted (each adjusted RSU, an “Adjusted RSU”) such that the aggregate Adjusted RSUs held by each holder of Rollover RSUs shall relate to such number of shares of Parent Common Stock as is equal to (i) the number of shares of Common Stock subject to the aggregate Rollover RSUs held by each such holder of Rollover RSUs immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c)   Except as set forth below, each RSU other than a Rollover RSUs that is outstanding as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock equal to the product of (A) the quotient of (x) the difference between the Per Share Merger Consideration and an amount equal to the value of any applicable Taxes required to be withheld according to applicable Law and (y) the Per Share Merger Consideration and (B) the number of shares of Common Stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the Effective Time. Each RSU held by RSU-holders that are not employees of the Company as of the date hereof, or are currently serving as directors of the Company, other than a Rollover RSUs that is outstanding as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the Effective Time.
(d)   Each Warrant with a Warrant Exercise Price that is less than the Per Share Closing Consideration (an “In-the-Money Warrant”), shall be automatically exercised on a cashless basis in accordance with the terms of such Warrant and immediately converted into a number of shares of Common Stock equal to the total number of shares of Common Stock underlying such Warrant (when exercised on a cashless basis). At the Effective Time, each Warrant that is not an In-the-Money Warrant that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished.
(e)   Without limiting the generality of Section 2.13, to the extent that amounts are withheld in respect of Options or RSUs as provided in this Section 2.6 by Parent, its Affiliates and any other withholding agent, as applicable, such withheld amounts (i) shall be timely remitted in cash by Parent, its Affiliates and any other withholding agent, as applicable, to the applicable Taxing Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid.
2.7.   Closing Consideration.
(a)   The aggregate consideration to be received by the Stockholders in exchange for the Capital Stock at the Closing (the “Closing Consideration”) shall be equal to (i) four hundred fifty million dollars ($450,000,000), plus (ii) the Estimated Closing Cash, plus (iii) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (iv) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, less (v) Estimated

Closing Indebtedness, less (vi) Estimated Closing Transaction Expenses, less (vii) the Retention Escrow Amount, payable in the form of the Retention Escrow Shares deposited into the Retention Escrow Account at Closing, less (viii) the Working Capital Escrow Amount, payable in the form of the Working Capital Escrow Shares deposited into the Working Capital Escrow Account at Closing, less (ix) the Special Indemnity Escrow Amount, payable in the form of the Special Indemnity Escrow Shares deposited into the Special Indemnity Escrow Account at Closing, less (x) the Special Indemnity Escrow Amount (Open Source), payable in the form of the Special Indemnity Escrow Shares (Open Source) deposited into the Special Indemnity Escrow Account (Open Source) at Closing, less (xi) the Secured Convertible Promissory Note Amount, and less (xii) the SAFE Amount. The Closing Consideration shall be paid in shares of Parent Common Stock. The Working Capital Escrow Amount shall be deposited into the Working Capital Escrow Account in the form of the Working Capital Escrow Shares. The Retention Escrow Amount shall be deposited into the Retention Escrow Account in the form of the Retention Escrow Shares. The Special Indemnity Escrow Amount shall be deposited into the Special Indemnity Escrow Account in the form of the Special Indemnity Escrow Shares. The Special Indemnity Escrow Amount (Open Source) shall be deposited into the Special Indemnity Escrow Account (Open Source) in the form of the Special Indemnity Escrow Shares (Open Source).
(b)   At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a statement, certified by the chief executive officer of the Company, setting forth (i) the Company’s good faith estimates of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), together with reasonable supporting documentation, and (ii) a calculation of the Closing Consideration based upon such estimates. Parent shall have the opportunity to review all materials and information used by the Company and their respective Representatives in preparing such estimate and the Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Closing Date Statement. Such statement, as and to the extent accepted by Parent in its good faith reasonable discretion, is referred to herein as the “Closing Date Statement.”
(c)   On the date that is five (5) days prior to the Closing, the Company shall deliver to Parent a statement (the “Allocation Statement”) that sets forth a detailed breakdown of all amounts payable at the Closing pursuant to this Article II (and in accordance with the terms of this Agreement), including:
(i)   the names and addresses of each Stockholder;
(ii)   the number of shares of Capital Stock held by each Stockholder as of immediately prior to the Effective Time;
(iii)   the Fully Diluted Share Number;
(iv)   the Per Share Closing Consideration;
(v)   the share of each Stockholder, in percentage interest terms, of (v) the Retention Escrow Shares, (w) the Working Capital Escrow Shares, (x) the Special Indemnity Escrow Shares, (y) the Special Indemnity Escrow Shares (Open Source) and (z) any Shortfall Amount; and
(vi)   the Per Share Merger Consideration for each Stockholder.
The Allocation Statement shall be subject to Parent’s review and approval and shall be certified by the chief executive officer of the Company on behalf of the Company as the complete and accurate calculation of all amounts to be paid by Parent to payees pursuant to this Agreement.
(d)   At Closing, Parent, on behalf of the Company, shall pay or cause to be paid the Closing Transaction Expenses specified in the Closing Date Statement.
(e)   Upon the Effective Time, Parent shall:
(i)   deliver, or cause to be delivered, to the Escrow Agent, as soon as practicable after the Effective Time, the (A) the Retention Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the

“Retention Escrow Account”) in order to secure the obligations of the Stockholders pursuant to Article VIII; (B) Working Capital Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Working Capital Escrow Account”) in order to secure the obligations of the Stockholders in respect of the post-Closing purchase price adjustment set forth in Section 2.9 (Purchase Price Adjustment); (C) the Special Indemnity Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Special Indemnity Escrow Account”) in order to secure certain of the obligations of the Stockholders pursuant to Article VIII; and (D) the Special Indemnity Escrow Shares (Open Source), which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Special Indemnity Escrow Account (Open Source)”) in order to secure certain of the obligations of the Stockholders pursuant to Article VIII; and
(ii)   deliver, or cause to be delivered, to the Administrator, at least three (3) Business Days prior to the Closing Date, for further distribution to the Stockholders in accordance with the Allocation Statement, the Closing Consideration Shares.
(f)   The Merger Consideration delivered by or at the direction of Parent in exchange for the Stock Certificates in accordance with this Article II shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Capital Stock. The parties hereto acknowledge and agree that (i) the delivery to the Stockholders of the Merger Consideration pursuant to this Agreement shall be administered by, and shall be the sole responsibility of, the Company and the Administrator (solely in respect of the Stock Consideration) upon delivery by or at the direction of Parent to the Administrator, as applicable, of the Merger Consideration in accordance with the terms of this Agreement, (ii) Parent shall be entitled to rely on the Allocation Statement in delivering Merger Consideration under this Agreement and neither Parent nor the Surviving Corporation shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement and (iii) after delivering, or causing to be delivered, the Stock Consideration to the Administrator neither Parent, the Company, Merger Sub, the Surviving Corporation nor any of their respective Affiliates shall have any liability to any Person for the allocation or distribution of the Merger Consideration among the Stockholders.
2.8.   Mechanics of Exchange and Surrender.
(a)   As soon as practicable after the date of this Agreement, the Parent shall cause the Administrator to deliver or cause to be delivered to each Stockholder a letter of transmittal in form and substance acceptable to Parent and Company (the “Letter of Transmittal”). Upon surrender of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)) for cancellation to the Administrator, together with a duly completed and validly executed Letter of Transmittal (or, if such surrender occurs prior to the Closing, then upon the Closing), the holder of such Stock Certificate(s) shall be entitled to receive in exchange therefor, the consideration to which such holder is entitled pursuant to Section 2.5(b) for each share of Capital Stock formerly represented by such Stock Certificate(s), and the Stock Certificate(s) so surrendered shall be cancelled. Until so surrendered in accordance with this Section 2.8, each outstanding Stock Certificate will be deemed for all corporate purposes to evidence only the right to receive the amount of consideration into which such shares of Capital Stock shall be so exchanged. Parent shall cause the Administrator to, promptly following the receipt of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)), together with a duly completed and validly executed Letter of Transmittal, pay or deliver, as applicable, to the holder of each such Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)):
(i)   promptly after the later to occur of (1) the Closing and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate amount of Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;
(ii)   promptly after the later to occur of (1) the Administrator’s receipt of the Shortfall Amount (if any) pursuant to Section 2.9(c) and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of

Transmittal, the aggregate Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;
(iii)   promptly after the later to occur of (1) the Administrator’s receipt of any amounts released from the Working Capital Escrow Account pursuant to Section 2.9(c) or Section 2.9(d) and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Working Capital Escrow Shares to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement; and
(iv)   promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Retention Escrow Account pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Retention Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.
(v)   promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Special Indemnity Escrow Account pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Special Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.
(vi)   promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Special Indemnity Escrow Account (Open Source) pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Special Indemnity Escrow Consideration (Open Source) to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.
(b)   In the event that any Stock Certificate shall have been lost, stolen or destroyed, in lieu of surrendering such Stock Certificate in accordance with this Agreement, the Stockholder claiming such Stock Certificate to be lost, stolen, or destroyed shall execute and deliver to Parent an affidavit of that fact, together with an indemnity agreement in form and substance reasonably satisfactory to Parent.
(c)   Any portion of the Merger Consideration that remains unclaimed by the Stockholders six (6) months after such portion of the Merger Consideration first becomes payable shall be promptly returned to Parent, and any such Stockholder who has not exchanged Stock Certificates for the Merger Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for payment of the applicable portion of the Merger Consideration as set forth in Section 2.5. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Stockholders’ Representative shall be liable to a holder of shares of Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by Stockholders one (1) year after such Merger Consideration first becomes payable (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(d)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition to such payment that (i) such Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
(e)   Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration payable or deliverable upon delivery of a Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal.

2.9.   Purchase Price Adjustment.
(a)   As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Preliminary Statement”) showing the calculation of (i) the Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses; and (ii) the Closing Consideration substituting the Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses as set forth in the Preliminary Statement for the Estimated Closing Cash, Estimated Closing Net Working Capital, Estimated Closing Indebtedness, and Estimated Closing Transaction Expenses as set forth in the Closing Date Statement, respectively (the “Final Closing Consideration”). Each of Parent and the Stockholders’ Representative shall provide the other party and its Representatives with reasonable access to the books and records of the Company and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.9.
(b)   If the Stockholders’ Representative has any objections to the Preliminary Statement, the Stockholders’ Representative shall deliver to Parent a statement setting forth its objections thereto in reasonable detail and with reasonable supporting documentation (an “Objections Statement”). If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties hereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement. The Stockholders’ Representative and Parent shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Stockholders’ Representative and Parent shall be final and binding upon the parties. If the Stockholders’ Representative and Parent are unable to reach a resolution of all such objections within fifteen (15) days after the delivery of the Objections Statement, the Stockholders’ Representative and Parent shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator. If the Stockholders’ Representative and Parent are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Affiliates. Each of the Stockholders’ Representative and Parent shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such fifteen (15)-day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party. The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission. The Auditor’s determination shall be based solely on (i) the definitions of Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses contained herein and (ii) the Dispute Resolution Submissions provided by the Parent and the Stockholders’ Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Stockholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements as soon as practicable. The Auditor shall select as a resolution of all such disagreements, in the aggregate, either the positions of Parent or the positions of the Stockholders’ Representative as set forth in their respective Dispute Resolution Submissions based upon which party’s positions are closest to the determinations of the Auditor. The resolution of all Disputed Line Items by the Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Auditor shall be borne by the party whose Dispute Resolution Submission was not selected by the Auditor for the resolution of all Disputed Line Items.
(c)   If the Closing Consideration as set forth in the Closing Date Statement is less than the Closing Consideration as set forth in the Final Statement (such shortfall, the “Shortfall Amount”), then within two (2) Business Days following the Final Determination Date (i) Parent shall deliver or cause to be delivered to the Administrator, for further distribution to the Stockholders in accordance with Section 2.8(a)(ii) shares of Parent Common Stock in an aggregate amount equal to the Shortfall Amount (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Final Determination

Date), and (ii) Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iii) an amount equal to the Working Capital Escrow Shares then remaining in the Working Capital Escrow Account.
(d)   If the Closing Consideration as set forth in the Closing Date Statement is greater than the Closing Consideration as set forth in the Final Statement (such excess, the “Excess Amount”), then Parent shall satisfy the Excess Amount (i) first, from the Working Capital Escrow Shares then remaining in the Working Capital Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP of the Signing Date), (ii) second, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account, from Retention Escrow Shares then remaining in the Retention Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Signing Date), and (iii) thereafter, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account and the Retention Escrow Account, then directly from the Stockholders on a joint and several basis; provided that Parent may (but shall not be obligated to) offset any portion of the Excess Amount in excess of amounts remaining in the Working Capital Escrow Account against any shares of Parent Common Stock issued to the Stockholders pursuant to this Agreement and held by such Stockholders at the time of such offset (it being understood that such shares shall be valued for purposes of such offset at the VWAP of the Signing Date). In the event that there is an Excess Amount, within two (2) Business Days following the Final Determination Date (x) Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to Parent the number of Working Capital Escrow Shares equal to the Excess Amount or such lesser amount as then remains in the Working Capital Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Signing Date) and (y) if, after disbursement to Parent of the Excess Amount in accordance with this Section 2.9(d), any amount remains in the Working Capital Escrow Account, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Administrator, as applicable, for further distribution to the Stockholders in accordance with Section 2.8(a)(iii) the Working Capital Escrow Shares that remain in the Working Capital Escrow Account.
(e)   Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.9 shall be limited solely to the resolution of the calculation of the Disputed Line Items, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.9) shall be resolved in accordance with Section 10.11.
2.10.   Lock-Up of Stock Consideration.
(a)   Except as provided in this Section 2.10(a): (i) each RSU-holder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Stock Consideration issued to such RSU-holder in exchange for the RSUs, and (ii) each of the Restricted Executives shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Adjusted RSUs or the Parent Common Stock issued upon settlement or vesting of the Adjusted RSUs (“Adjusted RSU Common Stock”). The restrictions in this Section 2.10(a) are referred to as the “Employee and Management Lock-up.” The Stock Consideration and Adjusted RSU Common Stock subject to the Employee and Management Lock-up shall be released as follows: (A) on the first anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; (B) on the second anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; (C) on the third anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; and (D) on the fourth anniversary of the Closing Date the remaining twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from the Employee and Management Lock-up. The lock-up restrictions in this Section 2.10(a) are referred to as the “Employee and Management Lock-up.” Notwithstanding the foregoing, fifty percent (50%) of the Stock Consideration issued in exchange for the RSUs or In-the-Money Options to each RSU-holder or Option-holder, respectively, that is (x) not an employee of the Company as of the date hereof or (y) currently serving as a director of the Company (except for those directors that are currently employees or officers of the Company), shall be exempt from such restrictions. Notwithstanding the foregoing, each Restricted Executive may sell such number of shares of Adjusted RSU Common Stock required to satisfy tax withholding requirements upon the vesting.
(b)   Except as set forth in the Voting and Lock-up Agreements, each Major Stockholder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Stock Consideration issued to such Major Stockholder at the Effective Time (excluding Stock Consideration which is subject to the Employee and Management Lock-up) (such restriction, the “Major Stockholder Lock-up”), until the date that is six (6) months after the Closing Date.
(c)   Following the release of Stock Consideration from the Major Stockholder Lock-up, the resales of such Stock Consideration by the Major Stockholders in the public market are subject to the following restrictions:
(i)   the Stockholder shall not sell, on any single day (other than in connection with an underwritten public offering) a number of shares that in the aggregate exceeds 15% of the average daily volume on all trading markets on which the Parent Common Stock is quoted or listed, during the month immediately preceding the date of such sale; and
(ii)   the Stockholder shall not sell more than fifty million ($50,000,000) Stock Consideration per quarter.
(d)   The certificates representing the Stock Consideration shall, as appropriate, bear the following restrictive legends and the appropriate “stop-transfer” instructions shall be given to Parent’s stock transfer agent:
The “Lock-Up Legend”:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 2.10 OF A CERTAIN MERGER AGREEMENT, DATED AS OF AUGUST 30, 2021 BY AND AMONG IDEANOMICS, INC., VIA MOTORS INTERNATIONAL, INC., ALL OF THE STOCKHOLDERS OF VIA MOTORS INTERNATIONAL, INC., AND SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE, AND THE LETTER OF TRANSMITTAL AND/OR THE LOCK-UP AGREEMENT EXECUTED PURSUANT THERETO (THE “AGREEMENTS”). COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY. ANY TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS VOID UNLESS THE TRANSFER IS MADE IN ACCORDANCE WITH THE TERMS OF THE AGREEMENTS.
(e)   As soon as possible after the expiration of the Lock-up (with respect to certain Stock Consideration) and in any event no later than five (5) Business Days after the expiration of the Lock-up (with respect to certain Stock Consideration), Parent shall remove or cause to be removed the Lock-up Legend set forth above and shall issue to the Stockholders certificates representing the shares of the Stock Consideration without such legend subject to applicable federal and state securities laws.
2.11.   Earnout.
(a)   Following the Closing, and as additional consideration in respect of the Common Stock as set forth in Section 2.11 of the Company Disclosure Schedule, Parent shall pay an aggregate amount equal to one hundred eighty million dollars ($180,000,000) (“Earnout Amount”) in the form of Parent Common

Stock, to the Stockholders on a pro rata basis. In the event that the Earnout Amount is paid in the form of Parent Common Stock, Parent shall issue to the Stockholders on a pro rata basis such number of Parent Common Stock equal to the product of (A) the Earnout Amount divided by (B) the VWAP of the Parent Common Stock as of the date of such issuance (the “Earnout Shares”).
(b)   Notwithstanding anything to the contrary herein, in no event shall Parent pay more than the Earnout Amount pursuant to this Section 2.11. The Earnout Amount shall represent only a contingent right to receive consideration from the Parent, subject to the terms set forth herein. No interest shall accrue or be payable in respect of the Earnout Amount.
(c)   Notwithstanding anything to the contrary in this Section 2.11, if the Company fails to achieve any of the conditions set forth in Section 2.11 of the Company Disclosure Schedule within the Earnout Period, the Stockholders shall not be entitled to receive any Earnout Amount.
2.12.   Substitution of Cash for Stock Consideration.
Notwithstanding anything herein to the contrary, in the event that the issuance of any shares of Parent Common Stock pursuant to this Agreement would result in Parent failing to comply with the rules, regulations and requirements of NASDAQ, Parent shall have the option, exercisable in its sole discretion, to make payment of the subject Merger Consideration in the form of cash in lieu of such shares of Parent Common Stock.
2.13.   Withholding.
Notwithstanding anything to the contrary herein, the Parent, its Affiliates and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold from such Person with respect to the making of such payment under any applicable provision of Law. To the extent that amounts are properly deducted, withheld and remitted to the appropriate Taxing Authority, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction, withholding and remittance was made. Prior to withholding any such amounts, Parent, and its Affiliates shall provide at least three (3) Business Days’ notice to the Company (if prior to the Closing) or the Stockholders’ Representative (if after the Closing) along with a written explanation of the legal basis for such withholding and shall use commercially reasonable efforts to work with the Company or the Stockholders’ Representative (as applicable) to minimize the amount of such withholding.
ARTICLE III
Representations and Warranties of the Company
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), the Company represents and warrants to Parent and Merger Sub as of the date hereof and on and as of the Closing Date as follows:
3.1.   Organization and Power.
Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Company has full power and authority to execute, deliver and perform this Agreement (as applicable) and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Each Group Company has all power (corporate or otherwise) and authority necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except where the failure to possess such power and authority would not reasonably be expected to be, material to such Group Company. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to such Group Company.

3.2.   Authorization and Enforceability.
The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly and validly authorized by all necessary corporate or other action of the Company in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other corporate or other actions on the part of the Company or any other Group Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company. This Agreement (as applicable) and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by the Company will be, at the Closing, duly and validly authorized, executed and delivered by the Company and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.3.   Capitalization.
(a)   After giving effect to the conversion of Convertible Debt into Common Stock that occurred simultaneously with the execution of this Agreement pursuant to a Notice of Election to Convert, Waiver and Consent executed by each of the Persons identified in Section 3.3 of the Company Disclosure Schedule, true and complete copies of which have been previously provided to Parent, as of the date of this Agreement, the authorized capital stock of the Company consists solely of one hundred fifty million (150,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock of the Company, of which forty three million six hundred nineteen thousand three hundred thirty seven (43,619,337) shares of Common Stock are issued and outstanding. The record owners of all of the issued and outstanding shares of Capital Stock are as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule. All issued and outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholders, free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule and Section 3.3(c) of the Company Disclosure Schedule, there are no (i) outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities convertible into or exchangeable for shares of Capital Stock or (ii) agreements providing for any calls against, commitments by, or claims against the Company relating to any shares of Capital Stock. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, the Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of Capital Stock or any other Equity Securities of the Company. All of the shares of Capital Stock have been issued in compliance with all applicable Laws and the organizational documents of the Company.
(b)   As of the date of this Agreement, (i) Options to purchase one million eight hundred thirty seven thousand four hundred fifty (1,837,450) shares of Common Stock are outstanding and (ii) five million sixty nine thousand (5,069,000) shares of Common Stock are subject to outstanding RSUs. There are one hundred twenty eight thousand one hundred twenty five (128,125) shares of Common Stock reserved for issuance under the Company Equity Plan. Except for the Company Equity Plan, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person. The Company has furnished to Parent complete and accurate copies of any stock purchase agreements.
(c)   Section 3.3(c) of the Company Disclosure Schedule sets forth a true and correct list of each Group Company (other than the Company), listing for each such Group Company its name, its jurisdiction of organization, its authorized capital stock or other Equity Securities, the number and type of its issued and outstanding shares of capital stock or other Equity Securities and the current record and beneficial ownership of such shares and/or other Equity Securities. Other than the Persons listed on Section 3.3(c) of the

Company Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which any Group Company owns, of record or beneficially, any direct or indirect equity or other similar interest or voting interest or any right (contingent or otherwise) to acquire the same. All issued and outstanding shares of the capital stock of each Group Company (other than the Company) are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Persons indicated as the beneficial owners thereof on Section 3.3(c) of the Company Disclosure Schedule, free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. No Person has preemptive or similar rights with respect to any capital stock or other Equity Securities of such Group Company, and there are no agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by, or claims against such Group Company relating to, any shares of capital stock of such Group Company. Other than as listed on Section 3.3(c) of the Company Disclosure Schedule, such Group Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not such Group Company is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock or any other Equity Securities of such Group Company. All of the capital stock and other Equity Securities of each Group Company (other than the Company) have been issued in compliance with all applicable Laws.
3.4.   No Violation.
Except as set forth on Section 3.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of any Group Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Contract to which a Group Company is a party or by which a Group Company or its properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to a Group Company or by which its or any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of a Group Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to be material to the Group Companies, taken as a whole.
3.5.   Governmental Authorizations and Consents.
Except as set forth in Section 3.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by any Group Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions, except, (a) where the failure to obtain any Governmental Consent would not reasonably be expected to be material to the Group Companies, taken as a whole, (b) those as would be required solely as a result of the identity or the legal or regulatory status of Parent, Merger Sub or any of its Affiliates, or (c) notices and filings required to be made or given after the Closing.
3.6.   Financial Statements.
(a)   Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2020, and the related statements of income, and cash flows for the year ending December 31, 2020 (the “Most Recent Annual Financial Statements”), (ii) the audited balance sheet of the Company as of December 31, 2019, and the related statements of income and cash flows, for the year ending December 31, 2019, (iii) the unaudited, internally prepared consolidated balance sheet of the Company as of June 30, 2021 (the “Balance Sheet

Date”), and the related unaudited, internally prepared statements of income and cash flows, respectively, for the three (3)-month period ended on such date (the “Most Recent Unaudited Financial Statements”). Each of the Financial Statements has been prepared in accordance with the Company’s Accounting Principles applied on a basis consistent with prior periods and fairly presents in all material respects the financial condition of the Company as of its respective date and the consolidated results of operations, as the case may be, of the Company for the period covered thereby.
(b)   The financial books and records of the Company have been maintained in accordance with customary business practices of Persons similarly situated to the Company and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and (ii) all transactions of the Company, including all transactions between the Company and a Stockholder. The Company has not received any advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.
(c)   No Group Company has any Liabilities (whether or not the subject of any other representation or warranty hereunder) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Group Companies or disclosed in the notes thereto, except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) the Transaction Expenses, or (v) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions.
3.7.   Absence of Certain Changes.
(a)   Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since the Balance Sheet Date, the Company has conducted its business and each other Group Company has, to the Knowledge of the Company, conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any Event, individually or together with any other Event, that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Group Companies. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule, as reflected on the Most Recent Unaudited Financial Statements, or as expressly contemplated by this Agreement, except as would not reasonably be expected to be material to the Group Companies, taken as a whole, since the Balance Sheet Date, the Company has not and, to the Knowledge of the Company, the other Group Companies have not:
(i)   acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;
(ii)   written down of the value of any personal property or other assets owned or used by a Group Company, including inventory and capital lease assets, except on account of depreciation and amortization in the ordinary course of business;
(iii)   incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien (other than Permitted Liens) on any of their respective assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;
(iv)   cancelled any material debts or claims owed to a Group Company or amended, terminated, compromised, released, or waived any material rights or claims of a Group Company;
(v)   acquired or sold, assigned, transferred, terminated, disposed of, or licensed from or to any Person, any Intellectual Property other than in the ordinary course of business;
(vi)   changed or modified any of the credit, collection or payment policies, procedures or practices of a Group Company, including accelerating collections of receivables, failing to collect or delaying collection of receivables, accelerating payment of payables or other Liabilities or failing to pay or delaying payment of payables or other Liabilities;
(vii)   canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed twenty-five thousand dollars ($25,000) in the aggregate;
(viii)   canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts or Intellectual Property;
(ix)   committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;
(x)   suffered any damages to or destruction or other casualty loss of any tangible assets (whether or not covered by insurance), involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;
(xi)   modified any of their respective certificates of incorporation, bylaws or similar organizational documents;
(xii)   issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, bonds, options or other securities of any type whatsoever of any Group Company, or split, combined, reclassified, repurchased or redeemed any such shares;
(xiii)   declared, set aside or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any Equity Securities of the Group Companies;
(xiv)   made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;
(xv)   failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the Balance Sheet Date;
(xvi)   made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Group Companies);
(xvii)   materially modified or changed any of their respective business organizations or materially and adversely modified or changed their respective relationships with its suppliers, customers and others having business relations with them;
(xviii)   except as otherwise required by Law, entered into, amended, modified, varied, altered or otherwise changed any of the Plans;
(xix)   entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;
(xx)   settled or compromised any action, suit or proceeding by or against a Group Company;
(xxi)   abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any Intellectual Property used by or for the Group Companies in conducting their respective businesses;
(xxii)   made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settlement, concession, compromise or abandonment of any Tax claim or assessment or surrendered any right to claim a Tax refund, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(xxiii)   adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or
(xxiv)   authorized, agreed, resolved or committed to any of the foregoing.
3.8.   Relationships with Affiliates.
(a)   Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Stockholder or any Affiliate of any of the foregoing (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses of the Group Companies as currently conducted or contemplated to be conducted, (ii) except for the ownership of less than two percent (2%) of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, has any equity interest, or has any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Group Companies or (iii) is a party to any Contract (except for employment agreements, RSUs, stock options and other equity awards) with the Group Companies, including with respect to compensation or remuneration to be paid to such officer, director, Stockholder or Affiliate in connection with this Agreement or the Contemplated Transactions (each, an “Affiliate Agreement”).
(b)   Immediately after the Closing, the Company will have no Affiliate Agreements except as set forth in Section 3.8(b) of the Company Disclosure Schedule.
(c)   Other than the other Group Companies, no Affiliate of the Company is a competitor of the Company or, engaged in the same or substantially the same line of business as the Company.
3.9.   Indebtedness to and from Officers and Directors of the Group Companies.
Except as set forth in Section 3.9 of the Company Disclosure Schedule, (a) the Company is not and, to the Knowledge of the Company, the other Group Companies are not indebted, directly or indirectly, to any Person who is a Stockholder, officer or director of a Group Company, or any Affiliate thereof (other than another Group Company) in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, and (b) no such Stockholder, officer, director, or Affiliate is indebted to the Company or, to the Knowledge of the Company, the other Group Companies, except for advances made to employees of the Group Companies in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.
3.10.   Assets.
(a)   The tangible assets and personal property of the Company and, to the Knowledge of the Company, the other Group Companies, include all of the tangible assets and personal property of the Company and, to the Knowledge of the Company, the other Group Companies which were used in the conduct of its business as conducted as of the Balance Sheet Date, subject to such changes as have occurred in the ordinary course of business consistent with past practice or that are otherwise permitted by this Agreement since such date. All of such tangible assets and personal property necessary for the conduct of the business of the Company and, to the Knowledge of the Company, the other Group Companies, are in normal operating condition and repair, ordinary wear and tear excepted.
(b)   The Company has and, to the Knowledge of the Company, the other Group Companies have, good and marketable title to, or valid leasehold interests in, all of the material tangible assets and personal property shown to be owned or leased by them, with respect to the Company and, to the Knowledge of the Company, the other Group Companies, on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, including, without limitation, free of any Liens in favor of Smithline Family Trust II, Puritan Partners LLC and their respective Affiliates, as of the date hereof, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties, (iv) Liens in favor of Parent in connection with the Secured Convertible Promissory Note, and (v) Permitted Liens. Such tangible assets and personal property constitute all of the tangible assets personal property assets and properties necessary to conduct the business of the Group Companies in substantially the manner conducted immediately prior to the Closing.
3.11.   Real Property.
Section 3.11 of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by the Company or to which the Company is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). To the Knowledge of the Company, no Group Company other than the Company leases any real property. No Person other than the Company has any right to use, occupy or lease any of the Leased Real Property and no Leased Real Property is occupied by a Person other than the Company. The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No waiver, indulgence or postponement of any of the Company’s obligations, as lessee, has been granted by any owner or lessor of the Leased Real Property. The Company has not received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. The Company is not, and, to the Knowledge of the Company, no other Person, including the other Group Companies, is, in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Leased Real Property, which with the delivery of notice, the passage of time, or both, would constitute a breach or default or permit the termination or material acceleration of rent under a Real Property Lease,. Other than the Real Property Leases, there are no agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Leased Real Property. The Company has not transferred, mortgaged or assigned any interest in any of the Leased Real Property or the Real Property Leases. There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof. All Leased Real Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted and neither the operations of the Company on the Leased Real Property nor, to the Knowledge of the Company, the Leased Real Property itself, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, the effect of which would reasonably be expected to be material to the operations of the Company. The Leased Real Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein. The Company and, to the Knowledge of the Company, the other Group Companies do not own any real property.
3.12.   Intellectual Property.
(a)   Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Products or other Software of the Group Companies. To the Knowledge of the Company, no Company Intellectual Property has been opposed, cancelled, held unenforceable or otherwise challenged. No Litigation is pending, or to the Knowledge of the Company, threatened in relation to any Company Intellectual Property. All Company Intellectual Property is valid, subsisting and enforceable and in full force and effect. Each of the Intellectual Property Registrations is duly registered or filed in the name of a Group Company. All assignments and other instruments necessary to establish, record, and perfect the Group Companies’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Parent with true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.
(b)   The Group Companies collectively are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company

Intellectual Property, and have the valid and enforceable right to use all other Intellectual Property used or necessary for the conduct of the business of the Group Companies as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant reviews or other proceeding) pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Group Companies’ right, title, or interest in or to any Company Intellectual Property. No Group Company is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair in any material manner, the ownership or use of any Company Intellectual Property or Licensed Intellectual Property, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.
(c)   Section 3.12(c) of the Company Disclosure Schedule is a true and complete list of all material licenses, sublicenses and other agreements as to which the Group Companies are a party and pursuant to which the Group Companies have acquired or are authorized to use any Intellectual Property (other than those comprising or reflected in Commercial Software), and except as set forth in Section 3.12(c) of the Company Disclosure Schedule, the Group Companies are not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the Group Companies or in connection with the business of the Group Companies as currently conducted (other than those comprising or reflected in Commercial Software).
(d)   Except as set forth in Section 3.12(d) of the Company Disclosure Schedule or pursuant to a license agreement entered into with a Group Company in the ordinary course of business, no Person (other than the Group Companies) has an interest in or any right to use any of the Company Intellectual Property. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including by any employee or former employee of the Group Companies, of any of the Company Intellectual Property. No stockholder, director, officer or employee of, or Consultant to, the Group Companies has any right to use, other than in connection with the business activities of the Group Companies as presently conducted, any of the Company Intellectual Property.
(e)   To the Knowledge of the Company, the operation of the business of the Group Companies as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not and has not misappropriated, infringed or otherwise violated in any respect, any Patent or any registered Trademark or Copyright or, to the Knowledge of the Company, any other the Intellectual Property of any Person. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, or other violation by the Group Companies of the Intellectual Property of any Person, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.
(f)   The Group Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To the Knowledge of the Company, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged to or appropriated by any Person (other than the Group Companies).
(g)   The Group Companies have entered into binding, valid and enforceable, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Group Companies whereby such Personnel or independent contractor (i) acknowledges the applicable Group Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Group Companies; (ii) grants to the applicable Group Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Except as disclosed on Section 3.12 of the Company Disclosure Schedule, the Company has provided Parent with true and complete copies of all such Contracts.
(h)   Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Group Companies’ right to own or use any Company Intellectual Property or Licensed Intellectual Property.
(i)   All Company IT Systems are in good working condition and are sufficient for the operation of the Group Companies’ business as currently conducted. There have been no unauthorized intrusions or breaches of security, malfunctions, failures, breakdowns, continued substandard performance, denials-of-service, or other cyber incidents, including any cyberattacks, or other similar adverse events affecting the Company IT Systems. The Group Companies use commercially reasonable efforts (and requires its third-party contractors) to protect the confidentiality, availability, integrity and security of Company IT Systems, including with respect to unauthorized use, access, interruption or modification by third parties. The Group Companies have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT Systems.
(j)   The Group Companies are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products, including all previous major releases and all other proprietary Software of the Group Companies. The Group Companies have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than an employee, independent contractor, or Consultant of the Group Companies pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Group Companies. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product. There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Product.
(k)   Section 3.12(k) of the Company Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Group Companies in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product, and for each such item of Open Source Software, (i) the applicable Company Product and (ii) the name and version number of the applicable license agreement. The Group Companies have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 3.12(k) of the Company Disclosure Schedule. The Group Companies have not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Product or any other proprietary Software in source code form; (y) license or other provision of any Company Product or any other proprietary Software on a royalty-free basis; or (z) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other proprietary Software.
(l)   All Company Products (i) comply with all applicable Laws and industry standards, including with respect to security; and (ii) conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. No Company Product contains any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Product. None of the Company Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (x) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product is installed, stored, or used; or (y) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Product to an authorized user. The Group Companies have taken all reasonable steps to prevent the introduction of Malicious Code into the Company Products.
(m)   Section 3.12(m) of the Company Disclosure Schedule accurately describes the type of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Group Companies through internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Group Companies (collectively, the “Company Sites”), and through any Company Products or any other method, including the types of Personally Identifiable Information and Customer Data, and the method of collection for each. The Group Companies have at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Group Companies, consumer-facing statements of the Group Companies in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Sites or Company Products, (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the Group Companies in any manner or maintained by third Persons having authorized access to such information, or (iii) the transmission of unsolicited communications (collectively, the “Privacy and Security Requirements”). No Group Company has received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Laws. The Company has made available to Parent complete and accurate copies of all written complaints or notices delivered to the Group Companies during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of the Group Companies, and all electronic messages sent and/or delivered by or on behalf of the Group Companies have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Group Companies) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.
(n)   The Group Companies have at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Group Companies’ data, information technology assets and all Personally Identifiable Information and Customer Data within the control of the Group Companies (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Group Companies having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by Malicious Code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or information), or any claim against, any Group Company or any of its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

(o)   Except as set forth on Section 3.12(o) of the Company Disclosure Schedule, there are no Contracts providing for (i) royalties or license fees payable to third parties with respect to Company Intellectual Property, Licensed Intellectual Property or Company Products, (ii) agreements to share or jointly own Company Intellectual Property, or (iii) limitations on the Company’s ability to commercialize, or patent (as applicable) any Company Intellectual Property, Licensed Intellectual Property or Company Products.
3.13.   Contracts.
(a)   Material Contracts.   Section 3.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company and, to the Knowledge of the Company, the other Group Companies is a party or by which it or its assets or properties are bound (the “Material Contracts”):
(i)   all Real Property Leases;
(ii)   Contracts evidencing or relating to Indebtedness;
(iii)   Contracts evidencing or relating to any obligations of a Group Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of such Group Company;
(iv)   Contracts with any customers of, or suppliers to, the Group Companies which involved aggregate payments to or from the Group Companies in the most recent twelve (12)-month period of in excess of fifty thousand dollars ($50,000);
(v)   all Company Employment Contracts;
(vi)   Contracts providing for the indemnification of any current or former director, officer, manager or employee of any Group Company;
(vii)   collective bargaining agreements or other Contracts with any labor unions or associations representing employees;
(viii)   Contracts evidencing partnerships, joint ventures, limited liability companies, limited liability partnerships or similar entities in which any Group Company has an interest;
(ix)   Contracts that obligate a Group Company with respect to contingent payments or any type;
(x)   Contracts relating to Intellectual Property listed in Sections 3.12(c) and 3.12(d) of the Company Disclosure Schedule;
(xi)   Contracts by and between a Group Company, on the one hand, and any Affiliate of a Group Company, other Persons with whom a Group Company is not dealing at arm’s-length, employee, officer or director of a Group Company, or entity controlled by any employees, officers or directors of a Group Company, on the other hand;
(xii)   leases of personal property under which a Group Company is the lessee and is obligated to make payments more than fifty thousand dollars ($50,000) per annum;
(xiii)   Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last five (5) years (other than in the ordinary course of business);
(xiv)   Contracts limiting the freedom of a Group Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, to solicit any individual or class of individuals for employment or transact business or deal in any manner with any other person;
(xv)   any Contract pursuant to which a Group Company is subject to (1) continuing indemnification obligations, other than indemnification obligations contained in commercial Contracts entered into in the ordinary course of business that would not reasonably be likely to result in payments by a Group Company or (2) continuing “earn-out” obligations;

(xvi)   any Contract that contains a “most-favored nation” or “most-favored-customer” clause; and
(xvii)   any Contract not otherwise listed above that is, individually or in the aggregate, material to the Group Companies.
(b)   Status of Material Contracts.   A true and complete copy of each Material Contract has been made available to Parent. All Material Contracts are valid, binding and in full force and effect and enforceable by the Group Company party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company has and, to the Knowledge of the Company, the other Group Companies have complied in all material respects with the terms and conditions of the Material Contracts. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Company or, to the Knowledge of the Company, the other Group Companies or any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of the Group Company party thereto. The Company has and, to the Knowledge of the Company, the other Group Companies have complied in all material respects with the terms and conditions of the Material Contracts. No material waiver has been granted by the Company or, to the Knowledge of the Company, the other Group Companies or any of the other parties thereto under any of the Material Contracts. There exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract or any other complaint relating to the Company’s or, to the Knowledge of the Company, the other Group Companies’, performance thereunder, nor, to the Knowledge of the Company, has any counterparty with respect to any Material Contract made any threats with respect thereto. To the Knowledge of the Company, no party to any Material Contract has repudiated any provision thereof, terminated any Material Contract or given notice of any such termination, nor is the Company aware of any party’s intent to do so.
(c)   Government Contracts.
(i)   Section 3.13(c)(i) of the Company Disclosure Schedule sets forth a true and correct list of the following (1) each Current Government Contract; and (2) each Government Bid to which the Company is a party and for which an award has not been issued, including (A) the contract number, internal project charge number, contract name, the award date, the customer, contract value and the contract end date for each of the Current Government Contracts, and (B) the request for proposal number, date of actual or estimated proposal submission, expected award date, estimated period of performance, estimated value and customer name for each of the Government Bids. Except as set forth in Section 3.13(c)(i) of the Company Disclosure Schedule, (x) there are no Current Government Contracts or Government Bids in connection with which any of the Group Companies represented itself as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status; and (y) none of the Current Government Contracts were awarded pursuant to a procurement process that was limited to entities having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status.
(ii)   Except as set forth on Section 3.13(c)(ii) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, since January 1, 2018, (1) each of the Group Companies has complied in all material respects with all statutory and regulatory requirements, where and as applicable to each of the Government Contracts and Government Bids, and (2) the representations, certifications, and warranties made by any of the Group Companies with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and each of the Group Companies has complied in all material respects with all such certifications.
(iii)   Except as set forth on Section 3.13(a)(iii) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group

Companies, taken as a whole, since January 1, 2018, (1) the Group Companies have not received any written termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to performance by any of the Group Companies as a prime contractor or subcontractor of any portion of the obligation of a Government Contract, and (2) the Group Companies have complied with all material terms and conditions of the Government Contracts.
(iv)   As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Group Companies have any outstanding Government Bids that, if accepted or a Contract relating thereto awarded to the Group Companies, are expected to result in a loss to the Group Companies. Except as set forth on Section 3.13(a)(iv) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, the other Group Companies are a party to any Current Government Contract which is expected to result in a loss to the Group Companies.
(v)   Except as set forth on Section 3.13(c)(v) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to any Government Contract, as of the date of this Agreement since January 1, 2018, no Group Company has received written or to the Knowledge of the Company, oral notice of a pending (1) civil fraud or criminal investigation by any Governmental Authority, (2) suspension or debarment proceeding (or equivalent proceeding) against the Group Companies, (3) audit, review, inspection, survey or examination of records relating to a Government Contract, (4) disclosure to any Governmental Authority (pursuant to FAR 52.203-13 or any other similar disclosure requirement or program), nor is the Company or, to the Knowledge of the Company, the Group Companies aware of any facts or circumstances, or “credible evidence” (as that term is defined at FAR 52.203-13) that should have given rise to any such disclosure, (5) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (6) dispute between the Group Companies and a Governmental Authority, which has resulted in a government contracting officer’s final decision, or (7) claim or request for equitable adjustment by the Group Companies against a Governmental Authority.
(vi)   Neither the Group Companies nor any of their Principals (as that term is defined under Federal Acquisition Regulation 2.101) is, or within the past three (3) years have been, proposed for debarment, debarred, suspended, or otherwise declared ineligible from participation in the award of a Government Contract.
(vii)   The Group Companies maintain no security clearances or cleared facilities and are in compliance in all material respects with all applicable national security obligations.
3.14.   Compliance with Laws; Anti-Corruption; Anti-Money Laundering; Permits.
(a)   During the past three (3) years each Group Company has been in compliance in all material respects with each Law that is or was applicable to it or the conduct ownership or operation of its business, or the ownership or use of any of its assets, and, no Group Company has in the past five (5) years received any written, or to the Knowledge of the Company, oral notice of any material violations or material non-compliance by a Group Company of any such Laws.
(b)   In the past ten (10) years, the Group Companies, their directors or officers, or the Knowledge of the Company, any Group Companies OFAC Parties, and Representatives of or any Person acting on behalf of the Group Companies, have not, directly or indirectly, (i) used any funds of the Group Companies for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Group Companies; (iii) made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Authority or any official of a political party or a candidate for political office from funds of the Group Companies (but excluding payments to Governmental Authorities in amounts legally due and owing by the Group Companies or reasonable and bona fide payments directly related to the execution or performance of a written agreement); (iv) established or maintained any unlawful fund of monies or other assets of the Group Companies; (v) made any unlawful payment, promise of payment or unlawful authorization of payment of money, gifts or anything of value to any Person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for the Group Companies; or (vi) otherwise made any unlawful payment within the meaning of, or is in any other way in violation of, Anti-Corruption Laws.
(c)   The Group Companies have kept all required records and have filed with Governmental Authorities all required notices, supplemental applications and annual or other reports required by applicable Laws for the operation of the business of the Group Companies. Without limiting the generality of the foregoing, the Group Companies have not directly or indirectly taken any action which would cause it to be in violation of Anti-Corruption Laws. The Group Companies have informed employees of their obligations with respect to Anti-Corruption Laws.
(d)   In the past ten (10) years, the Group Companies’ business has been and is conducted at all times in compliance with anti-money laundering Laws, and no suit involving the Group Companies or any other Group Companies OFAC Party with respect to anti-money laundering laws is pending or, to Knowledge of the Company, threatened.
(e)   Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company and, to the Knowledge of the Company, the other Group Companies have in effect all approvals, authorizations, certificates, filings, franchises, licenses, consents, exemptions, variances, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All such Permits are set forth in Section 3.14(e) of the Company Disclosure Schedule. There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, does not and will not result in a violation of or default under and will not cause the suspension, modification, nonrenewal, termination, revocation or cancellation of any such Permit. Neither the Company nor, to the Knowledge of the Company, the other Group Companies have received any communication and there exists no facts or circumstances which would reasonably be expected to result in any of the Permits failing to be in good standing.
3.15.   Environmental Matters.
Each Group Company (a) is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, and (b) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the conduct of their respective businesses as presently conducted, and has made all appropriate filings for issuance or, as needed, renewal of such permits, licenses, authorizations, registrations and consents. There is no material contamination of, and there have been no material releases or threatened releases of, Hazardous Materials at the Leased Real Property or any real property formerly owned, leased or operated by the Group Companies (or any predecessor of a Group Company), in each case, that would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws. There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to give rise to any material liability or other obligation under any Environmental Laws. No Group Company has received prior to the date hereof, any notice of any material claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened with respect to any matters arising out of any Environmental Laws relating to the businesses of the Group Companies. No Group Company is subject to any Orders or other arrangements with any Governmental Authority or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Material.
3.16.   Litigation.
Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no claims, actions, arbitrations, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company, or to the Knowledge of the Company, any other Group Company, or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years. The Company and, to the Knowledge of the Company, any other Group Company, is not subject to any Order arising from any Litigation affecting or involving the Company or such Group Company or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement, and to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.
3.17.   Personnel Matters.
(a)   True, accurate, and complete lists of all of the directors, officers, and employees of the Company and, to the Knowledge of the Company, the other Group Companies (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section 3.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including any bonus opportunities or deferred compensation arrangements) and also showing any bonus or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2020, (v) date of hire, (vi) leave of absence status (including expected return to work date if known), (vii) whether exempt or non-exempt under the Fair Labor Standards Act and (viii) visa status (if any). True and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company and, to the Knowledge of the Company, the other Group Companies during 2019 and through the Balance Sheet Date, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Parent.
(b)   To the Knowledge of the Company, no employee of the Group Companies is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, assignment of invention covenant or restrictive covenant of any kind to (i) the Group Companies or (ii) to the employee’s former employer relating to (1) the right of the employee to be employed by the Group Companies, or (2) the use of trade secrets or proprietary information of the employee’s former company. To the Knowledge of the Company, no former employee of the Group Companies is in any material respect in violation of any term of a restrictive covenant of any kind to the Group Companies.
(c)   Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, the Company has and, to the Knowledge of the Company, the other Group Companies have not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program for the past three (3) years, nor has the Company or, to the Knowledge of the Company, nor has any of the other Group Companies planned or announced any such action or program for the future; and the Company is and, to the Knowledge of the Company, the other Group Companies are in compliance with its obligations pursuant to the WARN Act and all other related or similar notification and bargaining obligations arising under applicable Laws.
(d)   To the Knowledge of the Company, there are no violations, or potential violations, of any employee restrictive covenant agreements by any former employees of the Group Companies.
(e)   Except as set forth on Section 3.16 of the Company Disclosure Schedule, there are no material complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company and, to the Knowledge of the Company, the other Group Companies on one hand and any Personnel, former employee, job applicants or other current or former service providers on the other hand.
(f)   The most recent written personnel policies and manuals of the Company and, to the Knowledge of the Company, the other Group Companies are listed in Section 3.17(f) of the Company Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Parent.
(g)   Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, the Company is and, to the Knowledge of the Company, the other Group Companies are in compliance in all material respects with all applicable Laws relating to employment or hiring or termination of employment, including those related to labor, employment standards, wages, hours, compensation, benefits, terms and conditions of employment, employee background checks, equal employment opportunity, contractual obligations, workplace health and safety, workers’ compensation, medical or family leave, discrimination or harassment, retaliation, human rights, unemployment insurance, employee whistle-blowing, employee privacy and right to know statutes, pay equity, disability, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining, plant closings and mass layoffs, the payment of COVID-19-related paid sick or family leave or other benefits and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company has and, to the Knowledge of the Company, the other Group Companies have paid in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the Effective Time. There is no Claim with respect to employment, leave from employment, or termination of employment, discrimination, retaliation, whistleblower, or payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to the Knowledge of the Company, threatened. The Company has and, to the Knowledge of the Company, the other Group Companies have no liability, whether direct or indirect, absolute or contingent, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Knowledge of the Company, no group of employees and no key employee, manager or executive has any current plans to terminate employment in connection with the Closing.
(h)   The Group Companies have complied in all material respects with the following government orders related to COVID-19: (i) restricting activity, such as “stay-at-home” orders or business closure orders, (ii) imposing duties or obligations on employers to make modifications to the workplace, provide personal protective equipment, undertake employee temperature or health screening or implement other measures for the protection of employee health and welfare related to the COVID-19 pandemic, or (iii) other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Group Company operates. To the extent any Group Company is or has been requiring employees or independent contractors to perform in-person work in any locations subject to such an order or directive, such continued operations and demands upon such Persons were and are in compliance in all material respects with such orders, for example, because such operations are “essential” or otherwise excluded from the applicability of the orders restricting activity. The Group Companies have complied in all material respects with the confidential record-keeping requirements pertaining to all employee health information retained pursuant to its workplace safety measures and leave administration.
(i)   To the extent the Company is aware of any Employees or Company independent contractors that have tested positive for COVID-19, the Company has and, to the Knowledge of the Company, the other Group Companies have taken all precautions required under applicable Law with respect to such Persons. The Company has also used commercially reasonable efforts to document any such diagnosis to the extent required by the Occupational Safety and Health Administration and in compliance with the guidance from the Centers for Disease Control and Prevention.
(j)   Except as set forth on Section 3.17(j) of the Company Disclosure Schedule, as of the date hereof, the Company and, to the Knowledge of the Company, the other Group Companies have not taken any of the following actions or implemented or undertaken any of the following changes with respect to the service, compensation or benefits of the employees or any Group Company independent contractors in response to the COVID-19 pandemic: (i) announced, implemented or effected any reduction-in-force, lay-off, furlough or other program resulting in the termination of employment of employees (other than terminations of individual employees in the ordinary course of business); (ii) increased or decreased the compensation or benefits of any employee, officer or independent contractor; (iii) paid any severance or termination pay to any employee or independent contractor not otherwise provided for under the Company Equity Plans; or (iv) adopted, terminated or amended the Company Equity Plans, or materially increased or decreased the benefits under the Company Equity Plans.
(k)   Except as set forth on Section 3.17(k) of the Company Disclosure Schedule, the employment of all Personnel is terminable at-will, and the Company has and, to the Knowledge of the Company, the other

Group Companies have not made any written or oral commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise.
3.18.   Labor Matters.
The Company and, to the Knowledge of the Company, the other Group Companies are not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the three (3) years preceding the date hereof, there have not been, nor to the Knowledge of the Company, are there now threatened, any: (a) strikes, work stoppages, slowdowns, lockouts, picketing, leafletting, or arbitrations; or (b) employee or union grievances, claims, charges, unfair labor practice charges, harassment charges, grievances or complaints or other labor disputes with respect to the Group Companies. In the three (3) years preceding the date hereof, none of the employees of the Company or, to the Knowledge of the Company, the other Group Companies is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to the Knowledge of the Company, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Knowledge of the Company, threatened against the Group Companies. The Company and, to the Knowledge of the Company, the other Group Companies are not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.
3.19.   Employee Benefits.
(a)   Section 3.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control or other employee benefit plans or programs and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Company or with respect to which the Company could have any Liability (individually, a “Plan,” collectively, the “Plans”). The Company has not made a commitment or promise to any employee to amend any Plan or adopt a new plan, program or arrangement that upon adoption would be a Plan.
(b)   With respect to each Plan, the Company has provided to Parent true and complete copies of: (i) all material Plan documents, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the latest favorable determination letter (or as to a prototype or volume submitter plan, opinion letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, (vi) the most recent actuarial report, if applicable, (vii) any nondiscrimination or other testing under each Plan for the last three years, and (viii) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan.
(c)   Each Plan and, to the Knowledge of the Company, each employee benefit plan maintained or contributed to by the other Group Companies (i) is in compliance in all material respects with all applicable governmental Laws, Orders, statutes, regulations, and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with all applicable Laws and its terms.
(d)   Each Group Company and each ERISA Affiliate, and each Plan that is a group health plan as defined in Section 733(a)(1) of ERISA, are in material compliance with the Patient Protection and Affordable

Care Act. No material penalties under Section 4980H of the Code and the regulations thereunder are assessable on any Group Company or ERISA Affiliate with respect to any employee. Further, if required by the Code, each Group Company and each ERISA Affiliate has timely filed, or is prepared to timely file by any applicable extended deadline, its IRS Forms 1094-C and Forms 1095-C for each calendar year.
(e)   No Group Company, or an ERISA Affiliate currently participate or ever have participated in or had an obligation to contribute to a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.
(f)   No Plan provides retiree medical, dental, vision, disability or life insurance benefits, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or state law. Any Plan designed to satisfy the requirements of Section 125 and/or 4980B of the Code satisfies such section in all material respects.
(g)   Each Plan intended to qualify under Section 401(a) of the Code is so qualified, each trust maintained in conjunction with a Plan intended to qualify under Section 401(a) of the Code is exempt from taxation, and, to the Knowledge of the Company, none of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them or the Group Companies, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.
(h)   Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No Plan is subject to the laws or regulations of any non-U.S. jurisdiction.
(i)   All material payments and contributions, including but not limited to, payments to remediate any nondiscrimination or operational errors, required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices and are fully reflected on the Most Recent Unaudited Financial Statements.
(j)   All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained.
(k)   The fair market value of the assets of each Plan that is funded, and the amount of book reserves for each Plan that is unfunded or underfunded, are sufficient to satisfy the liability for accrued benefits with respect to current and former employees of the Group Companies participating in each such Plan, based on reasonable actuarial or other applicable assumptions and valuations. Each insurance contract relating to any Plan is valid and enforceable and, to the Knowledge of the Company, there is no ground on which the insurer might avoid liability thereunder.
(l)   No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or is reasonably expected to be incurred by the Group Companies or ERISA Affiliates. Neither the Group Companies nor any ERISA Affiliate has ever maintained a multiemployer plan or single employer plan within the meaning of Section 4001(a) of ERISA, a multiple employer plan within the meaning of Section 413 of the Code or a pension plan subject to Section 412, 430 or 431 of the Code.
(m)   Except as disclosed on Section 3.19 of the Company Disclosure Schedule, the execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Group Companies to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) result in any payment or benefit that will or may be made by the Group Companies that may be characterized as “excess parachute payment,”

within the meaning of Section 280G(b)(1) of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.
(n)   There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits). There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against any Group Company. No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.
(o)   None of the Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code. Any Plan subject to Section 409A of the Code has been operated in material compliance with the Plan document and Section 409A of the Code.
3.20.   Tax Matters.
(a)   The Group Companies have duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. The Group Companies have timely paid all Taxes due and owing (whether or not shown due on any Tax Return). No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.
(b)   The Group Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.
(c)   No Group Company is, or has ever been, a party to or bound by any Tax Sharing Agreement. There are no Liens on any of the assets of the Group Companies with respect to Taxes, other than Permitted Liens.
(d)   No Governmental Authority is conducting or has threatened in writing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Group Companies, or with respect to any other actions imposing on the Group Companies any obligations or liabilities with respect to another Person’s Taxes. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by any Group Company which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against the Group Companies have been fully paid or finally settled. No Group Company has received written notice of a claim by any Taxing Authority in any jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to Tax by that jurisdiction.
(e)   The Group Companies have not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Taxing Authority with respect to any Tax which will have any effect after the Closing.
(f)   No Group Company has ever been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law).
(g)   The Group Companies have no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement) or otherwise.
(h)   The Group Companies have not participated in a listed transaction or a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or Section 1.6011-4T.

(i)   None of the equity interests of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
(j)   No Group Company is a party to any “gain recognition agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.
(k)   There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which any Group Company is a party and that constitute a partnership for federal income tax purposes.
(l)   No Group Company has agreed, nor is it required, to make any adjustment to taxable income in any period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vii) election under Section 108(i) of the Code. The Group Companies will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of Section 965 of the Code.
(m)   The Company has delivered or otherwise made available to Parent true, correct and complete copies of all income and other material Tax Returns of the Group Companies for all Tax periods beginning on or after January 1, 2017. The Company has delivered or otherwise made available to Parent true, correct and complete copies of any examination reports received by the Group Companies, and statements of deficiencies assessed against or agreed to by the Group Companies.
(n)   The Group Companies have not in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code.
(o)   No Group Company is or has been subject to Tax in a country other than the country of its organization by virtue of conducting a trade or business in such foreign jurisdiction or maintaining a permanent establishment therein.
(p)   No Group Company has any obligation to make a payment for which a deduction would be disallowed in whole or part under Section 162(m) of the Code or that is under a plan or agreement.
(q)   The Company has taken commercially reasonable steps to ensure that all transactions (including but not limited to sales of goods, loans, and provision of services) between any Group Company, on the one hand, and any other Person, on the other hand, that is controlled directly or indirectly by any Group Company or any shareholder thereof (within the meaning of Section 482 of the Code) were effected on arms’ length terms and for fair market value consideration.
(r)   The Company has delivered to Parent true, correct and complete copies of any transfer pricing studies or materials prepared by, or in respect of the Group Companies.
(s)   Each Group Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives.
(t)   No Group Company that is a “United States person” (within the meaning of Section7701(a)(30) of the Code) has or has ever had signatory authority over, or with respect to, any foreign bank accounts and has no FBAR filing requirements.
(u)   None of the assets of any Group Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(v)   No Group Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.
(w)   No Group Company (i) has received or requested any ruling, administrative relief, technical advice, change of a method of accounting, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or similar agreement from any taxing authority with respect to any Tax or (ii) has granted a power of attorney with respect to Taxes that is currently in force.
(x)   At all times since its date of formation, each Group Company has been classified as a corporation under subchapter C of the Code for U.S. Federal and state income tax purposes.
(y)   The unpaid Taxes of the Group Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.
(z)   The Company is a “United States person” (within the meaning of Section7701(a)(30) of the Code).
(aa)   Notwithstanding anything herein to the contrary, no representations are made concerning the Parent’s or the Group Companies ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company and nothing in this Section 3.20 shall be construed as a representation or warranty with respect to any Tax position that any Person may take in or in respect of any Tax period (or portion thereof) beginning after the Closing Date.
(bb)   Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.20 and Section 3.19 are the sole and exclusive representations and warranties of the Company with respect to Taxes.
3.21.   Insurance.
The Company and, to the Knowledge of the Company, the other Group Companies maintain general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and, to the Knowledge of the Company, comprising the types and in the amounts customarily carried by businesses of similar size in the same industry. All premiums with respect to the Insurance Policies covering all periods up to and including the date of the Closing have been paid. The Company and, to the Knowledge of the Company, the other Group Companies have not received any written notice of a material increase in premiums with respect to, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates to which similarly situated companies are subject. The Company and, to the Knowledge of the Company, the other Group Companies have timely filed all claims for which they are seeking payment or other coverage under any of the Insurance Policies. The Company and, to the Knowledge of the Company, the other Group Companies have not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company and, to the Knowledge of the Company, the other Group Companies are not in default in any material respect under any Insurance Policy. The Company and, to the Knowledge of the Company, the other Group Companies have performed in all material respects all of its obligations under the Insurance Policies. Except for Insurance Policies that have expired under their terms in the ordinary course of business, the Insurance Policies (i) are sufficient for compliance with all requirements of applicable Law and all Contracts relating to the Company, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the respective dates set forth in Section 3.21 of the Company Disclosure Schedule without the payment of additional premiums, (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company and, to the Knowledge of the Company, the other Group Companies. Neither the Company nor, to the Knowledge of the Company, the other Group

Companies have been refused any insurance by any insurance carrier to which any Group Company has applied for any such insurance or with which the Company or any of the other Group Companies has carried insurance during the last three (3) years.
3.22.   Bank Accounts; Powers of Attorney.
Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company and, to the Knowledge of the Company, the other Group Companies, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company and, to the Knowledge of the Company, the other Group Companies.
3.23.   Customers and Suppliers.
(a)   Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined on a consolidated basis by dollar volume of sales, for the fiscal year ended December 31, 2020 and the three (3)-month period ended on the Balance Sheet Date (collectively, the “Top Customers”) and the applicable dollar amounts with respect to each Top Customer. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the applicable Group Company and any of the Top Customers, and (ii) the Company has no Knowledge that any Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Group Companies or substantially reduce its business with the Group Companies.
(b)   Section 3.23(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2020 and the three (3)-month period ended on the Balance Sheet Date (collectively, the “Top Suppliers”) and the applicable dollar amounts with respect to each Top Supplier. Except as would not reasonably be expected to be material to the Group Companies taken as a whole, the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the applicable Group Company and any of the Top Suppliers. The Company has no Knowledge that any Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Group Companies or substantially reduce its business with the Group Companies.
3.24.   Receivables.
All accounts and notes receivable and other receivables reflected on the balance sheet set forth in the Most Recent Unaudited Financial Statements (“Most Recent Unaudited Balance Sheet”) represent, and the accounts and notes receivable and other receivables arising from the date hereof through the Closing Date will represent bona fide, collectible current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserve for doubtful accounts reflected on the Most Recent Unaudited Balance Sheet was established in the ordinary course of business consistent with past practice. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts, other than with respect to returns in the ordinary course of business.
3.25.   Books and Records.
The books and records of the Company and, to the Knowledge of the Company, the other Group Companies have been maintained in accordance with sound business practices and all applicable Laws. The minute books of director (including committees thereof) and stockholder meetings of the Group Companies, as previously made available to Parent, contain accurate records of all such meetings and accurately reflect all other corporate action of the stockholders and directors material to the business of the Company and, to the Knowledge of the Company, material to the respective businesses of the other Group Companies.

3.26.   Products Liability and Warranty Liability.
No Group Company (a) has any material Liability arising out of any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or any services rendered, by or on behalf of such Group Company, other than those that have been reserved against on the Most Recent Unaudited Financial Statements, (b) has extended any warranty period on any products beyond those customarily given by the Group Companies for such products or beyond those provided by the manufacturer, as applicable, or (c) is aware of any facts or circumstances which, given the passage of time, would reasonably be expected to result in a claim against such Group Company for product liability or breach of warranty. The Company has made available to Parent copies of all guarantees, warranties, and indemnities given by the Company and, to the Knowledge of the Company, the other Group Companies in connection with their products that are material to their respective businesses. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each product designed, manufactured, sold, or delivered by the Company and, to the Knowledge of the Company, the other Group Companies, has been in material conformity with all product specifications, applicable express and implied warranties, and all applicable Laws, and (ii) there are no latent or overt design, manufacturing, or other defects in any products designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company and, to the Knowledge of the Company, the other Group Companies, and no such products or services have been the subject of any recall. The warranty reserves on the Most Recent Unaudited Financial Statements are reasonable based on past experience and have been accrued in accordance with the Company’s Accounting Principles. Complete and correct copies of all documentation related to all warranty claims made against the Company and, to the Knowledge of the Company, the other Group Companies since January 1, 2019 have been made available to Parent, in each case, that are material to the respective Group Company’s business.
3.27.   Inventory.
All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Company and, to the Knowledge of the Company, the other Group Companies (“Inventory”), whether or not reflected in the audited balance sheet of the Company as of the Balance Sheet Date, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in a manner consistent with past practice. All Inventory is owned by the Company and, to the Knowledge of the Company with respect to the Inventory owned by the Group Companies other than the Company, the other Group Companies free and clear of all Liens other than Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present conduct of the business of the Company and, to the Knowledge of the Company, the other Group Companies.
3.28.   Export Controls; Sanctions.
(a)   Each Group Company is and has at all times since its inception been in compliance in all material respects with all applicable International Trade Laws and Regulations and there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending or, to the Knowledge of the Company, threatened between a Group Company, on the one hand, and any Governmental Authority under any International Trade Laws and Regulations, on the other hand.
(b)   The Group Companies have prepared and timely applied for all import and export licenses required in accordance with International Trade Laws and Regulations, for the business of the Group Companies.
(c)   To the Knowledge of the Company, the Group Companies have made available to Parent true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all International Trade Laws and Regulations applicable to the business of the Group Companies.
(d)   No Group Company has maintained employees or assets of any kind in Cuba, Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains, or has maintained since such Group Company’s inception, economic sanctions and no Group Company has maintained employees or assets of any kind in any country against which the United States maintains, or has maintained during the last five (5) years, an arms embargo.
(e)   Each Group Company has at all times been in compliance in all material respects with all International Trade Laws and Regulations relating to export control and trade embargoes, and the Group Companies, Group Companies OFAC Parties, and any Representatives of, or any Person acting on behalf of, a Group Company, have not provided, exported, reexported, sold, or otherwise transferred, without explicit license or authorization from the U.S. Government, products, software, technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria or any other country against which the United States maintains, or has maintained during the last five (5) years, economic sanctions or embargoes, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries, (iii) any nationals of such countries, or (iv) any organization, entity, or individual appearing on a United States Government list of parties with whom companies are prohibited from transacting, including but not limited to the Specially Designated Nationals List maintained by the United States Treasury Department’s Office of Foreign Assets Control.
3.29.   No Brokers.
Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Company nor any of their respective directors, officers, employees or agents has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.
3.30.   No Other Agreements to Purchase.
Except for the rights of Parent and Merger Sub under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such, for (a) the purchase or acquisition of Equity Securities or substantially all of the assets of the Company and, to the Knowledge of the Company, the other Group Companies or (b) the purchase, subscription, allotment or issuance of any of the unissued Equity Securities of the Company and, to the Knowledge of the Company, the other Group Companies.
3.31.   Disclosure.
None of the representations or warranties in this Article III (together with the schedules in respect thereof set forth in the Company Disclosure Schedule) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Except as set forth in the Parent Disclosure Schedule (it being agreed that any matter disclosed in the Parent Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), Parent and Merger Sub jointly and severally represent and warrant to the Group Companies as of the date hereof and on and as of the Closing Date as follows:
4.1.   Organization and Power.
Parent is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Merger Sub is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions, including the Merger. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.2.   Authorization and Enforceability.
The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party and the performance by Parent and Merger Sub of the Contemplated Transactions that are required to be performed by Parent and Merger Sub have been duly authorized by the board of directors of both Parent and Merger Sub in accordance with applicable Law and their respective certificates of incorporation and bylaws of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party or the consummation of the Contemplated Transactions that are required to be performed by Parent and Merger Sub. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Parent and Merger Sub will be, at the Closing, duly authorized, executed and delivered by Parent and Merger Sub and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Parent and Merger Sub enforceable against each in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.3.   No Violation.
Except as set forth in Section 4.3 of the Parent Disclosure Schedule, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by each and compliance with the terms of this Agreement and the Ancillary Documents to which each is a party will not (a) conflict with or violate any provision, terms or conditions of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any properties of Parent or Merger Sub are bound or affected, or (c) require Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give notice to any Person as a result or under the terms of, any material Contract to which Parent or Merger Sub is a party or by which any assets and properties is bound except in the cases of clauses (b) and (c), as would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the Ancillary Documents.
4.4.   Governmental Authorizations and Consents.
Except as set forth in Section 4.4 of the Parent Disclosure Schedule, no Governmental Consents are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Parent or Merger Sub is a party or the consummation of the Contemplated Transactions.
4.5.   No Brokers.
No agent, finder, broker, Person or firm acting on behalf of Parent or Merger Sub or any of their Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.
4.6.   Operations of Merger Sub.
Merger Sub was formed on August 27, 2021 solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted is operations only as contemplated hereby.
4.7.   Issuance of Stock Consideration.
Upon issuance of the Stock Consideration in accordance with the terms of this Agreement, the Stock Consideration, will be duly and validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof (other than those arising from applicable securities

Laws) and will be issued in compliance with applicable federal and state securities Laws, with the holders being entitled to all rights accorded to a holder of Parent Common Stock.
4.8.   SEC Documents; Financial Statements.
(a)   During the two (2) years prior to the date hereof, Parent has filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 as amended (the “Sarbanes-Oxley Act”) (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Parent has delivered or has made available to the Company true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. Subject to the subsequent filing of an amendment to an SEC Document with the SEC prior to date of this Agreement, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Documents or in the Parent Disclosure Schedules, to the knowledge of Parent, as of the date of this Agreement, (i) none of the SEC Documents is the subject of ongoing SEC review, and (ii) Parent has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been addressed. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(b)   As of their respective dates, the financial statements of Parent included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by Parent or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by Parent on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by Parent in its financial statements or otherwise. No other information provided by or on behalf of Parent to the Company which is not included in the SEC Documents (including, without limitation, information in the Parent Disclosure Schedule) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. Parent is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of Parent with respect thereto) included in the SEC Documents (the “Parent Financial Statements”), nor is Parent currently aware of facts or circumstances which would require Parent to amend or restate any of the Parent Financial Statements, in each case, in order for any of the Parent Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. Parent has not been informed by its independent accountants that they recommend that Parent amend or restate any of the Parent Financial Statements or that there is any need for Parent to amend or restate any of the Parent Financial Statements. Parent has engaged BF Borges CPA PC to audit the consolidated financial results for Parent and its Subsidiaries.
(c)   Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 of the 1934 Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a — 15 and 15d — 15 of the 1934 Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent management as appropriate to allow decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent’s outside auditors and the audit committee of the board of directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent internal control over financial reporting. During the two (2) years prior to the date hereof, any material change in internal control over financial reporting required to be disclosed in any SEC Document has been so disclosed. During the two (2) years prior to the date hereof, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ and neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d)   Except as set forth in Section 4.4 of the Parent Disclosure Schedule or as disclosed in the SEC Documents, during the two (2) years prior to the date hereof, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received any written (or to the knowledge of the Parent, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to the period that is during the two (2) years prior to the date hereof, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e)   Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated Affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements, where the result, purpose or effect of such Contract is to avoid public disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.
4.9.   Absence of Certain Changes.
(a)   Except as otherwise expressly contemplated or required by this Agreement, or as set forth on Section 4.9 of the Parent Disclosure Schedule, since the date of Parent’s most recent audited financial statements contained in a Form 10-K, Form 10-Q and Form 8-k (i) the business of Parent and each of its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, excluding any actions, activities, or conduct of Parent and its Subsidiaries taken to mitigate, respond to, or otherwise address the current and anticipated impacts or effects of the novel coronavirus pandemic on the business of Parent and their respective Subsidiaries, including compliance, and (ii) there has been no Event that resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent and its Subsidiaries.
(b)   Since the date of Parent’s most recent audited financial statements contained in a Form 10-K, except as set forth in the SEC Documents filed by Parent following Parent’s most recently filed Form 10-K/A, Form 10-Q and Form 8-k (i) neither Parent nor any of its Subsidiaries has (1) declared or paid any dividends, (2) sold any material assets, individually or in the aggregate, outside of the ordinary course of business, or (3) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business, and (ii) there has not been or occurred any Event that, if taken during this period, would constitute a breach of Section 5.19. Neither Parent nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Parent or any of its Subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.
4.10.   No Undisclosed Events, Liabilities, Developments or Circumstances.
Except as set forth on Section 4.10 of the Parent Disclosure Schedule, no event, Liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur specific to Parent, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), except for (a) Liabilities shown on the most recent balance sheet included in the SEC Reports, or (b) Liabilities which would not have, or would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.
4.11.   Conduct of Business; Regulatory Permits.
Neither Parent nor any of its Subsidiaries is in violation of any term under its articles of incorporation, certificates of designation, bylaws, organizational charter, certificate of formation, memorandum of association, articles of association, or operating agreement, as applicable. Neither Parent nor any of its Subsidiaries is in violation of any Law, judgment, decree or order or any statute, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has conducted its business in violation of any of the foregoing, except in all cases for violations which would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent is in compliance with all federal and state securities Laws, including the rules, regulations or requirements of NASDAQ and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Parent Common Stock by NASDAQ in the foreseeable future. During the two (2) years prior to the date hereof, (a) the Parent Common Stock has been listed or designated for quotation on NASDAQ, (b) trading in the Parent Common Stock has not been suspended by the SEC or NASDAQ, (c) Parent has received no communication, written or oral, from the SEC or NASDAQ regarding the suspension or delisting of the Parent Common Stock from NASDAQ, which has not been publicly disclosed, and (d) Parent has not taken any action that is designed to terminate the registration of the Parent Common Stock under the 1934 Act. Except as permitted by the 1934 Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. Parent and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.
4.12.   Capitalization.
(a)   As of the date hereof, the authorized capital stock of Parent is as set forth on Section 4.12 of the Parent Disclosure Schedule. Other than such authorized capital stock of the Parent, awards issued under the equity incentive plan of the Parent and 1,100,000 warrants to issue Capital Stock of the Parent, there are (i) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (ii) no options, warrants, or other rights to acquire from Parent, and no obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.
(b)   All of outstanding capital stock of the Parent are duly authorized and have been validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of Parent or any Contract to which Parent is a party or otherwise bound.
(c)   Except as disclosed in the SEC Documents: (i) none of Parent’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by Parent or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of Parent or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries; (iii) there are no agreements or arrangements with respect to the Parent Common Stock under which Parent or any of its Subsidiaries is (1) bound with respect to voting (including without limitation voting trusts or proxies), (2) obligated to register the sale of any of their securities under the Securities Act, or (3) sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) any such securities; (iv) there are no outstanding securities or instruments of Parent or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to redeem a security of Parent or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Stock Consideration; and (vi) neither Parent nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(d)   Parent has furnished to the Company or filed on the EDGAR system true, correct and complete copies of Parent’s articles of incorporation, as amended and as in effect on the date hereof, and Parent’s bylaws, as amended and as in effect on the date hereof.
4.13.   Litigation.
Except as disclosed in the SEC Documents or as set forth on Section 4.13 of the Parent Disclosure Schedule, there is currently no and has not been any previous Litigation before or by NASDAQ or any Governmental Authority whether pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the Parent Common Stock or any of Parent’s or its Subsidiaries’ past or present officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is the subject of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries.
4.14.   Insurance.
Parent and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts that are prudent and customary in the businesses in which Parent and its Subsidiaries are engaged. There is no material claim pending under any insurance policy Parent or any of its Subsidiaries is party to, to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise the terms of such policies. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any such Subsidiary has any reason to believe that it will be unable to renew an existing insurance policy as and when such policy expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a materially higher cost. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

4.15.   Manipulation of Price.
Neither Parent nor any of its Subsidiaries has, and, to the knowledge of Parent, no Person acting on their behalf has, directly or indirectly, taken any action designed to cause or to result in the manipulation of the price of any security of Parent or any of its Subsidiaries.
4.16.   Money Laundering.
Parent and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws, including the Laws and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)) and any regulations contained in 31 CFR, Subtitle B, Chapter V. No Litigation by or before any court or Governmental Authority or any arbitration involving Parent or, to the knowledge of Parent, its Affiliates with respect to such Laws is pending or, to the knowledge of Parent, threatened.
4.17.   Disclosure.
Parent confirms that to the knowledge of the Parent neither it nor any other Person acting on its behalf has provided the Company, the Stockholders, or their respective agents or counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning Parent or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the Ancillary Documents and information in the Parent Disclosure Schedule to this Agreement. Parent understands and confirms that the Stockholders will rely on the foregoing representations in effecting transactions in securities of Parent. All disclosure provided to the Company and the Stockholders regarding Merger Sub, Parent and its Subsidiaries, their businesses and the transactions contemplated hereby, including the Parent Disclosure Schedule, furnished by or on behalf of Parent or any of its Subsidiaries, taken as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of Merger Sub, Parent or any of its Subsidiaries to the Company and the Stockholders pursuant to or in connection with this Agreement and the Ancillary Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Merger Sub, Parent or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law requires public disclosure at or before the date hereof or announcement by Parent but which has not been so publicly disclosed, except for information in the Parent Disclosure Schedule.
4.18.   Investment Company Act of 1940.
Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
4.19.   No Additional Representations.
Except for the representations and warranties contained in Article III or in any certificate or instrument delivered in connection with this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available or that will be made available to Parent or to Parent’s Subsidiaries and Representatives in certain “virtual data rooms” or management presentations in connection with the transactions contemplated by this Agreement. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent and Merger Sub each specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Subsidiaries have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE V
Covenants
5.1.   Conduct of the Company.
(a)   Except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof to the Closing Date, the Company shall, and shall use commercially reasonable efforts to cause each of the other Group Companies to, conduct its business and operations in the ordinary course and in a manner consistent with past practice, and to the extent consistent therewith (i) maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (ii) perform and comply with its Material Contracts and to comply with applicable Laws, (iii) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv) preserve the goodwill and ongoing operations of its business.
(b)   Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), during the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not, and shall use commercially reasonable efforts to cause each of the other Group Companies not to:
(i)   modify or amend any of the organizational documents of the Group Companies;
(ii)   issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any Equity Securities of the Group Companies;
(iii)   declare, set aside or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Equity Securities of the Group Companies or any repurchase, redemption or other reacquisition of any Equity Securities of the Group Companies;
(iv)   incur or suffer to exist any Indebtedness, except for (1) working capital borrowings incurred in the ordinary course of business consistent with past practice and (2) intercompany loans and balances between various Group Companies;
(v)   amend, renew (other than in the ordinary course of business), terminate or waive any Material Contract or any provision thereof;
(vi)   enter into any Contract that purports to limit, curtail or restrict (1) the kinds of businesses in which a Group Company or its existing or future Affiliates may conduct their respective businesses, (2) the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services, or (3) the acquisition of any business;
(vii)   acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;
(viii)    divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset of the Group Companies, other than the sales of products or services in the ordinary course of business consistent with past practice;
(ix)   adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of a Group Company;
(x)   enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Plan, except to the extent required by Law or as expressly contemplated by this Agreement, including Section 3.19(a) of the Company Disclosure Schedule;

(xi)   hire any new officers or employees at an annual salary in excess of one hundred sixty thousand dollars ($160,000) or terminate the services of any existing officers or employees other than for cause, make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Group Companies, except (1) in connection with new hires, promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business, or (2) to the extent required by any Plan disclosed in Section 3.19(a) of the Company Disclosure Schedule;
(xii)   file or cause to be filed any Tax Return with respect to any Group Company other than in accordance with past practice, amend any Tax Return, enter into any closing agreement, make or change any Tax election, change any Tax method of accounting, or agree to extend the statute of limitations in respect of any Taxes;
(xiii)   change the Accounting Principles, accounting policies or procedures of a Group Company;
(xiv)   change the fiscal year of a Group Company;
(xv)   settle or compromise any pending or threatened Litigation in such a manner as to create any material obligations on the Group Companies that would not be fully performed prior to the Closing;
(xvi)   fail to invoice customers and collect accounts receivable, timely pay Taxes and other Liabilities when due and pay or perform other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;
(xvii)   accelerate the collection of accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;
(xviii)   cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect;
(xix)   enter into any Affiliate Agreement; or
(xx)   authorize, agree, resolve, or consent to any of the foregoing.
5.2.   Access to Information.
During the period from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall, and shall use commercially reasonable efforts to cause the other Group Companies to, provide Parent, Merger Sub, and their respective authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Group Companies as Parent may reasonably request; provided, that (a) Parent and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Group Companies, (b) the Group Companies shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) no Group Company will be required to supply Parent with any information that, in the reasonable judgment of such Group Company after consulting with outside counsel, such Group Company is under a contractual or legal obligation not to supply; provided that the Company shall use commercially reasonable efforts to cause such Group Company to use its commercially reasonable efforts to obtain a waiver of such obligation or otherwise take such action as is needed to enable Parent to have access to such information.
5.3.   Consents; Approvals; Efforts, Regulatory and Other Authorizations.
(a)   Subject to the terms and conditions of this Agreement, each of the Company, Parent, and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to (a) preparing and filing as promptly as practicable with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”); provided that neither the Company, Parent, Merger Sub, nor their respective Affiliates shall have any obligation to make payments to any third party in connection with obtaining any Regulatory Approvals, (c) obtaining the consents, waivers, approvals, orders and authorizations (the “Third Party Approvals”) under Contracts of the Company that require any such consent, waiver, approval, order or authorization, and (d) fulfilling all conditions to this Agreement (provided that the foregoing shall in no event be interpreted to require any party to waive any condition precedent to its obligations to close the Contemplated Transactions). Each applicable party shall furnish to the other parties all reasonably necessary information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.
(b)   Each of Parent and the Company agree to promptly inform the other party of any material communication made to or received from any Governmental Authority and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Authority concerning the Contemplated Transactions and/or the notice set forth in Section 5.3(b). Each of Parent and the Company shall: (i) promptly notify the other of, and if in writing, promptly furnish the outside legal counsel for the other with copies of (or, in the case of oral communications, advise the other of the contents of) any material communication to such party from a Governmental Authority relating to the Contemplated Transactions and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed material communication to a Governmental Authority, provided that materials may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Contemplated Transactions and/or any notices sent pursuant to this Section 5.3, including providing the other with reasonable advance notice to participate in all material meetings and/or calls.
(c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company agree to use commercially reasonable efforts to take promptly any and all steps and actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable the parties to close the Contemplated Transactions as soon as practicable. In furtherance and not in limitation of the foregoing, from the date hereof until the Closing, the Company shall (i) use reasonable best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 5.3(c) of the Company Disclosure Schedule, and (ii) shall make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closings, they shall be Transaction Expenses).
(d)   In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable efforts to obtain the adoption of this Agreement by its stockholders to the extent required by the DGCL and the Company’s organizational documents for the consummation of the Merger. Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement, the Company shall submit this Agreement to the Company’s stockholders for adoption at a meeting of the Company’s stockholders or by written consent of the Company’s stockholders, which shall be called and held or solicited, as the case may be, in accordance with the requirements of the DGCL and the Company’s Charter and any other applicable organizational documents in order to obtain the necessary approval under the DGCL.
5.4.   Tax Matters.
(a)   The Surviving Corporation, the Stockholders’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with (i) the filing of Tax Returns of the Surviving Corporation that are due after the Closing Date, (ii) any other Tax Returns required to be filed in connection with the Contemplated Transactions (including required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Corporation and the Stockholders’ Representative (to the extent in its possession) agree (x) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving Corporation or the Stockholders’ Representative, as the case may be, shall allow the other to take possession of such books and records.
(b)   Transfer Taxes shall be borne equally by the Stockholders and Parent. The Person(s) required to file under applicable Tax Law shall (i) timely prepare all necessary Tax Returns with respect to all such Transfer Taxes, (ii) shall provide a draft copy of such Tax Returns and other documentation to other party at least ten (10) days prior to the due date for such Tax Returns for its review and comment and shall incorporate all comments made by such other party, and (iii) shall timely file or cause to be filed all such Tax Returns, and Parent and the Surviving Corporation (if not themselves the filing party) shall reasonably cooperate with the filing party as may be necessary to effectuate such filings. For the avoidance of doubt, the Stockholders’ Representative will not be the filing Person for Transfer Taxes.
(c)   All Tax Sharing Agreements with respect to or involving a Group Company shall have been terminated no later than the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder. The Stockholders and the Company shall take all actions necessary to terminate such Contracts.
(d)   Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to the expenses of the Company relating to or arising from the Contemplated Transactions shall be allocated to a taxable period ending on or before the Closing Date (and reported accordingly for Tax purposes) to the extent permitted by applicable Law. The agree that any Tax Returns filed after the Closing Date shall elect the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f) relating to the Contemplated Transactions.
5.5.   Confidentiality.
(a)   The Company, Parent and Merger Sub, hereby acknowledge and agree that (i) the Non-Disclosure Agreement, dated February 9, 2021 (the “NDA”), between Parent and the Company, and (ii) the Non-Disclosure Agreement, dated June 14, 2021 (the “Mutual NDA” and together with the NDA, the “NDAs”), between Parent and the Company, shall remain in full force and effect until the Closing and that any books and records, data and other information provided to the Company, the Stockholders’ Representative, the Stockholders, Parent and Merger Sub between the date hereof and the Closing shall be considered Confidential Information (as such term is defined in the NDAs) and afforded all protections provided therein.
(b)   Following the Closing, each Stockholder shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, for a period of two (2) years after the Closing Date, without the prior written consent of Parent, disclose to any third party any information, whether written or oral, related to the Company or their respective businesses; provided, that the foregoing restriction shall not (i) apply to any information (1) generally available to, or known by, the public (other than through fault of the Stockholders or any of the Stockholders’ Affiliates or its and their respective Representatives) or (2) lawfully acquired by the such Stockholder after Closing from sources not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (ii) prohibit any disclosure (1) required by Law, (2) made in connection with the enforcement of any right or remedy relating to this Agreement, the other Ancillary Documents or the Contemplated Transactions, (3) if such Stockholder is an employee of the

Company following the Closing, by such Stockholder to the extent necessary to fulfill such Stockholder’s duties as such an employee, or (4) if such Stockholder is a limited liability company or limited partnership, by such Stockholder to its members or limited partners to the extent such disclosure is included in non-public communications to such members or limited partners and such members or limited partners are contractually bound to maintain the confidentiality of such information pursuant to their investment agreements. If a Stockholder or any of its Affiliates or its and their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Stockholder promptly will notify Parent in writing, cooperate with Parent and the Company in their efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and disclose only that portion of such information such Stockholder is advised by counsel is legally required to be disclosed.
5.6.   Exclusivity.
From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not solicit, encourage or facilitate (including by way of providing information regarding the Group Companies or their businesses to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of Group Companies (other than the sale of products or services in the ordinary course of business and in a manner consistent with past practice) or any Equity Securities of any Group Company, any merger, business combination or recapitalization involving a Group Company, the liquidation, dissolution or reorganization of a Group Company, or any similar transaction, and the Company shall use commercially reasonable efforts to cause the other Group Companies and its and their respective Representatives to refrain from any of the foregoing. The Company shall promptly notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Group Companies, the Stockholders or their respective Representatives.
5.7.   Public Announcements.
The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transaction to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Parent and the Company (if prior to the Closing) or the Stockholders’ Representative (if after the Closing). Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement. Notwithstanding the foregoing, following the Closing and the public announcement (if any) of the Merger, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof or otherwise violate the terms of this Agreement or other confidentiality agreement between the Stockholders’ Representative and any other party hereto.
5.8.   Notice of Developments.
From and after the date hereof until the Closing Date, the Company shall promptly notify Parent of any notice or other written communication from any Governmental Authority in connection with or relating to the Contemplated Transactions provided that no disclosure by the Stockholders’ Representative pursuant to this Section 5.8, or any other communication from the Stockholders’ Representative after the date hereof, shall be deemed (i) to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement to prevent or cure any misrepresentation or breach of warranty.

5.9.   Termination of Affiliated Loans.
The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, and terminated at or prior to the Closing (including, as necessary, offsetting amounts owed to the Group Companies against amounts to be paid to a Stockholder pursuant to this Agreement). The Company shall also cause all Affiliate Agreements, except for those set forth on Section 3.8(b) of the Company Disclosure Schedule, to be terminated at or prior to Closing.
5.10.   Non-Competition and Non-Solicitation.
(a)   Each of Robert Purcell, Alan Perriton, Brent Jensen, Richard Clayton, and Thierry Caussat (each a “Restricted Executive”), covenants and agrees not to, for a period of four (4) years after the Closing Date and within the Restricted Area, engage in any activity which is competitive with the businesses of the Company, directly or indirectly, as a shareholder, member, partner, owner, joint venture, investor, lender or in any other capacity whatsoever (other than as an employee or service provider of the Company, Parent or an Affiliate of Parent). Notwithstanding the foregoing, the Restricted Executives may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange such Restricted Executive is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.
(b)   Each Restricted Executive hereby covenants and agrees not to, for a period of four (4) years after the Closing Date and within the Restricted Area, (i) directly or indirectly solicit or knowingly induce, or attempt to induce for employment by such Restricted Executive, any Person who is an employee of the Company, or (ii) solicit, knowingly induce, or attempt to induce any customer of the Company or its business, or any customer, client, Consultant, independent contractor, vendor, supplier, or partner of the Company or its business, to terminate, diminish, or materially alter in a manner harmful to Parent, any of Parent’s Affiliates or the Company, its relationship or their relationships with Parent, any of Parent’s Affiliates, or the Company (including, without limitation, by making any disparaging statements or communications regarding Parent, its Affiliates, or the Company); provided that the foregoing restrictions shall not apply to general solicitations that are not specifically directed to customers, clients, consultants, independent contractors, vendors, suppliers or partners of Parent, the Company or its Affiliates; provided further, that the Restricted Executives shall not be prevented from soliciting or inducing (x) any employee whose employment has been terminated by the Company, and who is not employed by Parent or any of its Affiliates, prior to any solicitation, inducement or attempted inducement by any such Restricted Executive or (y) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment was voluntarily terminated by the employee.
(c)   The Restricted Executives hereby acknowledge and confirm that (i) the provisions of this Section 5.10 are reasonable and necessary to protect the interests of Parent and the Company, (ii) any violation of this Section 5.10 will result in an immediate, irreparable injury to Parent and the Company, (iii) damages at law would not be reasonable or adequate compensation to Parent and the Company for violation of this Section 5.10, and (iv) in addition to any other available remedies, Parent and the Company shall be entitled to seek to have the provisions of this Section 5.10 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security. In the event that the provisions of this Section 5.10 (Non-Competition and Non-Solicitation) shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.
5.11.   Release.
Effective as of the Closing, the Restricted Executives (on behalf of themselves and their, agents, trustees, beneficiaries, estate, heirs, successors and assigns (other than Company)) (each a “Releasor”) hereby: (a) represents and warrants that the Releasors have no Claims, other than Excluded Claims, against the Company, Parent, or any of their respective Affiliates, partners, stockholders, representatives, predecessors, successors, related entities or assigns in their respective capacities as such (collectively, the “Releasees”), with respect to the Company or its respective businesses; (b) irrevocably and unconditionally releases the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, choses in action, suits, rights, demands, costs,

Losses, debts and expenses (including all attorneys’ fees and costs incurred) of any kind or nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Company, its respective businesses, or the Contemplated Transactions (collectively, “Released Claims”); provided, that the foregoing release does not include Released Claims arising from or related to any rights of any Releasor (i) under this Agreement or any other Ancillary Document to which a Releasor is a party, (ii) if a Releasor is an employee of the Company, to any employment compensation or benefits accrued in the normal course for employment services rendered that are due and owing to such Releasor but unpaid as of the Closing, or (iii) with respect to claims that cannot be released as a matter of law (collectively, “Excluded Claims”); provided further, that each Releasor expressly acknowledges that the release contained in this Section 5.11 (Release) applies to all Released Claims as defined above, whether such Released Claims are known or unknown, and includes Released Claims which if known by the releasing party might materially affect its decision to grant the release contained in this paragraph, and that Releasor has considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement, and Releasor expressly waives any rights or benefits under §1542 of the California Civil Code, or comparable laws as may apply, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”; (c) irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim against any Releasee regarding any Released Claim released under this Section 5.11 (Release); and (d) represents, warrants, covenants and agrees that no Released Claim or possible Released Claim against any Releasee has been or will be assigned or transferred, and agrees to indemnify and hold the Releasees harmless from any liability or damages arising as a result of any such assignment or transfer.
5.12.   Company Stockholders’ Written Consent.
(a)   Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Contemplated Transactions (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company until after delivery of the Written Consent to Parent.
(b)   Reasonably promptly following receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company stockholder (the “Company Stockholders”) that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the board of directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement and the Contemplated Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request. All materials submitted to the Company Stockholders in accordance with this Section 5.12(b) shall be subject to Parent’s advance review and reasonable approval.
5.13.   Director and Officer Indemnification.
(a)   For a period of six (6) years following the Effective Time, the Surviving Corporation shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of a Group Company or who, at the request of a Group Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).

(b)   Prior to the Closing, the Company shall obtain, in consultation with Parent, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Contemplated Transactions) (the “Company D&O Tail Policy”). The costs and expenses associated with obtaining the Company D&O Tail Policy shall be deemed a Transaction Expense of the Company.
(c)   This Section 5.13 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Company Indemnified Person and their respective successors, heirs and representatives.
5.14.   Proxy Statement; Parent Stockholders’ Meeting.
(a)   As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file (i) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (1) registering under the Securities Act the Closing Consideration, the Retention Escrow Shares, the Working Capital Escrow Shares, the Special Indemnity Escrow Shares, the Special Indemnity Escrow Shares (Open Source) and the Earnout Shares (together, the “Registration Shares”), (2) soliciting proxies from the stockholders of the Parent (the “Parent Stockholders”) to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file (ii) any other filings required under the 1934 Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement, or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Parent Stockholders, an amendment or supplement to the Proxy Statement.
(b)   The Proxy Statement will be sent to the Parent Stockholders as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Contemplated Transactions; (ii) approval as required by the applicable Nasdaq Listing Rules of the issuance and sale of shares of Parent Common Stock to be issued as Merger Consideration; (iii) the election of the individuals listed on Section 5.14(b) of the Parent Disclosure Schedule as directors of Parent, and (iv) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (iv), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Parent Stockholders at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).
(c)   The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Group Companies as may be necessary for the information concerning the Group Companies in the Proxy Statement, and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the 1934 Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Group Companies furnished by or on behalf of the Group Companies for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Proxy Statement).
(d)   Parent shall include in the Proxy Statement the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and the other Voting Matters and shall otherwise act in good faith and use reasonable best efforts to obtain Stockholder Approval; provided, however, that Parent’s board of directors may withdraw or modify such recommendation with respect to the Proxy Statement if the board of directors reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law. Parent acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Parent Stockholders’ Meeting and solicit the Stockholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of its board of director’s recommendation in accordance with the terms hereof.
5.15.   Form 8-K Filing.
Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the 1934 Act to report the execution of this Agreement; provided that Parent shall accept such reasonable comments of the Company to such Form 8-K prior to filing. Parent and the Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, Parent shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) Business Days prior to the Closing (but in any event shall provide to the Company for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept such reasonable comments of Company to the Transaction Form 8-K prior to filing.
5.16.   No Parent Securities Transactions.
The Group Companies shall not, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Merger. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the Contemplated Transactions to comply with the foregoing requirement.

5.17.   NASDAQ Matters.
From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article IX, Parent shall expend its reasonable best efforts to cause the Parent Common Stock to be approved for listing (subject to notice of issuance) on the NASDAQ and maintain the listing of the Parent Common Stock on NASDAQ.
5.18.   Section 368.
Each of Parent, Merger Sub, and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each of Parent, Merger Sub, and the Company will cooperate in order to obtain any tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement, including by executing customary letters of representation to counsel. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). None of Parent, Merger Sub, or the Company or any Affiliate of the foregoing knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken, will take any action, or knowingly fail to take any action, whether before or after the Merger, if such fact, circumstance, action or omission would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger will be reported by the parties hereto for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by law as a result of a “determination” within the meaning of Section 1313(a) of the Code.
5.19.   Rule 16b-3.
Prior to the Effective Time, Parent shall use reasonable best efforts to have the Parent board of directors adopt resolutions to cause acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.
5.20.   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), Parent and the Company hereto agree to promptly make any required filing or application under Antitrust Laws, as applicable. Parent and the Company agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   Parent and the Company, in connection with their efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party and its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority, and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing, this paragraph shall not apply to the Stockholders’ Representative.
5.21.   Conduct of Business of Parent.
Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.21 of the Parent Disclosure Schedule or required by applicable Law, during the period from the date hereof to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Article IX, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:
(a)   Compensation and Benefits.   Repurchase, redeem or otherwise acquire any shares of capital stock of Parent, except (i) for acquisitions of shares of Parent Common Stock tendered by holders of equity awards under the Parent Equity Plans in accordance with the terms of the Parent Equity Plan as such awards are in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or transactions solely between Parent and a wholly owned Subsidiary of Parent or wholly owned Subsidiaries of Parent, and (ii) in de minimis amounts;
(b)   Inhibiting Transactions.   Enter into or consummate any investment, acquisition, purchase, merger, sale or any other similar transaction which would reasonably be expected to result in any of the conditions set forth in Section 6.2(e), Section 6.2(h) or Section 6.2(i) not being satisfied or satisfaction of such condition being materially delayed (including the Merger); or
(c)   authorize, agree, resolve or commit to any of the above.
5.22.   Representations and Warranty Insurance.
Parent shall cause the R&W Insurance Policy to be issued at the Closing (in accordance with the terms of the binder thereof) and remain in full force and effect thereafter, including: (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) paying when due all premiums, fees, costs and taxes payable thereunder and (c) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. The R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), and shall expressly waive any claims of subrogation (except in the case of Fraud by the Company in the making of the representations and warranties in Article III) against the Group Companies or their respective Affiliates or the Stockholders. Neither Parent nor its Affiliates shall terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in a manner that is materially adverse to the Stockholders prior to, at or at any time after, the Closing. The cost of the R&W Insurance Policy (including all premiums and excess lines taxes payable in connection therewith and any fees or expenses incurred by any insurance broker or underwriting insurance company in connection therewith) shall be borne by equally by the Parent and the Stockholders.
ARTICLE VI
Conditions to Closing
6.1.   Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Company):
(a)   Representations and Warranties.   (i) The Fundamental Representations of Parent and Merger Sub shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Fundamental Representations of Parent and Merger Sub made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Parent and Merger Sub in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.
(b)   Performance.   Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.
(c)   Deliveries.   The Company shall have received the deliveries contemplated by Section 7.2.
(d)   No Injunction.   No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.
(e)   Representations and Warranties Insurance.   The R&W Insurance Policy shall have been issued and shall be binding and in full force and effect.
(f)   Stockholder Approval.   The Parent Stockholders and the stockholders of Merger Sub shall each have duly adopted and approved this Agreement and the Contemplated Transactions.
6.2.   Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent):
(a)   Representations and Warranties.   (i) The Fundamental Representations of the Company shall be true and correct in all respects (subject only to de minimis exceptions) as of the date when made and as of the Closing Date, except for those Fundamental Representations of the Company made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Company in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Group Companies, taken as a whole.
(b)   Performance.   The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.
(c)   Deliveries.   Parent shall have received the deliveries contemplated by Section 7.1.
(d)   No Material Adverse Effect.   Since the date hereof, no Material Adverse Effect has occurred with respect to the Group Companies, taken as a whole.
(e)   Regulatory Approvals.   All of the Regulatory Approvals set forth in Section 6.2(e) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance satisfactory to Parent.
(f)   Third Party Approvals.   All of the Third Party Approvals set forth in Section 6.2(f) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance satisfactory to Parent.
(g)   Indebtedness.   The Company shall not have any Indebtedness, including, without limitation, any unforgiven Indebtedness related to loans provided under the CARES Act or any related Laws (each, a “PPP Loan”).

(h)   Securities Approvals.   The Contemplated Transactions shall not require any approvals, consents, registrations, permits, authorizations, waivers or other confirmations to be obtained from, or any filings, notices, petitions, statements, registrations, submissions of information, applications or other documents to be made with or submitted to, any Governmental Authority, in each case, which have not been so obtained, made or submitted.
(i)   No Injunction.   No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.
(j)   Stockholder Approval.   The stockholders shall have duly adopted and approved this Agreement, the Ancillary Documents and the Contemplated Transactions.
ARTICLE VII
Deliveries by the Company at Closing
7.1.   Deliveries by the Company at Closing.
On the Closing Date, the Company shall deliver or cause to be delivered to Parent:
(a)   Written resignations, dated as of the Closing Date, of each of the officers and directors of the Company requested by Parent, in form and substance satisfactory to Parent.
(b)   Documentation evidencing the repayment or satisfaction in full, and discharge and termination, of all Indebtedness, including payoff letters, UCC termination statements and documentation evidencing the release of Liens relating thereto, as applicable, in form and substance satisfactory to Parent.
(c)   (i) A properly completed and duly executed IRS Form W-9 or W-8, as applicable, from each Stockholder, and (ii) an affidavit certifying that interests in the Group Companies are not “United States real property interests” (within the meaning of Section 897 of the Code), dated as of the Closing Date, signed under penalties of perjury, and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).
(d)   An officer’s certificate signed by the chief executive officer of the Company to the effect set forth in Section 6.2(a) (Representations and Warranties), 6.2(b) (Performance), 6.2(d) (No Material Adverse Effect), 6.2(e) (Regulatory Approvals), 6.2(f) (Third Party Approvals), and 6.2(g) (Indebtedness).
(e)   A certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying that (i) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of the Company as in effect on the date of such certification, (ii) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect, and (iii) attached thereto is a true, correct and complete copy of resolutions of the Stockholders duly authorizing and adopting the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect.
(f)   Certificates of the Secretary of State of the applicable states of incorporation, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing (or equivalent) of each Group Company.
(g)   Certificates representing all of the Capital Stock, endorsed in blank or accompanied by duly executed stock powers, free and clear of all Liens.
(h)   An escrow agreement (the “Escrow Agreement”), in form and substance satisfactory to Parent and the Company, duly executed by each of the Stockholders’ Representative and an escrow agent reasonably acceptable to Parent and the Company (the “Escrow Agent”).
(i)   The consents set forth on Section 7.1(i) of the Company Disclosure Schedule in form and substance satisfactory to Parent.

(j)   Evidence, in a form and substance satisfactory to Parent, that the agreements set forth on Sections 3.8 and 3.9 of the Company Disclosure Schedule have been terminated.
(k)   Confirmation that the Letters of Transmittal were delivered to each Stockholder for execution and return.
(l)   A duly executed Letter of Transmittal from the majority Stockholder of the Company.
(m)   The Key Executive Employment Agreement, duly executed by the Key Executive and the Company.
(n)   The Voting and Lock-up Agreements, duly executed by the Stockholders identified on Schedule 1.1(d).
(o)   Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
(p)   Each Employment Agreement, duly executed by the parties thereto.
(q)   Phase I environmental assessments for all Leased Real Property (other than the office space located at 805 Oakwood Dr., Rochester, MI 48307).
(r)   Evidence reasonably satisfactory to the Parent that any Plan intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code has been terminated, effective as of the Business Day prior to the Closing an contingent on the Closing, and that the accounts of each affected participant thereunder have become 100% vested as of the Plan’s termination.
7.2.   Deliveries by Parent and Merger Sub at Closing.
On the Closing Date, in addition to the deliverables of Parent as set forth in Section 2.7(d), Parent shall deliver or cause to be delivered to the Company:
(a)   an officer’s certificate signed by the chief executive officer of Parent to the effect set forth in Section 6.1(a) and 6.1(b).
(b)   the Escrow Agreement, duly executed by Parent.
(c)   Voting and Lock-up Agreements, duly executed by the Parent.
(d)   the Employment Agreements and the Key Executive Employment Agreement, each duly executed by the Company.
(e)   such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
ARTICLE VIII
Indemnification
8.1.   Claims Period.
(a)   For purposes of this Agreement, the “Claims Period” is the period during which claims for indemnification under this Article VIII (“Claims”) may be asserted by the Parent Indemnitees or Stockholder Indemnitees.
(b)   With respect to Claims arising under:
(i)   Section 8.2(b)(i) with respect to a breach of the representations and warranties of Stockholders as set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 3.3 (Capitalization), Section 3.20 (Tax Matters) and Section 3.29 (No Brokers) shall survive indefinitely;
(ii)   Section 8.2(a)(i) with respect to any of the representations and warranties of the Company in Article III, other than the representations and warranties specified in Section 8.1(b)(iv); the Claims

Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is eighteen (18) months after the Closing Date;
(iii)   Section 8.2(a)(ii), to the extent the covenants or agreements referred to therein are (A) performable on or before Closing, the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is the first anniversary of the Closing Date or (B) performable after Closing, the Claims Period will continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed;
(iv)   Section 8.2(b)(i) with respect to a breach of the representations and warranties of Parent and Merger Sub as set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.5 (No Brokers), Section 4.7 (Issuance of Stock Consideration), and Section 4.12 (Capitalization) shall survive indefinitely;
(v)   Section 8.2(b)(i) with respect to a breach of the representations and warranties of Parent and Merger Sub in Article IV other than the representations and warranties specified in Section 8.1(b)(iv); the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is eighteen (18) months after the Closing Date; and
(vi)   Section 8.2(b)(ii), to the extent the covenants or agreements referred to therein are (A) performable on or before Closing, the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is the first anniversary of the Closing Date or (B) performable after Closing, the Claims Period will continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed.
8.2.   Indemnification.
(a)   By the Stockholders.   Subject to Section 8.1, Stockholders shall jointly and severally, indemnify, from and after the Closing, Parent, its Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all claims, judgements, losses, Liabilities, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) arising out of or relating to:
(i)   Any breach of any representation or warranty made by the Stockholders or any of the Group Companies in this Agreement or any Ancillary Document; and/or
(ii)   Any breach of any covenant or agreement of the Stockholders, or any of the Group Companies to the extent required to be performed or complied with by any of the Group Companies prior to the Closing, contained in this Agreement or any Ancillary Document.
(iii)   Any Transaction Expenses of the Group Companies or Indebtedness of the Group Companies to the extent not (A) paid, satisfied and discharged on or prior to the Closing, or (B) otherwise taken into account in the calculation of Closing Consideration.
(iv)   Any claim resulting from any inaccuracies in the Allocation Statement or otherwise alleging that a Person was due amounts other than as set forth in the Allocation Statement;
(v)   Any claim or allegation pertaining to, arising from, or relating to any Company’s use of Open Source Software; and/or
(vi)   Any occurrences which would have been covered under the Company’s insurance policies that existed prior to Closing if not for a failure of the Company to timely make a claim thereunder or to otherwise comply with the terms thereof;

(vii)   The matters listed on Section 8.2(a) of the Company Disclosure Schedule.
(b)   By Parent.   Subject to Section 8.1 and Section 8.2(c), from and after the Closing, Parent shall indemnify, defend and hold harmless the Stockholders, their respective Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Stockholder Indemnitees”) from and against all Losses incurred by any Stockholder Indemnitees arising out of or relating to:
(i)   Any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Document.
(ii)   Any breach of any covenant or agreement of Parent or Merger Sub, or of the Group Companies or the Surviving Corporation to the extent required to be performed or complied with by the Group Companies or the Surviving Corporation after the Closing, contained in this Agreement or any Ancillary Document.
(c)   Limitations on Rights of Indemnitees.
(i)   Parent shall not be required to indemnify the Stockholder Indemnitees with respect to any Claim under Section 8.2(b)(i) unless and until the aggregate amount of all Losses for such Claims exceeds an amount equal to two million two hundred fifty thousand dollars ($2,250,000), in which event the Stockholder Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon Fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub.
(ii)   In no event shall Buyer’s aggregate Liability for Losses based upon, arising out of, or related to this Agreement or the Contemplated Transaction exceed ten million dollars ($10,000,000); provided that such limitation shall not apply to indemnification for Losses arising out of or resulting from any breach of any Fundamental Representation or claims of Fraud.
(iii)   Stockholders shall not be required to indemnify the Parent Indemnitees with respect to any Claim under Section 8.2(a)(i) unless and until the aggregate amount of all Losses for such Claims exceeds an amount equal to $three million two hundred fifty thousand dollars ($2,250,000), in which event the Parent Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon Fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub.
(iv)   Except as set forth in Sections 8.2(c)(v) and (vi), the sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to this Agreement or the Contemplated Transactions, shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, if there are no funds remaining in the Retention Escrow Account, from the RWI Insurance Policy; provided, that after each of the Retention Escrow Fund and the RWI Insurance Policy (to the extent the RWI Insurance Policy covers such a Loss) have been exhausted, to the extent such Claim is based upon breach of Fundamental Representations of the Company, Fraud or the matters in Section 8.2(a)(ii)-(iv), Parent Indemnitees may seek recovery directly from the Stockholders pursuant to Section 8.2(a).
(v)   The sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to Claims made pursuant to the Section 8.2(a)(vi)-(vii), shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, from the Special Indemnity Escrow Shares then remaining in the Special Indemnity Escrow Account, in accordance with the disbursement provisions of Section 8.4.
(vi)   The sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to Claims made pursuant to Section 8.2(a)(v), shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, from the Special Indemnity Escrow Shares (Open

Source) then remaining in the Special Indemnity Escrow Account (Open Source), in accordance with the disbursement provisions of Section 8.4.
(vii)   To the extent required by applicable Law, the Parent Indemnitee shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the Contemplated Transactions upon becoming aware of any Event that would be reasonably expected to give rise to Losses; provided that costs incurred in connection with such efforts shall be included as Losses.
(viii)   The amount of any Losses for which an Indemnitee claims indemnification under this Agreement shall be reduced by the amount by which the Tax liability of the Indemnitee, with respect to a taxable period, is actually reduced as a result of such Losses (net of any Tax cost actually incurred by the Indemnitee arising from the receipt of the indemnity payments hereunder), calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items attributable to such Losses as the last items claimed for such taxable period.
(ix)   Any indemnification provided under this Agreement shall be so applied as to avoid any double counting and no Indemnitee shall be entitled to obtain indemnification (A) to the extent that such Losses are taken into account in the determination of the Closing Consideration set forth in the Final Statement or (B) more than once for the same matter or Losses.
(x)   For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, the breach of any covenants and agreements, and calculating Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(d)   Procedure.
(i)   Direct Claims.   If either a Parent Indemnitee, on the one hand, or a Stockholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Article VIII with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. If the Indemnitor does not notify the Indemnitee within fifteen (15) days that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a Loss of the Indemnitor hereunder. In case an objection is made in writing by the Indemnitor prior to the expiration of such fifteen (15)-day period, the Indemnitor and the Indemnitee shall attempt in good faith for a period of fifteen (15) days to agree upon the rights of the respective parties with respect to such claim. If the Indemnitee and Indemnitor so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnitor shall be prepared and signed by the Indemnitee and the Indemnitor. If the Indemnitee and Indemnitor are unable to so agree, either party shall be permitted to pursue resolution of such dispute in accordance with Section 10.11.
(ii)   Third-Party Actions (other than Tax Contests).
(A)   If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor with respect to a claim asserted by a third party, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided that (x) such counsel shall be reasonably satisfactory to the

Indemnitee, (y) the Indemnitor shall have such right to assume the defense of any such matter only if the Indemnitor irrevocably relinquishes its right to contest whether such claim is indemnifiable hereunder and (z) the Indemnitor shall not have any right to assume the defense of any such matter if (1) where the Indemnitee is a Parent Indemnitee, the applicable third party claimant is a then-current customer of the Indemnitee or its Affiliates, (2) where the Indemnitee is a Parent Indemnitee, the Indemnitee reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other equitable remedies against the Indemnitee, (5) such matter seeks damages in excess of the amount for which the Indemnitee could obtain indemnification from the Indemnitor pursuant to this Article VIII, or (6) the Indemnitor fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend such matter and fulfill its indemnification obligations under this Article VIII.
(B)   If the Indemnitor elects to assume the defense of and indemnification for any such matter in accordance with this Section 8.2(d), then:
(1)   notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;
(2)   except in connection with any Litigation where any Indemnitee is adverse to any Indemnitor, the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and reasonably cooperate with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and
(3)   the Indemnitor shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed.
(C)   If (x) the Indemnitor elects not to assume the defense of and indemnification for such matter (or fails to notify the Indemnitee of such election within the period set forth in Section 8.2(d)(ii)(A)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 8.2(d)(ii)(A), then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.
(D)   The procedures in this Section 8.2(d)(ii) shall not apply to matters subject to Section 8.2(d)(iii) (Tax Contests) or to direct claims of an Indemnitee which are addressed in Section 8.2(d)(i) (Direct Claims).

(iii)   Tax Contests.
(A)   If, following the Closing Date, Parent, the Surviving Corporation or any of the Group Companies receives from any Taxing Authority written notice of any Tax Contest with respect to which the Parent, the Surviving Corporation, or the other Group Companies may reasonably have any liability for Pre-Closing Taxes, Parent shall promptly provide a copy of such notice to the Stockholders’ Representative; provided, that Parent’s failure to promptly provide a copy of such notice to the Stockholders’ Representative shall not affect the Parent Indemnitee’s right to receive indemnification under Section 8.2(a) except to the extent the Stockholders’ Representative has been actually and materially prejudiced as a result of such failure.
(B)   The Stockholders’ Representative shall have the right, at its expense, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates solely to Pre-Closing Taxes, other than Tax Contests with respect to a Straddle Period Stockholders’ Representative shall keep Parent informed of all material developments regarding such Tax Contest. Parent and the Surviving Corporation may participate in such Tax Contest and the Stockholders’ Representative shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Surviving Corporation and Parent, which consent will not be unreasonably withheld, conditioned or delayed. The Stockholders’ Representative shall keep the Surviving Corporation and Parent informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.
(C)   With respect to any Tax Contest relating to Taxes or Tax Returns of a Straddle Period or within the scope of Section 8.2(d)(iii)(B) which Stockholders’ Representative does not elect to control, Parent shall, solely at Parent’s own cost and expense, control all proceedings in connection with such Tax Contest (including selection of counsel); provided, however, that to the extent that any such Tax Contest relating to Taxes or Tax Returns of a Straddle Period and reasonably be expected to result in the Stockholders being liable for any amounts hereunder, (x) Parent shall keep Stockholders’ Representative informed of all material developments regarding such Tax Contest, (y) Stockholders’ Representative and its counsel (at the Stockholders’ expense) may participate in (but not control the conduct of) the defense of such Tax Contest, and (z) Parent shall not settle such Tax Contest without the written consent of Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.
(iv)   Stockholders’ Representative.   All notices to be provided to the Stockholders as an Indemnitee or Indemnitor pursuant to this Section 8.2(d) shall be provided to the Stockholders’ Representative and the Stockholders’ Representative shall act on behalf of the Stockholder Indemnitees and any Stockholders that are Indemnitors under this Section 8.2(d).
(e)   Tax Treatment.   The parties hereto agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.
8.3.   Waiver.
THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY OF THE OTHER ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND ARE NOT BEING RELIED UPON BY EITHER PARENT OR MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY

PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY (II) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN ARTICLE III, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY.
8.4.   Retention Escrow, Special Indemnity Escrow and Special Indemnity Escrow (Open Source) Disbursements.
(a)   Upon a Parent Indemnitee becoming entitled to receive any Retention Escrow Shares from the Retention Escrow Account, any Special Indemnity Escrow Shares from the Special Indemnity Escrow Account or any Special Indemnity Escrow Shares (Open Source) from the Special Indemnity Escrow Account (Open Source) each pursuant to this Article VIII, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Parent Indemnitee from the Retention Escrow Account, the Special Indemnity Escrow Account or the Special Indemnity Escrow Account (Open Source), as applicable, the number of Retention Escrow Shares, Special Indemnity Escrow Shares or Special Indemnity Escrow Shares (Open Source), respectively, to which such Parent Indemnitee is so entitled (or the entire then-remaining balance of Retention Escrow Shares, Special Indemnity Escrow Shares or Special Indemnity Escrow Shares (Open Source), as applicable, in the Retention Escrow Account, the Special Indemnity Escrow Account or the Special Indemnity Escrow Account (Open Source), respectively, if less than such amount).
(b)   On the Retention Expiration Date, subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Retention Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iv) on a pro rata basis, an amount equal to (i) the balance then remaining in the Retention Escrow Account less (ii) that number of Retention Escrow Shares equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Claims properly notified in accordance with this Article VIII and that remain unresolved as of Retention Expiration Date (each, a “Pending Claim”) and (B) any Retention Escrow Shares delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Retention Escrow Shares related to any Pending Claim in this Section 8.4(b), the value of the Retention Escrow Shares shall be equal to the VWAP as of the Retention Expiration Date.
(c)   Upon the full and final resolution of a Pending Claim after the Retention Expiration Date, if the value of the Retention Escrow Shares retained in the Retention Escrow Account with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Retention Escrow Account pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Retention Escrow Shares from the Retention Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iv) equal to the amount of such excess.
(d)   On the Special Indemnity Expiration Date, subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Special Indemnity Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(v) on a pro rata basis, an amount equal to (i) the balance then remaining in the Special Indemnity Escrow Account less (ii) that number of Special Indemnity Escrow Shares equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Pending Claims and (B) any Special Indemnity Escrow Shares delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Special Indemnity Escrow Shares related to any Pending Claim in this Section 8.4(d), the value of the Special Indemnity Escrow Shares shall be equal to the VWAP as of the Special Indemnity Expiration Date.
(e)   Upon the full and final resolution of a Pending Claim after the Special Indemnity Expiration Date, if the value of the Special Indemnity Escrow Shares retained in the Special Indemnity Escrow

Account with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Special Indemnity Escrow Account pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Special Indemnity Escrow Shares from the Special Indemnity Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(v) equal to the amount of such excess.
(f)   On the Special Indemnity Expiration Date (Open Source), subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Special Indemnity Escrow Account (Open Source) to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(vi) on a pro rata basis, an amount equal to (i) the balance then remaining in the Special Indemnity Escrow Account (Open Source) less (ii) that number of Special Indemnity Escrow Shares (Open Source) equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Pending Claims and (B) any Special Indemnity Escrow Shares (Open Source) delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Special Indemnity Escrow Shares (Open Source) related to any Pending Claim in this Section 8.4(f), the value of the Special Indemnity Escrow Shares (Open Source) shall be equal to the VWAP as of the Special Indemnity Expiration Date (Open Source).
(g)   Upon the full and final resolution of a Pending Claim after the Special Indemnity Expiration Date (Open Source), if the value of the Special Indemnity Escrow Shares (Open Source) retained in the Special Indemnity Escrow Account (Open Source) with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Special Indemnity Escrow Account (Open Source) pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Special Indemnity Escrow Shares (Open Source) from the Special Indemnity Escrow Account (Open Source) to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(vi) equal to the amount of such excess.
8.5.   Exclusive Remedy.
Each party hereto acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, and any other claim in connection with the Contemplated Transactions, except for (a) the remedies arising from claims based on Fraud in the making of representations and warranties contained in this Agreement, (b) the equitable and other remedies available to the parties pursuant to Section 10.15 (Specific Performance), (c) the dispute resolution mechanisms set forth in Section 2.9 (Purchase Price Adjustment) with respect to the final determination of the Closing Consideration, and (d) any other remedy negotiated in this Agreement or an Ancillary Document that provides for a specific recovery for Losses in connection with the Contemplated Transactions.
ARTICLE IX
Termination
9.1.   Termination Events.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a)   at any time, by mutual written agreement of the Company and Parent; or
(b)   by Parent, at any time prior to the Closing, if (i) the Company is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days after Parent has given written notice of such breach to the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied;
(c)   by the Company, at any time prior to the Closing, if (i) Parent or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days after the Company has given written notice of such breach to Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.1 incapable of being satisfied;
(d)   by written notice by either the Company or Parent to the other, at any time after March 31, 2022 if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(e)   by either Parent or the Company if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action the effect of which is to permanently restrain, enjoin or otherwise prohibit the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in such Order or action and such action or inaction constitutes a breach of this Agreement.
9.2.   Procedure and Effect of Termination.
In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 9.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 (Procedure and Effect of Termination), Section 5.7 (Public Announcements), Article X (Miscellaneous) and by the provisions of the NDAs; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.
ARTICLE X
Miscellaneous
10.1.   Stockholders’ Representative.
(a)   Appointment of Stockholders’ Representative.   By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Stockholder shall be deemed to have approved Shareholder Representative Services LLC as of the Closing as the representative, agent and attorney-in-fact for each of the Stockholders for all purposes in connection with this Agreement and the agreements ancillary thereto, and to act as Stockholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 10.1 and the Ancillary Documents (the “Stockholders’ Representative”). In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by a majority-in-interest of the Stockholders by execution of an instrument in writing delivered by such Stockholders to Parent.
(b)   Authority.   Without limiting the foregoing, the Stockholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article VIII as they relate to the Stockholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (1) in connection with the Merger Consideration owing to the Stockholders under this Agreement, (2) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (3) to act as the representative of the Stockholders to review and authorize all claims and disputes or question the accuracy thereof, (4) to negotiate and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, (5) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (6) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Stockholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the

Stockholders’ Representative as the duly appointed attorney-in-fact of each Stockholder. After the Closing, notices given to the Stockholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders for all purposes under this Agreement.
(c)   Extent and Survival of Authority.   The appointment of the Stockholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder. The death or incapacity, or dissolution or other termination of existence, of any Stockholder shall not terminate the authority and agency of the Stockholders’ Representative. Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Stockholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Stockholders’ Representative as the act of the Stockholders.
(d)   Release from Liability; Indemnification.   The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds or shares that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.
(e)   Expense Fund.   Upon the Closing, the Company will wire an amount of two hundred fifty thousand dollars ($250,000) (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative. The Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Expense Fund to the Company for further distribution to the Stockholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.
10.2.   Expenses.
All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.
10.3.   Notices.
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):
If to the Group Companies or the Stockholders (prior to the Closing):
Robert Purcell
165 S. Mountain Way Dr.
Orem, Utah 84057
Attn: Richard Clayton
Email: bob.purcell@viamotors.com
With a copy (which shall not constitute notice) to:
White & Case LLP
609 Main Street
Suite 2900, Houston, Texas
Attn: Bill Parish
Email: bill.parish@whitecase.com
If to Parent, Merger Sub, the Surviving Corporation, or the Group Companies (after the Closing):
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Attn: Alf Poor, Chief Executive Officer
Email: apoor@ideanomics.com
With a copy (which shall not constitute notice) to:
Venable LLP
1270 Avenue of the Americas
24th Floor
New York, NY 10020
Attn: William N. Haddad
Email: WNHaddad@Venable.com
If to the Stockholders’ Representative or, after the Closing, the Stockholders:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085
With a copy (which shall not constitute notice) to:
White & Case LLP
609 Main Street
Suite 2900
Attn: Bill Parish
Email: bill.parish@whitecase.com
10.4.   Governing Law.
This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.5.   Entire Agreement.
This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the NDAs, and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.
10.6.   Severability.
Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
10.7.   Amendment.
Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
10.8.   Effect of Waiver or Consent.
No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.
10.9.   Parties in Interest; Limitation on Rights of Others.
The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.
10.10.   Assignability.
This Agreement shall not be assigned by the Company without the prior written consent of Parent and Merger Sub. Prior to Closing, this Agreement shall not be assigned by Parent or Merger Sub without the prior written consent of the Company; provided, that Parent or Merger Sub may assign their rights and obligations under this Agreement without such required consent to an Affiliate, which assignment shall not relieve Parent or Merger Sub of their obligations hereunder.
10.11.   Jurisdiction; Court Proceedings; Waiver of Jury Trial.
Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New

Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum or (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
10.12.   No Other Duties.
The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.
10.13.   Reliance on Counsel and Other Advisors.
Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
10.14.   Remedies.
All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.
10.15.   Specific Performance.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
10.16.   Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.17.   Further Assurances.
If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.
(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.
IDEANOMICS, INC., a Nevada corporation
By:
/s/ Alfred Poor

Name: Alfred Poor
Title: Chief Executive Officer
LONGBOARD MERGER CORP., a Delaware corporation
By:
/s/ Alfred Poor

Name: Alfred Poor
Title: President
VIA MOTORS INTERNATIONAL, INC., a Delaware corporation
By:
/s/ Robert Purcell

Name: Robert Purcell
Title: Chief Executive Officer
SHAREHOLDER REPRESENTATIVE SERVICES LLC
By:
/s/ Sam Riffe

Name: Sam Riffe
Title: Managing Director
[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.
Solely for limited purposes of Section 5.10:
By:
/s/ Robert Purcell

Name: Robert Purcell
By:
/s/ Alan Perriton

Name: Alan Perriton
By:
/s/ Brent Jensen

Name: Brent Jensen
By:
/s/ Richard Clayton

Name: Richard Clayton
By:
/s/ Thierry Caussat

Name: Thierry Caussat
[Signature page to Agreement and Plan of Merger]

Annex B
August 29, 2021
Board of Directors
Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Members of the Board:
We understand that Via Motors International, Inc. (the “Company”), Ideanomics, Inc. (the “Buyer”) and Longboard Merger Corp., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 28, 2021 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and all outstanding equity securities of the Company (the “Company Equity Securities”), other than securities held in treasury or held by the Buyer or any affiliate of the Buyer or the Company or as to which dissenters’ rights have been perfected (“Excluded Securities”), will be converted into (i) the right to receive $450,000,000 in shares of common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”), valued based on the 30-day volume-weighted average price at the time of entry into the Merger Agreement (the “Stock Consideration”) and subject to adjustment in certain circumstances and (ii) subject to the satisfaction of certain conditions, up to $180,000,000 in additional shares of Buyer Common Stock valued based on the 30-day volume-weighted average price at the time of issuance, with a value of $180,000,000 (the “Earnout Consideration”). In addition, we understand that the Buyer will have advanced to the Company $50,000,000 in cash as of the signing of the Merger Agreement, which amount will be credited against the Stock Consideration (the “Cash Advance” and, the Stock Consideration, as adjusted, together with the Earnout Consideration, the “Aggregate Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Aggregate Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)
Reviewed certain financial projections for the Company and the Buyer prepared by the management of the Buyer;

4)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)
Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

6)
Reviewed the pro forma impact of the Merger on the Buyer’s cash flow, consolidated capitalization and certain financial ratios;

7)
Reviewed the reported prices and trading activity for the Buyer Common Stock;

8)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

10)
Reviewed the Merger Agreement and certain related documents; and

11)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections for the Company and the Buyer, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and its legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Aggregate Consideration to be paid to the Company and the holders of Company Equity Securities (other than Excluded Securities) in the transaction. Morgan Stanley also expresses no opinion as to the terms on which the Buyer will advance the Cash Advance to the Company. At your direction, we have assumed that the Earnout Consideration will become payable and will be paid by the Buyer in full. Although we have included the Earnout Consideration in our analyses, we express no opinion as to the likelihood that the milestones upon which the Earnout Consideration are conditioned will be achieved or whether the Earnout Consideration will be paid. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Buyer, nor does it address the underlying business decision of the Buyer to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. As you know, we are not legal experts, and for purposes of our analysis we have not made any assessment of the status of any outstanding litigation or investigation involving the Company and have excluded the effects of any such litigation or investigation in our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. Morgan Stanley may seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Buyer should vote at the stockholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Aggregate Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
Very truly yours,
MORGAN STANLEY & CO. LLC
By: /s/ Kristin Healy Kristin Healy Managing Director

Annex C
IDEANOMICS, INC.
FORM OF AMENDMENT TO ARTICLES OF INCORPORATION
Section 6.1 is hereby deleted and amended and restated in its entirety to increase the authorized shares of common stock to one billion and seven hundred million (1,700,000,000) shares.
The complete text of Section 6.1 is as follows:
Section 6.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have the authority to issue is one billion and seven hundred fifty million (1,750,000,000) shares, consisting of (a) one billion and seven hundred million (1,700,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) fifty million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted and restrictions imposed upon the shares of each class are as follows:

C-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS
Item 20.   Indemnification of Directors and Officers.
We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.
Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (a) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (b) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation adopt the statutory standard for exculpation of our officers and directors from individual liability for their acts or omissions as an officer or director.
Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (a) is not liable pursuant to NRS 78.138, or (b) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Generally, indemnification under Section 78.7502 is discretionary and may be made by the corporation only as authorized in each specific case upon a determination that the indemnification is proper under the circumstances. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.
Section 78.751 of the NRS requires a Nevada company to indemnify its officers and directors to the extent such person is successful on the merits or otherwise in defense of (a) any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or (b) any claim, issue or matter therein, against expenses incurred by them in defending the action, including attorney’s fees. Unless restricted by the articles of incorporation, the bylaws, or agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws, or agreement may require the corporation to pay such expenses upon receipt of such an undertaking.
Indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. The foregoing notwithstanding, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses upon undertaking as provided in 78.751(2), may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification
Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.
Our amended articles of incorporation and second amended and restated bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our amended articles of incorporation and second amended and restated bylaws also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.
Item 21.   Exhibits and Financial Statement Schedules.
		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date	Filed Herewith
2.1†	Agreement and Plan of Merger, dated August 30, 2021, by and among Ideanomics, Inc., Longboard Merger Corp., VIA Motors International, Inc., and Shareholder Representative Services LLC, as the Stockholders’ Representative (attached as Annex A to this proxy statement/prospectus which forms part of this registration statement).					X
3.1#	Articles of Incorporation of the Company, as amended to date.
3.2	Second Amended and Restated Bylaws, adopted on January 31, 2014.	8-K	001-35561	3.1	2/6/2014
3.3	Amendment No. 1 to the Second Amended and Restated Bylaws, adopted on March 26, 2015.	10-K	001-35561	3.3	3/30/2015
3.4	Amendment No. 2 to the Second Amended and Restated Bylaws, adopted on November 20, 2015.	8-K	001-35561	3.3	11/24/2015
3.5	Amendment No. 3 to the Second Amended and Restated Bylaws, adopted on November 10, 2021.	10-Q	001-35561	3.1	11/23/2021
5.1#	Opinion of Sherman & Howard regarding the validity of the securities being issued and matters of Nevada law.
8.1#	Form of Opinion of Venable LLP regarding certain U.S. federal income tax matters.

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date	Filed Herewith
10.1	Form of Voting and Support Agreement, dated as of August 30, 2021, by and between Ideanomics, Inc. and VIA Motors International, Inc, and the stockholder of VIA Motors International, Inc.	8-K	001-35561	10.1	9/3/2021
10.2	Secured Convertible Promissory Note issued by VIA Motors International, Inc. to Ideanomics, Inc.					X
21	Subsidiaries of Ideanomics, Inc.	10-K	001-35561	21	3/31/2021
23.1	Consent of BF Borgers CPA PC, Independent Registered Public Accounting Firm of Ideanomics, Inc.					X
23.2	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm of VIA Motors International, Inc.					X
23.3#	Consent of Sherman & Howard (included in Exhibit 5.1).
23.4#	Consent of Venable LLP (included in Exhibit 8.1).
24.1#	Power of Attorney (included on signature pages to this registration statement and incorporated herein by reference).
99.1	Consent of Morgan Stanley & Co. LLC.					X
99.2	Form of Proxy Card for Ideanomics, Inc. special meeting.					X

#
Previously filed.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished as a supplement to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for any document so furnished.

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)   The undersigned registrant here undertakes that:
(1)     Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)     Every prospectus (i) that is filed pursuant to immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i)   The registrant hereby undertakes that:
(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of New York, on February 1, 2022.
IDEANOMICS, INC.
By:	/s/ Alfred P. Poor Alfred P. Poor Chief Executive Officer (Principal Executive Officer)
By:	/s/ Conor McCarthy Conor McCarthy Chief Financial Officer (Principal Financial and Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Alfred P. Poor Alfred P. Poor	Chief Executive Officer (Principal Executive Officer)	February 1, 2022
/s/ Conor McCarthy Conor McCarthy	Chief Financial Officer (Principal Financial Officer)	February 1, 2022
* Alfred P. Poor	Director	February 1, 2022
* Shane McMahon	Director	February 1, 2022
* James S. Cassano	Director	February 1, 2022
* Jerry Fan	Director	February 1, 2022
* Harry Edelson	Director	February 1, 2022
* By:	/s/ Conor McCarthy Attorney-in-fact